SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2013
Commission File No. 1-442
THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
THE BOEING COMPANY
100 N. Riverside Plaza
Chicago, Illinois 60606-1596

The Boeing Company
Voluntary Investment Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2013 and 2012, and for the Year Ended December 31, 2013, Supplemental Schedule as of December 31, 2013, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2013 and 2012	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2013	3
Notes to Financial Statements as of December 31, 2013 and 2012 and for the Year Ended December 31, 2013	4
SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2013
Schedule of Assets (Held at End of Year)	26
NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable or are not required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefit Plans Committee and
Members of The Boeing Company Voluntary Investment Plan
The Boeing Company
Chicago, Illinois

We have audited the accompanying statements of net assets available for benefits of The Boeing Company Voluntary Investment Plan (the “Plan”) as of December 31, 2013 and 2012, and the related statement of changes in net assets available for benefits for the year ended December 31, 2013. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013 and 2012, and the changes in net assets available for benefits for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2013, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The schedule has been subjected to the auditing procedures applied in our audit of the basic 2013 financial statements and, in our opinion, is fairly stated, in all material respects, when considered in relation to the basic financial statements taken as a whole.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
June 24, 2014

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2013 AND 2012

(Dollars in millions)	2013	2012
ASSETS:
Investments — at fair value — interest in Master Trust	$44,404	$36,593
Receivables:
Loans to Members	714	675

NET ASSETS REFLECTING INVESTMENTS AT FAIR VALUE	45,118	37,268
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE FOR FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS	(245)	(656)
NET ASSETS AVAILABLE FOR BENEFITS	$44,873	$36,612
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2013

(Dollars in millions)
ADDITIONS:
Net Master Trust activity	$8,275
Income from loans	20
Contributions:
Employer	717
Member	1,636
Total contributions	2,353
Total additions	10,648
DEDUCTIONS — Benefits paid	2,387
NET ADDITIONS	8,261
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	36,612
End of year	$44,873
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2013 AND 2012, AND FOR THE YEAR ENDED DECEMBER 31, 2013
(Dollars in millions)

1.	DESCRIPTION OF PLAN
The following description of The Boeing Company Voluntary Investment Plan (the “VIP” or the “Plan”) provides only general information. Participants, as defined by the Plan (“Members”), should refer to the Plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution savings plan designed to provide Members with a means of making regular savings to provide additional security for their retirement. An employee becomes eligible to participate on the first day of employment.
Effective September 30, 2011, the net assets and liabilities of a defined contribution profit-sharing plan, The Boeing Company Employee Financial Security Plan (“FSP”), were transferred into the Plan. The FSP balances provide for salary continuation during extended illness of certain bargaining units of active employees or disbursement of remaining account balance at termination.
The Plan includes an auto-enrollment provision whereby all newly eligible employees since January 1, 2010, are automatically enrolled in the Plan unless they affirmatively elect not to participate in the Plan. Automatically enrolled participants have their deferral rate set at a percentage of eligible compensation as defined in the Plan document and their contributions are invested in a designated balanced fund until changed by the participant.
The assets of the Plan, excluding loans, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). State Street Bank and Trust Company (“SSBT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee controls and manages the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
Contributions — Members may elect to contribute to the Plan from pretax, after-tax, or a combination of both and subject to statutory limitations, between 1% and 25% of their eligible compensation. Certain eligible employees are allowed to make catch-up contributions. This provision is available to Members of age 50 or older during the plan year and who contribute either at least 8% in pretax contributions or have reached a statutory or plan limit for the plan year. Catch-up contributions are ineligible for a Company matching contribution. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, The Boeing Company (the “Company” or “Boeing”) makes matching and Company contributions for eligible Members. Members should refer to the Plan document for details.
Members may elect to change contribution percentages to be effective the next pay period after the request is received, or as soon as administratively possible. The allocation of both their contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day according to the time of the request for a change in relation to the stock market close of business.
Members’ Accounts — Individual accounts are maintained for each Plan Member. Each Member’s account is credited with the Member’s contribution and Company’s contribution, allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the Plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct their contributions and any employer-matching contributions to the investment funds in the Master Trust. These  investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S.

equity accounts, a separately managed fixed-income account (new for 2012), custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is The Boeing Employee Stock Ownership Plan Stock Fund (the “Boeing Stock Fund”) (a dividend payout program), as of December 31, 2013 and 2012. Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, both pretax and after-tax, employer-matching contributions, Company contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their own pretax contribution accounts, employer-matching contribution accounts, and Company contribution accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from pretax contribution accounts are subject to certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, employer-matching contributions will be suspended for six months following the withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time.
Finally, in the event of illness or injury and if a Member has used all of his or her regular sick leave benefits, a Member with a FSP balance may elect to withdraw, subject to Plan requirements, all or a portion of his or her FSP account balance.
Loans — Members are permitted to borrow up to 50% of the total value of their total vested account balance (excluding a Member’s FSP balance and minus any current outstanding loan balance) with a minimum of one thousand dollars and a maximum of fifty thousand dollars, reduced by the highest outstanding loan balance under all the Company’s savings plans during the last 12 months. Members may have two loans outstanding within the Company’s savings plans at any time. Loans may be additionally limited in accordance with the Plan provisions. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month, immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 2.0% to 10.0% at December 31, 2013, with loans maturing at various dates through December 2033.
Loan repayment is made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will continue to be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of their net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member. Member loans are measured at their unpaid principal balance, plus any accrued but unpaid interest.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect an annuity contract. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 70 1/2.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. The Master Trust’s investments, as discussed in Note 4, are valued as follows:

•
Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•
Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•	Mutual funds, which are registered investment companies, are valued using a market approach based on quoted market prices to represent the net asset value (NAV) on the last trading day of the year.

•
Investments in common/collective trust funds are valued based on the year-end unit value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption.

•
Synthetic GICs are stated at fair value and then adjusted to contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued using prices provided by SSBT, which are based on the pricing methodology stated below for fixed-income securities.

•
Fixed-income securities are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (TBAs) are valued similarly to fixed-income securities in active markets. TBAs are included in synthetic GICs and payables for securities purchased on the Master Trust’s statements of net assets available for benefits.

•
Investments in limited partnerships are recorded based upon the NAV provided by the partnerships. There are no unfunded commitments and the Plan does not have the ability to make redemption requests from limited partnerships.

•
Other investments include over-the-counter (OTC) priced derivatives, such as options and swap contracts. These derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.

•
Cash equivalents and short-term investments include certificates of deposits, Treasury bills, and discounted notes with original maturities of three months or less for cash equivalents and greater than three months, but less than one year for short-term investments. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above. In the event that an instrument with an original maturity of less than three months does not have a market price, then those investments are valued at amortized cost, which approximates fair value.

In accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 946-210-45 through 946-210-55, the synthetic GICs are included at fair value in participant-directed investments in the statements of net assets available for benefits, and an additional line item is presented representing the adjustment from fair value to contract value. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date. The net appreciation/depreciation in fair value of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the assets as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Valuation Controls  — Plan management has controls that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The controls consist of a framework that provides for oversight of the fair value methodologies and valuations, as well as validation procedures.
The board of directors of the Company has delegated the fiduciary oversight of Plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (EBIC). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (CIO), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is represented by members of Trust Investments including, Risk Management and Trust Operations, Public Markets, Private Markets, and Investment Strategy. The Valuation Committee meets at least quarterly with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:

•	Review and approve annually the valuation practices, including those used by third parties

•	Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement

•	Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period

•	Review and approve annual financial statement disclosures of the investments held in the Master Trust

Limited partnerships are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset manager's audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager, on a rolling three-year basis for existing managers, or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding on the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay.
Loans Receivable from Members — Loans receivable from Members is measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the Plan document.
Recently Adopted Accounting Guidance — In December 2011 and January 2013, the FASB issued guidance requiring expanded disclosures, including both gross and net information, for derivatives, repurchase and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in the reporting entity’s financial statements or those that are subject to an enforceable master netting arrangement or similar agreement. The Plan adopted the new guidance in 2013 and applied it retrospectively for 2012. The new guidance affects disclosures only and therefore had no impact on the statements of net assets and changes therein.
Recent Accounting Guidance Not Yet Adopted — In June 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-11, Transfers and Servicing (Topic 860): Repurchase-To-Maturity Transactions, Repurchase Financings, and Disclosures. ASU No. 2014-11 requires repurchase-to-maturity transactions to be accounted for as secured borrowings, requires separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, and expands disclosure requirements related to certain transfers of financial assets. Plan management is currently evaluating the impact of ASU No. 2014-11, which will be effective for the Plan beginning January 1, 2015.

3.	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the VIP Stable Value Fund (VIP SVF), which is managed by Dwight Asset Management Company LLP (“Dwight”). The VIP SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified bond portfolios that are owned by the VIP SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the VIP SVF, but rather are amortized, at a maximum over the duration of the underlying assets, through adjustments to the future interest-crediting rate. Primary variables impacting the future crediting rate of the wrap contracts include current yield of the underlying assets within the wrap contract, duration of the underlying assets covered by the wrap contract, and the existing difference between market value and contract value of the underlying assets within the wrap contract. The issuer guarantees that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus earnings, less withdrawals made under the contract and administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets available for benefits, as discussed in Note 4, at fair value in participant-directed investments, and an additional line item is presented representing the adjustment from fair value to contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts are valued using prices provided by SSBT, which are based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the VIP SVF, which is part of the Master Trust; SSBT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified bond portfolios managed by BlackRock Financial Management Inc., ING Investment Management Co., JPMorgan Asset Management (JPMAM), Pacific Investment Management Company, Prudential Fixed Income Management, and Western Asset Management Co. In addition to the diversified bond portfolios, Dwight oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPMAM.
The wrap providers are each contractually obligated to pay the principal and specified interest rate that is guaranteed to the VIP SVF. The respective interest-crediting rates are each based on a formula agreed upon with each issuer; each one may not be less than 0%. Such interest rates are reviewed and reset on a quarterly basis. Synthetic GICs provide prospective crediting interest rates, which are adjusted quarterly based on the interest earnings, fair value, and duration of the underlying diversified bond portfolios. The crediting rate of each contract in any given quarter will reflect market experience from the previous quarter. The wrap providers may not terminate the contracts at any amount less than contract value.
Certain events, such as a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the VIP SVF to transact at contract value or may allow for the termination of the wrapper contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the VIP SVF to transact at contract value.
The average yields of the VIP SVF for the years ended December 31, 2013 and 2012, are as follows:

	2013	2012
Average yields:
Based on annualized earnings (1)	1.44%	1.01%
Based on interest rate credited to participants (2)	1.87%	2.45%

(1)	Computed by dividing the annualized one-day actual earnings of the VIP SVF on the last day of the plan year by the fair value of the investments of the VIP SVF on the same date.

(2)	Computed by dividing the annualized one-day earnings credited to participants in the VIP SVF on the last day of the plan year by the fair value of the investments of the VIP SVF on the same date.

4.	MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and participant allocation elections. The allocation of net assets available for benefits is based on the respective number of units held by the plans’ members as of year-end. The allocation of the changes in net assets available for benefits is calculated daily based on the units held by the plans’ members as of that day’s end.
At December 31, 2013 and 2012, all the net assets of the Master Trust were owned by the Plan.

The Plan’s interest in the Master Trust was $44,404 million and $36,593 million representing 100% of the Master Trust’s net assets at December 31, 2013 and 2012, respectively.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2013, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.
The Master Trust’s statements of net assets available for benefits as of December 31, 2013 and 2012, are as follows:

	2013	2012
ASSETS:
Investments — at fair value:
Common/collective trusts	$18,455	$14,458
Common and preferred stock	5,394	3,676
Mutual funds	—	4
Boeing common stock	7,030	4,805
Synthetic GICs	12,215	12,578
Limited partnerships	1	1
Fixed-income securities	944	617
Other investments	4	3
Total investments — at fair value	44,043	36,142
Cash and cash equivalents	287	529
Receivables:
Receivables for securities sold	198	156
Accrued investment income	66	61
Other	16	17
Total receivables	280	234
Total assets	44,610	36,905
LIABILITIES:
Payables for securities purchased	149	263
Accrued investment and administration expenses	22	18
Other	35	31
Total liabilities	206	312
NET ASSETS AVAILABLE FOR BENEFITS — At fair value	44,404	36,593
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE FOR FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS	(245)	(656)
NET ASSETS AVAILABLE FOR BENEFITS	$44,159	$35,937

Changes in net assets for the Master Trust for the year ended December 31, 2013, are as follows:

Net appreciation of investments:
Common/collective trusts	$3,094
Common and preferred stock	1,419
Boeing common stock	3,369
Fixed-income securities	(42)
Net appreciation of investments	7,840
Interest income	327
Dividend income	184
Investment income	511
Net investment income	8,351
Amounts received from participating plans	2,695
Deductions:
Amounts paid to participating plans	2,748
Investment and administration expenses	76
Total deductions	2,824
Increase in net assets	8,222
Beginning of year	35,937
End of year	$44,159

5.	FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Basis of Fair Value Measurement:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.
The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by classes of assets and liabilities on the basis of the nature and risk of the investments measured at fair value on a recurring basis as of December 31, 2013 and 2012. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize transfers between levels at the beginning of the reporting period.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2013
Investment assets:
Common/collective trusts:
U.S. equity		$10,725		$10,725
Non-U.S. equity		3,938		3,938
Fixed income		3,392		3,392
Other		400		400
Total common/collective trusts	0	18,455	—	18,455
Common and preferred stocks:
U.S. equity	4,129			4,129
Non-U.S. equity	1,031	234		1,265
Total common and preferred stocks	5,160	234	—	5,394
Fixed-income securities:
Corporate bonds		393		393
Mortgage backed and asset backed		155	17	172
U.S. government and agency		189		189
Other		190		190
Total fixed-income securities	—	927	17	944
Boeing common stock	7,030			7,030
Synthetic GICs:
U.S. government and agency		5,784	6	5,790
Corporate bonds		3,304		3,304
Mortgage backed and asset backed		1,819	705	2,524
Short-term investment				—
Other		263		263
Common/collective trusts — fixed-income		334		334
Total synthetic GICs	—	11,504	711	12,215
Limited partnerships			1	1
Other investments		4		4
Total investment assets	12,190	31,124	729	44,043
Receivables:
Forward currency contracts		4		4
Futures	1			1
Total receivables	1	4	—	5
Cash equivalents		14		14
Total financial assets	$12,191	$31,142	$729	$44,062
Investment liabilities:
TBAs		$3		$3
Swaps		5		$5
Forward currency contracts		5		5
Total investment liabilities		$13		$13

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2012
Investment assets:
Common/collective trusts:
U.S. equity		$7,616		$7,616
Non-U.S. equity		3,141		3,141
Fixed income	9	3,374		3,383
Short-term investment		318		318
Total common/collective trusts	9	14,449	—	14,458
Common and preferred stocks:
U.S. equity	$2,980			2,980
Non-U.S. equity	566	130		696
Total common and preferred stocks	3,546	130	—	3,676
Fixed-income securities:
Corporate bonds		185	1	186
Mortgage backed and asset backed		71	5	76
U.S. government and agency		132		132
Other		223		223
Total fixed-income securities	—	611	6	617
Mutual funds — equity	4			4
Boeing common stock	4,805			4,805
Synthetic GICs:
U.S. government and agency		5,184	$14	5,198
Corporate bonds		2,835		2,835
Mortgage backed and asset backed		2,734	180	2,914
Short-term investment		534		534
Other		280	9	289
Common collective trusts — fixed income		808		808
Total synthetic GICs	—	12,375	203	12,578
Limited partnerships			1	1
Other investments		3		3
Total investment assets	8,364	27,568	210	36,142
Receivables:
Forward currency contracts		6		6
Futures	2			2
Total receivables		6	—	8
Cash equivalents		12		12
Total financial assets	$8,364	$27,586	$210	$36,162
Investment liabilities:
TBAs		$3		$3
Forward currency contracts		3		$3
Total investment liabilities		$6		$6

Total Master Trust investment assets at fair value classified within Level 3 were $729 and $210 as of December 31, 2013 and 2012, respectively, which primarily consist of fixed-income securities, including those underlying the synthetic GICs, and an investment in a partnership. Such amounts were 1.65% and 0.58% of “Total investment assets” in the Master Trust’s statements of net assets available for benefits as of December 31, 2013 and 2012, respectively.
Level 3 Activities — A summary of changes in the fair value of the Master Trust’s Level 3 investment assets for the years ended December 31, 2013 and 2012, is as follows:

	January 1, 2013 Beginning Balance	Net Unrealized and Realized Gains (Losses)	Purchases	Sales	Transfers into Level 3	Transfers out of Level 3	December 31, 2013 Ending Balance
Financial assets:
Fixed-income securities:
Corporate bonds	$1					$(1)	$—
Mortgage-backed and asset- backed	5	(1)	10	(1)	5	(1)	17
Synthetic GIC:
U.S. government and agency	14					(8)	6
Mortgage-backed and asset- backed	180	(6)	419	(104)	224	(8)	705
Other	9		7	(16)			—
Limited partnerships	1						1
Total financial assets	$210	($7)	$436	($121)	$229	($18)	$729

	January 1, 2012 Beginning Balance	Net Unrealized and Realized Gains (Losses)	Purchases	Sales	Transfers into Level 3	Transfers out of Level 3	December 31, 2012 Ending Balance
Financial assets:
Fixed-income securities:
Corporate bonds			$1				$1
Mortgage-backed and asset- backed			5				5
Synthetic GIC:
U.S. government and agency	30	1		(1)		(16)	14
Mortgage-backed and asset- backed	18	27	3	(33)	178	(13)	180
Other	1				8		9
Limited partnerships	1						1
Total financial assets	$50	$28	$9	($34)	$186	($29)	$210
The net unrealized gain (loss) on Level 3 investment assets still held as of December 31, 2013 and 2012, were $0 and $1 for U.S. government and agency securities, and ($7) and $27 for mortgage-backed and asset-backed securities, respectively.
Transfers Between Levels — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.

$229 of mortgage and asset-backed securities were transferred into Level 3 during 2013 because the pricing vendor notified Plan management that the significant valuation input was unobservable. Mortgage and asset-backed, U.S. government and agency securities, and corporate bonds in the amounts of $9, $8, and $1, respectively, were reclassified from Level 3 to Level 2 as additional pricing information, including significant observable inputs, on these securities became available. There were no reclassifications between Level 1 and Level 2 during 2013.
$178 and $8 of mortgage and asset-backed securities and other securities, respectively, were transferred into Level 3 during 2012 because the pricing vendor notified Plan management that the significant valuation input was unobservable. Mortgage and asset-backed and U.S. government and agency securities in the amounts of $13 and $16, respectively, were reclassified from Level 3 to Level 2 as additional pricing information, including significant observable inputs, on these securities became available. There were no reclassifications between Level 1 and Level 2 during 2012.

Level 3 Quantitative Disclosure — A summary of quantitative data of the Master Trust’s Level 3 investment assets for the years ended December 31, 2013 and 2012, is as follows:

	2013
	Level 3 Total	Valuation Technique	Assumptions*	Minimum	Maximum	Weighted Average
Fixed-income securities
Collateralized mortgage obligations
Agency residential mortgage-backed securities	$1	Matrix pricing	Yield	1.50%	2.31%	1.89%
			Prepayment speed	100.00	100.00	100.00
Non agency residential mortgage-backed securities	4	Matrix pricing	Yield	1.12%	4.73%	3.11%
			Prepayment Speed	2.00	6.00	4.24
			Default Rate	1.00	6.00	2.97
			Severity	20.00	80.00	50.7
Fixed-income	$5
Synthetic GIC
Collateralized mortgage obligations
Non agency residential mortgage-backed securities	$109	Matrix pricing	Yield	1.12%	7.43%	4.63%
			Prepayment Speed	0.50	28.85	5.92
			Default Rate	0.10	19.62	4.06
			Severity	5.00	86.00	42.55
Non agency residential mortgage-backed securities	3	Matrix pricing	Yield	5.50%	6.00%	5.98%
			Prepayment Speed	2.00	5.00	4.88
			Default Rate	8.00	13.00	12.79
			Severity	45.00	60.00	59.38
Commercial mortgage-backed securities	4	Matrix pricing	Yield	1.40%	4.90%	3.09%

Other asset-backed securities
Non agency residential mortgage-backed securities	21	Matrix pricing	Yield	1.72%	8.72%	3.97%
			Prepayment Speed		7.00	3.44
			Default Rate	3.00	10.84	6.09
			Severity	40.00	100.00	66.47
Asset-backed securities	26	Matrix pricing	Yield	1.30%	6.25%	4.68%
			Prepayment Speed		10.00	4.40
			Default Rate	4.92	22.68	6.76
			Severity	50.00	10.00	74.94

Synthetic GIC	$157

	2012
	Level 3 Total	Valuation Technique	Assumptions*	Minimum	Maximum	Weighted Average
Fixed-income securities
Mortgage backed and asset backed	$1	Matrix pricing	Yield	2.72%	3.97%	3.45%
			Prepayment speed	1.00	3.00	1.84
			Default rate	3.00	4.00	3.42
			Severity	45.00	100.00	76.96
Fixed-income	$1
Synthetic GIC
Mortgage backed and asset backed	$149	Matrix pricing	Yield	0.93%	12.13%	4.01%
			Prepayment speed	1.00	32.54	4.28
			Default rate	0.03	21.46	4.86
			Severity	6.00	100.00	50.20
Other (municipals)	8	Matrix pricing	Yield	3.00	3.01	3.00
Synthetic GIC	$157
*Valuation techniques for which no unobservable inputs are disclosed generally reflect the use of third-party pricing services or dealers, and the range of unobservable inputs applied by these sources is not readily available or cannot be reasonably estimated.
Sensitivity Disclosures for Level 3 — For residential mortgage-backed securities, commercial mortgage-backed securities and asset-backed securities, an increase in unobservable yields, loss severity rates, or default rates in isolation would generally result in a decrease in fair value.
For mortgage-backed securities and asset-backed securities, an increase in unobservable prepayment speeds in isolation may result in an increase or a decrease in fair value, depending upon the nature of the security.
For corporate issues, including structured notes and auction rate securities, an increase in unobservable spreads or yields, in isolation, would generally result in a decrease in fair value.
Although the sensitivities of the fair value of these securities to various unobservable inputs are discussed in isolation above, interrelationships exist among observable and unobservable inputs such that a change in any significant unobservable input may affect changes to one or more of the other inputs.

6.	DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures to enable Members to understand how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust is exposed to the following financial instrument risk:
Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration.
A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.
Interest rate swap agreements involve the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal.

Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.
Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities.
Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.
Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance.
Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date.
A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.
Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.
Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security.
Mortgage TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

As of December 31, 2013 and 2012, the Master Trust has invested in derivative contracts which are reflected on the Master Trust’s statements of net assets available for benefits, as discussed in Note 4, as follows:

	Interest rate	Credit	Foreign Currency	Equity	Future Settlement	Total
December 31, 2013
Assets:
Other investments:
Swaps	$1	$1	$2			$4
Other receivables:
Forward contracts			4			4
Futures				1		1
Total assets	$1	$1	$6	$1	$—	$9
Liabilities:
Other liabilities:
Forward contracts			$5			$5
Swaps	3	2				5
Payable for securities purchased:
TBAs					3	3
Total liabilities	$3	$2	$5	$—	$3	$13
December 31, 2012
Assets:
Synthetic GICs:
TBAs					$3	$3
Other investments:
Swaps	$3					3
Other receivables:
Forward contracts			$6			6
Futures				$2		2
Total assets	$3	$—	$6	$2	$3	$14
Liabilities:
Other liabilities:
Forward contracts			$3			$3
Payable for securities purchased:
TBAs					$3	3
Total liabilities	$—	$—	$3	$—	$3	$6
Realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets available for benefits as net appreciation or depreciation in the fair value of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2013, is reflected in the following table:

	Interest rate	Credit	Foreign Currency	Equity	Future Settlement	Total
December 31, 2013
Net gains (losses):
Forward contracts			($4)			($4)
Futures	$3			$47		50
Options						—
Swaps	(5)		3			(2)
TBAs					($5)	(5)
Total net gains (losses)	($2)	$—	($1)	$47	($5)	$39

The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2013 and 2012. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest rate	Credit	Foreign Currency	Equity	Future Settlement	Total
December 31, 2013
Forward contracts			$532			$532
Futures	$583		2	$313		898
Options	138		5			143
Swaps	245	$73	46			364
TBAs					$727	727
Total	$966	$73	$585	$313	$727	$2,664
December 31, 2012
Forward contracts			$348			$348
Futures	$47		1			48
Options	39		4			43
Swaps	136	$20				156
TBAs					$1,580	1,580
Total	$222	$20	$353	$—	$1,580	$2,175
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty
2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2013 and 2012, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with a total of $7 and $2, respectively, posted in collateral against those positions.
The Master Trust enters into master netting or similar agreements and collateral agreements with counterparties that provide the Master Trust, in the event of a counterparty default (such as bankruptcy or a counterparty’s failure to pay or perform), with the right to net a counterparty’s rights and obligations under such agreement and liquidate and set off collateral held by the Master Trust against the net amount owed by the counterparty.

The Master Trust policy is generally to transfer possession of securities sold under agreements to repurchase, and to post securities and/or cash as collateral.
In some cases, the Master Trust may agree for collateral to be posted to a third-party custodian under a tri-party arrangement that enables the Master Trust to take control of such collateral in the event of a counterparty default. The trustee of the Master Trust monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral as provided under the applicable agreement to ensure such transactions are adequately collateralized.
The tables below present the fair value of derivative contracts by major instrument type on a gross basis.
The Master Trust reflects the recognized amounts for all financial instruments on a gross basis in the statements of net assets even if the instruments are subject to enforceable master netting arrangements. Thus, gross recognized amounts exclude the effects of counterparty netting and collateral, and are not representative of the Master Trust’s credit exposure. The tables also present the amount of counterparty netting and cash collateral that have the right to offset but have not been offset in the Master Trust statements of net assets, and cash and securities collateral posted and received under enforceable credit support agreements that do not meet the criteria for netting under GAAP. Derivatives that are not subject to a master netting or similar type arrangement or those that Master Trust management have not yet concluded if the arrangements are enforceable are included in the caption “Total derivatives, not subject to a master netting arrangement” in the tables below:

As of December 31, 2013
		Gross Amount Not Offset in Statement of Net Assets
Descriptions	Gross Amounts Presented in the Statement of Net Assets	Financial Instrument	Cash and Securities Collateral Received	Net Amount (A)
Assets:
Other investments - swaps	2	—	—	2
Other receivables - forward contracts	4	2	1	1
Total derivatives, subject to a master netting arrangement	6	2	1	3
Total derivatives, not subject to a master netting arrangement	3
Total derivatives recognized in the master trust statement of net assets	9

Liabilities
Other liabilities
Forward contracts	5	2	2	1
Swaps	5	—	4	1
Payable for securities purchased - TBAs	3	—	—	3
Total derivatives, subject to a master netting arrangement	13	2	6	5
Total derivatives, not subject to a master netting arrangement	—
Total derivatives recognized in the master trust statement of net assets	13

As of December 31, 2012
		Gross Amount Not Offset in Statement of Net Assets
Descriptions	Gross Amounts Presented in the Statement of Net Assets	Financial Instrument	Cash and Securities Collateral Received	Net Amount (A)
Assets:
Synthetic GICs - TBAs	3	3	—	—
Other investments - swaps	2	—	2	—
Other receivables - forward contracts	6	1	3	2
Total derivatives, subject to a master netting arrangement	11	4	5	2
Total derivatives, not subject to a master netting arrangement	3
Total derivatives recognized in the master trust statement of net assets	14

Liabilities
Other liabilities
Forward contracts	3	1	1	1
Payable for securities purchased - TBAs	3	3	—	—
Total derivatives, subject to a master netting arrangement	6	4	1	1
Total derivatives, not subject to a master netting arrangement	—
Total derivatives recognized in the master trust statement of net assets	6
A) Net represents the receivable/payable that would be due from/to the counterparty in the event of a default. Netting may be allowed across transactions traded under the same legal agreement with the same legal entity.

7.	PLAN AMENDMENTS
Effective March 22, 2013, the Plan was amended to include a Company contribution and to change the matching contribution for Society of Professional Engineering Employees in Aerospace (“SPEEA”) Northwest Technical Unit Members hired on or after March 22, 2013.
Effective March 1, 2013, the Plan was amended to include a Company contribution and to change the matching contribution formula for SPEEA Northwest Engineers Members hired on or after March 1, 2013.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2013 and 2012, to Form 5500:

	2013	2012
Net assets available for benefits per the financial statements	$44,873	$36,612
Amounts allocated to withdrawing Members	(18)	(17)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	245	656
Net assets available for benefits per Form 5500	$45,100	$37,251

The following is a reconciliation of total additions per the financial statements for the year ended December 31, 2013, to total income per Form 5500:

Total additions per the financial statements	$10,648
Adjustment from contract value to fair value for fully benefit-responsive investment contracts — December 31, 2013	245
Adjustment from contract value to fair value for fully benefit-responsive investment contracts — December 31, 2012	(656)
Total income per Form 5500	$10,237
The following is a reconciliation of benefits paid to Members per the financial statements for the year ended December 31, 2013, to Form 5500:

Benefits paid to Members per the financial statements	$2,387
Amounts allocated to withdrawing Members — December 31, 2013	18
Amounts allocated to withdrawing Members — December 31, 2012	(17)
Amounts deemed distributions of Member loans as reflected in the Form 5500	(16)
Benefits paid to Members per Form 5500	$2,372
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
Amounts deemed distributions of Member loans as reflected in the Form 5500 are for loans that Members failed to make a payment within 90 days of receipt of the last loan payment made or Members who failed to repay the loan in full within 30 days after the end of the repayment period for the year ended December 31, 2013.

9.	SIGNIFICANT INVESTMENTS
At the direction of the participating Members of the Plan, the Master Trust has invested in the following funds, representing 5% or more of net assets available for benefits as of December 31, 2013 and 2012, stated at fair value:

	2013	2012
SSBT Flagship S&P 500 Index Non-Lending Series Fund Class A	$8,095	$5,981
Boeing common stock	7,030	4,805
SSBT Global All Cap Equity ex-US Index Non-lending Series Fund Class A	3,419	2,726
SSBT Bond Market Index Non-Lending Series Fund Class A	3,039	3,102
NTGI Collective Russell 2000 Index Fund-Non Lending	2,630	1,637

10.	RELATED-PARTY TRANSACTIONS
Certain Master Trust investments are managed by SSBT. SSBT is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. The investment management fees for the Plan are paid at the Master Trust level and included as a reduction of the return earned on each investment.
As of December 31, 2013 and 2012, the Plan held 51,507,615 and 63,758,333 shares of common stock of the Company, with a cost basis of $3,328 and $4,008, respectively, and recorded dividend income of $109 during the year ended December 31, 2013.
Evercore Trust Company, N.A. (“Evercore”) is the independent fiduciary and investment manager of the Boeing Stock Fund. The Company has authorized Evercore with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund. In the event Evercore determined to sell or dispose of stock in the Boeing

Stock Fund, Evercore would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.

11.	TAX STATUS
The Internal Revenue Service (IRS) has determined and informed the Company by a letter, dated November 12, 2013, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes the Plan’s tax-exempt status has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2013 and 2012, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.

12.	PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Members and Company contributions, including any income earned, will be distributed to the Members.

13.	SUBSEQUENT EVENTS
Effective January 1, 2016, the Plan will be amended to add an enhanced defined contribution benefit to be contributed by the Company, including a temporary transition benefit, under the Plan for certain eligible non-union employees who previously received benefits from both a defined benefit plan and a defined contribution plan.
Effective January 1, 2014, the Plan was amended to allow certain Members to defer up to 100% of eligible incentive payments, subject to statutory limits. Such deferrals are not eligible for employer-matching contributions. Members should refer to the Plan document for details.
Effective January 1, 2014, the maximum deferral and contribution percentages for eligible employees was increased from 25% to 30%.
*  *  *  *  *  *

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY VOLUNTARY
INVESTMENT PLAN

June 24, 2014	/s/ Rita Daily
Date	Rita Daily
Vice President
Chief Financial Officer Finance
Shared Services Group

SUPPLEMENTAL SCHEDULE

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2013

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
21ST CENTURY FOX AMERICA COMPANY GUAR 02/21 4.5	2/15/2021	4.5%	$369,796
21ST CENTURY FOX AMERICA COMPANY GUAR 02/41 6.15	2/15/2041	6.15%	39,008
21ST CENTURY FOX AMERICA COMPANY GUAR 03/19 6.9	3/1/2019	6.9%	2,897,119
21ST CENTURY FOX AMERICA COMPANY GUAR 10/15 7.6	10/11/2015	7.6%	421,271
3175028J4 OTC ECAL USD VS JPY NOV14 105.0 CALL			92,696
317U383F6 IRO USD 10Y C 2.4000 MAY14 2.4 CALL			4,232
3D SYSTEMS CORP COMMON STOCK USD.001			696,975
3I GROUP PLC COMMON STOCK GBP.738636			1,050,804
3M CO COMMON STOCK USD.01			10,826,879
A10 SECURITIZATION A10 2013 1 A 144A	11/15/2025	2.4%	249,164
AAC TECHNOLOGIES HOLDINGS IN COMMON STOCK USD.01			4,397,075
AALBERTS INDUSTRIES NV COMMON STOCK EUR.25			520,524
ABB FINANCE USA INC COMPANY GUAR 05/22 2.875	5/8/2022	2.88%	146,464
ABB TREASURY CENTER USA SR UNSECURED 144A 06/16 2.5	6/15/2016	2.5%	514,221
ABBEY NATL TREASURY SERV BANK GUARANT 04/14 2.875	4/25/2014	2.88%	649,411
ABBEY NATL TREASURY SERV BANK GUARANT 04/14 VAR	4/25/2014	1.82%	401,758
ABBOTT LABORATORIES COMMON STOCK NPV			15,846,580
ABBVIE INC SR UNSECURED 11/15 1.2	11/6/2015	1.2%	10,606,722
ABBVIE INC SR UNSECURED 11/17 1.75	11/6/2017	1.75%	7,142,743
ABBVIE INC SR UNSECURED 11/18 2.	11/6/2018	2%	7,913,680
ABBVIE INC SR UNSECURED 11/22 2.9	11/6/2022	2.9%	2,364,680
ABIOMED INC COMMON STOCK USD.01			707,006
ABN AMRO BANK NV 10/18 2.5	10/30/2018	2.5%	199,568
ABN AMRO BANK NV SR UNSECURED 144A 01/14 3.	1/31/2014	3%	7,405,102
ABN AMRO BANK NV SR UNSECURED 144A 01/14 VAR	1/30/2014	2.04%	220,277
ABN AMRO BANK NV SR UNSECURED 144A 01/16 1.375	1/22/2016	1.38%	1,910,971
ABN AMRO BANK NV SUBORDINATED REGS 07/22 7.125	7/6/2022	7.13%	1,323,429
ACADIA HEALTHCARE CO INC COMMON STOCK USD.01			2,438,962
ACADIA PHARMACEUTICALS INC COMMON STOCK USD.0001			2,510,121
ACADIA REALTY TRUST REIT USD.001			2,610,999
ACCENTURE PLC CL A COMMON STOCK USD.0000225			22,394,406
ACCESS GROUP INC ACCSS 2005 1 A3	6/22/2022	0.4%	1,574,430
ACCESS GROUP INC ACCSS 2005 A A3	7/25/2034	0.64%	7,901,321
ACCESS GROUP INC ACCSS 2008 1 A	10/27/2025	1.54%	5,666,970
ACCREDITED MORTGAGE LOAN TRUST ACCR 2004 3 2A2	10/25/2034	1.37%	1,895,943
ACE INA HOLDINGS COMPANY GUAR 03/23 2.7	3/13/2023	2.7%	952,975
ACE INA HOLDINGS COMPANY GUAR 06/14 5.875	6/15/2014	5.88%	563,462
ACE INA HOLDINGS COMPANY GUAR 11/15 2.6	11/23/2015	2.6%	450,032
ACE LTD COMMON STOCK			20,683,223
ACE SECURITIES CORP. ACE 2004 HE3 M1	11/25/2034	1.1%	1,661,611
ACE SECURITIES CORP. ACE 2004 SD1 A1	11/25/2033	0.66%	960,622
ACE SECURITIES CORP. ACE 2005 ASP1 A2D	9/25/2035	0.52%	616,163

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
ACHMEA HYPOTHEEKBANK NV GOVT LIQUID 144A 11/14 3.2	11/3/2014	3.2%	61,405
ACI WORLDWIDE INC COMMON STOCK USD.005			3,250,000
ACORDA THERAPEUTICS INC COMMON STOCK USD.001			1,007,400
ACS ACTIVIDADES CONS Y SERV COMMON STOCK EUR.5			987,263
ACTAVIS INC SR UNSECURED 08/19 6.125	8/15/2019	6.13%	945,285
ACTAVIS INC SR UNSECURED 10/17 1.875	10/1/2017	1.88%	1,474,461
ACTAVIS INC SR UNSECURED 10/22 3.25	10/1/2022	3.25%	774,157
ACTAVIS PLC COMMON STOCK USD.0033			11,786,880
ACTELION LTD REG COMMON STOCK CHF.5			3,402,887
ACTIVISION BLIZZARD INC COMMON STOCK USD.000001			8,340,552
ACTUANT CORP A COMMON STOCK USD.2			2,752,067
ACXIOM CORP COMMON STOCK USD.1			5,420,898
ADIDAS AG COMMON STOCK NPV			544,313
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2004 2 7A2	2/25/2035	1.01%	304,345
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2005 5 2A1	9/25/2035	2.8%	2,024,172
ADOBE SYSTEMS INC COMMON STOCK USD.0001			35,127,404
ADT CORP SR UNSECURED 06/23 4.125	6/15/2023	4.13%	31,063
ADT CORP SR UNSECURED 07/17 2.25	7/15/2017	2.25%	885,657
ADT CORP SR UNSECURED 07/42 4.875	7/15/2042	4.88%	18,813
ADT CORP/THE COMMON STOCK USD.01			7,630,321
ADTRAN INC COMMON STOCK USD.01			2,693,491
ADVANCE AUTO PARTS INC COMMON STOCK USD.0001			3,417,798
ADVANCED ENERGY INDUSTRIES COMMON STOCK USD.001			717,575
ADVANCED INFO SERVICE NVDR NVDR THB1.			205,814
ADVANTECH CO LTD COMMON STOCK TWD10.			3,984,012
ADVENT HEALTH SYSTEM UNSECURED 03/23 3.378	3/1/2023	3.38%	3,546,648
ADVISORY BOARD CO/THE COMMON STOCK USD.01			8,104,554
AEGERION PHARMACEUTICALS INC COMMON STOCK USD.001			2,158,390
AEGON NV JR SUBORDINA 07/49 VAR	12/31/2049	2.96%	3,249,101
AEON CO LTD COMMON STOCK			146,425
AEON FINANCIAL SERVICE CO LT COMMON STOCK			684,173
AEON MALL CO LTD COMMON STOCK			39,307
AERCAP HOLDINGS NV COMMON STOCK EUR.01			5,369,000
AETNA INC COMMON STOCK USD.01			2,964,803
AETNA INC SR UNSECURED 06/16 6	6/15/2016	6%	603,582
AETNA INC SR UNSECURED 09/18 6.5	9/15/2018	6.5%	995,357
AETNA INC SR UNSECURED 09/20 3.95	9/1/2020	3.95%	872,982
AETNA INC SR UNSECURED 11/17 1.5	11/15/2017	1.5%	458,161
AETNA INC SR UNSECURED 11/22 2.75	11/15/2022	2.75%	207,259
AETNA INC SR UNSECURED 12/37 6.75	12/15/2037	6.75%	73,172
AEW GLOBAL PROPERTIES AEW GLOBAL PROPERTIES FUND 4			196,922,286
AFLAC INC SR UNSECURED 02/17 2.65	2/15/2017	2.65%	1,449,832
AFRICAN RAINBOW MINERALS LTD COMMON STOCK ZAR.05			70,394
AGEAS COMMON STOCK NPV			1,372,568
AGILENT TECHNOLOGIES INC COMMON STOCK USD.01			1,841,518
AGL CAPITAL CORP COMPANY GUAR 03/41 5.875	3/15/2041	5.88%	27,421
AGL CAPITAL CORP COMPANY GUAR 07/16 6.375	7/15/2016	6.38%	557,525

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
AGL CAPITAL CORP COMPANY GUAR 09/21 3.5	9/15/2021	3.5%	149,235
AGL ENERGY LTD COMMON STOCK NPV			109,401
AGNICO EAGLE MINES LTD COMMON STOCK NPV			290,193
AGRICULTURAL BANK OF CHINA H COMMON STOCK CNY1.			163,628
AGRIUM INC COMMON STOCK NPV			210,344
AGRIUM INC SR UNSECURED 06/23 3.5	6/1/2023	3.5%	582,212
AIA GROUP LTD COMMON STOCK NPV			4,215,222
AIR CANADA 2013 1A PTT PASS THRU CE 144A 11/26 4.125	11/15/2026	4.13%	46,800
AIR LIQUIDE SA COMMON STOCK EUR5.5			5,726,189
AIR METHODS CORP COMMON STOCK USD.06			3,311,394
AIR PRODUCTS + CHEMICALS INC COMMON STOCK USD1.			1,293,295
AIRBUS GROUP NV COMMON STOCK EUR1.0			1,824,917
AIRPORTS OF THAILAND PC NVDR NVDR			92,129
AKAMAI TECHNOLOGIES INC COMMON STOCK USD.01			13,266,226
AKER SOLUTIONS ASA COMMON STOCK NOK1.66			653,954
AKORN INC COMMON STOCK NPV			3,653,368
AKZO NOBEL COMMON STOCK EUR2.			5,230,025
AL NOOR HOSPITALS GROUP COMMON STOCK			1,424,378
ALABAMA POWER CO SR UNSECURED 10/15 0.55	10/15/2015	0.55%	299,289
ALAMOS GOLD INC COMMON STOCK NPV			516,011
ALCATEL LUCENT SPONSORED ADR ADR EUR2.			22,277,438
ALEXION PHARMACEUTICALS INC COMMON STOCK USD.0001			9,334,026
ALFA S.A.B. A COMMON STOCK NPV			583,871
ALFRESA HOLDINGS CORP COMMON STOCK			248,323
ALGETA ASA COMMON STOCK NOK.5			3,167,418
ALIGN TECHNOLOGY INC COMMON STOCK USD.0001			1,765,364
ALIMENTATION COUCHE TARD B COMMON STOCK NPV			112,772
ALKERMES PLC COMMON STOCK USD.01			7,280,376
ALLEGHENY TECHNOLOGIES INC COMMON STOCK USD.1			3,734,024
ALLEGIANT TRAVEL CO COMMON STOCK USD.001			2,530,560
ALLERGAN INC COMMON STOCK USD.01			37,419,631
ALLETE INC COMMON STOCK NPV			2,995,045
ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD.01			14,349,931
ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD.01			195,112
ALLIANCE FINANCIAL GROUP BHD COMMON STOCK MYR1.			68,592
ALLIANT ENERGY CORP SR UNSECURED 10/14 4.	10/15/2014	4%	538,766
ALLIANZ SE REG COMMON STOCK NPV			1,070,510
ALLIED WORLD ASSURANCE COMPANY GUAR 08/16 7.5	8/1/2016	7.5%	1,756,437
ALLSCRIPTS HEALTHCARE SOLUTI COMMON STOCK USD.01			3,172,392
ALLSTATE CORP SR UNSECURED 05/14 6.2	5/16/2014	6.2%	204,219
ALLSTATE CORP SR UNSECURED 06/23 3.15	6/15/2023	3.15%	531,073
ALLSTATE CORP SR UNSECURED 08/14 5	8/15/2014	5%	2,815,786
ALLY AUTO RECEIVABLES TRUST ALLYA 2010 3 A4	8/17/2015	1.55%	451,944
ALLY AUTO RECEIVABLES TRUST ALLYA 2011 2 A4	4/15/2016	1.98%	861,165
ALLY AUTO RECEIVABLES TRUST ALLYA 2011 3 A3	8/17/2015	0.97%	156,915
ALLY AUTO RECEIVABLES TRUST ALLYA 2011 4 A4	6/15/2016	1.14%	2,197,409
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 1 A3	2/16/2016	0.93%	1,732,133

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 2 A3	4/15/2016	0.74%	1,721,678
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 3 A3	8/15/2016	0.85%	236,640
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 3 A4	2/15/2017	1.06%	793,482
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 4 A3	1/17/2017	0.59%	445,396
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 4 A4	10/16/2017	0.8%	1,044,814
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 5 A3	3/15/2017	0.62%	3,088,648
ALLY AUTO RECEIVABLES TRUST ALLYA 2013 1 A3	5/15/2017	0.63%	860,233
ALLY AUTO RECEIVABLES TRUST ALLYA 2013 2 A4	11/15/2018	1.24%	3,678,544
ALLY FINANCIAL INC COMPANY GUAR 01/17 2.75	1/30/2017	2.75%	200,750
ALLY FINANCIAL INC COMPANY GUAR 02/14 4.5	2/11/2014	4.5%	702,625
ALLY FINANCIAL INC COMPANY GUAR 02/15 8.3	2/12/2015	8.3%	1,268,500
ALMIRALL SA COMMON STOCK EUR.12			1,575,499
ALNYLAM PHARMACEUTICALS INC COMMON STOCK USD.01			4,460,642
ALSEA SAB DE CV COMMON STOCK			231,146
ALTEN COMMON STOCK NPV			536,574
ALTRIA GROUP INC COMMON STOCK USD.333			2,417,418
ALTRIA GROUP INC COMPANY GUAR 01/24 4	1/31/2024	4%	3,201,031
ALTRIA GROUP INC COMPANY GUAR 05/21 4.75	5/5/2021	4.75%	1,878,032
ALTRIA GROUP INC COMPANY GUAR 08/19 9.25	8/6/2019	9.25%	108,019
ALTRIA GROUP INC COMPANY GUAR 11/18 9.7	11/10/2018	9.7%	7,910,011
AMADEUS IT HOLDING SA A SHS COMMON STOCK EUR.01			3,324,437
AMAZON.COM INC COMMON STOCK USD.01			82,355,718
AMAZON.COM INC COMMON STOCK USD.01			385,624
AMAZON.COM INC SR UNSECURED 11/15 0.65	11/27/2015	0.65%	5,128,691
AMAZON.COM INC SR UNSECURED 11/17 1.2	11/29/2017	1.2%	763,693
AMBEV SA ADR ADR NPV			286,650
AMDOCS LTD COMMON STOCK GBP.0001			7,559,292
AMER EXPRESS CREDIT CO SR UNSECURED 08/14 5.125	8/25/2014	5.13%	3,982,685
AMER EXPRESS CREDIT CO SR UNSECURED 09/15 2.75	9/15/2015	2.75%	3,673,742
AMER SPORTS OYJ COMMON STOCK NPV			571,910
AMERICA MOVIL ADR SERIES L ADR NPV			715,122
AMERICA MOVIL SAB DE CV COMPANY GUAR 01/15 5.75	1/15/2015	5.75%	7,014,900
AMERICA MOVIL SAB DE CV COMPANY GUAR 03/14 5.5	3/1/2014	5.5%	14,197,690
AMERICA MOVIL SAB DE CV COMPANY GUAR 03/20 5.	3/30/2020	5%	86,645
AMERICAN AIRLINES GROUP INC COMMON STOCK			5,297,450
AMERICAN ASSETS TRUST INC REIT USD.01			2,661,650
AMERICAN CAMPUS COMMUNITIES REIT USD.01			4,989,812
AMERICAN CREDIT ACCEPTANCE REC ACAR 2012 2 A 144A	7/15/2016	1.89%	93,922
AMERICAN CREDIT ACCEPTANCE REC ACAR 2013 2 A 144A	2/15/2017	1.32%	1,653,951
AMERICAN ELECTRIC POWER SR UNSECURED 12/17 1.65	12/15/2017	1.65%	974,914
AMERICAN EXPR CENTURION SR UNSECURED 11/15 0.875	11/13/2015	0.88%	3,808,489
AMERICAN EXPR CENTURION SR UNSECURED 11/15 VAR	11/13/2015	0.69%	6,647,900
AMERICAN EXPRESS BK FSB SR UNSECURED 09/17 6	9/13/2017	6%	161,051
AMERICAN EXPRESS CO SR UNSECURED 05/14 7.25	5/20/2014	7.25%	8,127,222
AMERICAN EXPRESS CO SR UNSECURED 12/22 2.65	12/2/2022	2.65%	4,926,877
AMERICAN EXPRESS CREDIT SR UNSECURED 03/17 2.375	3/24/2017	2.38%	10,278,780
AMERICAN EXPRESS CREDIT SR UNSECURED 06/15 1.75	6/12/2015	1.75%	3,556,480

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
AMERICAN EXPRESS CREDIT SR UNSECURED 06/15 VAR	6/12/2015	1.34%	765,079
AMERICAN EXPRESS CREDIT SR UNSECURED 07/16 1.3	7/29/2016	1.3%	3,904,985
AMERICAN HONDA FINANCE SR UNSECURED 10/16 1.125	10/7/2016	1.13%	14,719,915
AMERICAN HONDA FINANCE SR UNSECURED 10/16 VAR	10/7/2016	0.74%	3,920,284
AMERICAN HONDA FINANCE SR UNSECURED 144A 02/15 1.45	2/27/2015	1.45%	10,093,350
AMERICAN HONDA FINANCE SR UNSECURED 144A 05/16 VAR	5/26/2016	0.61%	4,911,270
AMERICAN HONDA FINANCE SR UNSECURED 144A 09/15 2.5	9/21/2015	2.5%	463,766
AMERICAN HONDA FINANCE SR UNSECURED 144A 09/17 1.5	9/11/2017	1.5%	295,572
AMERICAN HONDA FINANCE UNSECURED 144A 08/15 1.	8/11/2015	1%	10,160,674
AMERICAN INTL GROUP SR UNSECURED 01/18 5.85	1/16/2018	5.85%	19,804,965
AMERICAN INTL GROUP SR UNSECURED 02/24 4.125	2/15/2024	4.13%	23,861
AMERICAN INTL GROUP SR UNSECURED 03/17 3.8	3/22/2017	3.8%	15,618,023
AMERICAN INTL GROUP SR UNSECURED 05/17 5.45	5/18/2017	5.45%	1,648,637
AMERICAN INTL GROUP SR UNSECURED 08/18 8.25	8/15/2018	8.25%	17,637,408
AMERICAN INTL GROUP SR UNSECURED 09/14 4.25	9/15/2014	4.25%	958,370
AMERICAN INTL GROUP SR UNSECURED 10/15 5.05	10/1/2015	5.05%	5,462,324
AMERICAN INTL GROUP SR UNSECURED 10/16 5.6	10/18/2016	5.6%	3,788,107
AMERICAN INTL GROUP SR UNSECURED 12/20 6.4	12/15/2020	6.4%	1,737,336
AMERICAN MUNI PWR OHIO INC OH AMEPWR 02/28 FIXED 7.334	2/15/2028	7.33%	236,584
AMERICAN TOWER CORP REIT USD.01			6,939,950
AMERICAN TOWER CORP SR UNSECURED 03/22 4.7	3/15/2022	4.7%	174,921
AMERICAN TOWER TRUST I AMERICAN TOWER TRUST I 144A	3/15/2043	1.55%	48,799
AMERICAN WATER CAP CORP SR UNSECURED 12/42 4.3	12/1/2042	4.3%	6,359
AMERICAN WATER WORKS CO INC COMMON STOCK USD.01			5,062,748
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2011 3 A3	1/8/2016	1.17%	242,875
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2011 5 A3	7/8/2016	1.55%	868,625
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 1 A2	10/8/2015	0.91%	19,750
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 2 A2	10/8/2015	0.76%	1,243,571
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 2 A3	10/11/2016	1.05%	8,896,495
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 3 A3	1/9/2017	0.96%	1,304,594
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 4 A2	4/8/2016	0.49%	1,216,477
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 4 A3	6/8/2017	0.67%	1,295,540
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2013 1 A2	6/8/2016	0.49%	8,894,077
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2013 1 A3	10/10/2017	0.61%	537,052
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2013 3 A2	10/11/2016	0.68%	9,003,789
AMERIPRISE FINANCIAL INC SR UNSECURED 10/23 4	10/15/2023	4%	99,704
AMGEN INC SR UNSECURED 02/19 5.7	2/1/2019	5.7%	1,238,833
AMGEN INC SR UNSECURED 05/17 2.125	5/15/2017	2.13%	411,138
AMGEN INC SR UNSECURED 05/22 3.625	5/15/2022	3.63%	242,710
AMGEN INC SR UNSECURED 06/16 2.3	6/15/2016	2.3%	41,241
AMGEN INC SR UNSECURED 06/17 5.85	6/1/2017	5.85%	368,744
AMGEN INC SR UNSECURED 10/20 3.45	10/1/2020	3.45%	786,372
AMGEN INC SR UNSECURED 11/14 1.875	11/15/2014	1.88%	10,232,767
AMGEN INC SR UNSECURED 11/21 3.875	11/15/2021	3.88%	1,258,308
AMMB HOLDINGS BHD COMMON STOCK MYR1.0			108,970
AMORTIZING RESIDENTIAL COLLATE ARC 2004 1 A5	10/25/2034	1.17%	1,755,236
AMP LTD COMMON STOCK NPV			75,132

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
AMPHENOL CORP CL A COMMON STOCK USD.001			3,460,184
AMPLIFON SPA COMMON STOCK EUR.02			402,289
AMS AG COMMON STOCK NPV			129,938
ANADARKO PETROLEUM CORP COMMON STOCK USD.1			4,611,665
ANADARKO PETROLEUM CORP SR UNSECURED 03/14 7.625	3/15/2014	7.63%	309,055
ANADARKO PETROLEUM CORP SR UNSECURED 06/14 5.75	6/15/2014	5.75%	296,082
ANADARKO PETROLEUM CORP SR UNSECURED 09/16 5.95	9/15/2016	5.95%	4,627,826
ANADARKO PETROLEUM CORP SR UNSECURED 09/17 6.375	9/15/2017	6.38%	5,200,753
ANADARKO PETROLEUM CORP SR UNSECURED 09/36 6.45	9/15/2036	6.45%	202,128
ANALOG DEVICES INC COMMON STOCK USD.167			923,870
ANGLO AMERICAN PLC COMMON STOCK USD.54945			196,872
ANHEUSER BUSCH COS LLC COMPANY GUAR 10/16 5.05	10/15/2016	5.05%	278,126
ANHEUSER BUSCH INBEV FIN COMPANY GUAR 01/16 0.8	1/15/2016	0.8%	1,134,212
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/15 4.125	1/15/2015	4.13%	207,518
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/20 5.375	1/15/2020	5.38%	3,069,982
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 04/15 3.625	4/15/2015	3.63%	2,184,279
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 04/20 5	4/15/2020	5%	1,573,077
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 07/14 1.5	7/14/2014	1.5%	175,997
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 07/15 0.8	7/15/2015	0.8%	2,030,054
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 07/17 1.375	7/15/2017	1.38%	399,160
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 11/14 5.375	11/15/2014	5.38%	5,530,519
ANNIE S INC COMMON STOCK USD.001			3,309,346
ANSALDO STS SPA COMMON STOCK EUR.5			302,051
ANTA SPORTS PRODUCTS LTD COMMON STOCK HKD.1			202,232
ANZ NEW ZEALAND INTL/LDN BANK GUARANT 144A 03/16 1.125	3/24/2016	1.13%	199,615
ANZ NEW ZEALAND INTL/LDN BANK GUARANT 144A 08/15 3.125	8/10/2015	3.13%	399,026
AON CORP COMPANY GUAR 09/15 3.5	9/30/2015	3.5%	928,882
AON PLC COMMON STOCK USD.01			4,967,966
AON PLC COMPANY GUAR 12/42 4.25	12/12/2042	4.25%	38,609
AP THAILAND PCL FOREIGN FOREIGN SH. THB1.0 A			224,566
APACHE CORP COMMON STOCK USD.625			2,426,946
APACHE CORP SR UNSECURED 04/17 1.75	4/15/2017	1.75%	200,405
APACHE CORP SR UNSECURED 04/22 3.25	4/15/2022	3.25%	3,629,676
APACHE CORP SR UNSECURED 09/40 5.1	9/1/2040	5.1%	60,920
APIDOS CDO APID 2006 3A A1 144A	6/12/2020	0.5%	1,161,539
APOLLO GLOBAL MANAGEMENT A MLP			4,763,343
APPALACHIAN POWER CO SR UNSECURED 06/17 5	6/1/2017	5%	218,743
APPLE INC COMMON STOCK NPV			106,831,977
APPLE INC COMMON STOCK NPV			748,553
APPLE INC SR UNSECURED 05/16 0.45	5/3/2016	0.45%	11,624,985
APPLE INC SR UNSECURED 05/18 1.	5/3/2018	1%	96,695
APPLE INC SR UNSECURED 05/23 2.4	5/3/2023	2.4%	2,081,673
APPLIED MATERIALS INC COMMON STOCK USD.01			9,966,281
APPLIED MICRO CIRCUITS CORP COMMON STOCK USD.01			4,191,834
ARC RESOURCES LTD COMMON STOCK NPV			331,184
ARCA CONTINENTAL SAB DE CV COMMON STOCK NPV			335,405
ARCH CAPITAL GROUP LTD COMMON STOCK USD.01			4,811,014

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
ARENA PHARMACEUTICALS INC COMMON STOCK USD.0001			3,393,995
ARES CAPITAL CORP COMMON STOCK USD.001			3,779,679
AREZZO INDUSTRIA E COMERCIO COMMON STOCK NPV			286,246
ARGENT SECURITIES INC. ARSI 2003 W3 M1	9/25/2033	1.3%	855,627
ARGENT SECURITIES INC. ARSI 2004 W11 M2	11/25/2034	1.22%	3,130,234
ARGENT SECURITIES INC. ARSI 2004 W5 AV3B	4/25/2034	1.07%	1,192,288
ARIZONA PUBLIC SERVICE SR UNSECURED 04/42 4.5	4/1/2042	4.5%	23,939
ARIZONA PUBLIC SERVICE SR UNSECURED 05/15 4.65	5/15/2015	4.65%	189,061
ARIZONA PUBLIC SERVICE SR UNSECURED 06/14 5.8	6/30/2014	5.8%	3,515,809
ARIZONA PUBLIC SERVICE SR UNSECURED 08/16 6.25	8/1/2016	6.25%	420,737
ARM HOLDINGS PLC COMMON STOCK GBP.0005			1,579,221
ARM HOLDINGS PLC SPONS ADR ADR NPV			5,183,331
ARRAN RESIDENTIAL MORTGAGES FU ARRMF 2010 1A A2B 144A	5/16/2047	1.62%	210,268
ARROW ELECTRONICS INC SR UNSECURED 01/27 7.5	1/15/2027	7.5%	91,873
ARROW ELECTRONICS INC SR UNSECURED 03/18 3	3/1/2018	3%	265,136
ARROW ELECTRONICS INC SR UNSECURED 11/15 3.375	11/1/2015	3.38%	604,372
ARTERIS SA COMMON STOCK			105,777
ARUBA NETWORKS INC COMMON STOCK USD.0001			9,550,456
ASAHI KASEI CORP COMMON STOCK			313,591
ASBURY AUTOMOTIVE GROUP COMMON STOCK USD.01			3,605,685
ASCENDAS REAL ESTATE INV TRT REIT NPV			29,621
ASCIANO LTD COMMON STOCK NPV			306,279
ASHMORE GROUP PLC COMMON STOCK GBP.0001			378,852
ASM INTERNATIONAL NV COMMON STOCK EUR.04			396,023
ASM PACIFIC TECHNOLOGY COMMON STOCK HKD.1			1,475,054
ASML HOLDING NV NY REG SHS NY REG SHRS EUR.09			5,292,812
ASOS PLC COMMON STOCK GBP.035			720,144
ASPEN TECHNOLOGY INC COMMON STOCK USD.1			16,208,368
ASSET BACKED SECURITIES CORP H ABSHE 2003 HE7 M1	12/15/2033	1.15%	2,356,391
ASSOCIATED BRITISH FOODS PLC COMMON STOCK GBP.0568			1,663,182
ASTELLAS PHARMA INC COMMON STOCK			2,905,911
ASTRAZENECA PLC SPONS ADR ADR			6,466,877
ASTRAZENECA PLC SR UNSECURED 09/37 6.45	9/15/2037	6.45%	53,734
ASX LTD COMMON STOCK NPV			52,916
AT+T INC COMMON STOCK USD1.			5,212,822
AT+T INC SR UNSECURED 02/17 1.6	2/15/2017	1.6%	798,879
AT+T INC SR UNSECURED 02/18 5.5	2/1/2018	5.5%	2,437,097
AT+T INC SR UNSECURED 02/22 3	2/15/2022	3%	131,902
AT+T INC SR UNSECURED 05/21 4.45	5/15/2021	4.45%	52,642
AT+T INC SR UNSECURED 06/16 5.625	6/15/2016	5.63%	137,948
AT+T INC SR UNSECURED 08/15 2.5	8/15/2015	2.5%	18,131,451
AT+T INC SR UNSECURED 08/16 2.4	8/15/2016	2.4%	359,921
AT+T INC SR UNSECURED 08/21 3.875	8/15/2021	3.88%	648,384
AT+T INC SR UNSECURED 09/14 5.1	9/15/2014	5.1%	8,385,000
AT+T INC SR UNSECURED 12/15 0.8	12/1/2015	0.8%	4,770,899
AT+T INC SR UNSECURED 12/17 1.4	12/1/2017	1.4%	547,144
ATHENAHEALTH INC COMMON STOCK USD.01			879,630

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
ATLAS COPCO AB B SHS COMMON STOCK NPV			88,352
ATMEL CORP COMMON STOCK USD.001			2,244,978
ATMOS ENERGY CORP SR UNSECURED 06/17 6.35	6/15/2017	6.35%	384,495
ATMOS ENERGY CORP SR UNSECURED 10/14 4.95	10/15/2014	4.95%	413,227
ATRESMEDIA CORP DE MEDIOS DE COMMON STOCK EUR.75			362,729
ATRIUM EUROPEAN REAL ESTATE COMMON STOCK NPV			337,209
AU OPTRONICS CORP COMMON STOCK TWD10.			286,525
AURIZON HOLDINGS LTD COMMON STOCK			82
AURORA OIL + GAS LTD COMMON STOCK NPV			293,255
AUST + NZ BANKING GROUP SR UNSECURED 144A 03/16 3.25	3/1/2016	3.25%	209,570
AUST + NZ BANKING GRP NY SR UNSECURED 02/16 0.9	2/12/2016	0.9%	3,446,146
AUST AND NZ BANKING GROUP COMMON STOCK NPV			882,380
AUSTRALIAN GOVERNMENT SR UNSECURED 05/21 5.75	5/15/2021	5.75%	900,808
AUSTRALIAN GOVERNMENT SR UNSECURED 06/16 4.75	6/15/2016	4.75%	28,089
AUSTRALIAN INDEX LINKED SR UNSECURED REGS 09/25 3	9/20/2025	3%	2,039,195
AUTODESK INC COMMON STOCK USD.01			6,766,365
AUTODESK INC COMMON STOCK USD.01			133,450
AUTOHOME INC ADR ADR USD.01			118,698
AUTOMATIC DATA PROCESSING COMMON STOCK USD.1			7,484,945
AUTOMATIC DATA PROCESSING COMMON STOCK USD.1			130,712
AUTOZONE INC SR UNSECURED 01/14 6.5	1/15/2014	6.5%	2,269,414
AUTOZONE INC SR UNSECURED 01/15 5.75	1/15/2015	5.75%	393,928
AUTOZONE INC SR UNSECURED 06/16 6.95	6/15/2016	6.95%	338,683
AUXILIUM PHARMACEUTICALS INC COMMON STOCK USD.01			1,433,134
AVAGO TECHNOLOGIES LTD COMMON STOCK			11,091,562
AVENTURA MALL TRUST AVMT 2013 AVM A 144A	12/5/2032	3.74%	2,573,701
AVIATION CAPITAL GROUP SR UNSECURED 144A 10/20 7.125	10/15/2020	7.13%	347,279
AVIS BUDGET GROUP INC COMMON STOCK USD.01			5,561,792
AVIS BUDGET RENTAL CAR FUNDING AESOP 2010 5A A 144A	3/20/2017	3.15%	696,432
AVIS BUDGET RENTAL CAR FUNDING AESOP 2012 2A A 144A	5/20/2018	2.8%	3,186,720
AVIS BUDGET RENTAL CAR FUNDING AESOP 2012 3A A 144A	3/20/2019	2.1%	99,852
AVIS BUDGET RENTAL CAR FUNDING AESOP 2013 1A A 144A	9/20/2019	1.92%	912,244
AXA SA COMMON STOCK EUR2.29			163,860
AXIS CAPITAL HOLDINGS SR UNSECURED 12/14 5.75	12/1/2014	5.75%	522,424
AXIS SPECIALTY FINANCE COMPANY GUAR 06/20 5.875	6/1/2020	5.88%	921,487
AYGAZ AS COMMON STOCK TRY1.			171,748
AZBIL CORP COMMON STOCK			415,088
BA COVERED BOND ISSUER COVERED REGS 08/17 4.25	8/3/2017	4.25%	1,816,345
BABCOCK INTL GROUP PLC COMMON STOCK GBP.6			749,456
BAE SYSTEMS HOLDINGS INC COMPANY GUAR 144A 06/14 4.95	6/1/2014	4.95%	2,263,421
BAE SYSTEMS HOLDINGS INC COMPANY GUAR 144A 08/15 5.2	8/15/2015	5.2%	451,257
BAE SYSTEMS PLC COMMON STOCK GBP.025			172,804
BAE SYSTEMS PLC SR UNSECURED 144A 10/16 3.5	10/11/2016	3.5%	9,930,825
BAKER HUGHES INC SR UNSECURED 11/18 7.5	11/15/2018	7.5%	3,141,756
BALLY TECHNOLOGIES INC COMMON STOCK USD.1			2,133,840
BALOISE HOLDING AG REG COMMON STOCK CHF.1			804,339
BALTIMORE GAS + ELECTRIC SR UNSECURED 07/23 3.35	7/1/2023	3.35%	321,635

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
BAMLL DB TRUST BMLDB 2012 OSI A1 144A	4/13/2029	2.34%	2,072,028
BANC OF AMERICA COMMERCIAL MOR BACM 2005 3 A3A	7/10/2043	4.62%	8,491,583
BANC OF AMERICA COMMERCIAL MOR BACM 2005 3 A4	7/10/2043	4.67%	1,359,961
BANC OF AMERICA COMMERCIAL MOR BACM 2006 1 AM	9/10/2045	5.42%	656,686
BANC OF AMERICA COMMERCIAL MOR BACM 2006 2 A4	5/10/2045	1%	14,698,704
BANC OF AMERICA COMMERCIAL MOR BACM 2006 3 A4	7/10/2044	5.89%	1,514,507
BANC OF AMERICA COMMERCIAL MOR BACM 2006 5 A2	9/10/2047	5.32%	193,862
BANC OF AMERICA COMMERCIAL MOR BACM 2006 5 A4	9/10/2047	5.41%	162,755
BANC OF AMERICA COMMERCIAL MOR BACM 2006 5 AM	9/10/2047	5.45%	288,946
BANC OF AMERICA COMMERCIAL MOR BACM 2006 6 A2	10/10/2045	5.31%	194,015
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A3	6/10/2049	5.8%	2,316,773
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A4	6/10/2049	5.65%	27,073,260
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A5	6/10/2049	5.38%	1,776,398
BANC OF AMERICA COMMERCIAL MOR BACM 2007 4 ASB	2/10/2051	5.71%	517,240
BANC OF AMERICA COMMERCIAL MOR BACM 2007 5 A3	2/10/2051	5.62%	4,528,585
BANC OF AMERICA LARGE LOAN BALL 2010 UB5 A4A 144A	2/17/2051	5.66%	85,660
BANCA POPOL EMILIA ROMAGNA COMMON STOCK EUR3.			360,524
BANCO BILBAO VIZCAYA ARGENTA COMMON STOCK EUR.49			599,899
BANCO BRADESCO ADR ADR NPV			363,495
BANCO DO BRASIL (CAYMAN) SR UNSECURED REGS 07/14 VAR	7/2/2014	2.96%	735,188
BANCO DO BRASIL S.A. COMMON STOCK NPV			380,596
BANCO NAC DE DESEN ECONO SR UNSECURED 144A 06/18 6.369	6/16/2018	6.37%	151,900
BANCO NAC DE DESEN ECONO SR UNSECURED 144A 06/19 6.5	6/10/2019	6.5%	65,100
BANCO NAC DE DESEN ECONO SR UNSECURED 144A 09/16 3.375	9/26/2016	3.38%	2,222,000
BANCO SANTANDER BRAS CI SR UNSECURED 144A 04/15 4.5	4/6/2015	4.5%	287,700
BANCO SANTANDER BRAZ CI SR UNSECURED 144A 03/14 VAR	3/18/2014	2.34%	140,010
BANCO SANTANDER SA COMMON STOCK EUR.5			1,933,011
BANGKOK BANK PUBLIC CO NVDR NVDR THB10.			241,053
BANK NEGARA INDONESIA PERSER COMMON STOCK IDR7500.			130,314
BANK OF AMERICA AUTO TRUST BAAT 2012 1 A3	6/15/2016	0.78%	12,774,406
BANK OF AMERICA CORP COMMON STOCK USD.01			15,379,268
BANK OF AMERICA CORP SR UNSECURED 01/15 5.	1/15/2015	5%	4,271,897
BANK OF AMERICA CORP SR UNSECURED 01/16 1.25	1/11/2016	1.25%	8,211,796
BANK OF AMERICA CORP SR UNSECURED 01/18 2	1/11/2018	2%	698,758
BANK OF AMERICA CORP SR UNSECURED 01/19 2.6	1/15/2019	2.6%	2,732,006
BANK OF AMERICA CORP SR UNSECURED 01/23 3.3	1/11/2023	3.3%	3,377,227
BANK OF AMERICA CORP SR UNSECURED 03/16 3.625	3/17/2016	3.63%	210,413
BANK OF AMERICA CORP SR UNSECURED 03/17 3.875	3/22/2017	3.88%	715,103
BANK OF AMERICA CORP SR UNSECURED 04/15 4.5	4/1/2015	4.5%	6,381,674
BANK OF AMERICA CORP SR UNSECURED 04/18 6.875	4/25/2018	6.88%	27,785,648
BANK OF AMERICA CORP SR UNSECURED 05/14 7.375	5/15/2014	7.38%	4,304,530
BANK OF AMERICA CORP SR UNSECURED 05/21 5.	5/13/2021	5%	3,966,766
BANK OF AMERICA CORP SR UNSECURED 06/19 7.625	6/1/2019	7.63%	4,508,589
BANK OF AMERICA CORP SR UNSECURED 07/16 3.75	7/12/2016	3.75%	11,183,991
BANK OF AMERICA CORP SR UNSECURED 07/20 5.625	7/1/2020	5.63%	1,856,909
BANK OF AMERICA CORP SR UNSECURED 07/23 4.1	7/24/2023	4.1%	21,089
BANK OF AMERICA CORP SR UNSECURED 08/16 6.5	8/1/2016	6.5%	4,437,316

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
BANK OF AMERICA CORP SR UNSECURED 08/17 6.4	8/28/2017	6.4%	14,987,778
BANK OF AMERICA CORP SR UNSECURED 09/17 6	9/1/2017	6%	32,581,035
BANK OF AMERICA CORP SR UNSECURED 10/15 1.5	10/9/2015	1.5%	7,893,689
BANK OF AMERICA CORP SR UNSECURED 10/16 5.625	10/14/2016	5.63%	2,206,478
BANK OF AMERICA CORP SR UNSECURED 10/16 VAR	10/14/2016	0.5%	4,852,556
BANK OF AMERICA CORP SR UNSECURED 11/16 1.35	11/21/2016	1.35%	2,798,846
BANK OF AMERICA CORP SR UNSECURED 12/17 5.75	12/1/2017	5.75%	5,440,180
BANK OF AMERICA CORP SUBORDINATED 03/19 5.49	3/15/2019	5.49%	332,108
BANK OF AMERICA CORP SUBORDINATED 05/16 6.05	5/16/2016	6.05%	7,112,948
BANK OF CHINA LTD H COMMON STOCK CNY1.			549,284
BANK OF COMMUNICATIONS CO H COMMON STOCK CNY1.			102,105
BANK OF EAST ASIA COMMON STOCK HKD2.5			56,686
BANK OF MONTREAL COMMON STOCK NPV			853,052
BANK OF MONTREAL COVERED 144A 06/15 2.85	6/9/2015	2.85%	1,467,996
BANK OF MONTREAL COVERED 144A 10/14 1.3	10/31/2014	1.3%	504,100
BANK OF MONTREAL SR UNSECURED 09/15 VAR	9/24/2015	0.49%	10,905,723
BANK OF MONTREAL SR UNSECURED 11/15 0.8	11/6/2015	0.8%	2,905,670
BANK OF MONTREAL SR UNSECURED 11/22 2.55	11/6/2022	2.55%	137,134
BANK OF NEW YORK MELLON CORP COMMON STOCK USD.01			7,745,849
BANK OF NEW YORK MELLON SR UNSECURED 01/16 2.5	1/15/2016	2.5%	567,414
BANK OF NEW YORK MELLON SR UNSECURED 01/18 1.3	1/25/2018	1.3%	151,107
BANK OF NEW YORK MELLON SR UNSECURED 01/19 2.1	1/15/2019	2.1%	14,868
BANK OF NEW YORK MELLON SR UNSECURED 02/15 1.2	2/20/2015	1.2%	4,551,695
BANK OF NEW YORK MELLON SR UNSECURED 03/16 0.7	3/4/2016	0.7%	3,979,040
BANK OF NEW YORK MELLON SR UNSECURED 06/15 2.95	6/18/2015	2.95%	310,560
BANK OF NEW YORK MELLON SR UNSECURED 07/16 2.3	7/28/2016	2.3%	309,833
BANK OF NEW YORK MELLON SR UNSECURED 08/18 VAR	8/1/2018	0.8%	10,383,124
BANK OF NEW YORK MELLON SR UNSECURED 10/15 0.7	10/23/2015	0.7%	5,359,716
BANK OF NEW YORK MELLON SR UNSECURED 11/14 1.7	11/24/2014	1.7%	3,436,761
BANK OF NEW YORK MELLON SR UNSECURED 11/25 3.95	11/18/2025	3.95%	13,861
BANK OF NOVA SCOTIA COMMON STOCK NPV			437,656
BANK OF NOVA SCOTIA COVERED 144A 10/15 1.65	10/29/2015	1.65%	731,053
BANK OF NOVA SCOTIA SR UNSECURED 01/15 3.4	1/22/2015	3.4%	1,109,032
BANK OF NOVA SCOTIA SR UNSECURED 03/16 2.9	3/29/2016	2.9%	1,556,214
BANK OF NOVA SCOTIA SR UNSECURED 10/15 0.75	10/9/2015	0.75%	10,046,716
BANK OF NOVA SCOTIA SR UNSECURED 10/15 2.05	10/7/2015	2.05%	10,258,260
BANK OF SCOTLAND PLC JR SUBORDINA 11/49 VAR	12/31/2049	7.29%	172,250
BANK OF THE OZARKS COMMON STOCK USD.01			5,782,083
BANK OF YOKOHAMA LTD/THE COMMON STOCK			144,960
BANK ZACHODNI WBK SA COMMON STOCK PLN10.			131,150
BANKERS PETROLEUM LTD COMMON STOCK NPV			148,888
BANNER CORPORATION COMMON STOCK USD.01			3,095,045
BANQUE CANTONALE VAUDOIS REG COMMON STOCK CHF10.			200,213
BANQUE FED FRED MUTUEL 10/16 1	10/28/2016	1%	5,015,250
BANQUE PSA FINANCE SR UNSECURED REGS 02/16 4.25	2/25/2016	4.25%	2,870,677
BARCLAYS BANK PLC JR SUBORDINA 11/49 VAR	12/31/2049	14%	2,199,167
BARCLAYS BANK PLC SR UNSECURED 01/14 2.375	1/13/2014	2.38%	5,798,158

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
BARCLAYS BANK PLC SR UNSECURED 01/14 VAR	1/13/2014	1.28%	8,002,192
BARCLAYS BANK PLC SR UNSECURED 02/15 2.75	2/23/2015	2.75%	12,373,327
BARCLAYS BANK PLC SR UNSECURED 07/14 5.2	7/10/2014	5.2%	10,177,932
BARCLAYS BANK PLC SR UNSECURED 09/16 5	9/22/2016	5%	12,798,474
BARCLAYS BANK PLC SUBORDINATED 11/22 7.625	11/21/2022	7.63%	213,000
BARCLAYS BANK PLC SUBORDINATED 144A 06/21 10.179	6/12/2021	10.18%	13,944,779
BARCLAYS BANK PLC SUBORDINATED 144A 12/17 6.05	12/4/2017	6.05%	972,645
BARCLAYS PLC COMMON STOCK GBP.25			4,467,496
BARNES GROUP INC COMMON STOCK USD.01			3,356,339
BARRICK GOLD CORP SR UNSECURED 04/19 6.95	4/1/2019	6.95%	1,500,563
BARRICK GOLD CORP SR UNSECURED 04/22 3.85	4/1/2022	3.85%	558,391
BARRICK GOLD CORP SR UNSECURED 05/23 4.1	5/1/2023	4.1%	2,277,805
BARRICK NA FINANCE LLC COMPANY GUAR 05/21 4.4	5/30/2021	4.4%	2,031,605
BARRICK PD AU FIN PTY LT COMPANY GUAR 01/20 4.95	1/15/2020	4.95%	248,107
BASF SE COMMON STOCK NPV			651,342
BAXTER INTERNATIONAL INC COMMON STOCK USD1.			14,438,580
BAXTER INTERNATIONAL INC SR UNSECURED 03/20 4.25	3/15/2020	4.25%	59,295
BAXTER INTERNATIONAL INC SR UNSECURED 06/16 0.95	6/1/2016	0.95%	4,478,516
BAXTER INTERNATIONAL INC SR UNSECURED 06/23 3.2	6/15/2023	3.2%	525,442
BAYER AG REG COMMON STOCK NPV			13,584,886
BAYVIEW FINANCIAL ACQUISITION BAYV 2006 A 2A4	2/28/2041	0.47%	324,713
BB UBS TRUST BBUBS 2012 TFT A 144A	6/5/2030	2.89%	433,320
BB+T CORPORATION 06/18 2.05	6/19/2018	2.05%	5,673,896
BB+T CORPORATION SR UNSECURED 01/18 1.45	1/12/2018	1.45%	6,815,690
BB+T CORPORATION SR UNSECURED 03/16 3.2	3/15/2016	3.2%	1,678,360
BB+T CORPORATION SR UNSECURED 04/14 5.7	4/30/2014	5.7%	1,881,892
BB+T CORPORATION SR UNSECURED 04/16 3.95	4/29/2016	3.95%	320,437
BB+T CORPORATION SR UNSECURED 08/17 1.6	8/15/2017	1.6%	3,972,225
BB+T CORPORATION SUBORDINATED 06/17 4.9	6/30/2017	4.9%	52,526
BB+T CORPORATION SUBORDINATED 12/15 5.2	12/23/2015	5.2%	59,428
BBVA SENIOR FINANCE SA BANK GUARANT 09/15 4.375	9/21/2015	4.38%	1,884,194
BBVA US SENIOR SA UNIPER BANK GUARANT 10/15 4.664	10/9/2015	4.66%	1,576,917
BCAP LLC TRUST BCAP 2010 RR4 5A7 144A	5/26/2037	0.49%	56,664
BCE INC COMMON STOCK NPV			9,599,558
BCE INC COMMON STOCK NPV			56,282
BEACON ROOFING SUPPLY INC COMMON STOCK USD.01			5,028,555
BEAM INC COMMON STOCK USD3.125			3,838,584
BEAM INC SR UNSECURED 01/16 5.375	1/15/2016	5.38%	75,758
BEAM INC SR UNSECURED 05/17 1.875	5/15/2017	1.88%	449,250
BEAR STEARNS ADJUSTABLE RATE M BSARM 2000 2 A1	11/25/2030	2.72%	45,339
BEAR STEARNS ADJUSTABLE RATE M BSARM 2002 11 1A1	2/25/2033	2.36%	5,220

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
BEAR STEARNS ADJUSTABLE RATE M BSARM 2003 9 2A1	2/25/2034	2.83%	906,819
BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 10 22A1	1/25/2035	2.59%	147,886
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A1	3/25/2035	2.57%	4,981,073
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A2	3/25/2035	2.79%	38,282
BEAR STEARNS ALT A TRUST BALTA 2005 4 23A2	5/25/2035	2.67%	2,405,373
BEAR STEARNS ALT A TRUST BALTA 2006 8 3A1	2/25/2034	0.33%	375,507
BEAR STEARNS ASSET BACKED SECU BSABS 2003 2 A3	3/25/2043	1.67%	1,906,115
BEAR STEARNS ASSET BACKED SECU BSABS 2005 SD1 1A3	8/25/2043	0.57%	1,073,641
BEAR STEARNS ASSET BACKED SECU BSABS 2006 SD3 1A1A	8/25/2036	5.5%	1,975,318
BEAR STEARNS ASSET BACKED SECU BSABS 2007 HE7 1A1	10/25/2037	1.17%	1,076,434
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2005 PW10 AAB	12/11/2040	5.38%	251,251
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2005 PWR8 A4	6/11/2041	4.67%	9,773,025
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2005 T20 A4A	10/12/2042	5.14%	10,618,400
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2005 T20 A4B	10/12/2042	1%	1,378,811
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2005 T20 AAB	10/12/2042	5.12%	904,608
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW11 A4	3/11/2039	5.44%	3,764,765
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW14 A1A	12/11/2038	5.19%	8,297,198
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW14 A3	12/11/2038	5.21%	1,868,832
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 T22 AM	4/12/2038	5.58%	400,899
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 T24 A4	10/12/2041	5.54%	11,699,141
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW16 AM	6/11/2040	5.71%	240,906
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW17 A3	6/11/2050	5.74%	3,475,850
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW17 AMFL 144A	6/11/2050	0.83%	306,757
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW18 A3	6/11/2050	5.96%	2,047,408
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 T26 A1A	1/12/2045	5.45%	5,748,242
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 T28 A3	9/11/2042	5.79%	983,759
BEAR STEARNS COS LLC SR UNSECURED 02/18 7.25	2/1/2018	7.25%	11,680,354
BEAR STEARNS COS LLC SR UNSECURED 10/17 6.4	10/2/2017	6.4%	6,824,099
BEAR STEARNS COS LLC SR UNSECURED 11/14 5.7	11/15/2014	5.7%	313,356
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 1A1	1/26/2036	2.5%	116,426
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 2A1	12/26/2046	2.58%	2,692,652
BEC WORLD PUBLIC CO LTD NVDR NVDR THB1.			198,711
BEIERSDORF AG COMMON STOCK NPV			4,354,578
BEIJING JINGNENG CLEAN ENE H COMMON STOCK CNY1.			400,044
BELDEN INC COMMON STOCK USD.01			2,852,521
BELLSOUTH CORP SR UNSECURED 09/14 5.2	9/15/2014	5.2%	686,688
BELLSOUTH CORP SR UNSECURED 12/16 5.2	12/15/2016	5.2%	276,330
BENDIGO AND ADELAIDE BANK COMMON STOCK NPV			501,708
BENEFITFOCUS INC COMMON STOCK USD.001			1,489,403
BERKSHIRE HATHAWAY FIN COMPANY GUAR 05/18 1.3	5/15/2018	1.3%	4,793,088
BERKSHIRE HATHAWAY FIN COMPANY GUAR 05/18 5.4	5/15/2018	5.4%	943,188

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
BERKSHIRE HATHAWAY FIN COMPANY GUAR 07/14 5.1	7/15/2014	5.1%	1,819,265
BERKSHIRE HATHAWAY FIN COMPANY GUAR 08/16 0.95	8/15/2016	0.95%	3,013,608
BERKSHIRE HATHAWAY FIN COMPANY GUAR 12/15 2.45	12/15/2015	2.45%	3,627,148
BERKSHIRE HATHAWAY INC SR UNSECURED 01/17 1.9	1/31/2017	1.9%	240,409
BERKSHIRE HATHAWAY INC SR UNSECURED 02/15 3.2	2/11/2015	3.2%	6,627,388
BERRY PLASTICS GROUP INC COMMON STOCK USD.01			3,668,418
BG ENERGY CAPITAL PLC COMPANY GUAR 144A 10/16 2.875	10/15/2016	2.88%	208,780
BG GROUP PLC COMMON STOCK GBP.1			4,587,692
BHP BILLITON FIN USA LTD COMPANY GUAR 02/17 1.625	2/24/2017	1.63%	2,632,114
BHP BILLITON FIN USA LTD COMPANY GUAR 04/14 5.5	4/1/2014	5.5%	2,743,553
BHP BILLITON FIN USA LTD COMPANY GUAR 04/19 6.5	4/1/2019	6.5%	557,485
BHP BILLITON FIN USA LTD COMPANY GUAR 09/43 5.	9/30/2043	5%	76,256
BHP BILLITON LTD COMMON STOCK			1,338,564
BHP BILLITON PLC COMMON STOCK USD.5			591,463
BIOGEN IDEC INC COMMON STOCK USD.0005			16,787,798
BIOMARIN PHARMACEUTICAL INC COMMON STOCK USD.001			6,811,552
BIOMED REALTY TRUST INC REIT USD.01			3,446,424
BK NEDERLANDSE GEMEENTEN SR UNSECURED 03/17 3.	3/30/2017	3%	147,456
BK NEDERLANDSE GEMEENTEN SR UNSECURED 11/19 3.875	11/4/2019	3.88%	155,154
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 01/15 3.85	1/22/2015	3.85%	1,702,091
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 02/16 1	2/26/2016	1%	199,093
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 09/16 1.55	9/9/2016	1.55%	4,621,837
BLACKBERRY LTD COMMON STOCK			89,967
BLACKROCK INC COMMON STOCK USD.01			4,943,894
BLACKROCK INC SR UNSECURED 06/15 1.375	6/1/2015	1.38%	1,947,068
BLACKROCK INC SR UNSECURED 12/14 3.5	12/10/2014	3.5%	1,070,392
BLUE LABEL TELECOMS LTD COMMON STOCK ZAR.00000001			78,396
BLUESTREAM VENTURES			1,085,164
BM+FBOVESPA SA COMMON STOCK NPV			1,025,625
BMW VEHICLE LEASE TRUST BMWLT 2013 1 A2	1/20/2015	0.4%	6,662,906
BMW VEHICLE OWNER TRUST BMWOT 2013 A A2	2/25/2016	0.41%	1,999,948
BNP PARIBAS 12/16 1.25	12/12/2016	1.25%	10,007,330
BNP PARIBAS BANK GUARANT 01/21 5.	1/15/2021	5%	10,970
BNP PARIBAS BANK GUARANT 03/15 3.25	3/11/2015	3.25%	9,594,551
BNP PARIBAS HOME LOAN COVERED 144A 11/15 2.2	11/2/2015	2.2%	1,740,790
BNP PARIBAS SR UNSECURED 08/18 2.7	8/20/2018	2.7%	3,443,378
BNP PARIBAS SR UNSECURED 09/17 2.375	9/14/2017	2.38%	5,431,539
BOEING CO/THE COMMON STOCK USD5.			7,030,274,371
BOEING CO/THE COMMON STOCK USD5.			(183,989)
BOK FINANCIAL CORPORATION COMMON STOCK USD.00006			2,718,192
BOLSA MEXICANA DE VALORES SA COMMON STOCK NPV			485,545

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
BOMBARDIER INC B COMMON STOCK NPV			272,044
BONANZA CREEK ENERGY INC COMMON STOCK USD.001			1,424,947
BONOS Y OBLIG DEL ESTADO BONDS 10/18 3.75	10/31/2018	3.75%	14,554,451
BOSTON PRIVATE FINL HOLDING COMMON STOCK USD1.			3,192,721
BOSTON PROPERTIES LP SR UNSECURED 06/15 5.	6/1/2015	5%	465,531
BOSTON PROPERTIES LP SR UNSECURED 09/23 3.125	9/1/2023	3.13%	73,071
BOSTON SCIENTIFIC CORP COMMON STOCK USD.01			3,598,488
BOSTON SCIENTIFIC CORP SR UNSECURED 01/20 6.	1/15/2020	6%	1,090,629
BOTTLING GROUP LLC COMPANY GUAR 01/19 5.125	1/15/2019	5.13%	345,525
BOTTLING GROUP LLC COMPANY GUAR 04/16 5.5	4/1/2016	5.5%	275,406
BOULDER BRANDS INC COMMON STOCK USD.0001			1,393,967
BP CAPITAL MARKETS PLC COMPANY GUAR 03/15 3.875	3/10/2015	3.88%	9,501,033
BP CAPITAL MARKETS PLC COMPANY GUAR 03/19 4.75	3/10/2019	4.75%	1,566,065
BP CAPITAL MARKETS PLC COMPANY GUAR 05/18 1.375	5/10/2018	1.38%	207,697
BP CAPITAL MARKETS PLC COMPANY GUAR 05/18 VAR	5/10/2018	0.75%	3,332,262
BP CAPITAL MARKETS PLC COMPANY GUAR 05/22 3.245	5/6/2022	3.25%	3,649,271
BP CAPITAL MARKETS PLC COMPANY GUAR 10/15 3.125	10/1/2015	3.13%	18,701,007
BP CAPITAL MARKETS PLC COMPANY GUAR 11/15 0.7	11/6/2015	0.7%	2,882,159
BP CAPITAL MARKETS PLC COMPANY GUAR 11/16 2.248	11/1/2016	2.25%	9,645,939
BP CAPITAL MARKETS PLC COMPANY GUAR 11/17 1.375	11/6/2017	1.38%	984,795
BP CAPITAL MARKETS PLC COMPANY GUAR 11/21 3.561	11/1/2021	3.56%	1,038,048
BP PLC COMMON STOCK USD.25			1,093,342
BPCE SA SR UNSECURED 144A 02/14 VAR	2/7/2014	1.99%	450,685
BR MALLS PARTICIPACOES SA COMMON STOCK NPV			61,428
BRAMMER PLC COMMON STOCK GBP.2			462,839
BRANDYWINE REALTY TRUST REIT USD.01			3,360,465
BRASIL BROKERS PARTICIPACOES COMMON STOCK NPV			224,652
BRASKEM SA PREF A PREFERENCE			239,441
BRIDGESTONE CORP COMMON STOCK			98,454
BRISTOL MYERS SQUIBB CO COMMON STOCK USD.1			27,318,409
BRISTOW GROUP INC COMMON STOCK USD.01			3,512,808
BRITISH COLUMBIA PROV OF SR UNSECURED 10/22 2.	10/23/2022	2%	5,062,464
BRITISH LAND CO PLC REIT GBP.25			87,197
BRITISH SKY BROADCASTING GRO COMMON STOCK GBP.5			1,034,595
BRITISH TELECOM PLC SR UNSECURED 01/18 5.95	1/15/2018	5.95%	1,286,402
BRITISH TELECOM PLC SR UNSECURED 06/15 2.	6/22/2015	2%	1,831,653
BRITISH TELECOM PLC SR UNSECURED 06/16 1.625	6/28/2016	1.63%	1,513,218
BRITISH TELECOM PLC SR UNSECURED 12/30 9.625	12/15/2030	9.63%	149,224
BRITVIC PLC COMMON STOCK GBP.2			317,706
BROADCOM CORP CL A COMMON STOCK USD.0001			3,802,462
BROADRIDGE FINANCIAL SOLUTIO COMMON STOCK USD.01			4,088,344

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
BROOKDALE SENIOR LIVING INC COMMON STOCK USD.01			2,120,040
BROOKFIELD ASSET MANAGE CL A COMMON STOCK NPV			256,049
BROOKFIELD OFFICE PROPERTIES COMMON STOCK NPV			48,118
BRUNEL INTERNATIONAL COMMON STOCK EUR.05			386,221
BRUNSWICK CORP COMMON STOCK USD.75			4,705,536
BT GROUP PLC COMMON STOCK GBP.05			1,747,734
BUCKEYE OH TOBACCO SETTLEMENT BUCGEN 06/47 FIXED OID 5.875	6/1/2047	5.88%	15,190,910
BUCKEYE PARTNERS LP SR UNSECURED 11/18 2.65	11/15/2018	2.65%	280,812
BUNDESREPUB. DEUTSCHLAND BONDS 07/17 4.25	7/4/2017	4.25%	388,857
BUNDESREPUB. DEUTSCHLAND BONDS 08/23 2.	8/15/2023	2%	19,111,923
BUNGE LIMITED FINANCE CO COMPANY GUAR 03/16 4.1	3/15/2016	4.1%	464,614
BUNGE LTD COMMON STOCK USD.01			3,744,216
BUNGE LTD FINANCE CORP COMPANY GUAR 07/15 5.1	7/15/2015	5.1%	317,562
BUONI POLIENNALI DEL TES BONDS 09/16 4.75	9/15/2016	4.75%	10,260,845
BURLINGTN NORTH SANTA FE SR UNSECURED 02/14 7.	2/1/2014	7%	703,494
BURLINGTN NORTH SANTA FE SR UNSECURED 03/18 5.75	3/15/2018	5.75%	940,567
BURLINGTN NORTH SANTA FE SR UNSECURED 03/23 3	3/15/2023	3%	79,157
BURLINGTN NORTH SANTA FE SR UNSECURED 05/17 5.65	5/1/2017	5.65%	386,921
BURLINGTN NORTH SANTA FE SR UNSECURED 09/21 3.45	9/15/2021	3.45%	123,448
BURSA MALAYSIA BHD COMMON STOCK MYR.5			266,335
BWPC00SI8 CDS EUR P F 1.00000 1 CCPITRAXX	12/20/2023	1%	(6,614,158)
BWPC00SI8 CDS EUR R V 03MEVENT 2 CCPITRAXX	12/20/2023	1%	6,716,325
BWU004X94 IRS USD P F 3.50000 CME CCP	12/18/2043	3.5%	(2,400,000)
BWU004X94 IRS USD R V 03MLIBOR CME CCP	12/18/2043	0.24%	2,595,650
BWU004Z50 IRS USD P F 3.00000 SWU004Z50 CCPVANILLA	12/18/2023	3%	(12,100,000)
BWU004Z50 IRS USD R V 03MLIBOR SWUV04Z52 CCPVANILLA	12/18/2023	1%	12,194,010
BWU005NK7 IRS EUR P F 2.75000 SWU005NK7 CCPVANILLA	3/19/2044	2.75%	(8,681,082)
BWU005NK7 IRS EUR R V 06MEURIB SWUV05NK9 CCPVANILLA	3/19/2044	1%	8,693,759
C+C GROUP PLC COMMON STOCK EUR.01			800,742
CABELA S INC COMMON STOCK USD.01			3,739,626
CADENCE DESIGN SYS INC COMMON STOCK USD.01			6,868,372
CAISSE CENTRALE DESJARDN COMPANY GUAR 144A 10/15 VAR	10/29/2015	0.52%	21,991,926
CAISSE CENTRALE DESJARDN SR UNSECURED 144A 09/15 2.65	9/16/2015	2.65%	3,736,059
CAIXABANK S.A COMMON STOCK EUR1.			319,486
CALIFORNIA REPUBLIC AUTO RECEI CRART 2012 1 A 144A	8/15/2017	1.18%	290,851
CALIFORNIA ST CAS 03/19 FIXED 6.2	3/1/2019	6.2%	580,120
CALIFORNIA ST CAS 03/36 FIXED 7.95	3/1/2036	7.95%	11,560
CALIFORNIA ST CAS 04/16 FIXED 5.95	4/1/2016	5.95%	553,605
CALIFORNIA ST CAS 04/34 FIXED 7.5	4/1/2034	7.5%	4,337,958
CALIFORNIA ST CAS 04/39 FIXED 7.55	4/1/2039	7.55%	8,924,943
CALIFORNIA ST CAS 06/37 FIXED 5	6/1/2037	5%	2,653,768

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
CALIFORNIA ST CAS 08/28 FIXED 4.5	8/1/2028	4.5%	4,162,238
CALIFORNIA ST CAS 09/23 FIXED 5	9/1/2023	5%	1,124,687
CALIFORNIA ST CAS 10/19 FIXED 6.2	10/1/2019	6.2%	2,097,900
CALIFORNIA ST CAS 11/37 FIXED 5	11/1/2037	5%	1,227,588
CALIFORNIA ST PUBLIC WKS BRD L CASFAC 11/26 FIXED 5	11/1/2026	5%	2,142,680
CALIFORNIA ST PUBLIC WKS BRD L CASFAC 11/30 FIXED 5	11/1/2030	5%	6,956,074
CALIX NETWORKS INC COMMON STOCK			1,879,846
CAMDEN PROPERTY TRUST REIT USD.01			1,820,160
CAMERON INTERNATIONAL CORP COMMON STOCK USD.01			6,000,624
CAMERON INTL CORP SR UNSECURED 04/15 1.6	4/30/2015	1.6%	2,980,092
CAN IMPERIAL BK OF COMMERCE COMMON STOCK NPV			264,689
CANADA GOV T REAL RETURN BONDS 12/21 4.25	12/1/2021	4.25%	1,134,158
CANADA GOV T REAL RETURN BONDS 12/36 3	12/1/2036	3%	260,411
CANADA HOUSING TRUST GOVT GUARANT 144A 12/22 2.4	12/15/2022	2.4%	7,571,600
CANADIAN IMPERIAL BANK COVERED 144A 09/14 0.9	9/19/2014	0.9%	6,799,111
CANADIAN IMPERIAL BANK SR UNSECURED 01/18 1.55	1/23/2018	1.55%	244,526
CANADIAN IMPERIAL BANK SR UNSECURED 10/15 0.9	10/1/2015	0.9%	11,229,178
CANADIAN IMPERIAL BANK SR UNSECURED 12/15 2.35	12/11/2015	2.35%	237,537
CANADIAN NATL RAILWAY CO COMMON STOCK NPV			7,140,843
CANADIAN NATL RAILWAY CO COMMON STOCK NPV			832,166
CANADIAN NATL RAILWAY SR UNSECURED 01/14 4.95	1/15/2014	4.95%	370,575
CANADIAN NATL RAILWAY SR UNSECURED 03/19 5.55	3/1/2019	5.55%	206,552
CANADIAN NATL RAILWAY SR UNSECURED 07/18 6.8	7/15/2018	6.8%	731,266
CANADIAN NATL RAILWAY SR UNSECURED 12/16 1.45	12/15/2016	1.45%	302,128
CANADIAN NATL RESOURCES SR UNSECURED 03/38 6.25	3/15/2038	6.25%	56,027
CANADIAN NATL RESOURCES SR UNSECURED 08/16 6	8/15/2016	6%	2,800,973
CANADIAN NATL RESOURCES SR UNSECURED 11/14 1.45	11/14/2014	1.45%	4,157,437
CANADIAN NATL RESOURCES SR UNSECURED 12/14 4.9	12/1/2014	4.9%	379,368
CANADIAN NATURAL RESOURCES COMMON STOCK NPV			801,673
CANADIAN OIL SANDS LTD COMPANY GUAR 144A 04/22 4.5	4/1/2022	4.5%	654,604
CANADIAN PACIFIC RAILWAY LTD COMMON STOCK NPV			6,599,368
CANADIAN PACIFIC RAILWAY LTD COMMON STOCK NPV			317,520
CANADIAN PACIFIC RR CO SR UNSECURED 05/18 6.5	5/15/2018	6.5%	279,729
CANADIAN PACIFIC RR CO SR UNSECURED 10/31 7.125	10/15/2031	7.13%	72,155
CANADIAN TIRE CORP CLASS A COMMON STOCK NPV			280,913
CANFOR CORP COMMON STOCK NPV			963,524
CANON INC COMMON STOCK			370,686
CANTEL MEDICAL CORP COMMON STOCK USD.1			1,943,653
CAP SA COMMON STOCK			99,355
CAPCOM CO LTD COMMON STOCK			229,804
CAPITACOMMERCIAL TRUST REIT NPV			20,672

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 1 A2	7/20/2016	0.62%	3,330,390
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 1 A3	6/20/2017	0.79%	4,082,083
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 2 A3	10/20/2017	1.29%	589,721
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 3 A3	12/20/2017	1.31%	6,195,120
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 4 A3	3/20/2018	1.09%	2,766,581
CAPITAL ONE BANK USA NA SR UNSECURED 11/18 2.15	11/21/2018	2.15%	661,442
CAPITAL ONE FINANCIAL CO SR UNSECURED 03/15 2.15	3/23/2015	2.15%	355,803
CAPITAL ONE FINANCIAL CO SR UNSECURED 05/14 7.375	5/23/2014	7.38%	1,333,478
CAPITAL ONE FINANCIAL CO SR UNSECURED 06/15 5.5	6/1/2015	5.5%	398,289
CAPITAL ONE FINANCIAL CO SR UNSECURED 06/23 3.5	6/15/2023	3.5%	46,935
CAPITAL ONE FINANCIAL CO SR UNSECURED 07/14 2.125	7/15/2014	2.13%	302,378
CAPITAL ONE FINANCIAL CO SR UNSECURED 07/16 3.15	7/15/2016	3.15%	7,785,794
CAPITAL ONE FINANCIAL CO SR UNSECURED 07/21 4.75	7/15/2021	4.75%	212,670
CAPITAL ONE FINANCIAL CO SR UNSECURED 09/17 6.75	9/15/2017	6.75%	233,741
CAPITAL ONE FINANCIAL CO SR UNSECURED 11/15 1.	11/6/2015	1%	9,995,640
CAPITAL ONE FINANCIAL CORP COMMON STOCK USD.01			15,892,745
CAPITAL ONE MULTI ASSET EXECUT COMET 2006 A3 A3	12/17/2018	5.05%	8,192,085
CAPITAL ONE MULTI ASSET EXECUT COMET 2013 A3 A3	9/16/2019	0.96%	9,199,293
CAPITALSOURCE INC COMMON STOCK USD.01			6,811,926
CAPITAMALL TRUST REIT NPV			31,685
CAPITAMALLS ASIA LTD COMMON STOCK NPV			17,076
CARDINAL HEALTH INC COMMON STOCK NPV			3,158,443
CARDINAL HEALTH INC SR UNSECURED 06/15 4	6/15/2015	4%	209,315
CARDINAL HEALTH INC SR UNSECURED 10/16 5.8	10/15/2016	5.8%	189,927
CARDINAL HEALTH INC SR UNSECURED 12/20 4.625	12/15/2020	4.63%	631,431
CARDTRONICS INC COMMON STOCK USD.0001			3,250,060
CARGILL INC SR UNSECURED 144A 03/17 1.9	3/1/2017	1.9%	420,816
CARMAX AUTO OWNER TRUST CARMX 2010 3 A4	2/16/2016	1.41%	676,634
CARMAX AUTO OWNER TRUST CARMX 2011 3 A3	6/15/2016	1.07%	3,289,423
CARMAX AUTO OWNER TRUST CARMX 2012 1 A3	9/15/2016	0.89%	3,258,656
CARMAX AUTO OWNER TRUST CARMX 2012 1 A4	6/15/2017	1.25%	8,163,038
CARMAX AUTO OWNER TRUST CARMX 2012 3 A4	4/16/2018	0.79%	9,949,380
CARMAX AUTO OWNER TRUST CARMX 2013 1 A2	3/15/2016	0.42%	3,401,656
CARMAX AUTO OWNER TRUST CARMX 2013 1 A3	10/16/2017	0.6%	7,351,212
CARMAX AUTO OWNER TRUST CARMX 2013 3 A2	8/15/2016	0.59%	5,007,540
CARMAX AUTO OWNER TRUST CARMX 2013 3 A3	4/16/2018	0.97%	15,857,406
CARMAX AUTO OWNER TRUST CARMX 2013 4 A3	7/16/2018	0.8%	921,616
CARNIVAL CORP COMPANY GUAR 02/16 1.2	2/5/2016	1.2%	1,346,269
CARNOW AUTO RECEIVABLES TRUST CNART 2013 1A A 144A	10/16/2017	1.16%	210,916
CARPENTER TECHNOLOGY COMMON STOCK USD5.			5,311,880
CASTELLUM AB COMMON STOCK NPV			590,694

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
CATAMARAN CORP COMMON STOCK NPV			104,461
CATERPILLAR FINANCIAL SE SR UNSECURED 02/16 0.7	2/26/2016	0.7%	1,697,306
CATERPILLAR FINANCIAL SE SR UNSECURED 02/19 7.15	2/15/2019	7.15%	61,461
CATERPILLAR FINANCIAL SE SR UNSECURED 05/15 1.1	5/29/2015	1.1%	2,237,887
CATERPILLAR FINANCIAL SE SR UNSECURED 06/22 2.85	6/1/2022	2.85%	75,142
CATERPILLAR FINANCIAL SE SR UNSECURED 09/16 1.35	9/6/2016	1.35%	5,030,930
CATERPILLAR FINANCIAL SE SR UNSECURED 09/17 5.85	9/1/2017	5.85%	1,253,935
CATERPILLAR FINANCIAL SE SR UNSECURED 11/15 0.7	11/6/2015	0.7%	2,374,868
CATERPILLAR FINANCIAL SE SR UNSECURED 11/16 1.	11/25/2016	1%	646,229
CATERPILLAR INC SR UNSECURED 05/21 3.9	5/27/2021	3.9%	2,347,464
CATHAY PACIFIC AIRWAYS COMMON STOCK HKD.2			84,863
CATHOLIC HEALTH INITIATI SECURED 11/17 1.6	11/1/2017	1.6%	135,695
CATHOLIC HEALTH INITIATI UNSECURED 08/23 4.2	8/1/2023	4.2%	460,855
CATLIN GROUP LTD COMMON STOCK USD.01			667,075
CAVIUM INC COMMON STOCK USD.001			1,270
CBS CORP COMPANY GUAR 02/21 4.3	2/15/2021	4.3%	325,768
CBS CORP COMPANY GUAR 06/14 8.875	6/14/2014	8.88%	6,632,774
CBS CORP COMPANY GUAR 07/17 1.95	7/1/2017	1.95%	571,033
CBS CORP COMPANY GUAR 09/23 7.875	9/1/2023	7.88%	58,985
CCSI289H7 CYS EUR R V 03MEURIB EUR003M-23.81/CCSI289H7	3/18/2016	1%	46,623,695
CCSI289H7 CYS USD P V 03MLIBOR US0003M/CCSI289I5	3/18/2016	1%	(44,850,008)
CD COMMERCIAL MORTGAGE TRUST CD 2005 CD1 A4	7/15/2044	5.22%	1,855,464
CD COMMERCIAL MORTGAGE TRUST CD 2005 CD1 AJ	7/15/2044	5.22%	341,532
CD COMMERCIAL MORTGAGE TRUST CD 2006 CD2 AM	1/15/2046	5.53%	536,935
CD COMMERCIAL MORTGAGE TRUST CD 2006 CD3 A5	10/15/2048	5.62%	381,394
CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A1A	12/11/2049	5.29%	3,432,393
CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A2B	12/11/2049	5.21%	11,237
CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A4	12/11/2049	5.32%	2,036,901
CDP FINANCIAL COMPANY GUAR 144A 11/14 3.	11/25/2014	3%	1,710,426
CDP FINANCIAL COMPANY GUAR 144A 11/19 4.4	11/25/2019	4.4%	275,214
CEBU AIR INC COMMON STOCK PHP1.			135,137
CELGENE CORP COMMON STOCK USD.01			40,879,534
CELGENE CORP SR UNSECURED 08/17 1.9	8/15/2017	1.9%	298,580
CELGENE CORP SR UNSECURED 08/22 3.25	8/15/2022	3.25%	18,935
CELGENE CORP SR UNSECURED 10/15 2.45	10/15/2015	2.45%	205,457
CELGENE CORP SR UNSECURED 10/20 3.95	10/15/2020	3.95%	51,787
CELLCO PART/VERI WIRELSS SR UNSECURED 11/18 8.5	11/15/2018	8.5%	709,034
CELLDEX THERAPEUTICS INC COMMON STOCK USD.001			2,145,127
CELLULAR DYNAMICS INTERNATIO COMMON STOCK USD.0001			261,353
CEMEX SAB SPONS ADR PART CER ADR NPV			159,705
CEMIG SA SPONS ADR ADR			249,280

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
CENOVUS ENERGY INC SR UNSECURED 08/22 3	8/15/2022	3%	28,132
CENOVUS ENERGY INC SR UNSECURED 10/19 5.7	10/15/2019	5.7%	410,087
CENOVUS ENERGY INC SR UNSECURED 11/39 6.75	11/15/2039	6.75%	11,721
CENTENE CORP COMMON STOCK USD.001			3,279,389
CENTERPOINT ENERGY INC SR UNSECURED 05/18 6.5	5/1/2018	6.5%	385,049
CENTERPOINT ENERGY RESOU SR UNSECURED 01/21 4.5	1/15/2021	4.5%	239,991
CENTERPOINT ENERGY RESOU SR UNSECURED 01/41 5.85	1/15/2041	5.85%	56,707
CENTERPOINT ENERGY RESOU SR UNSECURED 05/16 6.15	5/1/2016	6.15%	331,318
CENTRAL JAPAN RAILWAY CO COMMON STOCK			824,509
CENTRICA PLC COMMON STOCK GBP.061728			900,178
CEPHEID INC COMMON STOCK NPV			3,984,515
CEVA INC COMMON STOCK USD.001			1,415,917
CF INDUSTRIES INC COMPANY GUAR 05/18 6.875	5/1/2018	6.88%	452,327
CF INDUSTRIES INC COMPANY GUAR 06/23 3.45	6/1/2023	3.45%	452,047
CFC LLC CFCAT 2013 1A A 144A	7/17/2017	1.65%	263,305
CFC LLC CFCAT 2013 2A A 144A	11/15/2017	1.75%	253,800
CFS RETAIL PROPERTY TRUST GR REIT NPV			46,614
CGBAM COMMERCIAL MORTGAGE TRUS CGBAM 2013 BREH A2 144A	5/15/2030	1.28%	3,071,919
CGI GROUP INC CLASS A COMMON STOCK NPV			23,415
CHALLENGER LTD COMMON STOCK NPV			478,913
CHANNELADVISOR CORP COMMON STOCK USD.001			1,401,873
CHARLES SCHWAB CORP SR UNSECURED 09/22 3.225	9/1/2022	3.23%	33,686
CHARLES SCHWAB CORP SR UNSECURED 12/15 0.85	12/4/2015	0.85%	2,089,796
CHART INDUSTRIES INC COMMON STOCK USD.01			4,227,671
CHARTER HALL RETAIL REIT REIT NPV			352,510
CHASE ISSUANCE TRUST CHAIT 2012 A4 A4	8/16/2021	1.58%	573,114
CHASE ISSUANCE TRUST CHAIT 2012 A5 A5	8/15/2017	0.59%	9,381,041
CHASE ISSUANCE TRUST CHAIT 2013 A8 A8	10/15/2018	1.01%	2,996,226
CHASE MORTGAGE FINANCE CORPORA CHASE 2007 A1 1A1	2/25/2037	2.74%	179,348
CHECK POINT SOFTWARE TECH COMMON STOCK USD.01			1,781,849
CHEMTURA CORP COMMON STOCK USD.01			1,884,795
CHENG SHIN RUBBER IND CO LTD COMMON STOCK TWD10.			1,701
CHEUNG KONG HOLDINGS LTD COMMON STOCK NPV			410,769
CHEUNG KONG INFRASTRUCTURE COMMON STOCK HKD1.			50,659
CHEVRON CORP COMMON STOCK USD.75			8,462,028
CHEVRON CORP SR UNSECURED 06/16 0.889	6/24/2016	0.89%	1,825,323
CHEVRON CORP SR UNSECURED 12/22 2.355	12/5/2022	2.36%	1,609,971
CHIBA BANK LTD/THE COMMON STOCK			40,474
CHICAGO IL CHI 01/32 FIXED 4.75	1/1/2032	4.75%	8,608,513
CHICAGO IL CHI 01/39 FIXED OID 5	1/1/2039	5%	2,498,284
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.2	12/1/2040	6.2%	10,410

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.9%	445,344
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.9%	561,090
CHICO S FAS INC COMMON STOCK USD.01			3,133,092
CHICONY ELECTRONICS CO LTD COMMON STOCK TWD10.			142,143
CHILDREN S PLACE COMMON STOCK USD.1			2,172,836
CHINA BLUECHEMICAL LTD H COMMON STOCK HKD1.			417,904
CHINA CITIC BANK CORP LTD H COMMON STOCK CNY1.			86,126
CHINA COMMUNICATIONS SERVI H COMMON STOCK CNY1.			87,906
CHINA CONSTRUCTION BANK H COMMON STOCK CNY1.			792,197
CHINA GAS HOLDINGS LTD COMMON STOCK HKD.01			341,099
CHINA MENGNIU DAIRY CO COMMON STOCK HKD.1			584,562
CHINA MERCHANTS BANK H COMMON STOCK CNY1.			96,941
CHINA MOBILE LTD SPON ADR ADR			606,564
CHINA OILFIELD SERVICES H COMMON STOCK CNY1.			136,476
CHINA OVERSEAS LAND + INVEST COMMON STOCK NPV			230,547
CHINA PETROLEUM + CHEMICAL H COMMON STOCK CNY1.			82,781
CHINA RAILWAY CONSTRUCTION H COMMON STOCK CNY1.			98,071
CHINA RAILWAY GROUP LTD H COMMON STOCK CNY1.			35,168
CHINA RESOURCES LAND LTD COMMON STOCK HKD.1			98,946
CHINA RESOURCES POWER HOLDIN COMMON STOCK HKD1.			104,301
CHINA SOUTHERN AIRLINES CO H COMMON STOCK CNY1.			51,583
CHINA TELECOM CORP LTD H COMMON STOCK CNY1.			197,169
CHINA UNICOM HONG KONG LTD COMMON STOCK NPV			2,004,238
CHIPBOND TECHNOLOGY CORP COMMON STOCK TWD10.			325,396
CHIPOTLE MEXICAN GRILL INC COMMON STOCK USD.01			4,243,060
CHIYODA CO LTD COMMON STOCK			279,501
CHIYODA CORP COMMON STOCK			522,677
CHONGQING RURAL COMMERCIAL H COMMON STOCK CNY1.			100,811
CHRISTIAN DIOR COMMON STOCK EUR2.			282,756
CHUBB CORP COMMON STOCK USD1.			3,473,849
CHUBB CORP SR UNSECURED 05/18 5.75	5/15/2018	5.75%	22,989
CHUY S HOLDINGS INC COMMON STOCK USD.01			986,408
CI FINANCIAL CORP COMMON STOCK NPV			46,579
CIA BRASILEIRA DE DIS PREF PREFERENCE			484,696
CIA DE MINAS BUENAVENTUR ADR ADR			20,196
CIA ENERGETICA DE SP PREF B PREFERENCE			315,500
CIA PARANAENSE ENER SP ADR P ADR NPV			106,434
CIENA CORP COMMON STOCK USD.01			1,440,107
CIGNA CORP COMMON STOCK USD.25			5,980,658
CIGNA CORP SR UNSECURED 02/22 4	2/15/2022	4%	203,574
CIGNA CORP SR UNSECURED 03/17 5.375	3/15/2017	5.38%	1,069,363

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
CIGNA CORP SR UNSECURED 12/20 4.375	12/15/2020	4.38%	1,005,437
CIMAREX ENERGY CO COMMON STOCK USD.01			3,462,030
CIMC ENRIC HOLDINGS LTD COMMON STOCK HKD.01			344,994
CIRCOR INTERNATIONAL INC COMMON STOCK USD.01			3,786,563
CISCO SYSTEMS INC COMMON STOCK USD.001			20,781,067
CISCO SYSTEMS INC SR UNSECURED 01/20 4.45	1/15/2020	4.45%	3,015,697
CISCO SYSTEMS INC SR UNSECURED 02/16 5.5	2/22/2016	5.5%	5,016,611
CISCO SYSTEMS INC SR UNSECURED 02/19 4.95	2/15/2019	4.95%	500,550
CISCO SYSTEMS INC SR UNSECURED 03/14 1.625	3/14/2014	1.63%	2,005,084
CIT EQUIPMENT COLLATERAL CITEC 2013 VT1 A3 144A	7/20/2020	1.13%	1,592,765
CIT GROUP HOME EQUITY LOAN TRU CITHE 2002 1 AF5	2/25/2033	6.71%	438,895
CITIBANK CREDIT CARD ISSUANCE CCCIT 2003 A7 A7	7/7/2017	4.15%	1,030,662
CITIBANK CREDIT CARD ISSUANCE CCCIT 2005 A9 A9	11/20/2017	5.1%	2,436,354
CITIBANK CREDIT CARD ISSUANCE CCCIT 2007 A8 A8	9/20/2019	5.65%	31,073,210
CITIBANK CREDIT CARD ISSUANCE CCCIT 2008 A1 A1	2/7/2020	5.35%	8,984,953
CITIBANK CREDIT CARD ISSUANCE CCCIT 2013 A6 A6	9/7/2018	1.32%	15,258,463
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2005 C3 A3	5/15/2043	4.74%	1,168,814
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2005 C3 A4	5/15/2043	4.86%	4,075,319
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2007 C6 A4	12/10/2049	5.7%	5,854,740
CITIGROUP INC COMMON STOCK USD.01			15,117,111
CITIGROUP INC NOTES 10/14 5.5	10/15/2014	5.5%	862,907
CITIGROUP INC SR UNSECURED 01/15 6.01	1/15/2015	6.01%	3,125,432
CITIGROUP INC SR UNSECURED 01/16 1.25	1/15/2016	1.25%	3,486,534
CITIGROUP INC SR UNSECURED 01/17 4.45	1/10/2017	4.45%	428,101
CITIGROUP INC SR UNSECURED 01/22 4.5	1/14/2022	4.5%	386,795
CITIGROUP INC SR UNSECURED 03/15 2.65	3/2/2015	2.65%	3,597,514
CITIGROUP INC SR UNSECURED 03/23 3.375	3/1/2023	3.38%	1,431,476
CITIGROUP INC SR UNSECURED 04/16 1.3	4/1/2016	1.3%	16,221,628
CITIGROUP INC SR UNSECURED 04/16 VAR	4/1/2016	1.04%	7,548,960
CITIGROUP INC SR UNSECURED 05/14 5.125	5/5/2014	5.13%	1,072,445
CITIGROUP INC SR UNSECURED 05/15 4.75	5/19/2015	4.75%	957,549
CITIGROUP INC SR UNSECURED 05/19 8.5	5/22/2019	8.5%	1,166,246
CITIGROUP INC SR UNSECURED 06/16 3.953	6/15/2016	3.95%	2,159,721
CITIGROUP INC SR UNSECURED 07/16 1.7	7/25/2016	1.7%	3,249,329
CITIGROUP INC SR UNSECURED 07/16 VAR	7/25/2016	1.2%	1,313,510
CITIGROUP INC SR UNSECURED 08/14 6.375	8/12/2014	6.38%	1,492,550
CITIGROUP INC SR UNSECURED 08/15 2.25	8/7/2015	2.25%	4,593,501
CITIGROUP INC SR UNSECURED 08/16 5.85	8/2/2016	5.85%	222,561
CITIGROUP INC SR UNSECURED 08/17 6	8/15/2017	6%	3,875,184
CITIGROUP INC SR UNSECURED 08/20 5.375	8/9/2020	5.38%	2,502,812
CITIGROUP INC SR UNSECURED 09/18 2.5	9/26/2018	2.5%	512,574

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
CITIGROUP INC SR UNSECURED 11/14 VAR	11/5/2014	0.52%	559,783
CITIGROUP INC SR UNSECURED 11/17 6.125	11/21/2017	6.13%	11,383,001
CITIGROUP INC SR UNSECURED 12/15 4.587	12/15/2015	4.59%	6,100,717
CITIGROUP INC SUBORDINATED 02/17 5.5	2/15/2017	5.5%	3,569,945
CITIGROUP INC SUBORDINATED 05/23 3.5	5/15/2023	3.5%	6,364,133
CITIGROUP INC SUBORDINATED 09/14 5	9/15/2014	5%	822,788
CITIGROUP INC SUBORDINATED 09/25 5.5	9/13/2025	5.5%	1,964,291
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2005 6 A1	9/25/2035	2.2%	55,841
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2008 AR4 1A1A 144A	11/25/2038	2.89%	545,183
CITY NATIONAL CORP COMMON STOCK USD1.			2,511,274
CLARCOR INC COMMON STOCK USD1.			2,065,635
CLEAN HARBORS INC COMMON STOCK USD.01			4,434,042
CLECO CORPORATION COMMON STOCK USD1.			4,922,606
CLEVELAND ELECTRIC ILLUM SR UNSECURED 04/17 5.7	4/1/2017	5.7%	56,330
CLICKS GROUP LTD COMMON STOCK ZAR.01			348,147
CLIFFS NATURAL RESOURCES SR UNSECURED 01/18 3.95	1/15/2018	3.95%	2,362,920
CLIFFS NATURAL RESOURCES SR UNSECURED 04/21 4.875	4/1/2021	4.88%	291,760
CLIFFS NATURAL RESOURCES SR UNSECURED 10/20 4.8	10/1/2020	4.8%	824,950
CLP HOLDINGS LTD COMMON STOCK HKD5.			193,883
CME GROUP INC COMMON STOCK USD.01			12,051,456
CME GROUP INC SR UNSECURED 02/14 5.75	2/15/2014	5.75%	5,035,345
CME GROUP INC SR UNSECURED 09/22 3	9/15/2022	3%	66,102
CMS ENERGY CORP COMMON STOCK USD.01			3,581,826
CNA FINANCIAL CORP SR UNSECURED 12/14 5.85	12/15/2014	5.85%	513,219
CNH EQUIPMENT TRUST CNH 2011 A A3	5/16/2016	1.2%	344,438
CNH EQUIPMENT TRUST CNH 2011 B A3	8/15/2016	0.91%	548,231
CNH EQUIPMENT TRUST CNH 2012 A A3	5/15/2017	0.94%	1,180,654
CNH EQUIPMENT TRUST CNH 2012 B A3	9/15/2017	0.86%	626,795
CNH EQUIPMENT TRUST CNH 2012 C A3	12/15/2017	0.57%	1,623,167
CNH EQUIPMENT TRUST CNH 2012 D A3	4/16/2018	0.65%	9,411,523
CNH EQUIPMENT TRUST CNH 2013 A A3	6/15/2018	0.69%	1,728,713
CNH EQUIPMENT TRUST CNH 2013 C A3	8/15/2018	1.02%	873,668
CNO FINANCIAL GROUP INC COMMON STOCK USD.01			3,749,307
CNOOC FINANCE 2013 LTD COMPANY GUAR 05/16 1.125	5/9/2016	1.13%	498,158
CNOOC LTD COMMON STOCK NPV			262,224
CNP ASSURANCES COMMON STOCK EUR1.			608,491
CNP ASSURANCES SUBORDINATED 09/41 VAR	9/30/2041	6.88%	1,235,194
COBALT CMBS COMMERCIAL MORTGAG CWCI 2006 C1 A4	8/15/2048	5.22%	161,849
COBALT CMBS COMMERCIAL MORTGAG CWCI 2007 C2 AMFX	4/15/2047	5.53%	1,757,686
COBIZ FINANCIAL INC COMMON STOCK USD.01			2,805,637
COCA COLA CO/THE COMMON STOCK USD.25			9,563,265

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
COCA COLA CO/THE SR UNSECURED 03/15 0.75	3/13/2015	0.75%	12,037,980
COCA COLA CO/THE SR UNSECURED 09/16 1.8	9/1/2016	1.8%	6,205,567
COCA COLA CO/THE SR UNSECURED 11/20 3.15	11/15/2020	3.15%	634,037
COCA COLA ENTERPRISES COMMON STOCK USD.01			1,880,821
COCA COLA ICECEK AS COMMON STOCK TRY1.			457,645
COCA COLA WEST CO LTD COMMON STOCK			146,200
COCHLEAR LTD COMMON STOCK NPV			31,311
COGNIZANT TECH SOLUTIONS A COMMON STOCK USD.01			14,980,652
COLRUYT SA COMMON STOCK NPV			441,746
COMCAST CABLE COMMUNICAT COMPANY GUAR 05/17 8.875	5/1/2017	8.88%	1,743,756
COMCAST CORP COMPANY GUAR 01/14 5.3	1/15/2014	5.3%	1,296,901
COMCAST CORP COMPANY GUAR 01/15 6.5	1/15/2015	6.5%	7,650,216
COMCAST CORP COMPANY GUAR 02/18 5.875	2/15/2018	5.88%	2,127,674
COMCAST CORP COMPANY GUAR 03/16 5.9	3/15/2016	5.9%	2,402,046
COMCAST CORP COMPANY GUAR 06/16 4.95	6/15/2016	4.95%	109,193
COMCAST CORP COMPANY GUAR 07/19 5.7	7/1/2019	5.7%	310,901
COMCAST CORP SPECIAL CL A COMMON STOCK USD1.			5,312,220
COMERICA INC COMMON STOCK USD5.			5,237,672
COMERICA INC SR UNSECURED 09/15 3	9/16/2015	3%	633,134
COMFORTDELGRO CORP LTD COMMON STOCK NPV			186,259
COMM MORTGAGE TRUST COMM 2006 C7 A4	6/10/2046	5.75%	10,275,996
COMM MORTGAGE TRUST COMM 2006 C8 A1A	12/10/2046	5.29%	7,251,446
COMM MORTGAGE TRUST COMM 2012 CR3 A3	10/15/2045	2.82%	601,586
COMM MORTGAGE TRUST COMM 2012 FL2 A 144A	9/17/2029	2.29%	1,434,742
COMM MORTGAGE TRUST COMM 2013 CR12 A4	10/10/2046	4.05%	3,210,841
COMM MORTGAGE TRUST COMM 2013 CR12 AM	10/10/2046	4.3%	592,752
COMM MORTGAGE TRUST COMM 2013 CR12 B	10/10/2046	4.76%	259,923
COMM MORTGAGE TRUST COMM 2013 CR12 C	10/10/2046	5.09%	118,437
COMM MORTGAGE TRUST COMM 2013 CR7 A1	3/10/2046	0.72%	3,461,551
COMM MORTGAGE TRUST COMM 2013 CR8 A4	6/10/2046	3.33%	874,521
COMM MORTGAGE TRUST COMM 2013 WWP A2 144A	3/10/2031	3.42%	247,215
COMMERCIAL MORTGAGE ASSET TRUS CMAT 1999 C1 D	1/17/2032	7.35%	367,077
COMMONWEALTH BANK OF AUSTRAL COMMON STOCK NPV			1,100,992
COMMONWEALTH BK AUSTR NY SR UNSECURED 03/15 1.95	3/16/2015	1.95%	9,851,930
COMMONWEALTH EDISON 1ST MORTGAGE 01/14 1.625	1/15/2014	1.63%	1,000,437
COMMONWEALTH EDISON 1ST MORTGAGE 04/15 4.7	4/15/2015	4.7%	52,515
COMMONWEALTH EDISON 1ST MORTGAGE 09/16 1.95	9/1/2016	1.95%	153,197
COMMONWEALTH REIT SR UNSECURED 01/18 6.65	1/15/2018	6.65%	81,781
COMMONWEALTH REIT SR UNSECURED 06/17 6.25	6/15/2017	6.25%	107,254
COMMUNITY HEALTH SYSTEMS INC COMMON STOCK USD.01			2,301,536

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
COMMVAULT SYSTEMS INC COMMON STOCK USD.01			2,441,088
COMPASS GROUP PLC COMMON STOCK GBP.1			7,605,685
COMPUTER SCIENCES CORP COMMON STOCK USD1.			5,117,490
COMPUTER SCIENCES CORP SR UNSECURED 09/15 2.5	9/15/2015	2.5%	2,104,718
COMPUTERSHARE LTD COMMON STOCK NPV			40,164
COMUNIDAD DE MADRID SR UNSECURED 09/14 4.2	9/24/2014	4.2%	490,983
CONAGRA FOODS INC SR UNSECURED 01/16 1.3	1/25/2016	1.3%	6,260,831
CONAGRA FOODS INC SR UNSECURED 01/18 1.9	1/25/2018	1.9%	201,241
CONAGRA FOODS INC SR UNSECURED 04/14 5.875	4/15/2014	5.88%	203,088
CONCHO RESOURCES INC COMMON STOCK USD.001			6,322,320
CONCUR TECHNOLOGIES INC COMMON STOCK USD.001			857,944
CONMED CORP COMMON STOCK USD.01			2,570,613
CONNECTICUT ST CTS 07/24 FIXED 5	7/15/2024	5%	364,746
CONOCOPHILLIPS CANADA COMPANY GUAR 10/16 5.625	10/15/2016	5.63%	430,763
CONOCOPHILLIPS COMPANY COMPANY GUAR 12/22 2.4	12/15/2022	2.4%	819,552
CONOCOPHILLIPS COMPANY GUAR 01/15 4.6	1/15/2015	4.6%	6,503,378
CONOCOPHILLIPS COMPANY GUAR 01/20 6	1/15/2020	6%	868,106
CONOCOPHILLIPS COMPANY GUAR 02/14 4.75	2/1/2014	4.75%	180,610
CONOCOPHILLIPS COMPANY GUAR 02/19 5.75	2/1/2019	5.75%	167,442
CONOCOPHILLIPS COMPANY GUAR 02/39 6.5	2/1/2039	6.5%	100,321
CONS EDISON CO OF NY SR UNSECURED 02/14 4.7	2/1/2014	4.7%	300,981
CONS EDISON CO OF NY SR UNSECURED 03/42 4.2	3/15/2042	4.2%	73,257
CONSOLIDATED NATURAL GAS SR UNSECURED 12/14 5	12/1/2014	5%	255,082
CONSTELLATION ENERGY GRO COMPANY GUAR 12/20 5.15	12/1/2020	5.15%	85,128
CONSTELLATION ENERGY GRP COMPANY GUAR 06/15 4.55	6/15/2015	4.55%	5,516,321
CONSTELLATION SOFTWARE INC COMMON STOCK			571,739
CONSUMERS ENERGY CO 1ST MORTGAGE 04/20 5.65	4/15/2020	5.65%	34,584
CONTINENTAL AG COMMON STOCK NPV			1,798,674
CONTINENTAL RESOURCES COMPANY GUAR 04/23 4.5	4/15/2023	4.5%	785,656
CONTL AIRLINES 2007 1 PASS THRU CE 10/23 5.983	10/19/2023	5.98%	2,029,346
CONTL AIRLINES 2012 1 A PASS THRU CE 10/25 4.15	10/11/2025	4.15%	323,488
CONTL AIRLINES 2012 2 A PASS THRU CE 04/26 4	4/29/2026	4%	318,400
COOPER US INC COMPANY GUAR 04/15 5.45	4/1/2015	5.45%	9,440,305
COPPER MOUNTAIN MINING CORP COMMON STOCK			112,896
CORE MARK HOLDING CO INC COMMON STOCK USD.01			1,958,387
CORELOGIC INC COMMON STOCK USD1.			3,943,830
CORPORATE EXECUTIVE BOARD CO COMMON STOCK USD.01			4,878,090
COSCO PACIFIC LTD COMMON STOCK HKD.1			96,057
COSTAR GROUP INC COMMON STOCK USD.01			7,140,477
COSTCO WHOLESALE CORP COMMON STOCK USD.005			10,841,811
COUNTRY GARDEN HOLDINGS CO COMMON STOCK HKD.1			43,365

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 OA9 2A1A	7/20/2046	0.38%	210,241
COUNTRYWIDE ASSET BACKED CERTI CWL 2001 BC3 A	12/25/2031	0.65%	198,537
COUNTRYWIDE ASSET BACKED CERTI CWL 2004 6 1A1	12/25/2034	0.44%	2,713,777
COUNTRYWIDE ASSET BACKED CERTI CWL 2005 4 AF3	10/25/2035	4.46%	269,698
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 QH1 A1 144A	2/25/2037	0.37%	342,923
COUNTRYWIDE HOME LOANS CWHL 2003 56 6A1	12/25/2033	2.77%	370,138
COUNTRYWIDE HOME LOANS CWHL 2004 R2 1AF1 144A	11/25/2034	0.59%	201,154
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A1	4/25/2035	2.68%	1,353,224
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A3	4/25/2035	2.71%	167,088
COUNTRYWIDE HOME LOANS CWHL 2005 3 1A2	4/25/2035	0.46%	656,126
COUNTRYWIDE HOME LOANS CWHL 2005 R1 1AF1 144A	3/25/2035	0.53%	1,010,678
COVANCE INC COMMON STOCK USD.01			2,190,052
COVENTRY HEALTH CARE INC SR UNSECURED 03/17 5.95	3/15/2017	5.95%	180,894
COVENTRY HEALTH CARE INC SR UNSECURED 06/21 5.45	6/15/2021	5.45%	967,984
COVIDIEN INTL FINANCE SA COMPANY GUAR 05/15 1.35	5/29/2015	1.35%	3,724,121
COVIDIEN INTL FINANCE SA COMPANY GUAR 06/23 2.95	6/15/2023	2.95%	180,387
COVIDIEN PLC COMMON STOCK USD.2			20,577,096
COX COMMUNICATIONS INC SR UNSECURED 12/14 5.45	12/15/2014	5.45%	1,339,755
COX COMMUNICATIONS INC SR UNSECURED 144A 01/19 9.375	1/15/2019	9.38%	81,777
COX COMMUNICATIONS INC SR UNSECURED 144A 12/16 5.875	12/1/2016	5.88%	189,228
CPS AUTO TRUST CPS 2012 C A 144A	12/16/2019	1.82%	1,678,724
CPS AUTO TRUST CPS 2012 D A 144A	3/16/2020	1.48%	556,835
CPS AUTO TRUST CPS 2013 A A 144A	6/15/2020	1.31%	632,825
CPS AUTO TRUST CPS 2013 C A 144A	4/16/2018	1.64%	506,302
CPS AUTO TRUST CPS 2013 D A 144A	7/16/2018	1.54%	1,073,109
CREDICORP LTD COMMON STOCK USD5.			79,638
CREDIT AG HOME LOAN SFH COVERED 144A 07/14 VAR	7/21/2014	0.99%	200,603
CREDIT AGRICOLE LONDON SR UNSECURED 144A 01/14 2.625	1/21/2014	2.63%	1,271,203
CREDIT AGRICOLE LONDON SR UNSECURED 144A 01/14 VAR	1/21/2014	1.72%	840,569
CREDIT AGRICOLE SA JR SUBORDINA 144A 10/49 VAR	12/31/2049	8.38%	3,348,250
CREDIT BASED ASSET SERVICING A CBASS 2006 CB2 AF4	12/25/2036	3.94%	1,020,539
CREDIT SUISSE GUERNSEY COVERED 144A 05/16 2.6	5/27/2016	2.6%	20,075,165
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C1 AM	2/15/2039	5.46%	758,665
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C2 A1A	3/15/2039	5.67%	19,227,672
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C2 A3	3/15/2039	5.67%	1,570,969
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C5 AAB	12/15/2039	5.31%	1,552,067
CREDIT SUISSE MORTGAGE TRUST CSMC 2009 RR3 A5A 144A	12/15/2043	5.34%	975,614
CREDIT SUISSE MORTGAGE TRUST CSMC 2010 RR5 2A 144A	12/16/2043	5.34%	2,743,945
CREDIT SUISSE NEW YORK SR UNSECURED 03/15 3.5	3/23/2015	3.5%	14,364,210
CREDIT SUISSE NEW YORK SR UNSECURED 05/14 5.5	5/1/2014	5.5%	904,507
CREDIT SUISSE NEW YORK SR UNSECURED 08/20 4.375	8/5/2020	4.38%	1,293,402

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
CREDIT SUISSE NEW YORK SUBORDINATED 02/18 6	2/15/2018	6%	1,082,623
CREDIT SUISSE USA INC BANK GUARANT 01/14 5.125	1/15/2014	5.13%	1,001,663
CREDIT SUISSE USA INC BANK GUARANT 08/15 5.125	8/15/2015	5.13%	3,536,316
CREE INC COMMON STOCK USD.00125			96,991
CRESCENT POINT ENERGY CORP COMMON STOCK NPV			163,059
CREW ENERGY INC COMMON STOCK			210,765
CRH AMERICA INC COMPANY GUAR 09/16 6.	9/30/2016	6%	2,429,740
CROWN CASTLE INTL CORP REIT USD.01			25,487,553
CROWN CASTLE TOWERS LLC SR SECURED 144A 08/35 3.214	8/15/2035	3.21%	519,974
CROWN HOLDINGS INC COMMON STOCK USD5.			1,530,980
CS FIRST BOSTON COMMERCIAL MOR CSFB 2004 8 6A1	12/25/2019	4.5%	489,321
CS FIRST BOSTON COMMERCIAL MOR CSFB 2004 AR5 7A2	6/25/2034	2.66%	411,058
CS FIRST BOSTON COMMERCIAL MOR CSFB 2005 C2 A4	4/15/2037	4.83%	3,828,714
CSL LTD COMMON STOCK NPV			87,190
CSN ISLANDS XI CORP COMPANY GUAR 144A 09/19 6.875	9/21/2019	6.88%	72,625
CSN ISLANDS XI CORP COMPANY GUAR REGS 09/19 6.875	9/21/2019	6.88%	41,500
CSN RESOURCES SA COMPANY GUAR 144A 07/20 6.5	7/21/2020	6.5%	343,825
CSN RESOURCES SA COMPANY GUAR REGS 07/20 6.5	7/21/2020	6.5%	212,363
CSR CORP LTD H COMMON STOCK CNY1.			194,093
CST BRANDS INC COMMON STOCK USD.01			2,915,568
CSX CORP SR UNSECURED 02/14 5.3	2/15/2014	5.3%	402,170
CSX CORP SR UNSECURED 02/19 7.375	2/1/2019	7.38%	2,335,431
CSX CORP SR UNSECURED 03/18 6.25	3/15/2018	6.25%	1,906,854
CSX CORP SR UNSECURED 04/15 6.25	4/1/2015	6.25%	2,943,596
CSX CORP SR UNSECURED 05/17 5.6	5/1/2017	5.6%	308,732
CSX CORP SR UNSECURED 11/23 3.7	11/1/2023	3.7%	145,110
CTBC FINANCIAL HOLDING CO LT COMMON STOCK TWD10.			139,975
CTRIP.COM INTERNATIONAL ADR ADR USD.01			1,384,398
CTS EVENTIM COMMON STOCK NPV			173,420
CUBIST PHARMACEUTICALS INC COMMON STOCK USD.001			2,120,507
CUMMINS INC SR UNSECURED 10/23 3.65	10/1/2023	3.65%	458,753
CURTISS WRIGHT CORP COMMON STOCK USD1.			3,534,975
CVENT INC COMMON STOCK USD.001			806,512
CVS CAREMARK CORP COMMON STOCK USD.01			26,212,513
CVS CAREMARK CORP SR UNSECURED 05/15 3.25	5/18/2015	3.25%	191,226
CVS CAREMARK CORP SR UNSECURED 05/21 4.125	5/15/2021	4.13%	285,057
CVS CAREMARK CORP SR UNSECURED 06/17 5.75	6/1/2017	5.75%	660,053
CVS CAREMARK CORP SR UNSECURED 09/14 4.875	9/15/2014	4.88%	205,985
CVS CAREMARK CORP SR UNSECURED 12/16 1.2	12/5/2016	1.2%	4,807,875
CVS CAREMARK CORP SR UNSECURED 12/22 2.75	12/1/2022	2.75%	3,668,818
CVS CAREMARK CORP SR UNSECURED 12/23 4	12/5/2023	4%	1,681,435

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
CYBERAGENT INC COMMON STOCK			4,703,297
DAELIM INDUSTRIAL CO LTD COMMON STOCK KRW5000.			191,258
DAH CHONG HONG COMMON STOCK NPV			154,093
DAH SING FINANCIAL HOLDINGS COMMON STOCK NPV			356,627
DAI NIPPON PRINTING CO LTD COMMON STOCK			307,921
DAICEL CORP COMMON STOCK			89,587
DAIHATSU MOTOR CO LTD COMMON STOCK			77,991
DAIICHI SANKYO CO LTD COMMON STOCK			3,850,391
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 01/15 VAR	1/9/2015	0.87%	3,260,881
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 01/16 1.25	1/11/2016	1.25%	3,502,471
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 03/14 1.95	3/28/2014	1.95%	5,227,923
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 03/16 3.	3/28/2016	3%	311,440
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 04/15 1.65	4/10/2015	1.65%	201,549
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 07/15 1.3	7/31/2015	1.3%	2,414,081
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 07/19 2.25	7/31/2019	2.25%	171,516
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/16 VAR	8/1/2016	0.92%	601,234
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 09/14 1.875	9/15/2014	1.88%	3,025,956
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 09/16 2.625	9/15/2016	2.63%	3,143,667
DAITO TRUST CONSTRUCT CO LTD COMMON STOCK			84,173
DAIWA HOUSE INDUSTRY CO LTD COMMON STOCK			116,170
DAIWA SECURITIES GROUP INC COMMON STOCK			179,820
DANA HOLDING CORP COMMON STOCK USD.01			2,252,278
DANAHER CORP COMMON STOCK USD.01			6,724,120
DANAHER CORP SR UNSECURED 06/14 1.3	6/23/2014	1.3%	420,909
DANONE COMMON STOCK EUR.25			6,755,814
DANONE SPONS ADR ADR			4,272,655
DANSKE BANK A/S COVERED 11/19 4.125	11/26/2019	4.13%	125,981
DARLING INTERNATIONAL INC COMMON STOCK USD.01			2,461,856
DASSAULT SYSTEMES SA COMMON STOCK EUR1.			1,486,269
DAUM COMMUNICATIONS CORP COMMON STOCK KRW500.			600,858
DBRR TRUST DBRR 2011 C32 A3A 144A	6/17/2049	1%	5,308,071
DBRR TRUST DBRR 2013 EZ3 A 144A	12/18/2049	1.64%	1,590,079
DBS GROUP HOLDINGS LTD COMMON STOCK NPV			3,927,610
DBUBS MORTGAGE TRUST DBUBS 2011 LC2A XA 144A	7/10/2044	1.42%	101,843
DCC PLC COMMON STOCK EUR.25			349,136
DDR CORP REIT USD.1			3,310,283
DE LA RUE PLC COMMON STOCK GBP.4486857			217,832
DE LONGHI SPA COMMON STOCK EUR1.5			441,619
DE MASTER BLENDERS1753 NV COMMON STOCK EUR.12			148,887
DECKERS OUTDOOR CORP COMMON STOCK USD.01			5,428,244
DEERE + COMPANY SR UNSECURED 06/22 2.6	6/8/2022	2.6%	710,650

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
DEL CORONADO TRUST DEL 2013 HDC A 144A	3/15/2026	0.97%	844,054
DEL FRISCO S RESTAURANT GROU COMMON STOCK USD.001			1,285,366
DELHAIZE GROUP COMMON STOCK NPV			1,119,770
DELHAIZE GROUP COMPANY GUAR 06/17 6.5	6/15/2017	6.5%	993,936
DELPHI AUTOMOTIVE PLC COMMON STOCK USD.01			6,122,918
DELTA AIR LINES 2007 1 A PASS THRU CE 02/24 6.821	2/10/2024	6.82%	1,061,935
DELTA ELECTRONICS INC COMMON STOCK TWD10.			3,034,543
DEMANDWARE INC COMMON STOCK USD.01			3,837,838
DENA CO LTD COMMON STOCK			233,606
DENBURY RESOURCES INC COMMON STOCK USD.001			1,981,458
DENSO CORP COMMON STOCK			6,468,531
DENVER ARENA TR ARENA REVENUE BKD NT 144A	11/15/2019	6.94%	428,997
DEPFA ACS BANK COVERED REGS 01/15 4.375	1/15/2015	4.38%	3,268,837
DETOUR GOLD CORP COMMON STOCK NPV			48,621
DEUTSCHE BANK AG LONDON SR UNSECURED 01/16 3.25	1/11/2016	3.25%	5,867,303
DEUTSCHE BANK AG LONDON SR UNSECURED 09/17 6	9/1/2017	6%	342,652
DEUTSCHE BK FINL LLC BANK GUARANT 03/15 5.375	3/2/2015	5.38%	418,459
DEUTSCHE BOERSE AG COMMON STOCK NPV			159,352
DEUTSCHE LUFTHANSA REG COMMON STOCK NPV			1,307,728
DEUTSCHE MORTGAGE SECURITIES, DMSI 2004 4 7AR2	6/25/2034	0.62%	440,507
DEUTSCHE POST AG REG COMMON STOCK NPV			1,277,245
DEUTSCHE TELEKOM AG REG COMMON STOCK NPV			931,313
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 03/16 5.75	3/23/2016	5.75%	548,982
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 07/14 4.875	7/8/2014	4.88%	1,582,933
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 144A 03/17 2.25	3/6/2017	2.25%	152,137
DEUTSCHE WOHNEN AG BR COMMON STOCK NPV			133,443
DEUTSCHLAND I/L BOND BONDS 04/20 1.75	4/15/2020	1.75%	49,943
DEUTZ AG COMMON STOCK NPV			484,331
DEVON ENERGY CORPORATION SR UNSECURED 05/17 1.875	5/15/2017	1.88%	453,278
DEVON ENERGY CORPORATION SR UNSECURED 05/22 3.25	5/15/2022	3.25%	667,484
DEVON ENERGY CORPORATION SR UNSECURED 07/16 2.4	7/15/2016	2.4%	359,902
DEVON ENERGY CORPORATION SR UNSECURED 12/16 1.2	12/15/2016	1.2%	2,998,740
DEVON ENERGY CORPORATION SR UNSECURED 12/18 2.25	12/15/2018	2.25%	702,561
DEXCOM INC COMMON STOCK USD.001			5,089,656
DEXIA CREDIT LOCAL SA NY GOVT LIQUID 144A 04/14 2.75	4/29/2014	2.75%	12,997,137
DEXIA CREDIT LOCAL SA NY GOVT LIQUID 144A 11/16 VAR	11/7/2016	0.62%	1,998,862
DEXUS PROPERTY GROUP REIT NPV			54,705
DIAGEO CAPITAL PLC COMPANY GUAR 01/14 7.375	1/15/2014	7.38%	1,258,048
DIAGEO CAPITAL PLC COMPANY GUAR 04/16 0.625	4/29/2016	0.63%	3,082,962
DIAGEO CAPITAL PLC COMPANY GUAR 05/17 1.5	5/11/2017	1.5%	131,715
DIAGEO CAPITAL PLC COMPANY GUAR 07/20 4.828	7/15/2020	4.83%	3,632,118

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
DIAGEO CAPITAL PLC COMPANY GUAR 09/16 5.5	9/30/2016	5.5%	335,682
DIAGEO CAPITAL PLC COMPANY GUAR 10/17 5.75	10/23/2017	5.75%	171,182
DIAGEO INVESTMENT CORP COMPANY GUAR 05/22 2.875	5/11/2022	2.88%	76,258
DIAGEO PLC COMMON STOCK GBP.2893518			8,338,849
DIAGEO PLC SPONSORED ADR ADR			8,142,506
DICK S SPORTING GOODS INC COMMON STOCK USD.01			2,846,900
DIGITALGLOBE INC COMMON STOCK USD.001			4,608,800
DIRECTV HOLDINGS/FING COMPANY GUAR 01/18 1.75	1/15/2018	1.75%	426,721
DIRECTV HOLDINGS/FING COMPANY GUAR 02/16 3.125	2/15/2016	3.13%	16,077,687
DIRECTV HOLDINGS/FING COMPANY GUAR 02/21 4.6	2/15/2021	4.6%	103,269
DIRECTV HOLDINGS/FING COMPANY GUAR 03/15 3.55	3/15/2015	3.55%	4,131,864
DIRECTV HOLDINGS/FING COMPANY GUAR 03/16 3.5	3/1/2016	3.5%	3,437,731
DIRECTV HOLDINGS/FING COMPANY GUAR 03/17 2.4	3/15/2017	2.4%	3,471,581
DIRECTV HOLDINGS/FING COMPANY GUAR 03/20 5.2	3/15/2020	5.2%	669,718
DIRECTV HOLDINGS/FING COMPANY GUAR 03/22 3.8	3/15/2022	3.8%	321,813
DIRECTV HOLDINGS/FING COMPANY GUAR 03/41 6.375	3/1/2041	6.38%	51,843
DIRECTV HOLDINGS/FING COMPANY GUAR 10/14 4.75	10/1/2014	4.75%	1,415,908
DIRECTV HOLDINGS/FING COMPANY GUAR 10/19 5.875	10/1/2019	5.88%	101,951
DISCOVER BANK SUBORDINATED 11/19 8.7	11/18/2019	8.7%	460,226
DISCOVER CARD EXECUTION NOTE T DCENT 2012 A1 A1	8/15/2017	0.81%	20,590,817
DISCOVER CARD EXECUTION NOTE T DCENT 2013 A5 A5	4/15/2019	1.04%	18,182,837
DISCOVER FINANCIAL SVS SR UNSECURED 11/22 3.85	11/21/2022	3.85%	1,642,230
DISCOVERY COMMUNICATIONS A COMMON STOCK USD.01			7,524,572
DISCOVERY COMMUNICATIONS COMPANY GUAR 05/22 3.3	5/15/2022	3.3%	56,808
DISCOVERY COMMUNICATIONS COMPANY GUAR 06/15 3.7	6/1/2015	3.7%	463,045
DISCOVERY COMMUNICATIONS COMPANY GUAR 08/19 5.625	8/15/2019	5.63%	303,168
DISH DBS CORP COMPANY GUAR 10/14 6.625	10/1/2014	6.63%	312,000
DIVERSIFIED REAL ASSET FUND WELLINGTON			295,066,698
DNB BOLIGKREDITT AS COVERED 144A 03/17 2.9	3/29/2017	2.9%	962,412
DNB BOLIGKREDITT AS COVERED 144A 10/16 2.1	10/14/2016	2.1%	1,452,108
DNB BOLIGKREDITT AS COVERED REGS 10/17 2.5	10/18/2017	2.5%	1,735,104
DOCTOR REDDY S LAB ADR ADR			16,412
DOLLAR GENERAL CORP COMMON STOCK USD.875			10,372,024
DOLLARAMA INC COMMON STOCK			415,106
DOLPHIN ENERGY LTD SR SECURED 144A 06/19 5.888	6/15/2019	5.89%	203,115
DOLPHIN ENERGY LTD SR SECURED REGS 06/19 5.888	6/15/2019	5.89%	101,558
DOMINION DIAMOND CORP COMMON STOCK NPV			53,132
DOMINION DIAMOND CORP COMMON STOCK NPV			230,628
DOMINION GAS HLDGS LLC SR UNSECURED 144A 11/16 1.05	11/1/2016	1.05%	2,990,460
DOMINION GAS HLDGS LLC SR UNSECURED 144A 11/23 3.55	11/1/2023	3.55%	216,725
DOMINION RESOURCES INC SR UNSECURED 01/19 8.875	1/15/2019	8.88%	1,810,632

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
DOMINION RESOURCES INC SR UNSECURED 03/14 1.8	3/15/2014	1.8%	200,566
DOMINION RESOURCES INC SR UNSECURED 03/21 4.45	3/15/2021	4.45%	84,819
DOMINION RESOURCES INC SR UNSECURED 06/18 6.4	6/15/2018	6.4%	1,212,842
DOMINION RESOURCES INC SR UNSECURED 09/15 2.25	9/1/2015	2.25%	230,583
DOMINION RESOURCES INC SR UNSECURED 09/17 1.4	9/15/2017	1.4%	3,373,146
DONGBU INSURANCE CO LTD COMMON STOCK KRW500.			111,830
DONGSUNG FINETEC CO LTD COMMON STOCK KRW500.			277,793
DORMAN PRODUCTS INC COMMON STOCK USD.01			1,309,347
DOW CHEMICAL CO/THE SR UNSECURED 05/19 8.55	5/15/2019	8.55%	710,157
DOW CHEMICAL CO/THE SR UNSECURED 11/20 4.25	11/15/2020	4.25%	1,203,609
DOW CHEMICAL CO/THE SR UNSECURED 11/22 3.	11/15/2022	3%	876,682
DR PEPPER SNAPPLE GROUP COMPANY GUAR 01/16 2.9	1/15/2016	2.9%	404,761
DR PEPPER SNAPPLE GROUP COMPANY GUAR 01/20 2.	1/15/2020	2%	23,556
DR PEPPER SNAPPLE GROUP INC COMMON STOCK USD.01			2,378,998
DRYROCK ISSUANCE TRUST DROCK 2012 2 A	8/15/2018	0.64%	5,299,663
DT AUTO OWNER TRUST DTAOT 2012 2A A 144A	11/16/2015	2.25%	9,014
DTE ENERGY COMPANY SR UNSECURED 05/14 7.625	5/15/2014	7.63%	92,283
DTE ENERGY COMPANY SR UNSECURED 06/16 6.35	6/1/2016	6.35%	335,504
DUFRY AG REG COMMON STOCK CHF5.			739,551
DUKE ENERGY CAROLINAS 1ST MORTGAGE 06/20 4.3	6/15/2020	4.3%	107,233
DUKE ENERGY CORP COMMON STOCK USD.001			1,710,068
DUKE ENERGY CORP SR UNSECURED 08/17 1.625	8/15/2017	1.63%	4,657,378
DUKE ENERGY CORP SR UNSECURED 09/14 3.95	9/15/2014	3.95%	11,189,445
DUKE ENERGY CORP SR UNSECURED 09/19 5.05	9/15/2019	5.05%	88,813
DUKE ENERGY CORP SR UNSECURED 11/16 2.15	11/15/2016	2.15%	81,988
DUKE ENERGY INDIANA INC 1ST MORTGAGE 07/20 3.75	7/15/2020	3.75%	715,269
DUKE ENERGY PROGRESS INC 1ST MORTGAGE 04/15 5.15	4/1/2015	5.15%	475,669
DUKE REALTY LP COMPANY GUAR 03/16 5.5	3/1/2016	5.5%	432,869
DUNKIN BRANDS GROUP INC COMMON STOCK USD.001			7,985,969
E.I. DU PONT DE NEMOURS SR UNSECURED 01/20 4.625	1/15/2020	4.63%	998,827
E.I. DU PONT DE NEMOURS SR UNSECURED 02/23 2.8	2/15/2023	2.8%	480,818
E.I. DU PONT DE NEMOURS SR UNSECURED 04/16 2.75	4/1/2016	2.75%	119,861
E.I. DU PONT DE NEMOURS SR UNSECURED 07/18 6.	7/15/2018	6%	232,186
E.I. DU PONT DE NEMOURS SR UNSECURED 12/16 5.25	12/15/2016	5.25%	415,085
EAGLE BANCORP INC COMMON STOCK USD.01			2,819,645
EARTHLINK INC COMMON STOCK USD.01			1,891,896
EAST JAPAN RAILWAY CO COMMON STOCK			605,946
EAST WEST BANCORP INC COMMON STOCK USD.001			7,378,740
EASTERN POWER NETWORKS SR UNSECURED 03/24 5.75	3/8/2024	5.75%	1,302,566
EASTGROUP PROPERTIES INC REIT NPV			2,445,515
EASYJET PLC COMMON STOCK GBP.2728571			1,811,429

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
EATON CORP COMPANY GUAR 11/15 0.95	11/2/2015	0.95%	150,561
EATON CORP COMPANY GUAR 11/17 1.5	11/2/2017	1.5%	1,480,301
EATON CORP COMPANY GUAR 11/22 2.75	11/2/2022	2.75%	3,432,917
EATON CORP PLC COMMON STOCK USD.01			4,805,456
EBAY INC COMMON STOCK USD.001			37,192,425
EBAY INC SR UNSECURED 07/15 0.7	7/15/2015	0.7%	8,021,496
EBAY INC SR UNSECURED 07/17 1.35	7/15/2017	1.35%	452,408
EBAY INC SR UNSECURED 07/42 4.	7/15/2042	4%	63,514
EBAY INC SR UNSECURED 10/15 1.625	10/15/2015	1.63%	611,711
ECHO ENTERTAINMENT GROUP LTD COMMON STOCK			125,248
ECOLAB INC SR UNSECURED 08/15 1.	8/9/2015	1%	2,075,437
ECOLAB INC SR UNSECURED 12/14 2.375	12/8/2014	2.38%	1,548,878
ECOLAB INC SR UNSECURED 12/16 3.	12/8/2016	3%	754,348
ECOLAB INC SR UNSECURED 12/21 4.35	12/8/2021	4.35%	1,467,259
ECOPETROL SA SR UNSECURED 09/23 5.875	9/18/2023	5.88%	2,004,500
EDC FINANCE LTD COMPANY GUAR 144A 04/20 4.875	4/17/2020	4.88%	1,456,875
EDF COMMON STOCK EUR.5			1,242,989
EDUCATION REALTY TRUST INC REIT USD.01			2,185,605
EFS VOLUNTEER NO 3 LLC EFSV3 2012 1 A3 144A	4/25/2033	1.18%	4,281,171
EFSF GOVT GUARANT REGS 01/20 1.5	1/22/2020	1.5%	2,187,130
EFSF GOVT GUARANT REGS 07/21 3.375	7/5/2021	3.38%	4,559,990
EISAI CO LTD COMMON STOCK			3,135,585
EL PASO PIPELINE PART OP COMPANY GUAR 04/20 6.5	4/1/2020	6.5%	396,205
ELI LILLY + CO COMMON STOCK NPV			12,945,075
ELLIE MAE INC COMMON STOCK USD.0001			2,462,367
ELRINGKLINGER AG COMMON STOCK NPV			321,893
EMC CORP/MA COMMON STOCK USD.01			15,034,560
EMC CORP/MA SR UNSECURED 06/18 1.875	6/1/2018	1.88%	1,374,210
EMCOR GROUP INC COMMON STOCK USD.01			3,290,416
EMERSON ELECTRIC CO SR UNSECURED 12/14 5.	12/15/2014	5%	166,918
EMPIRE CO LTD A COMMON STOCK			375,708
EMPRESA NACIONAL DE TELECOM COMMON STOCK NPV			259,157
EMS CHEMIE HOLDING AG REG COMMON STOCK CHF.01			87,684
ENAGAS SA COMMON STOCK EUR1.5			382,431
ENCANA CORP COMMON STOCK NPV			5,635,210
ENCANA CORP COMMON STOCK NPV			265,361
ENCANA HLDINGS FIN CORP COMPANY GUAR 05/14 5.8	5/1/2014	5.8%	8,036,433
ENERGYO SOLUTIONS RUSSIA AB EOS RUSSIA			28,309
ENERPLUS CORP COMMON STOCK NPV			575,821
ENERSIS S.A. SPONS ADR ADR NPV			86,942
ENERSYS COMMON STOCK USD.01			4,479,452

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
ENSCO PLC SR UNSECURED 03/21 4.7	3/15/2021	4.7%	42,310
ENTERGY ARKANSAS INC 1ST MORTGAGE 06/23 3.05	6/1/2023	3.05%	31,701
ENTERGY CORP SR UNSECURED 09/15 3.625	9/15/2015	3.63%	211,463
ENTERGY CORP SR UNSECURED 09/20 5.125	9/15/2020	5.13%	818,488
ENTERGY LOUISIANA LLC 1ST MORTGAGE 12/14 1.875	12/15/2014	1.88%	3,078,466
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/14 9.75	1/31/2014	9.75%	4,954,415
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/19 6.5	1/31/2019	6.5%	1,109,707
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/16 3.2	2/1/2016	3.2%	521,566
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/43 4.45	2/15/2043	4.45%	529,990
ENTERPRISE PRODUCTS OPER COMPANY GUAR 03/23 3.35	3/15/2023	3.35%	1,700,342
ENTERPRISE PRODUCTS OPER COMPANY GUAR 06/15 3.7	6/1/2015	3.7%	312,338
ENTERPRISE PRODUCTS OPER COMPANY GUAR 08/15 1.25	8/13/2015	1.25%	2,592,108
ENTERPRISE PRODUCTS OPER COMPANY GUAR 09/17 6.3	9/15/2017	6.3%	299,309
ENVESTNET INC COMMON STOCK			2,064,972
ENVISION HEALTHCARE HOLDINGS COMMON STOCK USD.01			2,099,516
EOG RESOURCES CANADA COMPANY GUAR 144A 03/14 4.75	3/15/2014	4.75%	317,900
EOG RESOURCES INC COMMON STOCK USD.01			33,944,801
EOG RESOURCES INC SR UNSECURED 02/16 2.5	2/1/2016	2.5%	237,295
EOG RESOURCES INC SR UNSECURED 02/21 4.1	2/1/2021	4.1%	579,750
EOG RESOURCES INC SR UNSECURED 03/23 2.625	3/15/2023	2.63%	81,879
EPISTAR CORP COMMON STOCK TWD10.			63,556
EPL OIL + GAS INC COMMON STOCK USD.001			3,642,585
EQT CORP COMMON STOCK NPV			3,079,454
EQUIFAX INC COMMON STOCK USD1.25			2,384,473
ERAC USA FINANCE LLC COMPANY GUAR 144A 04/16 1.4	4/15/2016	1.4%	720,569
ERAC USA FINANCE LLC COMPANY GUAR 144A 06/34 6.7	6/1/2034	6.7%	94,351
ERICSSON LM B SHS COMMON STOCK NPV			603,606
ERP OPERATING LP SR UNSECURED 06/17 5.75	6/15/2017	5.75%	196,487
ERP OPERATING LP SR UNSECURED 09/14 5.25	9/15/2014	5.25%	190,887
ERP OPERATING LP SR UNSECURED 12/21 4.625	12/15/2021	4.63%	105,426
ERSTE ABWICKLUNGSANSTALT LOCAL GOVT G 03/16 3.125	3/29/2016	3.13%	291,220
ESSENT GROUP LTD COMMON STOCK USD.015			2,961,209
ESSILOR INTERNATIONAL COMMON STOCK EUR.18			2,778,483
ESTEE LAUDER COMPANIES CL A COMMON STOCK USD.01			5,301,172
EULER HERMES SA COMMON STOCK EUR.32			372,418
EUROCASH SA COMMON STOCK PLN1.			123,957
EUROCOMMERCIAL PROPERTIE CV DUTCH CERT EUR5.0			430,210
EUROCREDIT CDO EUROC III X A1 REGS	10/20/2016	0.82%	366,626
EUROPEAN INVESTMENT BANK SR UNSECURED 04/20 4.625	4/15/2020	4.63%	3,252,969
EUROPEAN INVESTMENT BANK SR UNSECURED REGS 01/21 3.625	1/15/2021	3.63%	2,160,679
EVEREST RE GROUP LTD COMMON STOCK USD.01			4,909,905

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
EVERGRANDE REAL ESTATE GROUP COMMON STOCK USD.01			38,807
EXAMWORKS GROUP INC COMMON STOCK			3,823,181
EXEDY CORP COMMON STOCK			614,386
EXELIXIS INC COMMON STOCK USD.001			2,743,022
EXELON CORP COMMON STOCK NPV			9,445,442
EXELON GENERATION CO LLC SR UNSECURED 01/14 5.35	1/15/2014	5.35%	4,194,621
EXELON GENERATION CO LLC SR UNSECURED 10/41 5.75	10/1/2041	5.75%	28,736
EXETER AUTOMOBILE RECEIVABLES EART 2013 1A A 144A	10/16/2017	1.29%	181,766
EXETER AUTOMOBILE RECEIVABLES EART 2013 2A A 144A	11/15/2017	1.49%	859,603
EXONE CO/THE COMMON STOCK USD.01			1,811,986
EXPORT IMPORT BK KOREA SR UNSECURED 01/21 4.	1/29/2021	4%	410,261
EXPORT IMPORT BK KOREA SR UNSECURED 06/20 5.125	6/29/2020	5.13%	32,962
EXPORT IMPORT BK KOREA SR UNSECURED 09/16 VAR	9/17/2016	1.1%	1,503,975
EXPRESS INC COMMON STOCK			1,830,967
EXPRESS SCRIPTS HOLDING CO COMMON STOCK USD.01			15,088,254
EXPRESS SCRIPTS HOLDING COMPANY GUAR 02/15 2.1	2/12/2015	2.1%	507,247
EXPRESS SCRIPTS HOLDING COMPANY GUAR 02/17 2.65	2/15/2017	2.65%	309,203
EXPRESS SCRIPTS HOLDING COMPANY GUAR 11/16 3.5	11/15/2016	3.5%	6,227,002
EXTENDED STAY AMERICA TRUST ESA 2013 ESH7 A27 144A	12/5/2031	2.96%	553,125
EXTERRAN HOLDINGS INC COMMON STOCK USD.01			2,127,411
EXXON MOBIL CORP COMMON STOCK NPV			37,320,536
F5 NETWORKS INC COMMON STOCK NPV			2,405,394
FACEBOOK INC A COMMON STOCK USD.000006			65,528,491
FANNIE DISCOUNT NOTE DISCOUNT NOT 01/14 0.00000	1/2/2014	0.01%	2,100,000
FANNIE MAE FNR 1994 15 ZK	2/25/2024	5.5%	1,083,517
FANNIE MAE FNR 1994 29 Z	2/25/2024	6.5%	123,824
FANNIE MAE FNR 1994 43 PK	2/25/2024	6.35%	955,127
FANNIE MAE FNR 1997 89 ZA	12/20/2027	7%	421,888
FANNIE MAE FNR 1999 6 PB	3/25/2019	6%	292,685
FANNIE MAE FNR 2001 81 HE	1/25/2032	6.5%	1,369,052
FANNIE MAE FNR 2002 11 QC	3/25/2017	5.5%	63,211
FANNIE MAE FNR 2002 86 PG	12/25/2032	6%	402,907
FANNIE MAE FNR 2003 21 OU	3/25/2033	5.5%	219,984
FANNIE MAE FNR 2003 49 YD	6/25/2023	5.5%	174,637
FANNIE MAE FNR 2003 89 DC	12/25/2032	5%	317,133
FANNIE MAE FNR 2003 92 PE	9/25/2018	4.5%	691,512
FANNIE MAE FNR 2004 38 FK	5/25/2034	0.52%	694,831
FANNIE MAE FNR 2004 80 WB	11/25/2019	4%	1,174,725
FANNIE MAE FNR 2005 12 JE	9/25/2033	5%	693,036
FANNIE MAE FNR 2005 44 PE	7/25/2033	5%	587,134
FANNIE MAE FNR 2005 64 EA	6/25/2032	5.25%	314,292

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FANNIE MAE FNR 2005 70 NA	8/25/2035	5.5%	123,803
FANNIE MAE FNR 2005 87 PE	12/25/2033	5%	1,476,828
FANNIE MAE FNR 2006 9 KZ	3/25/2036	6%	691,216
FANNIE MAE FNR 2007 100 YF	10/25/2037	0.71%	1,592,823
FANNIE MAE FNR 2007 106 A7	10/25/2037	5.98%	122,432
FANNIE MAE FNR 2007 59 AQ	7/25/2035	5.75%	273,002
FANNIE MAE FNR 2007 73 A1	7/25/2037	0.23%	1,215,325
FANNIE MAE FNR 2007 95 A1	8/27/2036	0.42%	527,133
FANNIE MAE FNR 2008 25 EF	4/25/2038	1.12%	7,163,576
FANNIE MAE FNR 2008 80 ME	5/25/2032	5%	113,994
FANNIE MAE FNR 2009 29 LA	5/25/2039	2.4%	1,809,983
FANNIE MAE FNR 2009 62 HJ	5/25/2039	6%	1,183,269
FANNIE MAE FNR 2009 87 NF	11/25/2039	0.91%	2,174,643
FANNIE MAE FNR 2010 110 AE	11/25/2018	9.75%	1,536,038
FANNIE MAE FNR 2010 111 AE	4/25/2038	5.5%	1,324,324
FANNIE MAE FNR 2010 19 VA	2/25/2021	5%	2,152,592
FANNIE MAE FNR 2010 54 FT	4/25/2037	0.92%	5,339,938
FANNIE MAE FNR 2010 64 DM	6/25/2040	5%	1,154,164
FANNIE MAE FNR 2010 64 EH	10/25/2035	5%	287,383
FANNIE MAE FNR 2011 15 AB	8/25/2019	9.75%	533,925
FANNIE MAE FNR 2011 59 NZ	7/25/2041	5.5%	2,932,626
FANNIE MAE FNR 2012 132 US	12/25/2042	11.73%	14,247
FANNIE MAE FNR 2012 17 FG	3/25/2042	0.66%	8,878,344
FANNIE MAE FNR 2012 28 B	6/25/2039	6.5%	684,112
FANNIE MAE FNR 2013 13 IK	3/25/2028	2.5%	162,274
FANNIE MAE FNR 2013 83 CA	10/25/2037	3.5%	2,928,149
FANNIE MAE FNR 2013 9 BC	7/25/2042	6.5%	7,804,146
FANNIE MAE FNR 2013 9 CB	4/25/2042	5.5%	11,405,819
FANNIE MAE FNR 2013 96 YA	9/25/2038	3.5%	542,195
FANNIE MAE NOTES 01/16 0.5	1/15/2016	0.5%	6,193,626
FANNIE MAE NOTES 01/17 1.25	1/30/2017	1.25%	5,060,165
FANNIE MAE NOTES 03/14 2.75	3/13/2014	2.75%	7,538,730
FANNIE MAE NOTES 03/16 0.5	3/30/2016	0.5%	9,989,250
FANNIE MAE NOTES 03/16 2	3/8/2016	2%	1,031,942
FANNIE MAE NOTES 03/16 2.25	3/15/2016	2.25%	10,370,900
FANNIE MAE NOTES 03/16 5	3/15/2016	5%	730,880
FANNIE MAE NOTES 04/15 5.	4/15/2015	5%	9,545,418
FANNIE MAE NOTES 04/16 2.375	4/11/2016	2.38%	3,166,652
FANNIE MAE NOTES 05/15 0.5	5/27/2015	0.5%	22,459,360
FANNIE MAE NOTES 05/16 0.52	5/27/2016	0.52%	5,834,556
FANNIE MAE NOTES 05/18 0.875	5/21/2018	0.88%	860,908

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FANNIE MAE NOTES 06/17 5.375	6/12/2017	5.38%	634,650
FANNIE MAE NOTES 07/15 2.375	7/28/2015	2.38%	2,063,212
FANNIE MAE NOTES 07/16 0.375	7/5/2016	0.38%	25,227,925
FANNIE MAE NOTES 08/16 0.625	8/26/2016	0.63%	9,049,988
FANNIE MAE NOTES 08/18 1.25	8/22/2018	1.25%	4,846,345
FANNIE MAE NOTES 09/15 0.5	9/28/2015	0.5%	11,360,038
FANNIE MAE NOTES 09/16 1.25	9/28/2016	1.25%	4,564,251
FANNIE MAE NOTES 09/18 1.875	9/18/2018	1.88%	4,071,628
FANNIE MAE NOTES 10/15 1.625	10/26/2015	1.63%	10,116,325
FANNIE MAE NOTES 10/15 4.375	10/15/2015	4.38%	1,868,023
FANNIE MAE NOTES 10/17 0.875	10/26/2017	0.88%	2,963,715
FANNIE MAE NOTES 11/16 1.375	11/15/2016	1.38%	8,134,240
FANNIE MAE NOTES 11/18 1.625	11/27/2018	1.63%	11,012,362
FANNIE MAE NOTES 12/15 0.375	12/21/2015	0.38%	4,393,268
FANNIE MAE SUBORDINATED 10/19 0.00000	10/9/2019	0.01%	21,639,906
FANNIEMAE ACES FNA 2011 M2 A1	4/25/2021	2.02%	785,915
FANNIEMAE ACES FNA 2012 M8 ASQ1	12/25/2019	1.17%	1,618,320
FANNIEMAE ACES FNA 2012 M8 ASQ2	12/25/2019	1.52%	307,063
FANNIEMAE ACES FNA 2012 M8 ASQ3	12/25/2019	1.8%	333,614
FANNIEMAE ACES FNA 2013 M7 A2	12/27/2022	2.28%	308,529
FANNIEMAE STRIP FNS 404 F13	5/25/2040	0.76%	1,186,532
FANNIEMAE WHOLE LOAN FNW 2003 W1 1A1	12/25/2042	5.98%	233,050
FANNIEMAE WHOLE LOAN FNW 2003 W15 1A	7/25/2043	6.5%	205,282
FANNIEMAE WHOLE LOAN FNW 2004 W1 1A7	11/25/2043	5.68%	472,172
FANNIEMAE WHOLE LOAN FNW 2004 W1 2A1	12/25/2043	6.5%	257,721
FANNIEMAE WHOLE LOAN FNW 2004 W2 2A2	2/25/2044	7%	109,068
FANNIEMAE WHOLE LOAN FNW 2009 W1 A	12/25/2049	6%	286,949
FANUC CORP COMMON STOCK			3,388,278
FAR EASTERN DEPARTMENT STORE COMMON STOCK TWD10.			138,574
FAR EASTERN NEW CENTURY CORP COMMON STOCK TWD10.			94,185
FAR EASTONE TELECOMM CO LTD COMMON STOCK TWD10.			191,202
FARMER MAC GTD TR 07 1 SECURED 144A 04/17 5.125	4/19/2017	5.13%	8,152,520
FDIC STRUCTURED SALE GUARANTEE SSGN 2010 S1 1A 144A	2/25/2048	0.72%	2,115,614
FED FARM CRD DISCOUNT NT DISCOUNT NOT 01/14 0.00000	1/7/2014	0.01%	4,999,985
FED HM LN PC POOL 1B1580	3/1/2034	2.8%	365,739
FED HM LN PC POOL 1B8062	3/1/2041	3.14%	694,892
FED HM LN PC POOL 1G1381	12/1/2036	2.86%	115,670
FED HM LN PC POOL 1G2201	9/1/2037	6.03%	5,967
FED HM LN PC POOL 1G2511	5/1/2036	2.77%	1,055,222
FED HM LN PC POOL 1J1467	12/1/2036	2.37%	328,420

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FED HM LN PC POOL 1J1492	11/1/2036	2.37%	280,107
FED HM LN PC POOL 2B0646	7/1/2042	2.03%	1,468,851
FED HM LN PC POOL 360077	8/1/2019	9%	577
FED HM LN PC POOL 410792	2/1/2030	2.39%	36,367
FED HM LN PC POOL 538275	12/1/2019	9%	950
FED HM LN PC POOL 540880	10/1/2019	9%	5,068
FED HM LN PC POOL 547356	3/1/2020	9%	200
FED HM LN PC POOL 549820	9/1/2020	9%	2,201
FED HM LN PC POOL 555152 555152	7/1/2020	9%	198
FED HM LN PC POOL 555248	1/1/2020	8.5%	5,059
FED HM LN PC POOL 555294	10/1/2017	9%	563
FED HM LN PC POOL 555330	10/1/2019	10%	7,675
FED HM LN PC POOL 846004	12/1/2024	2.58%	21,118
FED HM LN PC POOL 846313	2/1/2026	2.43%	1,640
FED HM LN PC POOL 846661	2/1/2029	2.3%	2,615
FED HM LN PC POOL 847153	5/1/2033	2.39%	404,377
FED HM LN PC POOL A00936	1/1/2019	9%	269
FED HM LN PC POOL A01672	9/1/2019	9.5%	5,903
FED HM LN PC POOL A17092	12/1/2033	6%	167,385
FED HM LN PC POOL A39803	11/1/2035	5.5%	1,024,217
FED HM LN PC POOL A47038	9/1/2035	5%	456,440
FED HM LN PC POOL A53630	10/1/2036	6%	307,496
FED HM LN PC POOL A62077	6/1/2037	6%	268,150
FED HM LN PC POOL A62378	6/1/2037	6%	295,684
FED HM LN PC POOL A63809	8/1/2037	6%	255,615
FED HM LN PC POOL A69654	12/1/2037	6%	106,663
FED HM LN PC POOL A71410	1/1/2038	6%	2,827
FED HM LN PC POOL A75218	4/1/2038	6%	173,251
FED HM LN PC POOL A85726	4/1/2039	5%	459,291
FED HM LN PC POOL A87307	7/1/2039	4.5%	67,990
FED HM LN PC POOL A88872	10/1/2033	4.5%	31,266
FED HM LN PC POOL A90222	12/1/2039	4.5%	3,467,181
FED HM LN PC POOL A90826	1/1/2040	4.5%	1,058,790
FED HM LN PC POOL A91235	2/1/2040	4.5%	616,521
FED HM LN PC POOL A93318	8/1/2040	5%	1,980,196
FED HM LN PC POOL A93625	8/1/2040	5%	1,163,815
FED HM LN PC POOL A93652	9/1/2040	5%	378,400
FED HM LN PC POOL A93713	9/1/2040	5%	1,304,666
FED HM LN PC POOL A94069	9/1/2040	5%	773,483
FED HM LN PC POOL A94113	10/1/2040	5%	1,093,408
FED HM LN PC POOL A94132	9/1/2040	5%	76,820

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FED HM LN PC POOL A94898	11/1/2040	4.5%	717,777
FED HM LN PC POOL A95519	12/1/2040	4.5%	366,207
FED HM LN PC POOL A95831	12/1/2040	4.5%	2,607,468
FED HM LN PC POOL A97040	2/1/2041	4%	602,020
FED HM LN PC POOL A97479	3/1/2041	4.5%	137,425
FED HM LN PC POOL A97673	3/1/2041	4.5%	60,980
FED HM LN PC POOL C00098	2/1/2022	8%	10,853
FED HM LN PC POOL C00371	9/1/2024	7%	2,428
FED HM LN PC POOL C00516	5/1/2027	8%	12,295
FED HM LN PC POOL C00522	5/1/2027	7%	15,871
FED HM LN PC POOL C00632	7/1/2028	7%	14,531
FED HM LN PC POOL C00636	7/1/2028	7.5%	30,333
FED HM LN PC POOL C00650	9/1/2028	7%	10,193
FED HM LN PC POOL C00984	5/1/2030	8%	3,049
FED HM LN PC POOL C00987	5/1/2030	7.5%	3,136
FED HM LN PC POOL C01116	1/1/2031	7.5%	84,864
FED HM LN PC POOL C03478	6/1/2040	4.5%	107,375
FED HM LN PC POOL C03517	9/1/2040	4.5%	867,264
FED HM LN PC POOL C03520	9/1/2040	4%	4,814,330
FED HM LN PC POOL C03545	8/1/2040	5%	1,405,393
FED HM LN PC POOL C03701	9/1/2041	4.5%	732,104
FED HM LN PC POOL C03744	2/1/2042	4%	34,882,511
FED HM LN PC POOL C03792	4/1/2042	3.5%	2,884,833
FED HM LN PC POOL C04272	10/1/2042	3%	2,789,389
FED HM LN PC POOL C04422	12/1/2042	3%	1,150,414
FED HM LN PC POOL C09022	1/1/2043	3%	5,393,093
FED HM LN PC POOL C10542	6/1/2028	7%	12,716
FED HM LN PC POOL C12585	7/1/2028	7%	1,067
FED HM LN PC POOL C14084	8/1/2028	7%	27,975
FED HM LN PC POOL C26742	5/1/2029	6%	873
FED HM LN PC POOL C80373	1/1/2026	7.5%	850
FED HM LN PC POOL C80379	2/1/2026	7%	18,151
FED HM LN PC POOL C80407	6/1/2026	7%	2,737
FED HM LN PC POOL C90148	9/1/2016	7.5%	2,931
FED HM LN PC POOL C91028	2/1/2027	5%	53,283
FED HM LN PC POOL C91161	2/1/2028	5%	56,821
FED HM LN PC POOL D64290	10/1/2025	7%	17,651

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FED HM LN PC POOL D64990	3/1/2025	8.5%	5,024
FED HM LN PC POOL D67104	1/1/2026	7.5%	92,297
FED HM LN PC POOL D70703	4/1/2026	7%	21,142
FED HM LN PC POOL D71569	5/1/2026	7.5%	738
FED HM LN PC POOL D74278	8/1/2026	8%	1,421
FED HM LN PC POOL D75342	10/1/2026	8%	901
FED HM LN PC POOL D75558	10/1/2026	8%	1,424
FED HM LN PC POOL D75787	11/1/2026	8%	7,252
FED HM LN PC POOL D77162	1/1/2027	7.5%	7,230
FED HM LN PC POOL D77163	1/1/2027	7.5%	7,158
FED HM LN PC POOL D77260	1/1/2027	7.5%	5,800
FED HM LN PC POOL D77475	1/1/2027	7%	5,249
FED HM LN PC POOL D77487	1/1/2027	7.5%	2,236
FED HM LN PC POOL D77490	1/1/2027	7.5%	874
FED HM LN PC POOL D77541	1/1/2027	7.5%	10,465
FED HM LN PC POOL D77687	2/1/2027	7.5%	64,382
FED HM LN PC POOL D80165	5/1/2027	7%	19,462
FED HM LN PC POOL D80177	5/1/2027	7%	22,476
FED HM LN PC POOL D91280	4/1/2016	7.5%	13,124
FED HM LN PC POOL D93618	7/1/2019	6.5%	29,466
FED HM LN PC POOL D98914	1/1/2032	4%	234,683
FED HM LN PC POOL E00619	1/1/2014	6.5%	27
FED HM LN PC POOL E00626	2/1/2014	6.5%	119
FED HM LN PC POOL E00634	3/1/2014	6%	1,886
FED HM LN PC POOL E00659	4/1/2014	6%	524
FED HM LN PC POOL E00956	3/1/2016	6%	1,090
FED HM LN PC POOL E01007	8/1/2016	6%	780
FED HM LN PC POOL E01095	1/1/2017	6%	364
FED HM LN PC POOL E01495	9/1/2018	6%	7,556
FED HM LN PC POOL E04113	11/1/2027	2.5%	2,234,306
FED HM LN PC POOL E75480	3/1/2014	6%	1,033
FED HM LN PC POOL E75521	3/1/2014	6%	1,196
FED HM LN PC POOL E75946	4/1/2014	6%	10,761
FED HM LN PC POOL E77556	6/1/2014	6%	1,268
FED HM LN PC POOL E77592	7/1/2014	6%	82
FED HM LN PC POOL E83637	5/1/2016	6%	3,423
FED HM LN PC POOL E83638	5/1/2016	6%	414
FED HM LN PC POOL E83641	5/1/2016	6%	428
FED HM LN PC POOL E83651	5/1/2016	6%	3,761
FED HM LN PC POOL E84225	6/1/2016	6%	19,206
FED HM LN PC POOL E84260	7/1/2016	6%	18,748

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FED HM LN PC POOL E84467	7/1/2016	6%	220
FED HM LN PC POOL E84885	8/1/2016	6%	1,828
FED HM LN PC POOL E85131	9/1/2016	6%	350
FED HM LN PC POOL E85346	9/1/2016	6%	5,973
FED HM LN PC POOL E86208	11/1/2016	6%	2,348
FED HM LN PC POOL E87156	1/1/2017	6%	6,689
FED HM LN PC POOL E87634	1/1/2017	6%	58,501
FED HM LN PC POOL E87908	2/1/2017	6%	2,529
FED HM LN PC POOL E87940	2/1/2017	6%	542
FED HM LN PC POOL E88001	2/1/2017	6%	281,277
FED HM LN PC POOL E88056	2/1/2017	6%	2,102
FED HM LN PC POOL E88063	2/1/2017	6%	5,585
FED HM LN PC POOL E88123	2/1/2017	6%	14,530
FED HM LN PC POOL E88197	2/1/2017	6%	420
FED HM LN PC POOL E88282	3/1/2017	6%	14,740
FED HM LN PC POOL E88283	3/1/2017	6%	592
FED HM LN PC POOL E88474	3/1/2017	6%	6,004
FED HM LN PC POOL E88603	4/1/2017	6%	4,517
FED HM LN PC POOL E88729	4/1/2017	6%	12,019
FED HM LN PC POOL E88749	3/1/2017	6%	3,109
FED HM LN PC POOL E88750	3/1/2017	6%	1,113
FED HM LN PC POOL E88765	3/1/2017	6%	3,471
FED HM LN PC POOL E88776	3/1/2017	6%	2,464
FED HM LN PC POOL E88791	3/1/2017	6%	1,863
FED HM LN PC POOL E88809	4/1/2017	6%	17,600
FED HM LN PC POOL E88884	4/1/2017	6%	9,716
FED HM LN PC POOL E89041	4/1/2017	6%	1,164
FED HM LN PC POOL E89080	4/1/2017	6%	7,816
FED HM LN PC POOL E89092	4/1/2017	6%	1,642
FED HM LN PC POOL E89102	4/1/2017	6%	12,521
FED HM LN PC POOL E89118	4/1/2017	6%	13,411
FED HM LN PC POOL E89149	4/1/2017	6%	7,409
FED HM LN PC POOL E89216	4/1/2017	6%	11,617
FED HM LN PC POOL E89294	4/1/2017	6%	20,613
FED HM LN PC POOL E89347	4/1/2017	6%	18,805
FED HM LN PC POOL E89369	4/1/2017	6%	4,944
FED HM LN PC POOL E89434	5/1/2017	6%	7,665
FED HM LN PC POOL E89435	5/1/2017	6%	8,336
FED HM LN PC POOL E89593	5/1/2017	6%	12,206
FED HM LN PC POOL E89601	5/1/2017	6%	452
FED HM LN PC POOL E89645	5/1/2017	6%	11,861

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FED HM LN PC POOL E89686	5/1/2017	6%	11,431
FED HM LN PC POOL E89687	5/1/2017	6%	8,421
FED HM LN PC POOL E89704	5/1/2017	6%	2,362
FED HM LN PC POOL E89707	5/1/2017	6%	7,464
FED HM LN PC POOL E89746	5/1/2017	6%	453
FED HM LN PC POOL E89777	5/1/2017	6%	4,177
FED HM LN PC POOL E89856	5/1/2017	6%	4,056
FED HM LN PC POOL E89883	5/1/2017	6%	5,932
FED HM LN PC POOL E89913	5/1/2017	6%	19,652
FED HM LN PC POOL E89969	5/1/2017	6%	4,633
FED HM LN PC POOL E90103	5/1/2017	6%	5,824
FED HM LN PC POOL E90135	6/1/2017	6%	1,781
FED HM LN PC POOL E90171	6/1/2017	6%	10,855
FED HM LN PC POOL E90237	6/1/2017	6%	10,589
FED HM LN PC POOL E90295	6/1/2017	6%	3,473
FED HM LN PC POOL E90313	6/1/2017	6%	431
FED HM LN PC POOL E90315	7/1/2017	6%	9,182
FED HM LN PC POOL E90322	6/1/2017	6%	4,785
FED HM LN PC POOL E90348	6/1/2017	6%	12,949
FED HM LN PC POOL E90402	7/1/2017	6%	12,190
FED HM LN PC POOL E90472	7/1/2017	6%	9,736
FED HM LN PC POOL E90473	7/1/2017	6%	22,799
FED HM LN PC POOL E90551	7/1/2017	6%	5,776
FED HM LN PC POOL E90623	8/1/2017	6%	414
FED HM LN PC POOL E90689	8/1/2017	6%	438
FED HM LN PC POOL E90690	7/1/2017	6%	565
FED HM LN PC POOL E90781	8/1/2017	6%	9,970
FED HM LN PC POOL E90831	8/1/2017	6%	470
FED HM LN PC POOL E90985	8/1/2017	6%	153
FED HM LN PC POOL E91012	8/1/2017	6%	18,841
FED HM LN PC POOL E91278	7/1/2017	6%	265
FED HM LN PC POOL E91485	9/1/2017	6%	12,833
FED HM LN PC POOL E91879	10/1/2017	6%	1,111
FED HM LN PC POOL E93128	10/1/2017	6%	13,334
FED HM LN PC POOL E99733	9/1/2018	6%	23,928
FED HM LN PC POOL G00144	3/1/2021	10%	8,074
FED HM LN PC POOL G00280	12/1/2022	9.5%	2,796
FED HM LN PC POOL G00473	3/1/2026	7.5%	414
FED HM LN PC POOL G00529	8/1/2026	7.5%	4,575
FED HM LN PC POOL G00552	3/1/2023	8.5%	19,229
FED HM LN PC POOL G00561	6/1/2025	9.5%	25,596

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FED HM LN PC POOL G00627	6/1/2025	8%	24,242
FED HM LN PC POOL G00675	3/1/2027	7.5%	19,401
FED HM LN PC POOL G00704	12/1/2026	7%	19,704
FED HM LN PC POOL G00825	12/1/2027	7%	1,305
FED HM LN PC POOL G00869	1/1/2028	7.5%	30,948
FED HM LN PC POOL G01091	12/1/2029	7%	60,242
FED HM LN PC POOL G01665	3/1/2034	5.5%	1,362,859
FED HM LN PC POOL G02031	2/1/2036	5.5%	499,401
FED HM LN PC POOL G02408	12/1/2036	5.5%	810,162
FED HM LN PC POOL G02427	12/1/2036	5.5%	1,293,027
FED HM LN PC POOL G03073	7/1/2037	5.5%	816,156
FED HM LN PC POOL G03233	8/1/2037	6%	38,663
FED HM LN PC POOL G03600	11/1/2037	7%	291,222
FED HM LN PC POOL G03695	11/1/2037	5.5%	479,326
FED HM LN PC POOL G03812	2/1/2038	5.5%	593,880
FED HM LN PC POOL G03819	1/1/2038	6%	159,058
FED HM LN PC POOL G04448	7/1/2038	5.5%	238,476
FED HM LN PC POOL G04585	2/1/2038	5.5%	452,625
FED HM LN PC POOL G04588	8/1/2038	5.5%	264,529
FED HM LN PC POOL G04636	12/1/2035	5%	123,024
FED HM LN PC POOL G04688	9/1/2038	5.5%	230,954
FED HM LN PC POOL G05179	1/1/2039	5.5%	251,087
FED HM LN PC POOL G05527	7/1/2039	4%	126,754
FED HM LN PC POOL G05645	10/1/2039	4.5%	42,029
FED HM LN PC POOL G05676	11/1/2039	4%	2,000,242
FED HM LN PC POOL G05726	8/1/2039	5%	763,278
FED HM LN PC POOL G05741	12/1/2039	4.5%	1,419,428
FED HM LN PC POOL G05927	7/1/2040	4.5%	2,456,893
FED HM LN PC POOL G06021	1/1/2040	5.5%	714,750
FED HM LN PC POOL G06087	9/1/2040	5%	158,144
FED HM LN PC POOL G06172	12/1/2038	5.5%	1,661,477
FED HM LN PC POOL G06506	12/1/2040	4%	4,112,388
FED HM LN PC POOL G06507	2/1/2041	4%	657,116
FED HM LN PC POOL G06601	12/1/2040	4.5%	4,287,197
FED HM LN PC POOL G06669	9/1/2039	6.5%	651,659
FED HM LN PC POOL G06875	12/1/2038	5.5%	4,802,419
FED HM LN PC POOL G07032	6/1/2042	3%	1,820,561
FED HM LN PC POOL G07129	9/1/2042	3.5%	1,828,944
FED HM LN PC POOL G07335	3/1/2039	7%	2,010,983
FED HM LN PC POOL G07509	9/1/2039	6.5%	1,938,159
FED HM LN PC POOL G08273	6/1/2038	5.5%	143,173

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FED HM LN PC POOL G08368	10/1/2039	4.5%	1,305,323
FED HM LN PC POOL G08372	11/1/2039	4.5%	1,308,576
FED HM LN PC POOL G08464	10/1/2041	4.5%	37,377
FED HM LN PC POOL G08553	10/1/2043	3%	165,253
FED HM LN PC POOL G10907	5/1/2014	6%	38
FED HM LN PC POOL G11300	8/1/2017	6%	915
FED HM LN PC POOL G11410	7/1/2018	4%	2,213,040
FED HM LN PC POOL G11557 G1 1557	3/1/2019	6%	1,617
FED HM LN PC POOL G11634	11/1/2019	5.5%	17,421
FED HM LN PC POOL G11652	1/1/2020	6%	601,919
FED HM LN PC POOL G12467	11/1/2021	6%	684,262
FED HM LN PC POOL G12978	12/1/2022	5.5%	672,434
FED HM LN PC POOL G13300	5/1/2023	4.5%	209,489
FED HM LN PC POOL G13492	2/1/2024	5%	498,202
FED HM LN PC POOL G13868	7/1/2025	4.5%	1,004,701
FED HM LN PC POOL G14171	10/1/2024	6%	654,603
FED HM LN PC POOL G14239	9/1/2026	4%	442,535
FED HM LN PC POOL G14375	7/1/2026	4%	2,232,382
FED HM LN PC POOL G14492	10/1/2025	4%	1,238,069
FED HM LN PC POOL G18401	9/1/2026	3.5%	372,337
FED HM LN PC POOL G18475	8/1/2028	2.5%	483,717
FED HM LN PC POOL G20028 10/39 FIXED 7.5	12/1/2036	7.5%	2,480,800
FED HM LN PC POOL G30591	2/1/2028	6%	219,786
FED HM LN PC POOL J09212	1/1/2024	5%	290,552
FED HM LN PC POOL J11089	4/1/2019	4%	149,763
FED HM LN PC POOL J12398	6/1/2025	4.5%	889,820
FED HM LN PC POOL J12439	6/1/2025	4.5%	1,595,352
FED HM LN PC POOL J14494	2/1/2026	4%	2,712,646
FED HM LN PC POOL J15658	6/1/2026	4%	926,769
FED HM LN PC POOL J15719	6/1/2026	4%	2,074,418
FED HM LN PC POOL J15974	6/1/2026	4%	835,554
FED HM LN PC POOL J16059	7/1/2026	4%	343,185
FED HM LN PC POOL J18912	4/1/2027	2.5%	937,119
FED HM LN PC POOL J23935	5/1/2028	3%	974,293
FED HM LN PC POOL Q04674	12/1/2041	4%	146,745
FED HM LN PC POOL Q10241	8/1/2042	3.5%	929,496
FED HM LN PC POOL Q10448	8/1/2042	3.5%	927,118
FED HM LN PC POOL Q11288	9/1/2042	3.5%	911,932
FED HM LN PC POOL Q11788	10/1/2042	3%	434,643
FED HM LN PC POOL Q12011	10/1/2042	3%	938,870
FED HM LN PC POOL Q12520	10/1/2042	3%	202,915

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FED HM LN PC POOL Q14326	1/1/2043	2.5%	985,468
FED HM LN PC POOL Q15062	2/1/2043	3%	3,551,480
FED HM LN PC POOL Q17792	5/1/2043	3.5%	4,147,209
FED HM LN PC POOL Q20402	7/1/2043	3%	316,414
FED HM LN PC POOL Q20416	7/1/2043	3%	540,177
FED HM LN PC POOL Q20983	8/1/2043	3%	401,732
FED HM LN PC POOL Q21553	9/1/2043	3.5%	1,965,161
FED HM LN PC POOL Q21694	8/1/2043	3%	473,543
FED HM LN PC POOL U62476	4/1/2043	3.5%	4,921,993
FED HM LN PC POOL U80439	7/1/2033	3.5%	822,301
FED HM LN PC POOL U90155	9/1/2042	4%	4,237,125
FED HM LN PC POOL U90291	10/1/2042	4%	548,354
FED HM LN PC POOL U90316	10/1/2042	4%	3,977,543
FED HM LN PC POOL U90690	6/1/2042	3.5%	363,535
FED HM LN PC POOL U91254	4/1/2043	4%	1,504,003
FED HM LN PC POOL U91619	6/1/2043	4%	1,358,690
FED HM LN PC POOL U95137	8/1/2043	4%	910,377
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/14 0.00000	1/3/2014	0.01%	2,049,998
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/14 0.00000	1/24/2014	0.01%	399,995
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/14 0.00000	2/3/2014	0.01%	2,999,919
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/14 0.00000	2/14/2014	0.01%	44,998,380
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/14 0.00000	2/19/2014	0.01%	1,299,948
FED HOME LN DISCOUNT NT DISCOUNT NOT 03/14 0.00000	3/12/2014	0.01%	1,999,846
FED REPUBLIC OF BRAZIL SR UNSECURED 01/41 5.625	1/7/2041	5.63%	97,000
FEDERAL FARM CREDIT BANK BONDS 08/15 0.4	8/26/2015	0.4%	10,005,240
FEDERAL HOME LOAN BANK BONDS 01/14 0.375	1/29/2014	0.38%	10,001,840
FEDERAL HOME LOAN BANK BONDS 03/16 3.125	3/11/2016	3.13%	1,410,397
FEDERAL HOME LOAN BANK BONDS 05/14 1.375	5/28/2014	1.38%	3,015,138
FEDERAL HOME LOAN BANK BONDS 06/14 5.375	6/13/2014	5.38%	7,388,327
FEDERAL HOME LOAN BANK BONDS 06/14 6.625	6/30/2014	6.63%	1,382,124
FEDERAL HOME LOAN BANK BONDS 07/36 5.5	7/15/2036	5.5%	10,758,584
FEDERAL HOME LOAN BANK BONDS 08/15 0.375	8/28/2015	0.38%	6,494,011
FEDERAL HOME LOAN BANK BONDS 10/18 VAR	10/30/2018	0.75%	9,465,132
FEDERAL HOME LOAN BANK BONDS 12/15 5.	12/21/2015	5%	87,174
FEDERAL HOME LOAN BANK BONDS 12/16 0.75	12/19/2016	0.75%	7,723,481
FEDERATION CENTRES REIT			37,186
FHLMC MULTIFAMILY VRD CERTIFIC FHM M012 A1A2	8/15/2051	5.5%	5,445,000
FHLMC STRUCTURED PASS THROUGH FSPC T 21 A	10/25/2029	0.53%	356,352
FHLMC STRUCTURED PASS THROUGH FSPC T 61 1A1	7/25/2044	1.54%	1,458,625
FIBRA UNO ADMINISTRACION SA REIT NPV			59,160
FIDELITY + GUARANTY LIFE COMMON STOCK USD.01			740,554

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FIDELITY NATIONAL INFORMATIO COMMON STOCK USD.01			6,249,426
FIDESSA GROUP PLC COMMON STOCK GBP.1			294,791
FIESTA RESTAURANT GROUP COMMON STOCK USD.01			1,685,785
FIFTH THIRD AUTO TRUST FITAT 2013 1 A2	3/15/2016	0.59%	3,100,980
FIFTH THIRD AUTO TRUST FITAT 2013 1 A4	2/18/2020	1.3%	2,769,213
FIFTH THIRD AUTO TRUST FITAT 2013 A A3	9/15/2017	0.61%	1,384,032
FIFTH THIRD BANCORP SR UNSECURED 01/16 3.625	1/25/2016	3.63%	5,028,119
FIFTH THIRD BANK SR UNSECURED 02/16 0.9	2/26/2016	0.9%	298,423
FINANCIAL ENGINES INC COMMON STOCK USD.0001			3,376,728
FINMECCANICA SPA COMMON STOCK EUR4.4			439,207
FIREEYE INC COMMON STOCK USD.0001			1,663,198
FIRST INVESTORS AUTO OWNER TRU FIAOT 2013 1A A2 144A	10/15/2018	0.9%	386,873
FIRST PACIFIC CO COMMON STOCK USD.01			22,750
FIRSTENERGY CORP SR UNSECURED 03/18 2.75	3/15/2018	2.75%	2,417,122
FIRSTENERGY CORP SR UNSECURED 03/23 4.25	3/15/2023	4.25%	4,483,656
FIRSTENERGY CORP SR UNSECURED 11/31 7.375	11/15/2031	7.38%	1,086,584
FIRSTMERIT CORP COMMON STOCK NPV			4,314,843
FIRSTRAND LTD COMMON STOCK ZAR.01			186,270
FISERV INC COMMON STOCK USD.01			7,606,231
FISERV INC COMPANY GUAR 06/16 3.125	6/15/2016	3.13%	5,546,234
FIVE BELOW COMMON STOCK USD.01			2,428,488
FLAGSHIP CREDIT AUTO TRUST FCAT 2013 1 A 144A	4/16/2018	1.32%	223,847
FLAGSHIP CREDIT AUTO TRUST FCAT 2013 2 A 144A	1/15/2019	1.94%	407,839
FLEETCOR TECHNOLOGIES INC COMMON STOCK USD.001			3,168,863
FLEETMATICS GROUP PLC COMMON STOCK EUR.015			1,876,488
FLIGHT CENTRE TRAVEL GROUP L COMMON STOCK NPV			231,304
FLORIDA POWER + LIGHT CO 1ST MORTGAGE 12/42 3.8	12/15/2042	3.8%	69,874
FLORIDA ST TURNPIKE AUTH FLSTRN 07/39 FIXED OID 6.8	7/1/2039	6.8%	2,478,434
FLOTEK INDUSTRIES INC COMMON STOCK USD.0001			1,778,202
FLUIDIGM CORP COMMON STOCK USD.001			1,620,783
FMC TECHNOLOGIES INC COMMON STOCK USD.01			4,691,121
FMS WERTMANAGEMENT GOVT GUARANT REGS 02/17 1.625	2/22/2017	1.63%	283,584
FMS WERTMANAGEMENT GOVT GUARANT REGS 05/19 1.875	5/9/2019	1.88%	283,927
FNMA POOL 027489	6/1/2016	9.5%	397
FNMA POOL 050305	5/1/2020	9.5%	3,405
FNMA POOL 050402	2/1/2021	9%	429
FNMA POOL 050415	3/1/2021	9%	735
FNMA POOL 050795	9/1/2023	7%	3,009
FNMA POOL 050947	12/1/2023	7%	35,551
FNMA POOL 050966	1/1/2024	7%	14,230
FNMA POOL 050993	2/1/2024	7%	10,482

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL 060680	2/1/2028	4.39%	61,802
FNMA POOL 070110	10/1/2016	10%	1,182
FNMA POOL 100168	1/1/2021	9.5%	8,452
FNMA POOL 108489	11/1/2020	9%	14,996
FNMA POOL 190353	8/1/2034	5%	23,785
FNMA POOL 190357	3/1/2035	5%	18,303
FNMA POOL 190360	8/1/2035	5%	14,977
FNMA POOL 190377	11/1/2036	5%	17,453
FNMA POOL 190533	1/1/2024	7%	5,677
FNMA POOL 242136	10/1/2023	7%	523
FNMA POOL 245442	11/1/2023	7%	4,602
FNMA POOL 252210	2/1/2019	6.5%	66,771
FNMA POOL 252869	11/1/2014	6.5%	17,686
FNMA POOL 253153	2/1/2020	7%	32,715
FNMA POOL 253799	5/1/2016	6.5%	38,917
FNMA POOL 253947	8/1/2031	8%	46,861
FNMA POOL 254223	2/1/2032	7.5%	777
FNMA POOL 254793	7/1/2033	5%	469,831
FNMA POOL 256901	9/1/2037	6.5%	43,452
FNMA POOL 256937	10/1/2037	6.5%	81,359
FNMA POOL 257239	6/1/2028	5.5%	371,197
FNMA POOL 262211	12/1/2023	7%	684
FNMA POOL 266624	1/1/2024	7%	580
FNMA POOL 267989	2/1/2024	7%	5,065
FNMA POOL 269212	1/1/2024	7%	92
FNMA POOL 274621	3/1/2024	7%	1,609
FNMA POOL 303675	10/1/2017	10%	16,017
FNMA POOL 312206	6/1/2025	2.22%	51,155
FNMA POOL 313499	10/1/2018	10%	19,063
FNMA POOL 313947	1/1/2028	7%	3,580
FNMA POOL 330089	4/1/2025	8%	37,021
FNMA POOL 330126	8/1/2025	2.3%	65,342
FNMA POOL 331427	11/1/2025	2.19%	33,417
FNMA POOL 347547	8/1/2026	2.25%	490
FNMA POOL 347633	7/1/2026	2.25%	23,948
FNMA POOL 362968	1/1/2026	2.46%	53,898
FNMA POOL 366826	1/1/2027	7%	9,654
FNMA POOL 367801	5/1/2024	9%	2,737
FNMA POOL 369996	1/1/2027	7.5%	3,932
FNMA POOL 371049	2/1/2027	7.5%	15,627
FNMA POOL 371073	2/1/2027	7.5%	8,108

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL 371871	2/1/2027	7.5%	9,340
FNMA POOL 377038	4/1/2027	7.5%	13,411
FNMA POOL 390986	8/1/2027	2.25%	133,188
FNMA POOL 396434	11/1/2027	7.5%	577
FNMA POOL 396439	11/1/2027	7.5%	9,211
FNMA POOL 397256	10/1/2027	7.5%	860
FNMA POOL 397781	10/1/2027	7.5%	672
FNMA POOL 398754	9/1/2027	7.5%	6,720
FNMA POOL 400044	10/1/2027	7.5%	6,611
FNMA POOL 401788	10/1/2027	7.5%	2,754
FNMA POOL 468559	8/1/2021	4.01%	408,759
FNMA POOL 471834	7/1/2017	1.4%	341,486
FNMA POOL 479545	8/1/2029	7%	3,132
FNMA POOL 487594	3/1/2014	6%	2,263
FNMA POOL 489144	7/1/2014	6%	1,293
FNMA POOL 492745	5/1/2029	7%	17,822
FNMA POOL 503573	10/1/2029	7%	3,089
FNMA POOL 507521	8/1/2029	7%	14,336
FNMA POOL 509436	10/1/2029	7%	9,464
FNMA POOL 509662	8/1/2029	7%	1,341
FNMA POOL 511103	8/1/2029	7%	16,340
FNMA POOL 511384	9/1/2029	7%	2,160
FNMA POOL 514267	9/1/2029	7%	3,048
FNMA POOL 515518	10/1/2029	7%	4,220
FNMA POOL 517511	10/1/2029	7%	24,979
FNMA POOL 518108	9/1/2029	7%	8,749
FNMA POOL 522760	11/1/2029	7%	9,813
FNMA POOL 523486	8/1/2030	8%	1,207
FNMA POOL 529428	3/1/2030	8%	3,908
FNMA POOL 533757	6/1/2030	8%	15,811
FNMA POOL 534194	4/1/2030	8%	3,952
FNMA POOL 534659	5/1/2015	7%	6,544
FNMA POOL 545204	5/1/2036	3.13%	127,552
FNMA POOL 545278	11/1/2031	7.5%	132,467
FNMA POOL 554482	10/1/2030	7.5%	180,781
FNMA POOL 555743	9/1/2033	5%	562,440
FNMA POOL 569915	2/1/2016	7%	44,704
FNMA POOL 569972	3/1/2031	7.5%	61,961
FNMA POOL 569973	2/1/2031	8%	23,792
FNMA POOL 572675	4/1/2031	7.5%	91,725
FNMA POOL 589396	7/1/2016	6%	137,339

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL 593848	7/1/2031	8%	24,022
FNMA POOL 602065	9/1/2031	7%	189,101
FNMA POOL 604576	9/1/2021	6.5%	27,558
FNMA POOL 609504	10/1/2031	7%	163,736
FNMA POOL 621101	1/1/2017	6%	93,195
FNMA POOL 641089	5/1/2032	7%	217,896
FNMA POOL 649952	6/1/2032	6.5%	46,596
FNMA POOL 725162	2/1/2034	6%	119,679
FNMA POOL 725229	3/1/2034	6%	343,134
FNMA POOL 725946	11/1/2034	5.5%	311,331
FNMA POOL 735061	11/1/2034	6%	3,700,820
FNMA POOL 735208	10/1/2019	6%	359,038
FNMA POOL 735382	4/1/2035	5%	2,405,009
FNMA POOL 735439	9/1/2019	6%	388,174
FNMA POOL 735500	5/1/2035	5.5%	3,333,725
FNMA POOL 735501	5/1/2035	6%	747,195
FNMA POOL 735503	4/1/2035	6%	876,435
FNMA POOL 735561	4/1/2034	2.49%	121,703
FNMA POOL 735580	6/1/2035	5%	1,119,905
FNMA POOL 735676	7/1/2035	5%	759,297
FNMA POOL 735809	8/1/2035	2.51%	2,550,256
FNMA POOL 735893	10/1/2035	5%	330,373
FNMA POOL 735989	2/1/2035	5.5%	4,951,963
FNMA POOL 745000	10/1/2035	6%	151,721
FNMA POOL 745140	11/1/2035	5%	4,180,378
FNMA POOL 745327	3/1/2036	6%	492,678
FNMA POOL 745412	12/1/2035	5.5%	2,468,185
FNMA POOL 745619	5/1/2036	2.57%	2,185,290
FNMA POOL 745885	10/1/2036	6%	1,990,933
FNMA POOL 745948	10/1/2036	6.5%	208,428
FNMA POOL 745959	11/1/2036	5.5%	1,257,989
FNMA POOL 758777	4/1/2028	6.5%	1,003
FNMA POOL 811569	6/1/2021	6%	86,103
FNMA POOL 813599	1/1/2036	2.31%	348,270
FNMA POOL 825480	6/1/2035	2.33%	512,085
FNMA POOL 827223	4/1/2035	2.22%	4,524,803
FNMA POOL 827601	8/1/2019	5.5%	254,673
FNMA POOL 831561	5/1/2036	6.5%	125,239
FNMA POOL 833600	11/1/2035	6.5%	31,984
FNMA POOL 836464	10/1/2035	2.15%	1,790,318
FNMA POOL 836852	10/1/2035	2.06%	1,274,297

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL 843823	11/1/2035	2.11%	874,929
FNMA POOL 843997	11/1/2035	2.14%	412,475
FNMA POOL 844052	11/1/2035	2.13%	395,426
FNMA POOL 844148	11/1/2035	2.13%	311,015
FNMA POOL 844237	11/1/2035	2.15%	297,550
FNMA POOL 844789	11/1/2035	2.1%	339,033
FNMA POOL 866888	1/1/2036	2.44%	460,316
FNMA POOL 872021	6/1/2021	6%	98,731
FNMA POOL 872502	6/1/2036	2.52%	3,466,030
FNMA POOL 879067	4/1/2036	2.5%	2,043,869
FNMA POOL 879394	2/1/2021	5%	75,012
FNMA POOL 880870	3/1/2036	6.5%	41,092
FNMA POOL 884729	8/1/2036	2.45%	353,510
FNMA POOL 884773	10/1/2036	2.23%	380,508
FNMA POOL 888365	4/1/2022	6%	128,856
FNMA POOL 888366	4/1/2037	7%	609,695
FNMA POOL 888560	11/1/2035	6%	1,633,562
FNMA POOL 888601	6/1/2020	5.5%	560,704
FNMA POOL 888637	9/1/2037	6%	308,582
FNMA POOL 888832	11/1/2037	6.5%	88,405
FNMA POOL 888890	10/1/2037	6.5%	619,473
FNMA POOL 888893	8/1/2037	5.5%	128,086
FNMA POOL 889072	12/1/2037	6.5%	692,117
FNMA POOL 889117	10/1/2035	5%	1,579,591
FNMA POOL 889190	3/1/2038	6%	242,932
FNMA POOL 889579	5/1/2038	6%	4,528,109
FNMA POOL 890116	2/1/2023	7%	1,353,155
FNMA POOL 890236	8/1/2040	4.5%	274,714
FNMA POOL 890248	8/1/2037	6%	3,338,827
FNMA POOL 890268	10/1/2038	6.5%	987,278
FNMA POOL 891654	6/1/2036	6.5%	478,276
FNMA POOL 898736	5/1/2036	2.62%	1,094,558
FNMA POOL 902425	11/1/2036	2.48%	88,599
FNMA POOL 903261	10/1/2036	6%	281,210
FNMA POOL 906666	12/1/2036	6.5%	14,575
FNMA POOL 908172	1/1/2037	6.5%	23,031
FNMA POOL 913984	2/1/2037	1.83%	844,092
FNMA POOL 914875	4/1/2037	6.5%	277,979
FNMA POOL 918653	6/1/2037	6%	309,856
FNMA POOL 924874	10/1/2037	7%	130,128

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL 928746	9/1/2037	6.5%	19,116
FNMA POOL 928938	12/1/2037	7%	102,092
FNMA POOL 929298	3/1/2038	5%	559,770
FNMA POOL 930719	3/1/2019	4.5%	47,426
FNMA POOL 931307	6/1/2039	4.5%	876,001
FNMA POOL 931991	9/1/2039	4.5%	1,577,067
FNMA POOL 932058	10/1/2039	4.5%	1,082,066
FNMA POOL 932426	1/1/2040	4.5%	2,899,296
FNMA POOL 932495	2/1/2040	4.5%	293,567
FNMA POOL 932669	3/1/2040	4.5%	26,112
FNMA POOL 932850	12/1/2040	4%	616,649
FNMA POOL 933409	3/1/2038	5%	601,949
FNMA POOL 933638	8/1/2038	5.06%	1,372,076
FNMA POOL 934202	11/1/2038	7%	78,364
FNMA POOL 934648	11/1/2038	7%	649,144
FNMA POOL 942798	8/1/2037	6.5%	320,419
FNMA POOL 943699	8/1/2037	6.5%	193,921
FNMA POOL 946065	9/1/2037	6.5%	58,314
FNMA POOL 948849	8/1/2037	6%	1,244,816
FNMA POOL 949563	11/1/2037	7%	29,327
FNMA POOL 955183	11/1/2037	7%	155,409
FNMA POOL 955762	10/1/2037	6.5%	4,211
FNMA POOL 962062	3/1/2038	5%	662,775
FNMA POOL 962444	4/1/2038	5%	463,540
FNMA POOL 968066	10/1/2022	6%	237,927
FNMA POOL 968252	2/1/2038	7%	79,702
FNMA POOL 971053	2/1/2039	4.5%	156,181
FNMA POOL 972242	3/1/2038	6.5%	2,676
FNMA POOL 972571	3/1/2038	5%	582,468
FNMA POOL 972572	3/1/2038	5%	333,609
FNMA POOL 973161	2/1/2038	6.5%	268,035
FNMA POOL 974156	2/1/2038	7%	161,392
FNMA POOL 975184	3/1/2038	5%	154,550
FNMA POOL 975185	3/1/2038	5%	247,156
FNMA POOL 975441	3/1/2038	5%	253,753
FNMA POOL 975453	3/1/2038	5%	148,958
FNMA POOL 975454	3/1/2038	5%	74,677
FNMA POOL 979973	9/1/2036	5%	45,810
FNMA POOL 984632	6/1/2038	2.44%	3,771,421
FNMA POOL 985626	4/1/2033	6%	713,193
FNMA POOL 985867	8/1/2038	7%	170,002

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL 987325	9/1/2038	2.5%	1,681,531
FNMA POOL 987560	8/1/2038	6.5%	23,856
FNMA POOL 987891	9/1/2038	7%	4,571
FNMA POOL 991549	11/1/2038	7%	107,182
FNMA POOL 992249	11/1/2038	7%	58,419
FNMA POOL 992262	1/1/2039	5%	64,244
FNMA POOL 995072	8/1/2038	5.5%	1,123,667
FNMA POOL 995149	10/1/2038	6.5%	637,458
FNMA POOL 995381	1/1/2024	6%	372,748
FNMA POOL 995899	2/1/2038	6%	507,926
FNMA POOL AA0472	3/1/2039	4%	375,837
FNMA POOL AA2700	1/1/2039	5%	35,007
FNMA POOL AA4777	12/1/2025	3.5%	28,862
FNMA POOL AB1228	7/1/2040	5%	104,251
FNMA POOL AB2801	4/1/2026	3.5%	1,455,682
FNMA POOL AB3517	9/1/2041	4.5%	500,156
FNMA POOL AB3701	10/1/2041	4.5%	3,140,232
FNMA POOL AB4590	3/1/2042	3.5%	969,383
FNMA POOL AB4689	3/1/2042	3.5%	1,618,797
FNMA POOL AB4698	3/1/2042	4%	499,790
FNMA POOL AB4941	4/1/2042	3.5%	5,455,860
FNMA POOL AB4955	4/1/2042	4%	827,522
FNMA POOL AB5236	5/1/2027	3%	1,028,527
FNMA POOL AB5425	6/1/2042	3.5%	617,806
FNMA POOL AB5546	6/1/2042	3.5%	989,132
FNMA POOL AB5593	7/1/2042	3.5%	731,271
FNMA POOL AB6136	9/1/2027	2.5%	5,264,469
FNMA POOL AB6229	9/1/2042	3.5%	3,496,753
FNMA POOL AB6238	9/1/2042	3.5%	923,638
FNMA POOL AB6390	10/1/2042	3%	448,229
FNMA POOL AB6694	10/1/2042	3%	929,629
FNMA POOL AB6832	11/1/2042	3.5%	2,668,214
FNMA POOL AB7130	12/1/2042	3.5%	4,233,382
FNMA POOL AB7272	12/1/2042	3%	1,790,260
FNMA POOL AB7410	12/1/2042	3%	4,902,370
FNMA POOL AB7426	12/1/2042	3%	1,357,156
FNMA POOL AB7568	1/1/2043	3%	2,014,936
FNMA POOL AB7570	1/1/2043	3%	3,376,296
FNMA POOL AB7716	1/1/2028	2.5%	485,300
FNMA POOL AB7741	1/1/2043	3%	2,803,702
FNMA POOL AB8463	2/1/2043	2.5%	891,392

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL AB8925	4/1/2043	3%	145,985
FNMA POOL AB9171	4/1/2028	2.5%	315,094
FNMA POOL AB9347	5/1/2043	3%	2,805,596
FNMA POOL AB9349	5/1/2043	3%	1,885,425
FNMA POOL AB9361	5/1/2043	3.5%	967,566
FNMA POOL AB9461	5/1/2043	3%	3,801,783
FNMA POOL AB9557	6/1/2043	3%	2,821,969
FNMA POOL AB9615	6/1/2033	4%	428,723
FNMA POOL AB9663	6/1/2043	3%	1,879,227
FNMA POOL AB9743	6/1/2043	3%	4,752,238
FNMA POOL AB9825	7/1/2028	2.5%	195,066
FNMA POOL AB9980	7/1/2043	3.5%	4,081,872
FNMA POOL AC0728	8/1/2039	5%	40,164
FNMA POOL AC1889	9/1/2039	4%	610,479
FNMA POOL AC2953	9/1/2039	4.5%	401,140
FNMA POOL AC3237	10/1/2039	5%	2,934,257
FNMA POOL AD0217	8/1/2037	6%	222,635
FNMA POOL AD0249	4/1/2037	5.5%	1,420,952
FNMA POOL AD0296	12/1/2036	2.28%	531,455
FNMA POOL AD0329	10/1/2029	6.5%	215,487
FNMA POOL AD0402	2/1/2023	5%	1,702,150
FNMA POOL AD0452	4/1/2021	6%	1,835,028
FNMA POOL AD0471	1/1/2024	5.5%	917,999
FNMA POOL AD0752	1/1/2039	7%	355,096
FNMA POOL AD0979	10/1/2035	7.5%	358,531
FNMA POOL AD4178	6/1/2040	4.5%	1,436,115
FNMA POOL AD6510	5/1/2040	5%	60,687
FNMA POOL AD9143	8/1/2040	4.5%	119,183
FNMA POOL AD9153	8/1/2040	4.5%	419,866
FNMA POOL AD9713	8/1/2040	5%	359,993
FNMA POOL AE0081	7/1/2024	6%	611,077
FNMA POOL AE0113	7/1/2040	4%	986,836
FNMA POOL AE0758	2/1/2039	7%	2,861,509
FNMA POOL AE0967	6/1/2039	3.5%	1,552,656
FNMA POOL AE1807	10/1/2040	4%	29,433
FNMA POOL AE1840	8/1/2040	5%	107,533
FNMA POOL AE1862	8/1/2040	5%	960,366
FNMA POOL AE3505	1/1/2026	3.5%	459,253
FNMA POOL AE4456	2/1/2041	4%	214,220
FNMA POOL AE4664	10/1/2040	4%	274,529
FNMA POOL AE6090	10/1/2040	4%	668,100

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL AE6118	10/1/2040	3.5%	37,243
FNMA POOL AE6191	11/1/2040	4%	120,379
FNMA POOL AE7202	11/1/2025	3.5%	575,802
FNMA POOL AE7283	10/1/2040	4%	37,977
FNMA POOL AE7314	11/1/2040	4%	5,790
FNMA POOL AE7522	11/1/2025	3.5%	143,448
FNMA POOL AE8446	11/1/2040	4%	11,963
FNMA POOL AE9387	12/1/2040	4%	9,036
FNMA POOL AH0210	12/1/2040	4.5%	2,319,789
FNMA POOL AH0864	12/1/2040	4%	37,431
FNMA POOL AH1115	1/1/2041	4.5%	4,361,431
FNMA POOL AH1266	1/1/2041	4%	1,105,064
FNMA POOL AH1508	12/1/2040	4.5%	2,424,702
FNMA POOL AH2442	1/1/2041	4%	137,519
FNMA POOL AH3203	1/1/2041	4%	653,788
FNMA POOL AH5287	2/1/2026	3.5%	1,162,752
FNMA POOL AH6958	2/1/2041	2.93%	910,762
FNMA POOL AI0511	4/1/2041	5%	210,941
FNMA POOL AI1051	6/1/2026	4%	1,527,265
FNMA POOL AI1863	5/1/2041	5%	411,604
FNMA POOL AI1892	5/1/2041	5%	2,202,694
FNMA POOL AI2433	5/1/2041	5%	525,075
FNMA POOL AI2443	5/1/2041	5%	316,222
FNMA POOL AI2462	5/1/2041	5%	324,333
FNMA POOL AI2737	5/1/2041	5%	56,893
FNMA POOL AI4261	6/1/2041	5%	270,675
FNMA POOL AI6004	7/1/2041	4.5%	505,887
FNMA POOL AI6553	7/1/2041	4.5%	615,090
FNMA POOL AI8382	9/1/2026	3.5%	848,768
FNMA POOL AI8630	7/1/2042	4%	164,103
FNMA POOL AI9940	9/1/2041	5%	1,289,962
FNMA POOL AJ1414	9/1/2041	4.5%	1,295,365
FNMA POOL AJ1884	2/1/2042	3.5%	965,998
FNMA POOL AJ2288	9/1/2041	4%	1,252,310
FNMA POOL AJ6935	11/1/2026	3.5%	2,874,391
FNMA POOL AK0968	2/1/2027	3%	1,226,850
FNMA POOL AK1140	2/1/2027	3%	826,677
FNMA POOL AK1608	1/1/2027	3%	843,622
FNMA POOL AK3107	2/1/2042	4%	358,114
FNMA POOL AK6966	3/1/2027	3%	1,219,016
FNMA POOL AK8337	9/1/2043	3%	4,752,138

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL AL0007	12/1/2034	5%	2,140,815
FNMA POOL AL0009	12/1/2034	5.5%	2,501,018
FNMA POOL AL0215	4/1/2041	4.5%	3,119,115
FNMA POOL AL0379	12/1/2036	8%	441,716
FNMA POOL AL0476	11/1/2040	5%	1,719,085
FNMA POOL AL0484	5/1/2040	5.5%	1,026,193
FNMA POOL AL0533	7/1/2041	3.24%	3,219,301
FNMA POOL AL0998	10/1/2041	4.5%	1,707,777
FNMA POOL AL1051	9/1/2041	4.5%	1,101,865
FNMA POOL AL1469	2/1/2039	7%	2,895,826
FNMA POOL AL1470	4/1/2037	7%	1,119,882
FNMA POOL AL1938	12/1/2026	4%	3,601,286
FNMA POOL AL1945	6/1/2042	3.5%	871,256
FNMA POOL AL2151	3/1/2042	3.5%	1,818,973
FNMA POOL AL2171	6/1/2042	4%	781,568
FNMA POOL AL2382	2/1/2042	4%	1,631,985
FNMA POOL AL2389	9/1/2042	3.5%	1,811,532
FNMA POOL AL2683	9/1/2026	4%	4,482,605
FNMA POOL AL3192	5/1/2042	5%	1,873,061
FNMA POOL AL3429	6/1/2041	4.5%	5,550,453
FNMA POOL AL4324	5/1/2040	6.5%	10,468,698
FNMA POOL AM1990	1/1/2023	2.33%	415,510
FNMA POOL AM2501	2/1/2020	1.77%	561,640
FNMA POOL AM2674	3/1/2023	2.61%	561,728
FNMA POOL AM2711	3/1/2023	2.57%	416,403
FNMA POOL AM4066	8/1/2023	3.59%	896,446
FNMA POOL AM4764	11/1/2023	3.44%	656,311
FNMA POOL AO0454	8/1/2042	3.5%	907,968
FNMA POOL AO0527	5/1/2027	3%	854,212
FNMA POOL AO4688	7/1/2043	3%	3,801,965
FNMA POOL AO6482	7/1/2042	2.32%	517,642
FNMA POOL AO7348	8/1/2042	4%	964,300
FNMA POOL AO8156	8/1/2027	3%	7,152,189
FNMA POOL AP0006	7/1/2042	2.03%	1,663,096
FNMA POOL AP0645	7/1/2032	3.5%	171,210
FNMA POOL AP2611	9/1/2042	3.5%	948,926
FNMA POOL AP3308	9/1/2042	3.5%	913,020
FNMA POOL AP3902	10/1/2042	3%	880,266
FNMA POOL AP4710	8/1/2042	3.5%	1,774,381
FNMA POOL AP5143	9/1/2042	3%	924,312
FNMA POOL AP6027	4/1/2043	3%	935,723

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL AP6032	4/1/2043	3%	920,742
FNMA POOL AP6053	7/1/2028	2.5%	331,761
FNMA POOL AP6056	7/1/2043	3%	3,801,698
FNMA POOL AP6060	7/1/2043	3%	1,900,849
FNMA POOL AP6115	7/1/2043	3%	3,801,729
FNMA POOL AP7126	10/1/2027	2.5%	855,132
FNMA POOL AP8057	9/1/2042	3.5%	933,553
FNMA POOL AP8903	10/1/2042	3.5%	923,545
FNMA POOL AP9539	10/1/2042	3%	464,064
FNMA POOL AP9766	10/1/2042	4%	2,730,864
FNMA POOL AQ1534	10/1/2032	3.5%	479,532
FNMA POOL AQ1607	11/1/2032	3.5%	413,989
FNMA POOL AQ1802	10/1/2042	3.5%	844,186
FNMA POOL AQ4130	10/1/2043	3%	3,801,742
FNMA POOL AQ5369	12/1/2042	3.5%	5,063,297
FNMA POOL AQ5971	12/1/2042	3%	915,599
FNMA POOL AQ7083	12/1/2042	3.5%	5,120,288
FNMA POOL AQ8359	1/1/2043	3%	916,602
FNMA POOL AR2638	2/1/2043	3.5%	946,304
FNMA POOL AR3368	2/1/2028	2.5%	152,338
FNMA POOL AR6051	3/1/2043	2.5%	1,826,771
FNMA POOL AR7214	6/1/2043	3%	3,802,000
FNMA POOL AR7414	7/1/2043	3%	2,813,515
FNMA POOL AR7425	7/1/2043	3%	3,801,799
FNMA POOL AR7441	8/1/2043	3%	3,801,846
FNMA POOL AR7961	3/1/2033	3.5%	401,324
FNMA POOL AR8293	5/1/2043	3%	3,801,532
FNMA POOL AR8749	3/1/2043	3%	3,750,125
FNMA POOL AR9126	3/1/2043	2.5%	3,582,300
FNMA POOL AR9203	3/1/2043	3.5%	2,415,967
FNMA POOL AS0017	7/1/2043	3%	1,900,900
FNMA POOL AS0058	8/1/2028	2.5%	192,687
FNMA POOL AS0070	8/1/2043	4%	911,568
FNMA POOL AS0301	8/1/2043	3%	4,752,267
FNMA POOL AS0467	9/1/2033	3.5%	195,940
FNMA POOL AS0516	9/1/2043	3%	950,456
FNMA POOL AS0522	9/1/2043	3.5%	492,923
FNMA POOL AS1348	12/1/2033	3.5%	812,891
FNMA POOL AT0333	4/1/2043	2.5%	3,596,095
FNMA POOL AT1572	5/1/2043	3%	3,801,951
FNMA POOL AT2062	4/1/2028	2.5%	214,229

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL AT2446	4/1/2043	2.5%	899,794
FNMA POOL AT2609	9/1/2043	3%	4,752,253
FNMA POOL AT2723	5/1/2043	3%	3,801,554
FNMA POOL AT2725	5/1/2043	3%	19,817,005
FNMA POOL AT3179	5/1/2043	3%	942,110
FNMA POOL AT3389	8/1/2043	3%	950,520
FNMA POOL AT3701	6/1/2043	3%	950,518
FNMA POOL AT4253	6/1/2043	3%	3,802,197
FNMA POOL AT4473	7/1/2043	3%	950,515
FNMA POOL AT5213	6/1/2043	3%	4,752,439
FNMA POOL AT5519	6/1/2043	3%	950,446
FNMA POOL AT5874	5/1/2043	3%	529,733
FNMA POOL AT5890	6/1/2043	2.5%	4,447,503
FNMA POOL AT5899	6/1/2043	3%	9,398,068
FNMA POOL AT5915	6/1/2043	4%	583,969
FNMA POOL AT6434	6/1/2043	3%	948,867
FNMA POOL AT7213	6/1/2028	2.5%	193,428
FNMA POOL AT7620	6/1/2043	3%	2,851,647
FNMA POOL AT7623	6/1/2043	3%	3,802,043
FNMA POOL AT7952	11/1/2042	2.5%	1,778,543
FNMA POOL AT8001	6/1/2043	3%	3,801,732
FNMA POOL AT8011	7/1/2043	3%	3,801,737
FNMA POOL AT8326	6/1/2043	3%	3,801,929
FNMA POOL AT8489	8/1/2043	3%	3,802,024
FNMA POOL AT8535	9/1/2043	3%	4,752,498
FNMA POOL AT8586	6/1/2043	3%	3,802,042
FNMA POOL AT8982	7/1/2043	3%	3,801,900
FNMA POOL AT9127	7/1/2043	3%	3,802,325
FNMA POOL AT9193	7/1/2043	3%	3,801,829
FNMA POOL AT9250	7/1/2043	3%	3,801,768
FNMA POOL AT9311	7/1/2028	2.5%	241,900
FNMA POOL AT9383	7/1/2043	3%	3,801,919
FNMA POOL AT9521	7/1/2028	2.5%	574,303
FNMA POOL AT9664	7/1/2043	3%	2,851,470
FNMA POOL AT9973	6/1/2028	2.5%	448,252
FNMA POOL AU0317	6/1/2043	3%	280,888
FNMA POOL AU0604	8/1/2043	3%	3,801,957
FNMA POOL AU1264	7/1/2043	3%	3,801,947
FNMA POOL AU1345	7/1/2043	3%	2,851,484
FNMA POOL AU1629	7/1/2043	3%	4,752,534
FNMA POOL AU1632	7/1/2043	3%	6,653,497

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL AU1661	7/1/2028	2.5%	300,259
FNMA POOL AU2666	10/1/2043	3%	1,900,824
FNMA POOL AU3034	8/1/2028	2.5%	133,752
FNMA POOL AU3191	8/1/2028	2.5%	607,580
FNMA POOL AU3205	7/1/2043	3%	2,851,447
FNMA POOL AU3226	8/1/2043	3%	3,801,987
FNMA POOL AU3334	7/1/2028	2.5%	675,832
FNMA POOL AU3374	8/1/2043	3%	3,802,018
FNMA POOL AU3621	7/1/2043	3%	950,567
FNMA POOL AU3736	8/1/2043	3%	8,554,405
FNMA POOL AU3781	8/1/2028	2.5%	5,795,816
FNMA POOL AU3789	8/1/2028	2.5%	393,941
FNMA POOL AU3817	8/1/2028	2.5%	166,972
FNMA POOL AU3951	8/1/2043	3%	1,900,971
FNMA POOL AU4920	9/1/2043	3%	950,469
FNMA POOL AU5016	10/1/2043	3%	4,752,266
FNMA POOL AU5161	8/1/2043	3%	4,752,119
FNMA POOL AU5190	8/1/2028	2.5%	486,109
FNMA POOL AU5340	6/1/2043	3%	2,851,533
FNMA POOL AU5383	8/1/2043	3%	1,901,026
FNMA POOL AU5385	7/1/2043	3%	4,752,579
FNMA POOL AU5836	8/1/2043	3%	3,801,870
FNMA POOL AU6106	9/1/2043	3%	2,851,350
FNMA POOL AU6623	7/1/2043	3%	3,802,059
FNMA POOL AU6735	10/1/2043	3%	3,801,815
FNMA POOL AU7195	9/1/2043	3%	950,454
FNMA POOL AU8087	9/1/2028	2.5%	397,001
FNMA POOL AV0702	12/1/2043	4%	2,060,187
FNMA POOL AV1699	11/1/2028	2.5%	925,735
FNMA POOL AV4736	12/1/2043	4%	1,030,094
FNMA POOL AV5667	1/1/2044	4%	1,030,092
FNMA POOL MA0006	3/1/2039	4%	45,947
FNMA POOL MA0243	11/1/2029	5%	1,220,315
FNMA POOL MA0320	2/1/2030	5%	432,867
FNMA POOL MA0583	12/1/2040	4%	14,443
FNMA POOL MA0629	1/1/2021	3.5%	80,702
FNMA POOL MA0706	4/1/2031	4.5%	630,238
FNMA POOL MA0734	5/1/2031	4.5%	1,858,796
FNMA POOL MA0776	6/1/2031	4.5%	1,860,454
FNMA POOL MA0816	8/1/2031	4.5%	1,362,346
FNMA POOL MA0833	8/1/2021	3%	348,166

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FNMA POOL MA0913	11/1/2031	4.5%	1,206,636
FNMA POOL MA0939	12/1/2031	4.5%	1,318,234
FNMA POOL MA0968	12/1/2031	4.5%	220,558
FNMA POOL MA1044	4/1/2042	3%	285,290
FNMA POOL MA1125	7/1/2042	4%	555,807
FNMA POOL MA1146	8/1/2042	4%	8,067,626
FNMA POOL MA1177	9/1/2042	3.5%	483,972
FNMA POOL MA1213	10/1/2042	3.5%	6,665,620
FNMA POOL MA1272	12/1/2042	3%	2,022,130
FNMA POOL MA1372	3/1/2043	3.5%	8,806,216
FNMA POOL MA1403	4/1/2043	3.5%	7,013,768
FNMA POOL MA1412	4/1/2043	2.5%	3,564,582
FNMA POOL MA1436	5/1/2043	3.5%	4,053,363
FNMA POOL MA1463	6/1/2043	3.5%	436,346
FNMA POOL MA1472	6/1/2033	3.5%	98,349
FNMA POOL MA1493	6/1/2043	2.5%	2,707,783
FNMA POOL MA1508	7/1/2043	3.5%	436,723
FNMA POOL MA1510	7/1/2043	4%	100,611
FNMA POOL MA1524	8/1/2043	3%	3,802,141
FNMA POOL MA1543	8/1/2033	3.5%	895,761
FNMA POOL MA1546	8/1/2043	3.5%	817,036
FNMA POOL MA1547	8/1/2043	4%	607,421
FNMA POOL MA1568	9/1/2028	2.5%	336,884
FNMA POOL MA1582	9/1/2043	3.5%	4,089,800
FNMA POOL MA1584	9/1/2033	3.5%	100,405
FNMA POOL MA1599	9/1/2043	3%	3,802,092
FNMA POOL MA1608	10/1/2033	3.5%	907,315
FNMA POOL MA1652	11/1/2033	3.5%	505,419
FNMA POOL MA1688	12/1/2033	3.5%	304,579
FNMA POOL MA1763	1/1/2034	3.5%	509,143
FOMENTO ECONOMICO MEX SP ADR ADR			166,379
FOOT LOCKER INC COMMON STOCK USD.01			3,650,864
FORD CREDIT AUTO LEASE TRUST FORDL 2013 A A2	5/15/2015	0.46%	2,954,321
FORD CREDIT AUTO LEASE TRUST FORDL 2013 A A3	3/15/2016	0.6%	1,999,934
FORD CREDIT AUTO LEASE TRUST FORDL 2013 B A2A	1/15/2016	0.59%	7,302,920
FORD CREDIT AUTO LEASE TRUST FORDL 2013 B A3	9/15/2016	0.76%	570,779
FORD CREDIT AUTO OWNER TRUST FORDO 2011 A A4	5/15/2016	1.65%	778,313
FORD CREDIT AUTO OWNER TRUST FORDO 2011 B A3	6/15/2015	0.84%	1,720,839
FORD CREDIT AUTO OWNER TRUST FORDO 2012 A A4	6/15/2017	1.15%	1,057,647
FORD CREDIT AUTO OWNER TRUST FORDO 2012 B A3	12/15/2016	0.72%	2,144,865
FORD CREDIT AUTO OWNER TRUST FORDO 2012 D A3	4/15/2017	0.51%	660,728

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FORD CREDIT AUTO OWNER TRUST FORDO 2013 A A3	7/15/2017	0.55%	1,527,102
FORD CREDIT AUTO OWNER TRUST FORDO 2013 B A2	2/15/2016	0.38%	7,830,039
FORD CREDIT AUTO OWNER TRUST FORDO 2013 C A3	12/15/2017	0.82%	308,114
FORD CREDIT AUTO OWNER TRUST FORDO 2013 C A4	10/15/2018	1.25%	3,023,829
FORD CREDIT AUTO OWNER TRUST FORDO 2013 D A3	4/15/2018	0.67%	1,906,100
FORD CREDIT FLOORPLAN MASTER O FORDF 2011 1 A1	2/15/2016	2.12%	606,307
FORD CREDIT FLOORPLAN MASTER O FORDF 2012 2 A	1/15/2019	1.92%	9,160,652
FORD CREDIT FLOORPLAN MASTER O FORDF 2013 5 A1	9/15/2018	1.5%	15,213,714
FORD MOTOR CO COMMON STOCK USD.01			13,252,056
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/15 3.875	1/15/2015	3.88%	6,253,035
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/18 2.375	1/16/2018	2.38%	605,976
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/20 8.125	1/15/2020	8.13%	5,064,323
FORD MOTOR CREDIT CO LLC SR UNSECURED 04/16 4.207	4/15/2016	4.21%	639,323
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/15 2.75	5/15/2015	2.75%	2,969,813
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/16 1.7	5/9/2016	1.7%	4,879,196
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/18 5.	5/15/2018	5%	7,090,031
FORD MOTOR CREDIT CO LLC SR UNSECURED 06/14 8.	6/1/2014	8%	175,190
FORD MOTOR CREDIT CO LLC SR UNSECURED 06/16 3.984	6/15/2016	3.98%	701,843
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/14 VAR	8/28/2014	1.34%	31,043,623
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/21 5.875	8/2/2021	5.88%	2,358,115
FORD MOTOR CREDIT CO LLC SR UNSECURED 10/14 8.7	10/1/2014	8.7%	370,518
FORD MOTOR CREDIT CO LLC SR UNSECURED 10/18 2.875	10/1/2018	2.88%	4,606,178
FOREST CITY ENTERPRISES CL A COMMON STOCK USD.333			1,931,870
FOREST LABORATORIES INC COMMON STOCK USD.1			10,712,354
FORESTAR GROUP INC COMMON STOCK USD1.			1,680,968
FORTESCUE METALS GROUP LTD COMMON STOCK NPV			70,766
FORTRESS OPPORTUNITIES RESIDEN FRT 2013 1A A1N 144A	10/25/2033	3.96%	178,921
FORTRESS OPPORTUNITIES RESIDEN FRT 2013 1A AR 144A	10/25/2018	4.21%	59,208
FORTUNE BRANDS HOME + SECURI COMMON STOCK USD.01			2,540,920
FORUM ENERGY TECHNOLOGIES IN COMMON STOCK USD.01			2,413,404
FOUNDATION MEDICINE INC COMMON STOCK			151,567
FRANK S INTERNATIONAL NV COMMON STOCK EUR.01			1,776,600
FRANKLIN RESOURCES INC COMMON STOCK USD.1			4,912,881
FRED OLSEN ENERGY ASA COMMON STOCK NOK20.			211,622
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/14 0.00000	1/14/2014	0.01%	13,769,204
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/14 0.00000	1/27/2014	0.01%	19,598,811
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 02/14 0.00000	2/4/2014	0.01%	9,789,068
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 04/14 0.00000	4/21/2014	0.01%	20,760,824
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 04/14 0.00000	4/28/2014	0.01%	33,989,724
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 05/14 0.00000	5/27/2014	0.01%	17,091,678
FREDDIE MAC FHR 2113 MW	1/15/2029	6.5%	375,291

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FREDDIE MAC FHR 2135 OH	3/15/2029	6.5%	381,152
FREDDIE MAC FHR 2175 TH	7/15/2029	6%	438,762
FREDDIE MAC FHR 2248 FB	9/15/2030	0.67%	12,168
FREDDIE MAC FHR 2319 PZ	5/15/2031	6.5%	1,006,109
FREDDIE MAC FHR 2338 ZC	7/15/2031	6.5%	497,566
FREDDIE MAC FHR 2410 PF	2/15/2032	1.15%	2,614,437
FREDDIE MAC FHR 2430 WF	3/15/2032	6.5%	186,052
FREDDIE MAC FHR 2450 PG	3/15/2022	6%	512,946
FREDDIE MAC FHR 2541 EQ	12/15/2017	5%	998,226
FREDDIE MAC FHR 2564 HJ	2/15/2018	5%	310,827
FREDDIE MAC FHR 2595 DC	4/15/2023	5%	325,969
FREDDIE MAC FHR 2600 MD	6/15/2032	5.5%	89,445
FREDDIE MAC FHR 2638 JG	2/15/2033	5%	1,337,124
FREDDIE MAC FHR 2649 KA	7/15/2018	4.5%	730,813
FREDDIE MAC FHR 2684 PE	1/15/2033	5%	209,596
FREDDIE MAC FHR 2692 QD	12/15/2022	5%	468,391
FREDDIE MAC FHR 2707 QE	11/15/2018	4.5%	959,808
FREDDIE MAC FHR 2764 UE	10/15/2032	5%	604,225
FREDDIE MAC FHR 2780 YD	4/15/2019	5%	297,344
FREDDIE MAC FHR 2797 PG	1/15/2033	5.5%	118,163
FREDDIE MAC FHR 2808 FT	4/15/2033	0.52%	174,347
FREDDIE MAC FHR 2810 PD	6/15/2033	6%	71,551
FREDDIE MAC FHR 2812 FL	2/15/2023	0.37%	1,041,680
FREDDIE MAC FHR 2827 QE	3/15/2033	5.5%	48,996
FREDDIE MAC FHR 2864 LE	6/15/2033	5%	77,562
FREDDIE MAC FHR 2955 OG	7/15/2033	5%	6,857
FREDDIE MAC FHR 2980 QA	5/15/2035	6%	245,800
FREDDIE MAC FHR 3005 ED	7/15/2025	5%	227,780
FREDDIE MAC FHR 3055 CF	10/15/2035	0.58%	1,209,013
FREDDIE MAC FHR 3062 MC	3/15/2035	5.25%	85,592
FREDDIE MAC FHR 3067 PK	5/15/2034	5.5%	674,176
FREDDIE MAC FHR 3151 PD	11/15/2034	6%	41,196
FREDDIE MAC FHR 3187 Z	7/15/2036	5%	423,847
FREDDIE MAC FHR 3209 EG	8/15/2020	4.5%	1,391,846
FREDDIE MAC FHR 3277 A	1/15/2021	4%	59,186
FREDDIE MAC FHR 3327 LD	6/15/2033	5.5%	12,085
FREDDIE MAC FHR 3404 FB	1/15/2038	1.17%	5,974,551
FREDDIE MAC FHR 3439 CY	4/15/2023	4.5%	3,729,495
FREDDIE MAC FHR 3571 FL	8/15/2036	1.11%	2,239,786
FREDDIE MAC FHR 3578 VZ	8/15/2036	5.5%	2,340,815

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FREDDIE MAC FHR 3616 FG	3/15/2032	0.81%	1,841,505
FREDDIE MAC FHR 3648 CY	3/15/2030	4.5%	340,733
FREDDIE MAC FHR 3653 HJ	4/15/2040	5%	732,958
FREDDIE MAC FHR 3662 PJ	4/15/2040	5%	344,138
FREDDIE MAC FHR 3677 PB	5/15/2040	4.5%	518,163
FREDDIE MAC FHR 3877 FA	11/15/2040	0.52%	6,841,895
FREDDIE MAC FHR 4042 EB	8/15/2039	6.5%	4,707,729
FREDDIE MAC FHR 4219 JA	8/15/2039	3.5%	453,649
FREDDIE MAC FHR 4227 VA	10/15/2037	3.5%	1,552,162
FREDDIE MAC NOTES 01/14 5.	1/30/2014	5%	8,306,321
FREDDIE MAC NOTES 01/18 0.75	1/12/2018	0.75%	3,192,316
FREDDIE MAC NOTES 01/22 2.375	1/13/2022	2.38%	19,649,861
FREDDIE MAC NOTES 03/16 0.6	3/28/2016	0.6%	8,065,578
FREDDIE MAC NOTES 03/17 1	3/8/2017	1%	1,502,444
FREDDIE MAC NOTES 03/18 0.875	3/7/2018	0.88%	2,472,182
FREDDIE MAC NOTES 04/14 1.35	4/29/2014	1.35%	2,007,924
FREDDIE MAC NOTES 04/14 4.5	4/2/2014	4.5%	2,021,426
FREDDIE MAC NOTES 04/16 5.25	4/18/2016	5.25%	6,646,632
FREDDIE MAC NOTES 05/16 2.5	5/27/2016	2.5%	5,232,965
FREDDIE MAC NOTES 05/17 1.25	5/12/2017	1.25%	7,551,435
FREDDIE MAC NOTES 05/20 1.375	5/1/2020	1.38%	829,700
FREDDIE MAC NOTES 06/17 VAR	6/20/2017	0.5%	7,440,774
FREDDIE MAC NOTES 08/14 0.375	8/28/2014	0.38%	3,204,541
FREDDIE MAC NOTES 08/14 1	8/20/2014	1%	1,005,212
FREDDIE MAC NOTES 08/14 1	8/27/2014	1%	2,011,630
FREDDIE MAC NOTES 08/16 2	8/25/2016	2%	13,686,472
FREDDIE MAC NOTES 08/19 1.25	8/1/2019	1.25%	633,015
FREDDIE MAC NOTES 09/17 1.	9/29/2017	1%	1,828,331
FREDDIE MAC NOTES 10/16 0.875	10/14/2016	0.88%	37,348,744
FREDDIE MAC NOTES 12/14 0.625	12/29/2014	0.63%	2,008,630
FREDDIE MAC SENIOR NOTES 11/16 0.625	11/1/2016	0.63%	1,673,292
FREDDIE MAC WHOLE LOAN FHW 2005 S001 2A2	9/25/2045	0.31%	1,041,067
FREDDIEMAC STRIP FHS 279 35	9/15/2042	3.5%	392,425
FREEPORT MCMORAN C + G COMPANY GUAR 03/18 2.375	3/15/2018	2.38%	399,023
FREEPORT MCMORAN C + G COMPANY GUAR 03/20 3.1	3/15/2020	3.1%	922,955
FREEPORT MCMORAN C + G COMPANY GUAR 03/23 3.875	3/15/2023	3.88%	1,163,143
FREEPORT MCMORAN C + G SR UNSECURED 02/15 1.4	2/13/2015	1.4%	3,477,299
FREEPORT MCMORAN C + G SR UNSECURED 03/17 2.15	3/1/2017	2.15%	260,688
FREEPORT MCMORAN C + G SR UNSECURED 03/22 3.55	3/1/2022	3.55%	2,936,736
FREMF MORTGAGE TRUST FREMF 2013 KF02 C 144A	12/25/2045	4.2%	1,142,768
FRESENIUS SE + CO KGAA COMMON STOCK NPV			169,465

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
FTI CONSULTING INC COMMON STOCK USD.01			2,145,945
FUBON FINANCIAL HOLDING CO COMMON STOCK TWD10.			299,898
FUCHS PETROLUB SE PREF PREFERENCE			195,779
FUJI ELECTRIC CO LTD COMMON STOCK			631,939
FUJI HEAVY INDUSTRIES LTD COMMON STOCK			909,334
FUJIFILM HOLDINGS CORP COMMON STOCK			402,742
FUKUOKA FINANCIAL GROUP INC COMMON STOCK			48,247
FULTON FINANCIAL CORP COMMON STOCK USD2.5			3,504,132
FXCM INC A COMMON STOCK USD.01			2,079,502
G + K SERVICES INC CL A COMMON STOCK USD.5			3,004,278
G III APPAREL GROUP LTD COMMON STOCK USD.01			2,001,332
GALAXY ENTERTAINMENT GROUP L COMMON STOCK HKD.1			234,419
GAS NATURAL SDG SA COMMON STOCK EUR1.			1,428,306
GATX CORP SR UNSECURED 03/19 2.5	3/15/2019	2.5%	9,642,406
GAZPROM OAO SPON ADR ADR			670,243
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2005 GG3 A3	8/10/2042	4.57%	2,062,290
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2005 GG3 AJ	8/10/2042	4.86%	878,654
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2005 GG5 A5	4/10/2037	5.22%	1,054,578
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2006 GG7 A4	7/10/2038	5.82%	1,780,447
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2007 GG9 A2	3/10/2039	5.38%	4,824,108
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2007 GG9 A3	3/10/2039	5.45%	3,040,317
GDF SUEZ COMMON STOCK EUR1.			2,216,954
GE CAPITAL CREDIT CARD MASTER GEMNT 2009 4 A	11/15/2017	3.8%	6,367,890
GE CAPITAL CREDIT CARD MASTER GEMNT 2010 2 A	3/15/2020	4.47%	1,362,528
GE CAPITAL CREDIT CARD MASTER GEMNT 2012 6 A	8/17/2020	1.36%	2,069,088
GE COMMERCIAL MORTGAGE CORPORA GECMC 2005 C4 A4	11/10/2045	5.31%	2,125,580
GE COMMERCIAL MORTGAGE CORPORA GECMC 2007 C1 A2	12/10/2049	5.42%	1,857,418
GE EQUIPMENT TRANSPORTATION LL GEET 2012 2 A3	7/25/2016	0.62%	2,816,763
GEA GROUP AG COMMON STOCK NPV			478,535
GEELY AUTOMOBILE HOLDINGS LT COMMON STOCK HKD.02			253,232
GENCORP INC COMMON STOCK USD.1			817,730
GENENTECH INC SR UNSECURED 07/15 4.75	7/15/2015	4.75%	3,956,227
GENERAC HOLDINGS INC COMMON STOCK USD.01			3,149,750
GENERAL DYNAMICS CORP COMPANY GUAR 11/22 2.25	11/15/2022	2.25%	803,595
GENERAL ELEC CAP CORP SR SECURED 12/15 1.	12/11/2015	1%	2,900,048
GENERAL ELEC CAP CORP SR SECURED 12/19 2.1	12/11/2019	2.1%	74,868
GENERAL ELEC CAP CORP SR UNSECURED 01/16 1.	1/8/2016	1%	200,500
GENERAL ELEC CAP CORP SR UNSECURED 01/16 5.	1/8/2016	5%	10,704,442
GENERAL ELEC CAP CORP SR UNSECURED 01/17 2.9	1/9/2017	2.9%	287,092
GENERAL ELEC CAP CORP SR UNSECURED 01/23 3.1	1/9/2023	3.1%	9,667,844
GENERAL ELEC CAP CORP SR UNSECURED 01/39 6.875	1/10/2039	6.88%	205,695

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
GENERAL ELEC CAP CORP SR UNSECURED 03/15 4.875	3/4/2015	4.88%	11,691,108
GENERAL ELEC CAP CORP SR UNSECURED 03/17 VAR	3/20/2017	0.42%	352,217
GENERAL ELEC CAP CORP SR UNSECURED 05/14 5.9	5/13/2014	5.9%	9,284,075
GENERAL ELEC CAP CORP SR UNSECURED 05/18 5.625	5/1/2018	5.63%	19,177,746
GENERAL ELEC CAP CORP SR UNSECURED 05/20 5.55	5/4/2020	5.55%	241,653
GENERAL ELEC CAP CORP SR UNSECURED 06/14 5.5	6/4/2014	5.5%	1,021,822
GENERAL ELEC CAP CORP SR UNSECURED 06/14 5.65	6/9/2014	5.65%	715,850
GENERAL ELEC CAP CORP SR UNSECURED 06/15 3.5	6/29/2015	3.5%	2,087,248
GENERAL ELEC CAP CORP SR UNSECURED 07/15 1.625	7/2/2015	1.63%	7,073,107
GENERAL ELEC CAP CORP SR UNSECURED 07/16 1.5	7/12/2016	1.5%	3,355,096
GENERAL ELEC CAP CORP SR UNSECURED 09/15 4.375	9/21/2015	4.38%	847,894
GENERAL ELEC CAP CORP SR UNSECURED 09/17 5.625	9/15/2017	5.63%	307,151
GENERAL ELEC CAP CORP SR UNSECURED 09/20 4.375	9/16/2020	4.38%	341,394
GENERAL ELEC CAP CORP SR UNSECURED 10/21 4.65	10/17/2021	4.65%	179,759
GENERAL ELEC CAP CORP SR UNSECURED 11/14 3.75	11/14/2014	3.75%	4,634,645
GENERAL ELEC CAP CORP SR UNSECURED 11/15 2.25	11/9/2015	2.25%	5,029,382
GENERAL ELEC CAP CORP SUBORDINATED 02/21 5.3	2/11/2021	5.3%	223,724
GENERAL ELECTRIC CO COMMON STOCK USD.06			25,182,152
GENERAL ELECTRIC CO SR UNSECURED 10/15 0.85	10/9/2015	0.85%	5,164,004
GENERAL ELECTRIC CO SR UNSECURED 10/22 2.7	10/9/2022	2.7%	2,059,198
GENERAL MILLS INC COMMON STOCK USD.1			7,205,008
GENERAL MILLS INC SR UNSECURED 01/16 0.875	1/29/2016	0.88%	2,891,721
GENERAL MILLS INC SR UNSECURED 02/17 5.7	2/15/2017	5.7%	1,429,721
GENERAL MILLS INC SR UNSECURED 12/21 3.15	12/15/2021	3.15%	73,417
GENERAL MOTORS CO COMMON STOCK USD.01			1,206,482
GENERALITAT DE CATALUNYA SR UNSECURED 02/20 4.95	2/11/2020	4.95%	547,507
GENERALITAT DE CATALUNYA SR UNSECURED 06/18 4.75	6/4/2018	4.75%	281,102
GENERALITAT DE CATALUNYA SR UNSECURED 11/16 4.3	11/15/2016	4.3%	211,295
GENERALITAT DE CATALUNYA SR UNSECURED REGS 04/15 3.875	4/7/2015	3.88%	3,562,999
GENERALITAT DE VALENCIA SR UNSECURED 07/15 3.25	7/6/2015	3.25%	276,114
GENERALITAT DE VALENCIA SR UNSECURED 09/17 VAR	9/3/2017	2.58%	250,872
GENERALITAT DE VALENCIA SR UNSECURED 11/16 4	11/2/2016	4%	2,355,632
GENERALITAT DE VALENCIA SR UNSECURED REGS 03/14 4.75	3/20/2014	4.75%	138,098
GENESCO INC COMMON STOCK USD1.			2,509,611
GENESEE + WYOMING INC CL A COMMON STOCK USD.01			9,182,380
GENPACT LTD W/D COMMON STOCK USD.01			8,459,438
GENTEX CORP COMMON STOCK USD.06			74,722
GENTING HONG KONG LTD COMMON STOCK USD.1			340,560
GENZYME CORP COMPANY GUAR 06/15 3.625	6/15/2015	3.63%	104,429
GEORGIA POWER COMPANY SR UNSECURED 04/16 3.	4/15/2016	3%	1,563,575
GEORGIA POWER COMPANY SR UNSECURED 05/22 2.85	5/15/2022	2.85%	660,609

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
GEORGIA POWER COMPANY SR UNSECURED 08/15 0.75	8/10/2015	0.75%	2,713,007
GEORGIA POWER COMPANY SR UNSECURED 11/15 0.625	11/15/2015	0.63%	5,585,975
GEOSPACE TECHNOLOGIES CORP COMMON STOCK USD.01			1,299,266
GERDAU HOLDINGS INC COMPANY GUAR REGS 01/20 7.	1/20/2020	7%	109,000
GERDAU TRADE INC COMPANY GUAR 144A 01/21 5.75	1/30/2021	5.75%	938,400
GFK SE COMMON STOCK NPV			516,950
GIANT MANUFACTURING COMMON STOCK TWD10.			433,338
GIGAMON INC COMMON STOCK USD.0001			632,670
GILEAD SCIENCES INC COMMON STOCK USD.001			24,955,962
GILEAD SCIENCES INC SR UNSECURED 12/14 2.4	12/1/2014	2.4%	10,566,278
GILEAD SCIENCES INC SR UNSECURED 12/21 4.4	12/1/2021	4.4%	10,679
GIMV NV COMMON STOCK			352,513
GIVAUDAN REG COMMON STOCK CHF10.			1,211,901
GKN PLC COMMON STOCK GBP.1			396,947
GLACIER BANCORP INC COMMON STOCK USD.01			3,451,023
GLAXOSMITHKLINE CAP INC COMPANY GUAR 03/16 0.7	3/18/2016	0.7%	4,978,775
GLAXOSMITHKLINE CAP INC COMPANY GUAR 03/23 2.8	3/18/2023	2.8%	1,199,355
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/15 0.75	5/8/2015	0.75%	7,498,674
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/17 1.5	5/8/2017	1.5%	1,685,752
GLAXOSMITHKLINE PLC COMMON STOCK GBP.25			282,972
GLENCORE FUNDING LLC COMPANY GUAR 144A 05/16 1.7	5/27/2016	1.7%	2,783,342
GLOBAL ALL CAP FUND WELLINGTON			321,964,883
GLOBAL LOGISTIC PROPERTIES L COMMON STOCK NPV			132,758
GLOBAL PAYMENTS INC COMMON STOCK NPV			3,509,460
GLORY LTD COMMON STOCK			337,044
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2005 C1 A3	5/10/2043	4.54%	129,517
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2006 C1 A1A	11/10/2045	5.23%	10,205,742
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2006 C1 A4	11/10/2045	5.24%	4,071,401
GMAC MORTGAGE CORPORATION LOAN GMACM 2005 AR4 3A1	7/19/2035	3.39%	4,013,865
GMAT TRUST GMAT 2013 1A A 144A	11/25/2043	3.97%	123,408
GNC HOLDINGS INC CL A COMMON STOCK USD.001			4,827,970
GNMA II POOL 002958	8/20/2030	8%	28,959
GNMA II POOL 003529	3/20/2034	5%	8,550
GNMA II POOL 003879	7/20/2036	6%	6,284
GNMA II POOL 004028	9/20/2037	6%	181,411
GNMA II POOL 004040	10/20/2037	6.5%	45,909
GNMA II POOL 004041	10/20/2037	7%	699,823
GNMA II POOL 004060	12/20/2037	6%	174,232
GNMA II POOL 004073	1/20/2038	6%	361,706
GNMA II POOL 004099	3/20/2038	6%	71,821
GNMA II POOL 004195	7/20/2038	6%	27,680

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
GNMA II POOL 004222	8/20/2038	6%	185,055
GNMA II POOL 004224	8/20/2038	7%	814,626
GNMA II POOL 004245	9/20/2038	6%	2,297,256
GNMA II POOL 004247	9/20/2038	7%	679,466
GNMA II POOL 004268	10/20/2038	6%	21,448
GNMA II POOL 004291	11/20/2038	6%	1,039,182
GNMA II POOL 004371	2/20/2039	6%	34,661
GNMA II POOL 004423	4/20/2039	4.5%	18,839
GNMA II POOL 004447	5/20/2039	5%	342,932
GNMA II POOL 004520	8/20/2039	5%	1,814,974
GNMA II POOL 004543	9/20/2039	6%	121,180
GNMA II POOL 004602	12/20/2039	6%	26,498
GNMA II POOL 004617	1/20/2040	4.5%	1,338,678
GNMA II POOL 004696	5/20/2040	4.5%	3,083,537
GNMA II POOL 004697	5/20/2040	5%	644,932
GNMA II POOL 004717	6/20/2040	6%	74,667
GNMA II POOL 004746	7/20/2040	4.5%	5,806,567
GNMA II POOL 004747	7/20/2040	5%	3,921,186
GNMA II POOL 004772	8/20/2040	5%	1,072,514
GNMA II POOL 004774	8/20/2040	6%	953,551
GNMA II POOL 004800	9/20/2040	4%	1,479,749
GNMA II POOL 004801	9/20/2040	4.5%	58,336
GNMA II POOL 004802	9/20/2040	5%	821,152
GNMA II POOL 004833	10/20/2040	4%	4,809,386
GNMA II POOL 004834	10/20/2040	4.5%	192,124
GNMA II POOL 004837	10/20/2040	6%	247,828
GNMA II POOL 004854	11/20/2040	4.5%	381,870
GNMA II POOL 004855	11/20/2040	5%	3,762,932
GNMA II POOL 004883	12/20/2040	4.5%	1,832,609
GNMA II POOL 004905	12/20/2040	6%	1,291,763
GNMA II POOL 004922	1/20/2041	4%	986,314
GNMA II POOL 004923	1/20/2041	4.5%	1,265,502
GNMA II POOL 004945	2/20/2041	4%	737,799
GNMA II POOL 004978	3/20/2041	4.5%	21,576,573
GNMA II POOL 004979	3/20/2041	5%	2,067,244
GNMA II POOL 004984	3/20/2041	5.5%	1,807,379
GNMA II POOL 004991	3/20/2041	6%	460,980
GNMA II POOL 005016	4/20/2041	4%	617,589
GNMA II POOL 005017	4/20/2041	4.5%	2,043,313
GNMA II POOL 005018	4/20/2041	5%	1,457,771
GNMA II POOL 005019	4/20/2041	6%	330,786

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
GNMA II POOL 005063	5/20/2041	6%	402,147
GNMA II POOL 005082	6/20/2041	4.5%	140,783
GNMA II POOL 005115	7/20/2041	4.5%	298,054
GNMA II POOL 005140	8/20/2041	4.5%	2,742,241
GNMA II POOL 005189	9/20/2041	6%	735,938
GNMA II POOL 005240	11/20/2041	6%	900,580
GNMA II POOL 005259	12/20/2041	4%	376,494
GNMA II POOL 005269	12/20/2041	6%	76,314
GNMA II POOL 005280	1/20/2042	4%	560,031
GNMA II POOL 005305	2/20/2042	4%	3,593,231
GNMA II POOL 005326	3/20/2027	3%	760,442
GNMA II POOL 008358	1/20/2024	1.63%	28,112
GNMA II POOL 008399	4/20/2024	1.63%	25,033
GNMA II POOL 008744	11/20/2025	1.63%	63,963
GNMA II POOL 008770	12/20/2025	1.63%	73,487
GNMA II POOL 008781	1/20/2026	1.63%	1,436
GNMA II POOL 008788 POOL 8788	1/20/2026	1.63%	17,736
GNMA II POOL 080012	11/20/2026	1.63%	29,114
GNMA II POOL 080106	8/20/2027	1.63%	32,017
GNMA II POOL 080397	4/20/2030	2%	5,536
GNMA II POOL 783368	7/20/2041	4.5%	4,111,230
GNMA II POOL MA0023	4/20/2042	4%	1,138,227
GNMA II POOL MA0317	8/20/2042	3%	2,832,679
GNMA II POOL MA0318	8/20/2042	3.5%	6,252,360
GNMA II POOL MA0391	9/20/2042	3%	3,282,244
GNMA II POOL MA0392	9/20/2042	3.5%	4,449,548
GNMA II POOL MA0462	10/20/2042	3.5%	6,291,886
GNMA II POOL MA0624	12/20/2042	3%	949,055
GNMA II POOL MA0698	1/20/2043	3%	962,311
GNMA II POOL MA1012	5/20/2043	3.5%	2,441,914
GNMA POOL 136713	3/15/2016	9.5%	656
GNMA POOL 146412	4/15/2016	9.5%	549
GNMA POOL 252622	10/15/2018	9.5%	2,622
GNMA POOL 300672	4/15/2022	8.5%	9,111
GNMA POOL 306283	10/15/2021	8.5%	11,120
GNMA POOL 315855	1/15/2022	8.5%	3,882
GNMA POOL 322562	4/15/2022	8.5%	13,981
GNMA POOL 389023	11/15/2022	8.5%	455
GNMA POOL 438506	1/15/2027	7%	17,454
GNMA POOL 476784	8/15/2028	7%	29,439
GNMA POOL 497630	2/15/2029	6%	10,602

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
GNMA POOL 498387	2/15/2029	6%	7,600
GNMA POOL 521330	5/15/2035	5%	510,178
GNMA POOL 523278	7/15/2031	6%	55,483
GNMA POOL 543812	2/15/2031	6%	22,236
GNMA POOL 586373	2/15/2035	5%	19,957
GNMA POOL 594106	9/15/2033	4.5%	243,921
GNMA POOL 595611	1/15/2035	5%	17,629
GNMA POOL 603692	6/15/2034	5%	30,679
GNMA POOL 604497	7/15/2033	5%	20,859
GNMA POOL 607451	1/15/2034	5%	57,560
GNMA POOL 607465	2/15/2034	5%	62,635
GNMA POOL 610410	8/15/2033	5%	29,660
GNMA POOL 615656	10/15/2033	5%	15,078
GNMA POOL 623871	6/15/2034	5%	34,233
GNMA POOL 633701	9/15/2033	5%	32,176
GNMA POOL 636484	3/15/2035	5%	44,267
GNMA POOL 637746	12/15/2034	5%	23,287
GNMA POOL 638222	12/15/2034	5%	18,617
GNMA POOL 643362	10/15/2035	5%	26,776
GNMA POOL 646853	8/15/2035	5.5%	20,429
GNMA POOL 672676	4/15/2038	5.5%	379,970
GNMA POOL 676754	3/15/2038	5.5%	715,783
GNMA POOL 687179	4/15/2038	5.5%	724,055
GNMA POOL 687835	8/15/2038	6%	294,331
GNMA POOL 688043	11/15/2038	6%	436,296
GNMA POOL 689805	8/15/2023	7%	41,725
GNMA POOL 690922	6/15/2038	5.5%	640,132
GNMA POOL 697586	11/15/2038	5.5%	13,956
GNMA POOL 711379	7/15/2038	5.5%	8,022
GNMA POOL 722000	6/15/2043	3%	481,168
GNMA POOL 723344	9/15/2039	4%	1,157,782
GNMA POOL 723430	11/15/2039	4.5%	613,825
GNMA POOL 733600	4/15/2040	5%	415,431
GNMA POOL 733627	5/15/2040	5%	872,969
GNMA POOL 737111	4/15/2040	4.5%	1,410,226
GNMA POOL 738108	3/15/2041	4.5%	1,329,437
GNMA POOL 745243	7/15/2040	4%	2,105,143
GNMA POOL 771561	8/15/2041	4%	736,839
GNMA POOL 780049	11/15/2021	9.5%	7,696
GNMA POOL 780151	12/15/2021	9%	46,299
GNMA POOL 780345	12/15/2021	9.5%	13,558

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
GNMA POOL 781213	12/15/2017	8%	8,531
GNMA POOL 781804	9/15/2034	6%	617,554
GNMA POOL 781847	12/15/2034	6%	526,567
GNMA POOL 781885	3/15/2035	5%	38,670
GNMA POOL 781902	2/15/2035	6%	466,524
GNMA POOL 781958	7/15/2035	5%	50,284
GNMA POOL 782382	8/15/2038	5.5%	160,453
GNMA POOL 782436	10/15/2038	6%	380,539
GNMA POOL 782716	7/15/2039	5%	541,236
GNMA POOL 782838	7/15/2019	4.5%	450,299
GNMA POOL AA5821	11/15/2042	3%	1,927,316
GNMA POOL AB3031	10/15/2042	3%	482,130
GNMA POOL AB3755	9/15/2042	3%	962,501
GNMA POOL AC3752	12/15/2042	3%	946,237
GNMA POOL AD0773	4/15/2043	3%	159,177
GNMA POOL AD2413	5/15/2043	3.5%	490,277
GNMA POOL AD2414	5/15/2043	3.5%	491,517
GNMA POOL AD4102	7/15/2043	3%	2,297,709
GNMA POOL AD4497	3/15/2043	3%	962,810
GNMA POOL AE7613	7/15/2043	3%	605,214
GOGO INC COMMON STOCK USD.0001			2,807,574
GOLD FIELDS OROGEN HOLD COMPANY GUAR 144A 10/20 4.875	10/7/2020	4.88%	881,449
GOLDCREST CO LTD COMMON STOCK			213,819
GOLDEN AGRI RESOURCES LTD COMMON STOCK USD.025			21
GOLDEN CREDIT CARD TRUST GCCT 2013 1A A 144A	2/15/2018	0.42%	10,481,972
GOLDMAN SACHS CAPITAL II LIMITD GUARA 12/49 VAR	12/1/2049	4%	84,360
GOLDMAN SACHS GROUP INC COMMON STOCK USD.01			22,576,543
GOLDMAN SACHS GROUP INC SR UNSECURED 01/14 5.15	1/15/2014	5.15%	1,001,517
GOLDMAN SACHS GROUP INC SR UNSECURED 01/15 VAR	1/12/2015	0.74%	6,402,118
GOLDMAN SACHS GROUP INC SR UNSECURED 01/16 5.35	1/15/2016	5.35%	303,009
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 2.375	1/22/2018	2.38%	10,831,013
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 5.95	1/18/2018	5.95%	17,440,629
GOLDMAN SACHS GROUP INC SR UNSECURED 01/22 5.75	1/24/2022	5.75%	7,682,821
GOLDMAN SACHS GROUP INC SR UNSECURED 01/23 3.625	1/22/2023	3.63%	774,682
GOLDMAN SACHS GROUP INC SR UNSECURED 02/14 VAR	2/7/2014	1.27%	4,313,017
GOLDMAN SACHS GROUP INC SR UNSECURED 02/16 3.625	2/7/2016	3.63%	14,839,647
GOLDMAN SACHS GROUP INC SR UNSECURED 02/19 7.5	2/15/2019	7.5%	298,402
GOLDMAN SACHS GROUP INC SR UNSECURED 03/20 5.375	3/15/2020	5.38%	4,331,742
GOLDMAN SACHS GROUP INC SR UNSECURED 04/18 6.15	4/1/2018	6.15%	19,986,580
GOLDMAN SACHS GROUP INC SR UNSECURED 04/18 VAR	4/30/2018	1.44%	5,059,070
GOLDMAN SACHS GROUP INC SR UNSECURED 05/14 6.	5/1/2014	6%	956,786

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
GOLDMAN SACHS GROUP INC SR UNSECURED 05/15 3.3	5/3/2015	3.3%	2,349,146
GOLDMAN SACHS GROUP INC SR UNSECURED 06/20 6	6/15/2020	6%	9,860,562
GOLDMAN SACHS GROUP INC SR UNSECURED 07/21 5.25	7/27/2021	5.25%	12,973,878
GOLDMAN SACHS GROUP INC SR UNSECURED 08/15 3.7	8/1/2015	3.7%	1,150,627
GOLDMAN SACHS GROUP INC SR UNSECURED 09/17 6.25	9/1/2017	6.25%	286,215
GOLDMAN SACHS GROUP INC SR UNSECURED 10/16 5.75	10/1/2016	5.75%	3,905,969
GOLDMAN SACHS GROUP INC SR UNSECURED 11/14 5.5	11/15/2014	5.5%	2,998,568
GOLDMAN SACHS GROUP INC SR UNSECURED 11/15 1.6	11/23/2015	1.6%	14,417,309
GOLDMAN SACHS GROUP INC SUBORDINATED 10/37 6.75	10/1/2037	6.75%	4,850,696
GOME ELECTRICAL APPLIANCES COMMON STOCK HKD.025			425,104
GOODMAN GROUP REIT NPV			85,480
GOODRICH PETROLEUM CORP COMMON STOCK USD.2			987,194
GOODYEAR TIRE + RUBBER CO COMMON STOCK NPV			574,036
GOOGLE INC CL A COMMON STOCK USD.001			133,228,918
GOVERNMENT NATIONAL MORTGAGE A GNR 1999 11 ZB	4/20/2029	6.5%	360,864
GOVERNMENT NATIONAL MORTGAGE A GNR 2000 30 FB	10/16/2030	0.62%	11,645
GOVERNMENT NATIONAL MORTGAGE A GNR 2002 31 FW	6/16/2031	0.57%	31,447
GOVERNMENT NATIONAL MORTGAGE A GNR 2004 19 KE	3/16/2034	5%	382,580
GOVERNMENT NATIONAL MORTGAGE A GNR 2006 3 B	1/16/2037	5.09%	1,358,460
GOVERNMENT NATIONAL MORTGAGE A GNR 2006 38 FZ	9/16/2035	0.27%	1,085,630
GOVERNMENT NATIONAL MORTGAGE A GNR 2007 35 TE	6/20/2037	6%	111,693
GOVERNMENT NATIONAL MORTGAGE A GNR 2007 70 PE	11/20/2037	5.5%	325,853
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 76 CF	9/16/2039	0.98%	2,604,131
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 96 FT	7/20/2038	0.92%	2,798,632
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 109 CH	12/20/2037	3%	7,177,428
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 14 QP	12/20/2039	6%	458,012
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H10 FC	5/20/2060	1.17%	5,118,723
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H20 AF	10/20/2060	0.51%	7,709,491
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H22 FE	5/20/2059	0.53%	4,165,701
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 48 QA	8/16/2039	5%	1,157,265
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 H09 AF	3/20/2061	0.68%	1,653,583
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 H11 FB	4/20/2061	0.68%	9,621,736
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 59 F	5/20/2042	0.62%	2,120,648
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 84 AB	7/16/2033	5%	1,684,341
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 96 WP	8/16/2042	6.5%	2,012,448
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 88 WA	6/20/2030	4.98%	3,011,755
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 H04 BA	2/20/2063	1.65%	344,767
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 H05 FB	2/20/2062	0.57%	365,608
GPT GROUP REIT NPV			62,509
GRACO INC COMMON STOCK USD1.			2,327,976
GRAND CANYON EDUCATION INC COMMON STOCK USD.01			4,361,221

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
GRANITE MASTER ISSUER PLC GRANM 2005 1 A4	12/20/2054	0.37%	43,727
GRANITE MORTGAGES PLC. GRAN 2003 2 1A3 REGS	7/20/2043	0.74%	501,294
GRANITE MORTGAGES PLC. GRAN 2004 3 2A1	9/20/2044	0.53%	329,216
GREAT EAGLE HOLDINGS LTD COMMON STOCK HKD.5			422,478
GREAT WEST LIFECO INC COMMON STOCK NPV			77,059
GREATBATCH INC COMMON STOCK USD.001			3,086,404
GREENPOINT MORTGAGE FUNDING TR GPMF 2005 AR1 A2	6/25/2045	0.39%	1,307,715
GREENPOINT MORTGAGE FUNDING TR GPMF 2006 OH1 A1	1/25/2037	0.35%	2,302,730
GROUP 1 AUTOMOTIVE INC COMMON STOCK USD.01			2,506,722
GROUPE BRUXELLES LAMBERT SA COMMON STOCK NPV			91,859
GROWTHPOINT PROPERTIES LTD REIT NPV			56,190
GRUMA S.A.B. B COMMON STOCK NPV			433,319
GRUPA LOTOS SA COMMON STOCK PLN1.			263,915
GRUPO FINANCIERO BANORTE O COMMON STOCK MXN3.5			279,659
GRUPO MEXICO SAB DE CV SER B COMMON STOCK NPV			127,054
GRUPO TELEVISA SA SPON ADR ADR NPV			15,130
GS MORTGAGE SECURITIES TRUST GSMS 2004 GG2 A6	8/10/2038	5.4%	5,646,051
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG6 A2	4/10/2038	5.51%	663,553
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG6 A4	4/10/2038	5.55%	7,320,120
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG6 AAB	4/10/2038	5.59%	85,212
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG8 A4	11/10/2039	5.56%	6,644,681
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG8 AAB	11/10/2039	5.54%	100,853
GS MORTGAGE SECURITIES TRUST GSMS 2007 GG10 A4	8/10/2045	5.8%	2,964,784
GS MORTGAGE SECURITIES TRUST GSMS 2012 ALOH A 144A	4/10/2034	3.55%	1,140,528
GS MORTGAGE SECURITIES TRUST GSMS 2013 GC13 A5	7/10/2046	4.18%	481,436
GS MORTGAGE SECURITIES TRUST GSMS 2013 GC16 A4	11/10/2046	4.27%	4,264,495
GS MORTGAGE SECURITIES TRUST GSMS 2013 GC16 AS	11/10/2046	4.65%	1,224,787
GS MORTGAGE SECURITIES TRUST GSMS 2013 GC16 B	11/10/2046	5.16%	985,835
GS MORTGAGE SECURITIES TRUST GSMS 2013 NYC5 A 144A	1/10/2030	2.32%	146,060
GSAMP TRUST GSAMP 2004 AR1 A2B	6/25/2034	1.37%	2,195,497
GSAMP TRUST GSAMP 2004 AR1 M1	6/25/2034	1.15%	871,829
GSMPS MORTGAGE LOAN TRUST GSMPS 2005 RP2 1AF 144A	3/25/2035	0.52%	2,460,806
GSMPS MORTGAGE LOAN TRUST GSMPS 2005 RP3 1AF 144A	9/25/2035	0.52%	699,823
GSR MORTGAGE LOAN TRUST GSR 2003 2F 3A1	3/25/2032	6%	6,832
GSR MORTGAGE LOAN TRUST GSR 2005 AR3 2A1	5/25/2035	0.61%	49,356
GTE CORP COMPANY GUAR 04/18 6.84	4/15/2018	6.84%	471,726
GUIDEWIRE SOFTWARE INC COMMON STOCK USD.0001			1,729,570
GULFMARK OFFSHORE INC CL A COMMON STOCK USD.01			5,446,484
GULFPORT ENERGY CORP COMMON STOCK USD.01			5,832,965
GUNMA BANK LTD/THE COMMON STOCK			11,170
H LUNDBECK A/S COMMON STOCK DKK5.			1,757,814

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
H2O RETAILING CORP COMMON STOCK			296,056
HACI OMER SABANCI HOLDING COMMON STOCK TRY1.			27,969
HAEMONETICS CORP/MASS COMMON STOCK USD.01			3,050,212
HAKUHODO DY HOLDINGS INC COMMON STOCK			82,194
HALLA VISTEON CLIMATE CONTRO COMMON STOCK KRW500.			592,256
HALLIBURTON CO COMMON STOCK USD2.5			13,174,700
HALLIBURTON CO SR UNSECURED 08/16 1	8/1/2016	1%	2,103,492
HALLIBURTON CO SR UNSECURED 11/21 3.25	11/15/2021	3.25%	64,305
HALLIBURTON COMPANY SR UNSECURED 08/23 3.5	8/1/2023	3.5%	1,206,869
HAMMERSON PLC REIT GBP.25			56,862
HANESBRANDS INC COMMON STOCK USD.01			2,923,232
HANG SENG BANK LTD COMMON STOCK HKD5.			223,905
HANGER INC COMMON STOCK USD.01			3,316,362
HANOVER INSURANCE GROUP INC/ COMMON STOCK USD.01			2,954,451
HANWHA CORPORATION COMMON STOCK KRW5000.			43,830
HANWHA LIFE INSURANCE CO LTD COMMON STOCK KRW5000.			164,623
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2003 1 A	5/19/2033	2.55%	32,152
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 4 4A	7/19/2035	2.75%	1,600,945
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 9 2A1A	6/20/2035	0.51%	3,746,194
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2012 1 A2	8/15/2015	0.5%	1,043,643
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2012 1 A4	2/15/2018	0.91%	2,220,716
HARMAN INTERNATIONAL COMMON STOCK USD.01			3,391,864
HARMONY GOLD MNG SPON ADR ADR			222,640
HARTFORD FINANCIAL SVCS GRP COMMON STOCK USD.01			5,833,030
HARTFORD FINL SVCS GRP SR UNSECURED 03/20 5.5	3/30/2020	5.5%	2,045,609
HASBRO INC COMMON STOCK USD.5			2,587,120
HAULOTTE GROUP COMMON STOCK EUR.13			360,287
HAYS PLC COMMON STOCK GBP.01			1,667,890
HCA HOLDINGS INC COMMON STOCK USD.01			6,197,529
HCA INC SR SECURED 04/19 8.5	4/15/2019	8.5%	1,272,000
HCA INC SR UNSECURED 01/15 6.375	1/15/2015	6.38%	315,000
HCA INC SR UNSECURED 03/14 5.75	3/15/2014	5.75%	504,500
HCC INSURANCE HOLDINGS INC COMMON STOCK USD1.			5,836,710
HCP INC SR UNSECURED 01/18 6.7	1/30/2018	6.7%	4,794,574
HCP INC SR UNSECURED 02/14 2.7	2/1/2014	2.7%	6,360,914
HCP INC SR UNSECURED 02/16 3.75	2/1/2016	3.75%	2,327,533
HCP INC SR UNSECURED 02/20 2.625	2/1/2020	2.63%	64,817
HCP INC SR UNSECURED 11/23 4.25	11/15/2023	4.25%	79,234
HDFC BANK LTD ADR ADR			340,956
HEALTH CARE REIT INC SR UNSECURED 03/16 3.625	3/15/2016	3.63%	2,672,685
HEALTH CARE REIT INC SR UNSECURED 03/18 2.25	3/15/2018	2.25%	6,920,564

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
HEALTHCARE SERVICES GROUP COMMON STOCK USD.01			4,309,403
HEALTHSOUTH CORP W/D COMMON STOCK USD.01			2,132,980
HEALTHSTREAM INC COMMON STOCK NPV			1,180,998
HEARTLAND PAYMENT SYSTEMS IN COMMON STOCK USD.001			5,835,222
HEARTWARE INTERNATIONAL INC COMMON STOCK USD.001			2,067,120
HEINEKEN NV COMMON STOCK EUR1.6			3,340,572
HEINEKEN NV SR UNSECURED 144A 04/22 3.4	4/1/2022	3.4%	39,053
HEINEKEN NV SR UNSECURED 144A 10/15 0.8	10/1/2015	0.8%	585,163
HELIX ENERGY SOLUTIONS GROUP COMMON STOCK NPV			6,353,522
HELMERICH + PAYNE COMMON STOCK USD.1			5,566,096
HENDERSON LAND DEVELOPMENT COMMON STOCK HKD2.			62,817
HENKEL AG + CO KGAA VORZUG PREFERENCE			1,383,992
HENNES + MAURITZ AB B SHS COMMON STOCK NPV			3,213,760
HERMES MICROVISION INC COMMON STOCK TWD10.			324,794
HERTZ VEHICLE FINANCING LLC HERTZ 2009 2A A2 144A	3/25/2016	5.29%	826,108
HERTZ VEHICLE FINANCING LLC HERTZ 2013 1A A2 144A	8/25/2019	1.83%	1,273,329
HESS CORP SR UNSECURED 02/19 8.125	2/15/2019	8.13%	3,279,181
HESS CORP SR UNSECURED 10/29 7.875	10/1/2029	7.88%	70,091
HEWLETT PACKARD CO COMMON STOCK USD.01			1,080,028
HEWLETT PACKARD CO SR UNSECURED 09/15 2.125	9/13/2015	2.13%	712,793
HEWLETT PACKARD CO SR UNSECURED 09/16 3	9/15/2016	3%	5,201,105
HEWLETT PACKARD CO SR UNSECURED 12/14 2.625	12/9/2014	2.63%	3,049,845
HEWLETT PACKARD CO SR UNSECURED 12/21 4.65	12/9/2021	4.65%	163,718
HIGHWOODS PROPERTIES INC REIT USD.01			1,622,514
HIKMA PHARMACEUTICALS PLC COMMON STOCK GBP.1			1,253,884
HILLTOP HOLDINGS INC COMMON STOCK USD.01			2,233,988
HILTON USA TRUST HILT 2013 HLT AFX 144A	11/5/2030	2.66%	15,547,730
HINO MOTORS LTD COMMON STOCK			581,552
HIROSE ELECTRIC CO LTD COMMON STOCK			4,603,530
HISTORIC TW INC COMPANY GUAR 02/23 9.15	2/1/2023	9.15%	132,608
HITACHI TRANSPORT SYSTEM LTD COMMON STOCK			365,967
HLSS SERVICER ADVANCE RECEIVAB HSART 2013 T1 A2 144A	1/16/2046	1.5%	139,482
HLSS SERVICER ADVANCE RECEIVAB HSART 2013 T4 AT4 144A	8/15/2044	1.18%	257,690
HMS HOLDINGS CORP COMMON STOCK USD.01			2,419,609
HOKUHOKU FINANCIAL GROUP INC COMMON STOCK			87,912
HOLOGIC INC COMMON STOCK USD.01			824,268
HOME BANCSHARES INC COMMON STOCK USD.01			1,754,330
HOME DEPOT INC SR UNSECURED 02/24 3.75	2/15/2024	3.75%	2,179,781
HOME DEPOT INC SR UNSECURED 03/16 5.4	3/1/2016	5.4%	131,626
HOME DEPOT INC SR UNSECURED 09/20 3.95	9/15/2020	3.95%	90,686
HOMESTAR MORTGAGE ACCEPTANCE C HMAC 2004 4 A3	9/25/2034	0.72%	179,754

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
HON HAI PRECISION GDR REG S GDR			70,011
HON HAI PRECISION GDR REG S GDR			2,104,996
HON HAI PRECISION INDUSTRY COMMON STOCK TWD10.			431,629
HONDA AUTO RECEIVABLES OWNER T HAROT 2011 3 A3	9/21/2015	0.88%	7,731,137
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 1 A3	1/15/2016	0.77%	677,395
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 1 A4	4/16/2018	0.97%	452,808
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 2 A2	11/17/2014	0.56%	221,319
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 2 A3	2/16/2016	0.7%	606,212
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 1 A3	11/21/2016	0.48%	2,799,775
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 3 A2	1/15/2016	0.54%	2,202,229
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 3 A4	9/16/2019	1.13%	8,610,612
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 4 A2	4/18/2016	0.45%	6,699,839
HONDA MOTOR CO LTD COMMON STOCK			6,879,882
HONEYWELL INTERNATIONAL INC COMMON STOCK USD1.			22,868,997
HONEYWELL INTERNATIONAL SR UNSECURED 02/14 3.875	2/15/2014	3.88%	903,659
HONEYWELL INTERNATIONAL SR UNSECURED 03/18 5.3	3/1/2018	5.3%	282,603
HONG KONG + CHINA GAS COMMON STOCK NPV			7,354
HONG KONG EXCHANGES + CLEAR COMMON STOCK NPV			224,949
HONG LEONG BANK BERHAD COMMON STOCK MYR1.			27,697
HONOLULU CITY CNTY HI HON 11/21 FIXED 2.412	11/1/2021	2.41%	2,582,832
HONOLULU CITY CNTY HI HON 11/21 FIXED 2.412	11/1/2021	2.41%	2,767,320
HONOLULU CITY CNTY HI HON 11/22 FIXED 2.512	11/1/2022	2.51%	3,569,482
HONOLULU CITY CNTY HI HON 11/23 FIXED 2.812	11/1/2023	2.81%	4,881,438
HONOLULU CITY CNTY HI HON 11/23 FIXED 5	11/1/2023	5%	7,737,679
HONOLULU CITY CNTY HI HON 11/24 FIXED 5			8,151,159
HONOLULU CITY CNTY HI HON 11/24 FIXED 5	11/1/2024	5%	6,402,032
HONOLULU CITY CNTY HI HON 11/25 FIXED 5			6,061,978
HONOLULU CITY CNTY HI HON 11/25 FIXED 5	11/1/2025	5%	16,711,553
HONOLULU CITY CNTY HI HON 11/28 FIXED 5	11/1/2028	5%	6,711,586
HOPEWELL HOLDINGS LTD COMMON STOCK NPV			16,960
HOSPIRA INC SR UNSECURED 03/17 6.05	3/30/2017	6.05%	193,093
HOUSING URBAN DEVELOPMNT US GOVT GUAR 08/15 5.36	8/1/2015	5.36%	6,691,401
HOYA CORP COMMON STOCK			4,117,294
HSBC BANK PLC COVERED 144A 07/15 1.625	7/7/2015	1.63%	2,122,032
HSBC BANK PLC SENIOR NOTES 144A 06/15 3.5	6/28/2015	3.5%	2,944,574
HSBC BANK PLC SR UNSECURED 144A 05/16 3.1	5/24/2016	3.1%	14,402,438
HSBC BANK USA NA SUBORDINATED 08/20 4.875	8/24/2020	4.88%	393,919
HSBC BANK USA SUBORDINATED 04/14 4.625	4/1/2014	4.63%	848,649
HSBC BANK USA SUBORDINATED 08/17 6	8/9/2017	6%	16,886,625
HSBC BANK USA SUBORDINATED 11/34 5.875	11/1/2034	5.88%	109,934

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
HSBC FINANCE CORP SR UNSECURED 06/15 5.	6/30/2015	5%	4,913,739
HSBC FINANCE CORP SUBORDINATED 01/21 6.676	1/15/2021	6.68%	3,533,289
HSBC HOLDINGS PLC COMMON STOCK USD.5			9,411,257
HSBC HOLDINGS PLC SR UNSECURED 01/22 4.875	1/14/2022	4.88%	3,269,734
HSBC HOLDINGS PLC SR UNSECURED 03/22 4.	3/30/2022	4%	282,658
HSBC HOLDINGS PLC SR UNSECURED 04/21 5.1	4/5/2021	5.1%	2,600,791
HSBC USA INC SR UNSECURED 01/18 1.625	1/16/2018	1.63%	157,769
HSBC USA INC SR UNSECURED 02/15 2.375	2/13/2015	2.38%	9,030,248
HSBC USA INC SR UNSECURED 09/18 2.625	9/24/2018	2.63%	6,427,680
HULIC CO LTD COMMON STOCK			748,613
HUMANA INC SR UNSECURED 12/22 3.15	12/1/2022	3.15%	2,462,389
HUMANA INC. SR UNSECURED 08/18 6.3	8/1/2018	6.3%	786,564
HUNG POO REAL ESTATE DEVELOP COMMON STOCK TWD10.			271,765
HUNTINGTON AUTO TRUST HUNT 2012 1 A3	9/15/2016	0.81%	944,133
HUNTINGTON AUTO TRUST HUNT 2012 2 A2	9/15/2015	0.38%	2,674,833
HUNTINGTON AUTO TRUST HUNT 2012 2 A3	4/17/2017	0.51%	2,492,799
HURON CONSULTING GROUP INC COMMON STOCK USD.01			9,411,586
HUSKY ENERGY INC COMMON STOCK NPV			352,066
HUTCHISON WHAMPOA LTD COMMON STOCK NPV			204,095
HYDRO QUEBEC LOCAL GOVT G 01/22 8.4	1/15/2022	8.4%	182,953
HYOSUNG CORPORATION COMMON STOCK KRW5000.			228,616
HYPOTHEKENBANK FRANKFURT JUMBO PFANDB 01/16 2.875	1/19/2016	2.88%	1,011,327
HYSAN DEVELOPMENT CO COMMON STOCK HKD5.			254,528
HYUNDAI AUTO LEASE SECURITIZAT HALST 2013 A A2 144A	9/15/2015	0.51%	5,741,627
HYUNDAI AUTO LEASE SECURITIZAT HALST 2013 A A3 144A	6/15/2016	0.66%	4,863,115
HYUNDAI AUTO LEASE SECURITIZAT HALST 2013 B A2 144A	3/15/2016	0.75%	8,009,024
HYUNDAI AUTO RECEIVABLES TRUST HART 2010 B A4	3/15/2017	1.63%	1,175,565
HYUNDAI AUTO RECEIVABLES TRUST HART 2011 C A4	2/15/2018	1.3%	485,159
HYUNDAI AUTO RECEIVABLES TRUST HART 2012 A A4	12/15/2016	0.95%	955,527
HYUNDAI AUTO RECEIVABLES TRUST HART 2012 C A2			—
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 A A3	7/17/2017	0.56%	3,012,190
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 A A4	9/17/2018	0.75%	993,852
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 B A3	9/15/2017	0.71%	1,039,998
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 C A2	6/15/2016	0.57%	8,009,016
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 C A3	2/15/2018	1.01%	8,157,233
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 C A4	3/15/2019	1.55%	504,821
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 C B	3/15/2019	2.1%	534,542
HYUNDAI CAPITAL AMERICA SR UNSECURED 144A 10/15 1.625	10/2/2015	1.63%	2,412,012
HYUNDAI CAPITAL AUTO FUNDING L HCAF 2010 8A A 144A	9/20/2016	1.17%	73,175
HYUNDAI DEPT STORE CO COMMON STOCK KRW5000.			12,815
HYUNDAI ENGINEERING + CONST COMMON STOCK KRW5000.			79,718

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
HYUNDAI HYSCO COMMON STOCK KRW5000.			266,613
HYUNDAI MOBIS CO LTD COMMON STOCK KRW5000.			292,568
HYUNDAI MOTOR CO COMMON STOCK KRW5000.			497,270
HYUNDAI WIA CORP COMMON STOCK KRW5000.			1,149,704
IBERDROLA SA COMMON STOCK EUR.75			297,676
IBERIABANK CORP COMMON STOCK USD1.			3,238,032
IBM CORP SR UNSECURED 01/16 2.	1/5/2016	2%	164,218
IBM CORP SR UNSECURED 02/15 0.55	2/6/2015	0.55%	8,948,233
IBM CORP SR UNSECURED 02/17 1.25	2/6/2017	1.25%	780,962
IBM CORP SR UNSECURED 05/15 0.75	5/11/2015	0.75%	5,750,207
IBM CORP SR UNSECURED 06/42 4.	6/20/2042	4%	96,435
IBM CORP SR UNSECURED 07/16 1.95	7/22/2016	1.95%	2,525,219
IBM CORP SR UNSECURED 08/23 3.375	8/1/2023	3.38%	959,689
IBM CORP SR UNSECURED 10/14 0.875	10/31/2014	0.88%	5,020,205
IBM CORP SR UNSECURED 11/19 8.375	11/1/2019	8.38%	1,569,420
IBM CORP SR UNSECURED 11/39 5.6	11/30/2039	5.6%	6,712
ICICI BANK LTD SPON ADR ADR			4,011,870
ICON PLC COMMON STOCK EUR.06			2,994,987
IG GROUP HOLDINGS PLC COMMON STOCK GBP.00005			340,763
IGATE CORP COMMON STOCK USD.01			1,064,240
IGM FINANCIAL INC COMMON STOCK NPV			47,512
IHS INC CLASS A COMMON STOCK USD.01			2,124,675
IIDA GROUP HOLDINGS CO LTD COMMON STOCK			326,544
ILLINOIS ST FIN AUTH REVENUE ILSGEN 06/47 FIXED OID 4	6/1/2047	4%	7,846,900
ILLINOIS ST ILS 01/15 FIXED 4.421	1/1/2015	4.42%	236,907
ILLINOIS TOOL WORKS COMMON STOCK USD.01			2,307,996
ILLUMINA INC COMMON STOCK USD.01			9,809,399
ILUKA RESOURCES LTD COMMON STOCK NPV			159
IMI PLC COMMON STOCK GBP.25			1,225,256
IMMUNOGEN INC COMMON STOCK USD.01			783,671
IMPAC CMB TRUST IMM 2004 6 1A2	10/25/2034	0.95%	2,251,879
IMPAC CMB TRUST IMM 2004 9 1A1	1/25/2035	0.93%	418,729
IMPAC CMB TRUST IMM 2007 A M1	5/25/2037	0.57%	3,919,598
IMPAC SECURED ASSETS CORP. IMSA 2006 2 2A1	8/25/2036	0.52%	341,792
IMPERIAL HOLDINGS LTD COMMON STOCK ZAR.04			257,669
IMPERIAL OIL LTD COMMON STOCK NPV			17,709
IMPERIAL TOBACCO FINANCE COMPANY GUAR 144A 02/18 2.05	2/11/2018	2.05%	1,018,485
IMPERIAL TOBACCO GROUP ADR ADR			1,026,696
IMPERVA INC COMMON STOCK USD.0001			2,479,658
INCHCAPE PLC COMMON STOCK GBP.1			288,333
INCITEC PIVOT LTD COMMON STOCK NPV			25,106

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
INCYTE CORP COMMON STOCK USD.001			3,097,746
IND + COMM BK OF CHINA H COMMON STOCK CNY1.			663,638
INDEPENDENCE GROUP NL COMMON STOCK NPV			398,131
INDIAN OIL CORP LTD SR UNSECURED REGS 01/15 4.75	1/22/2015	4.75%	143,460
INDIANA MICHIGAN POWER SR UNSECURED 03/23 3.2	3/15/2023	3.2%	84,132
INDITEX COMMON STOCK EUR.15			7,940,269
INDOCEMENT TUNGGAL PRAKARSA COMMON STOCK IDR500.			193,919
INDOFOOD SUKSES MAKMUR TBK P COMMON STOCK IDR100.			164,051
INDONESIA GOVERNMENT SR UNSECURED 05/33 6.625	5/15/2033	6.63%	114,557
INDONESIA GOVERNMENT SR UNSECURED 06/32 8.25	6/15/2032	8.25%	790,623
INDUSTRIAL ALLIANCE INSURANC COMMON STOCK			565,609
INDUSTRIAL BANK OF KOREA SR UNSECURED 144A 07/17 2.375	7/17/2017	2.38%	1,305,222
INFINERA CORP COMMON STOCK USD.001			1,116,045
INFOBLOX INC COMMON STOCK USD.0001			2,962,356
INFORMA PLC COMMON STOCK GBP.001			641,668
INFORMATICA CORP COMMON STOCK USD.001			2,456,800
INFOSYS LTD SP ADR ADR			656,560
ING BANK NV SR UNSECURED 144A 03/17 3.75	3/7/2017	3.75%	2,738,372
ING BANK NV UNSECURED 144A 09/15 2	9/25/2015	2%	203,313
ING GROEP NV CVA DUTCH CERT EUR.24			5,943,518
INGENEX INC SER B PFD			—
INGENICO COMMON STOCK EUR1.			828,847
INGERSOLL RAND GL HLD CO COMPANY GUAR 08/18 6.875	8/15/2018	6.88%	788,519
INGERSOLL RAND GL HLD CO COMPANY GUAR 144A 06/23 4.25	6/15/2023	4.25%	527,424
INNOLUX CORP COMMON STOCK TWD10.			305,424
INPEX CORP COMMON STOCK			3,534,644
INPHI CORP COMMON STOCK			2,799,532
INSULET CORP COMMON STOCK USD.001			4,586,042
INSURANCE AUSTRALIA GROUP COMMON STOCK NPV			250
INTEGRATED DEVICE TECH INC COMMON STOCK USD.001			1,167,774
INTEL CORP COMMON STOCK USD.001			18,542,060
INTEL CORP SR UNSECURED 10/16 1.95	10/1/2016	1.95%	513,999
INTEL CORP SR UNSECURED 10/21 3.3	10/1/2021	3.3%	59,610
INTEL CORP SR UNSECURED 12/17 1.35	12/15/2017	1.35%	2,490,614
INTER PARFUMS INC COMMON STOCK USD.001			1,917,626
INTERCONTINENTALEXCHANGE COMPANY GUAR 10/18 2.5	10/15/2018	2.5%	228,670
INTERCONTINENTALEXCHANGE COMPANY GUAR 10/23 4.	10/15/2023	4%	62,367
INTERCONTINENTALEXCHANGE GRO COMMON STOCK USD.01			18,330,980
INTERFACE INC COMMON STOCK USD.1			2,546,855
INTERNATIONAL PERSONAL FINAN COMMON STOCK GBP.1			515,986
INTERNET INITIATIVE JAPAN COMMON STOCK			651,977

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
INTERPUBLIC GROUP OF COS INC COMMON STOCK USD.1			4,338,412
INTERPUMP GROUP SPA COMMON STOCK EUR.52			484,234
INTESA SANPAOLO SPA BANK GUARANT 01/16 3.125	1/15/2016	3.13%	2,720,896
INTESA SANPAOLO SPA SENIOR NOTES 144A 08/15 3.625	8/12/2015	3.63%	1,296,471
INTESA SANPAOLO SPA SR UNSECURED 144A 02/14 VAR	2/24/2014	2.66%	2,306,723
INTESA SANPAOLO SPA SR UNSECURED 144A 02/21 6.5	2/24/2021	6.5%	427,043
INTL BUSINESS MACHINES CORP COMMON STOCK USD.2			9,974,222
INTL LEASE FINANCE CORP SR SECURED 144A 09/14 6.5	9/1/2014	6.5%	2,429,313
INTL LEASE FINANCE CORP SR SECURED 144A 09/16 6.75	9/1/2016	6.75%	1,605,600
INTL PAPER CO SR UNSECURED 06/18 7.95	6/15/2018	7.95%	1,481,924
INTL RECTIFIER CORP COMMON STOCK USD1.			976,843
INTRALINKS HOLDINGS INC COMMON STOCK USD.001			2,027,517
INTRUM JUSTITIA AB COMMON STOCK NPV			941,675
INTUIT INC COMMON STOCK USD.01			21,540,557
INTUIT INC SR UNSECURED 03/17 5.75	3/15/2017	5.75%	1,252,256
INVENSENSE INC COMMON STOCK USD.001			2,657,554
INVENSYS PLC COMMON STOCK GBP.125			208,723
INVENTEC CO LTD COMMON STOCK TWD10.			395,204
INVESTEC LTD COMMON STOCK ZAR.0002			124,613
INVESTEC PLC COMMON STOCK GBP.0002			580,059
INVESTMENT AB KINNEVIK B SHS COMMON STOCK NPV			129,409
INVESTOR AB B SHS COMMON STOCK NPV			156,501
IPG PHOTONICS CORP COMMON STOCK USD.0001			3,867,694
IPIC GMTN LTD COMPANY GUAR 144A 11/15 3.125	11/15/2015	3.13%	72,363
IPSOS COMMON STOCK EUR.25			347,342
IROBOT CORP COMMON STOCK USD.01			433,234
IRONWOOD PHARMACEUTICALS INC COMMON STOCK USD.001			1,075,086
ISHARES NORTH AMERICAN TECH ET ISHARES NORTH AMERICAN TECH			1,873,409
ITALY GOV T INT BOND SR UNSECURED 01/15 4.5	1/21/2015	4.5%	3,113,121
ITAU UNIBANCO HLDNG PREF ADR ADR NPV			2,821,719
ITC HOLDINGS CORP COMMON STOCK NPV			3,966,948
ITV PLC COMMON STOCK GBP.1			509,045
J + J SNACK FOODS CORP COMMON STOCK NPV			2,572,654
J FRONT RETAILING CO LTD COMMON STOCK			454,403
J P MORGAN MBS FUND COMMINGLED J P MORGAN MBS FUND COMMINGLED			76,118,960
J2 GLOBAL INC COMMON STOCK USD.01			3,230,646
JACK HENRY + ASSOCIATES INC COMMON STOCK USD.01			6,779,545
JACOBS ENGINEERING GROUP INC COMMON STOCK USD1.			4,295,918
JAMES HARDIE INDUSTRIES CDI RECEIPT EUR.59			148,567
JAPAN AIRLINES CO LTD COMMON STOCK			745,626
JAPAN EXCHANGE GROUP INC COMMON STOCK			88,159

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
JAPAN PRIME REALTY INVESTMEN REIT			28,857
JAPAN REAL ESTATE INVESTMENT REIT			64,393
JAPAN RETAIL FUND INVESTMENT REIT			40,759
JAPAN STEEL WORKS LTD COMMON STOCK			162,238
JAPAN TOBACCO INC COMMON STOCK			2,219,152
JAPAN TREASURY DISC BILL BILLS 02/14 0.00000			14,936,846
JARDEN CORP COMMON STOCK USD.01			11,759,875
JBS SA COMMON STOCK NPV			421,168
JEFFERIES GROUP LLC SR UNSECURED 03/16 5.5	3/15/2016	5.5%	75,600
JEFFERIES GROUP LLC SR UNSECURED 04/18 5.125	4/13/2018	5.13%	135,156
JEFFERIES GROUP LLC SR UNSECURED 07/19 8.5	7/15/2019	8.5%	85,400
JEFFERIES GROUP LLC SR UNSECURED 11/15 3.875	11/9/2015	3.88%	573,822
JGC CORP COMMON STOCK			470,958
JOHN DEERE CAPITAL CORP SENIOR NOTES 01/20 1.7	1/15/2020	1.7%	404,923
JOHN DEERE CAPITAL CORP SR UNSECURED 03/14 1.6	3/3/2014	1.6%	3,507,532
JOHN DEERE CAPITAL CORP SR UNSECURED 03/18 1.3	3/12/2018	1.3%	171,022
JOHN DEERE CAPITAL CORP SR UNSECURED 04/15 0.875	4/17/2015	0.88%	237,336
JOHN DEERE CAPITAL CORP SR UNSECURED 06/16 2.25	6/7/2016	2.25%	3,587,017
JOHN DEERE CAPITAL CORP SR UNSECURED 10/16 1.05	10/11/2016	1.05%	2,771,952
JOHN DEERE CAPITAL CORP SR UNSECURED 10/17 1.2	10/10/2017	1.2%	53,633
JOHN DEERE CAPITAL CORP SR UNSECURED 12/14 1.25	12/2/2014	1.25%	257,252
JOHN DEERE CAPITAL CORP UNSECURED 01/16 0.75	1/22/2016	0.75%	1,147,093
JOHN DEERE CAPITAL CORP UNSECURED 04/19 2.25	4/17/2019	2.25%	878,121
JOHN DEERE OWNER TRUST JDOT 2011 A A3	1/15/2016	1.29%	42,067
JOHN DEERE OWNER TRUST JDOT 2012 B A3	7/15/2016	0.53%	2,286,473
JOHN DEERE OWNER TRUST JDOT 2013 B A2	1/15/2016	0.55%	3,601,444
JOHN DEERE OWNER TRUST JDOT 2013 B A3	8/15/2017	0.87%	1,178,601
JOHNSON + JOHNSON COMMON STOCK USD1.			31,772,571
JOHNSON CONTROLS INC COMMON STOCK USD.01388			19,224,162
JOHNSON CONTROLS INC SR UNSECURED 02/14 VAR	2/4/2014	0.65%	355,151
JOHNSON CONTROLS INC SR UNSECURED 03/14 1.75	3/1/2014	1.75%	1,327,910
JOHNSON CONTROLS INC SR UNSECURED 12/16 2.6	12/1/2016	2.6%	103,398
JP MORGAN CHASE BANK NA SUBORDINATED 06/16 VAR	6/13/2016	0.57%	248,686
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 A3A2	9/12/2037	4.93%	1,525,511
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 A4	9/12/2037	4.9%	549,813
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 AM	9/12/2037	4.95%	294,454
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 ASB	9/12/2037	4.85%	905,589
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB13 A3A1	1/12/2043	5.24%	563,800
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP1 ASB	3/15/2046	4.85%	230,448
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP2 AM	7/15/2042	4.78%	784,133
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP2 ASB	7/15/2042	4.66%	96,393

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP4 A4	10/15/2042	4.92%	5,529,613
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP4 AM	10/15/2042	5%	1,726,349
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB14 ASB	12/12/2044	5.51%	1,377,741
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB16 AM	5/12/2045	5.59%	175,753
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP6 AM	4/15/2043	5.53%	205,881
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP7 A4	4/15/2045	5.86%	371,159
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP7 ASB	4/15/2045	5.86%	1,000,446
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP9 A3	5/15/2047	5.34%	547,350
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 C1 A3	2/15/2051	5.79%	1,114,446
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 CB20 AMFX	2/12/2051	5.93%	450,072
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LD11 A2	6/15/2049	5.79%	4,190,986
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LDPX A1A	1/15/2049	5.44%	5,637,053
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2011 C5 A2	8/15/2046	3.15%	3,216,649
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2013 C10 A4	12/15/2047	2.88%	1,400,078
JP MORGAN MORTGAGE TRUST JPMMT 2004 A3 1A1	7/25/2034	2.54%	786,718
JP MORGAN MORTGAGE TRUST JPMMT 2005 A1 6T1	2/25/2035	3.55%	734,350
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C15 AS	11/15/2045	4.42%	1,349,788
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C15 B	11/15/2045	4.93%	2,425,688
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C15 C	11/15/2045	5.25%	542,480
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C17 B	1/15/2047	4.89%	301,692
JPMCB LIQUIDITY FUND JP MORGAN SHORT TERM EQUITY IN			491,520,321
JPMORGAN CHASE + CO COMMON STOCK USD1.0			34,233,022
JPMORGAN CHASE + CO SR UNSECURED 01/15 3.7	1/20/2015	3.7%	7,786,621
JPMORGAN CHASE + CO SR UNSECURED 01/18 6.	1/15/2018	6%	6,258,278
JPMORGAN CHASE + CO SR UNSECURED 01/18 VAR	1/25/2018	1.14%	8,281,934
JPMORGAN CHASE + CO SR UNSECURED 01/23 3.2	1/25/2023	3.2%	1,497,881
JPMORGAN CHASE + CO SR UNSECURED 02/16 VAR	2/26/2016	0.86%	8,645,396
JPMORGAN CHASE + CO SR UNSECURED 03/16 3.45	3/1/2016	3.45%	23,913,666
JPMORGAN CHASE + CO SR UNSECURED 04/19 6.3	4/23/2019	6.3%	401,286
JPMORGAN CHASE + CO SR UNSECURED 05/21 4.625	5/10/2021	4.63%	3,665,203
JPMORGAN CHASE + CO SR UNSECURED 07/16 3.15	7/5/2016	3.15%	10,043,500
JPMORGAN CHASE + CO SR UNSECURED 07/20 4.4	7/22/2020	4.4%	908,340
JPMORGAN CHASE + CO SR UNSECURED 10/15 1.1	10/15/2015	1.1%	13,160,002
JPMORGAN CHASE + CO SR UNSECURED 10/20 4.25	10/15/2020	4.25%	5,512,192
JPMORGAN CHASE + CO SUBORDINATED 05/23 3.375	5/1/2023	3.38%	288,920
JPMORGAN CHASE + CO SUBORDINATED 06/17 6.125	6/27/2017	6.13%	5,792,672
JPMORGAN CHASE + CO SUBORDINATED 09/14 5.125	9/15/2014	5.13%	1,092,089
JPMORGAN CHASE + CO SUBORDINATED 10/15 5.15	10/1/2015	5.15%	448,896
JSE LTD COMMON STOCK ZAR.001			227,029
JULIUS BAER GROUP LTD COMMON STOCK CHF.02			4,068,391
JUNGHEINRICH PRFD PREFERENCE			716,871

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
JUNIPER NETWORKS INC COMMON STOCK USD.00001			8,347,290
JUNIPER NETWORKS INC SR UNSECURED 03/16 3.1	3/15/2016	3.1%	2,883,364
JUNTA DE ANDALUCIA SR UNSECURED 04/16 VAR	4/6/2016	5.22%	1,447,536
JUNTA DE CASTILLA Y LEON SR UNSECURED 03/19 6.505	3/1/2019	6.51%	196,795
JYOTHY LABORATORIES LTD COMMON STOCK INR1.			226,928
JYSKE BANK REG COMMON STOCK DKK10.			426,802
KABU.COM SECURITIES CO LTD COMMON STOCK			348,804
KADANT INC COMMON STOCK USD.01			2,462,036
KALBE FARMA TBK PT COMMON STOCK IDR10.			92,338
KANSAS CITY POWER + LT SR UNSECURED 03/23 3.15	3/15/2023	3.15%	22,256
KANSAS CITY POWER + LT SR UNSECURED 10/41 5.3	10/1/2041	5.3%	65,043
KASIKORNBANK PCL NVDR NVDR THB10.			75,959
KDDI CORP COMMON STOCK			818,715
KEISEI ELECTRIC RAILWAY CO COMMON STOCK			36,801
KEIYO BANK LTD/THE COMMON STOCK			173,312
KELLOGG CO COMMON STOCK USD.25			1,518,811
KELLOGG CO SR UNSECURED 05/15 1.125	5/15/2015	1.13%	6,011,651
KELLOGG CO SR UNSECURED 05/16 4.45	5/30/2016	4.45%	215,757
KELLOGG CO SR UNSECURED 05/17 1.75	5/17/2017	1.75%	479,432
KELLOGG CO SR UNSECURED 11/16 1.875	11/17/2016	1.88%	610,297
KENTUCKY UTILITIES CO 1ST MORTGAGE 11/15 1.625	11/1/2015	1.63%	203,743
KEPCO PLANT SERVICE + ENGINE COMMON STOCK KRW200.			459,285
KEPPEL CORP LTD COMMON STOCK NPV			203,841
KEPPEL REIT 1 REIT NPV			150
KERING COMMON STOCK EUR4.			1,147,109
KERNEL HOLDING SA COMMON STOCK NPV			31,024
KERR MCGEE CORP COMPANY GUAR 07/24 6.95	7/1/2024	6.95%	2,462,723
KEY BANK NA SR UNSECURED 02/18 1.65	2/1/2018	1.65%	7,129,766
KEY BANK NA SUBORDINATED 07/14 5.8	7/1/2014	5.8%	512,910
KEYCORP SR UNSECURED 03/21 5.1	3/24/2021	5.1%	431,701
KEYCORP SR UNSECURED 08/15 3.75	8/13/2015	3.75%	313,723
KEYCORP SR UNSECURED 12/18 2.3	12/13/2018	2.3%	4,210,232
KEYCORP STUDENT LOAN TRUST KSLT 2006 A 1B	12/27/2039	0.7%	4,887,291
KEYENCE CORP COMMON STOCK			4,538,319
KEYERA CORP COMMON STOCK NPV			60,169
KIA MOTORS CORPORATION COMMON STOCK KRW5000.			409,474
KIMBERLY CLARK DE MEXICO A COMMON STOCK NPV			239,838
KINDEN CORP COMMON STOCK			324,437
KINDER MORGAN ENER PART SR UNSECURED 02/17 6.	2/1/2017	6%	414,729
KINDER MORGAN ENER PART SR UNSECURED 02/20 6.85	2/15/2020	6.85%	2,080,197
KINDER MORGAN ENER PART SR UNSECURED 02/23 3.45	2/15/2023	3.45%	566,593

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
KINDER MORGAN INC COMMON STOCK USD.01			21,304,800
KINDER MORGAN INC KINDER MORGAN INC CW17			794,542
KINGBOARD LAMINATES HOLDINGS COMMON STOCK HKD.1			157,207
KINGFISHER PLC COMMON STOCK GBP.157143			455,868
KINROSS GOLD CORP COMMON STOCK NPV			161,929
KINSUS INTERCONNECT TECH COMMON STOCK TWD10.			338,477
KINTETSU WORLD EXPRESS INC COMMON STOCK			752,590
KIRIN HOLDINGS CO LTD COMMON STOCK			187,137
KLEPIERRE REIT EUR1.4			75,009
KOBE STEEL LTD COMMON STOCK			301,413
KOHLS CORP COMMON STOCK USD.01			1,330,788
KOITO MANUFACTURING CO LTD COMMON STOCK			57,286
KOMERCNI BANKA AS COMMON STOCK CZK500.			544,595
KONECRANES OYJ COMMON STOCK EUR.5			427,605
KONICA MINOLTA INC COMMON STOCK			668,693
KONINKLIJKE AHOLD NV COMMON STOCK EUR.3			1,232,485
KONINKLIJKE KPN NV SR SUBORDINA REGS 03/73 VAR	3/14/2073	6.88%	1,026,046
KONINKLIJKE PHILIPS NV COMMON STOCK EUR.2			1,609,606
KONINKLIJKE PHILIPS NV SR UNSECURED 03/22 3.75	3/15/2022	3.75%	50,027
KOREA DEVELOPMENT BANK SR UNSECURED 01/14 8.	1/23/2014	8%	3,303,512
KOREA HYDRO + NUCLEAR PO SR UNSECURED 144A 09/15 3.125	9/16/2015	3.13%	319,314
KOREA INVESTMENT HOLDINGS CO COMMON STOCK KRW5000.			432,607
KOREA TREASURY BOND SR UNSECURED 03/17 3.5	3/10/2017	3.5%	1,133,536
KOREA TREASURY BOND SR UNSECURED 06/15 3.25	6/10/2015	3.25%	898,996
KOREA TREASURY BOND SR UNSECURED 06/22 3.75	6/10/2022	3.75%	736,142
KOREA TREASURY BOND SR UNSECURED 09/18 5.75	9/10/2018	5.75%	1,158,251
KOREA TREASURY BOND SR UNSECURED 12/31 4.	12/10/2031	4%	258,313
KOREA ZINC CO LTD COMMON STOCK KRW5000.			215,746
KOREAN REINSURANCE CO COMMON STOCK KRW500.			255,701
KOZA ALTIN ISLETMELERI AS COMMON STOCK TRY1.			113,661
KRAFT FOODS GROUP INC SR UNSECURED 02/20 5.375	2/10/2020	5.38%	2,100,712
KRAFT FOODS GROUP INC SR UNSECURED 06/15 1.625	6/4/2015	1.63%	4,158,150
KRAFT FOODS GROUP INC SR UNSECURED 06/17 2.25	6/5/2017	2.25%	202,515
KRAFT FOODS GROUP INC SR UNSECURED 06/22 3.5	6/6/2022	3.5%	2,066,139
KRAFT FOODS GROUP INC SR UNSECURED 06/42 5.	6/4/2042	5%	73,934
KRAFT FOODS GROUP INC SR UNSECURED 08/18 6.125	8/23/2018	6.13%	11,905,673
KRISPY KREME DOUGHNUTS INC COMMON STOCK NPV			7,687,200
KROGER CO/THE COMPANY GUAR 01/14 7.5	1/15/2014	7.5%	1,408,205
KROGER CO/THE COMPANY GUAR 01/15 4.95	1/15/2015	4.95%	417,328
KROGER CO/THE SR UNSECURED 01/17 2.2	1/15/2017	2.2%	516,204
KROGER CO/THE SR UNSECURED 01/19 2.3	1/15/2019	2.3%	3,099,378

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
KROTON EDUCACIONAL SA COMMON STOCK NPV			134,791
KRUNG THAI BANK NVDR NVDR THB5.15			55,435
KT CORP COMMON STOCK KRW5000.			238,564
KUEHNE + NAGEL INTL AG REG COMMON STOCK CHF1.			1,648,762
KYOCERA CORP COMMON STOCK			2,477,522
L BRANDS INC COMMON STOCK USD.5			19,000,320
L OREAL COMMON STOCK EUR.2			433,048
LAB CORP OF AMER HLDGS SR UNSECURED 05/16 3.125	5/15/2016	3.13%	520,426
LAB CORP OF AMER HLDGS SR UNSECURED 08/17 2.2	8/23/2017	2.2%	501,630
LABORATORY CORP OF AMER SR UNSECURED 12/15 5.625	12/15/2015	5.63%	325,728
LAGARDERE SCA COMMON STOCK EUR6.1			1,048,608
LAM RESEARCH CORP COMMON STOCK USD.001			15,329,417
LANCASHIRE HOLDINGS LTD COMMON STOCK USD.5			541,317
LAND SECURITIES GROUP PLC REIT GBP.1			123,961
LANNETT CO INC COMMON STOCK USD.001			886,716
LAREDO PETROLEUM INC COMMON STOCK USD.01			1,874,613
LARGAN PRECISION CO LTD COMMON STOCK TWD10.			448,437
LASALLE HOTEL PROPERTIES REIT USD.01			2,131,346
LAWSON INC COMMON STOCK			838,628
LB COMMERCIAL CONDUIT MORTGAGE LBCMT 2007 C3 AM	7/15/2044	6.05%	4,262,749
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2004 C2 A4	3/15/2036	4.37%	153,641
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2005 C2 A5	4/15/2030	5.15%	354,079
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2005 C7 AM	11/15/2040	5.26%	718,129
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C1 A4	2/15/2031	5.16%	6,276,848
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C1 AM	2/15/2031	5.22%	515,789
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C3 A1A	3/15/2039	5.64%	13,652,221
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C6 A1A	9/15/2039	5.34%	4,323,757
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 A2	11/15/2038	5.3%	2,448,773
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 A3	11/15/2038	5.35%	7,273,978
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C6 A4	7/15/2040	5.86%	3,598,313
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 A3	9/15/2045	5.87%	2,796,251
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 AM	9/15/2045	6.37%	3,508,995
LBG CAPITAL NO.1 PLC BANK GUARANT 10/20 7.625	10/14/2020	7.63%	589,136
LBG CAPITAL NO.1 PLC BANK GUARANT REGS 05/20 7.5884	5/12/2020	7.59%	700,925
LBG CAPITAL NO.1 PLC BANK GUARANT REGS 08/20 7.869	8/25/2020	7.87%	1,230,676
LBG CAPITAL NO.2 PLC BANK GUARANT 12/19 15	12/21/2019	15%	1,123,471
LBG CAPITAL NO.2 PLC BANK GUARANT REGS 12/19 15.	12/21/2019	15%	206,348
LEASEPLAN CORPORATION NV SR UNSECURED 144A 05/18 2.5	5/16/2018	2.5%	1,749,960
LEE + MAN PAPER MANUFACTURIN COMMON STOCK HKD.025			308,483
LEGAL + GENERAL GROUP PLC COMMON STOCK GBP.025			350,769
LEGRAND SA COMMON STOCK EUR4.			2,204,880

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
LEHMAN BROS CAP TR VII LIMITD GUARA 11/49 VAR	11/29/2049	5.86%	287
LEHMAN BROTHERS HOLDINGS NOTES 07/17 6.5	7/19/2017	6.5%	205
LEHMAN BROTHERS HOLDINGS SUBORDINATED 12/17 6.75	12/28/2017	6.75%	676
LEHMAN XS TRUST LXS 2005 5N 1A1	11/25/2035	0.47%	1,655,565
LEHMAN XS TRUST LXS 2006 14N 3A2	8/25/2036	0.29%	1,490,775
LEND LEASE GROUP MISC. NPV			2,076
LENNAR CORP A COMMON STOCK USD.1			545,928
LENNOX INTERNATIONAL INC COMMON STOCK USD.01			389,575
LENOVO GROUP LTD COMMON STOCK NPV			11,028,372
LG CHEM LTD COMMON STOCK KRW5000.			156,086
LG DISPLAY CO LTD COMMON STOCK KRW5000.			190,723
LG ELECTRONICS INC COMMON STOCK KRW5000.			61,044
LG UPLUS CORP COMMON STOCK KRW5000.			56,228
LG+E AND KU ENERGY LLC SR UNSECURED 11/15 2.125	11/15/2015	2.13%	407,002
LG+E AND KU ENERGY LLC SR UNSECURED 11/20 3.75	11/15/2020	3.75%	505,855
LI + FUNG LTD COMMON STOCK HKD.0125			3,541,143
LI NING CO LTD COMMON STOCK HKD.1			277,156
LIBERTY HOLDINGS LTD COMMON STOCK ZAR.0833			266,472
LIBERTY INTERACTIVE CORP A COMMON STOCK USD.01			27,360,070
LIBERTY MUTUAL GROUP INC COMPANY GUAR 144A 06/21 5.	6/1/2021	5%	78,659
LIBERTY MUTUAL GROUP INC SR UNSECURED 144A 08/16 6.7	8/15/2016	6.7%	355,875
LIBERTY PROPERTY TRUST REIT USD.001			3,261,681
LIFE TECHNOLOGIES CORP SR UNSECURED 01/16 3.5	1/15/2016	3.5%	208,330
LIFE TIME FITNESS INC COMMON STOCK USD.02			5,883,225
LIFELOCK INC COMMON STOCK USD.001			1,438,337
LIFESTYLE INTL HLDGS LTD COMMON STOCK HKD.005			340,769
LIGHTPOINT PAN EUROPEAN CLO PL LIGHP 2006 1X A REGS	1/31/2022	0.48%	1,812,831
LINCOLN NATIONAL CORP SR UNSECURED 02/14 4.75	2/15/2014	4.75%	221,079
LINCOLN NATIONAL CORP SR UNSECURED 02/20 6.25	2/15/2020	6.25%	86,462
LINCOLN NATIONAL CORP SR UNSECURED 06/21 4.85	6/24/2021	4.85%	26,853
LINDE AG COMMON STOCK NPV			4,072,596
LINK REIT REIT NPV			141,053
LINKEDIN CORP A COMMON STOCK USD.0001			17,458,629
LITE ON TECHNOLOGY CORP COMMON STOCK TWD10.			78,979
LLOYDS BANK PLC BANK GUARANT 01/16 4.875	1/21/2016	4.88%	8,963,975
LLOYDS BANK PLC BANK GUARANT 11/18 2.3	11/27/2018	2.3%	3,326,349
LLOYDS BANK PLC BANK GUARANT 144A 01/20 5.8	1/13/2020	5.8%	4,356,582
LLOYDS BANKING GROUP PLC COMMON STOCK			1,152,118
LOCKHEED MARTIN CORP COMMON STOCK USD1.			16,126,637
LOCKHEED MARTIN CORP COMPANY GUAR 05/16 7.65	5/1/2016	7.65%	126,885
LOCKHEED MARTIN CORP SR UNSECURED 09/16 2.125	9/15/2016	2.13%	512,994

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
LOCKHEED MARTIN CORP SR UNSECURED 09/21 3.35	9/15/2021	3.35%	89,298
LOCKHEED MARTIN CORP SR UNSECURED 11/19 4.25	11/15/2019	4.25%	655,952
LONG BEACH MORTGAGE LOAN TRUST LBMLT 2003 4 AV1	8/25/2033	0.79%	3,300,561
LONGFOR PROPERTIES COMMON STOCK HKD.1			30,058
LORILLARD INC COMMON STOCK USD.01			5,949,832
LORILLARD TOBACCO CO COMPANY GUAR 05/23 3.75	5/20/2023	3.75%	559,877
LORILLARD TOBACCO CO COMPANY GUAR 06/19 8.125	6/23/2019	8.13%	3,885,886
LORILLARD TOBACCO CO COMPANY GUAR 08/16 3.5	8/4/2016	3.5%	13,000,487
LORILLARD TOBACCO CO COMPANY GUAR 08/17 2.3	8/21/2017	2.3%	3,040,690
LOS ANGELES CA CMNTY CLG DIST LOSHGR 08/42 FIXED 6.6	8/1/2042	6.6%	379,787
LOS ANGELES CA CMNTY CLG DIST LOSHGR 08/49 FIXED 6.75	8/1/2049	6.75%	351,016
LOS ANGELES CA DEPT OF ARPTS LOSAPT 05/24 FIXED 5	5/15/2024	5%	1,104,490
LOS ANGELES CA DEPT OF ARPTS LOSAPT 05/39 FIXED 6.582	5/15/2039	6.58%	45,592
LOS ANGELES CA UNIF SCH DIST LOSSCD 07/34 FIXED 6.758	7/1/2034	6.76%	491,656
LUKOIL OAO SPON ADR ADR RUB.025			537,320
LVMH MOET HENNESSY LOUIS VUI COMMON STOCK EUR.3			5,427,216
LYB INTL FINANCE BV COMPANY GUAR 07/23 4.	7/15/2023	4%	291,181
M+T BANK AUTO RECEIVABLES TRUS MTBAT 2013 1A A3 144A	11/15/2017	1.06%	603,517
M3 INC COMMON STOCK			5,081,723
MACQUARIE BANK LTD SR UNSECURED 144A 02/17 5	2/22/2017	5%	656,086
MACQUARIE BANK LTD SR UNSECURED 144A 08/16 2	8/15/2016	2%	404,548
MACQUARIE EQUIPMENT FUNDING TR MEFT 2012 A A2 144A	4/20/2015	0.61%	1,306,516
MACQUARIE GROUP LTD COMMON STOCK NPV			406,119
MACQUARIE GROUP LTD SR UNSECURED 144A 08/14 7.3	8/1/2014	7.3%	487,211
MACYS RETAIL HLDGS INC COMPANY GUAR 07/14 5.75	7/15/2014	5.75%	2,258,868
MACYS RETAIL HLDGS INC COMPANY GUAR 07/17 7.45	7/15/2017	7.45%	280,678
MACYS RETAIL HLDGS INC COMPANY GUAR 12/16 5.9	12/1/2016	5.9%	8,566,255
MAGELLAN HEALTH SERVICES INC COMMON STOCK USD.01			3,738,084
MAGELLAN MIDSTREAM PARTN SR UNSECURED 06/14 6.45	6/1/2014	6.45%	204,851
MAGNA INTERNATIONAL INC COMMON STOCK NPV			786,974
MAGNIT OJSC SPON GDR REGS DEPOSITORY RECEIPT			79,109
MALAYAN BANKING BHD COMMON STOCK MYR1.			228,509
MALAYSIAN GOVERNMENT SR UNSECURED 03/27 3.892	3/15/2027	3.89%	261,881
MALAYSIAN GOVERNMENT SR UNSECURED 10/17 3.314	10/31/2017	3.31%	482,307
MALAYSIAN GOVERNMENT SR UNSECURED 11/19 4.378	11/29/2019	4.38%	342,412
MANUF + TRADERS TRUST CO SR UNSECURED 03/18 1.45	3/7/2018	1.45%	243,177
MANULIFE FINANCIAL CORP COMMON STOCK NPV			798,946
MANULIFE FINANCIAL CORP SR UNSECURED 09/15 3.4	9/17/2015	3.4%	6,479,783
MARATHON OIL CORP COMMON STOCK USD1.			12,090,250
MARATHON OIL CORP SR UNSECURED 03/18 5.9	3/15/2018	5.9%	227,576

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
MARATHON OIL CORP SR UNSECURED 11/15 0.9	11/1/2015	0.9%	3,217,681
MARATHON OIL CORP SR UNSECURED 11/22 2.8	11/1/2022	2.8%	78,337
MARKEL CORP COMMON STOCK NPV			4,304,456
MARKETAXESS HOLDINGS INC COMMON STOCK USD.003			2,760,995
MARKS + SPENCER GROUP PLC COMMON STOCK GBP.25			252,972
MARRIOTT VACATIONS WORLD COMMON STOCK USD.01			2,783,090
MARUBENI CORP COMMON STOCK			79,121
MARUI GROUP CO LTD COMMON STOCK			26,419
MARYLAND ST MDS 08/17 FIXED 5	8/1/2017	5%	12,821,373
MASSACHUSETTS EDUCATIONAL FINA MEFA 2008 1 A1	4/25/2038	1.19%	75,370
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 04/16 3.125	4/14/2016	3.13%	680,391
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 04/17 2.	4/5/2017	2%	340,999
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 08/18 2.1	8/2/2018	2.1%	99,194
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 10/22 2.5	10/17/2022	2.5%	90,320
MASSMUTUTAL GLOB FNDG II SR SECURED 144A 07/18 5.25	7/31/2018	5.25%	2,575,365
MASTERCARD INC CLASS A COMMON STOCK USD.0001			75,298,339
MASTR ADJUSTABLE RATE MORTGAGE MARM 2003 6 3A1	12/25/2033	2.83%	1,077,328
MASTR ALTERNATIVE LOANS TRUST MALT 2004 8 7A1	9/25/2019	5%	249,075
MASTR ASSET BACKED SECURITIES MABS 2006 HE4 A2	11/25/2036	0.28%	2,831,280
MASTR ASSET SECURITIZATION TRU MASTR 2003 11 6A16	12/25/2033	5.25%	1,685,409
MASTR REPERFORMING LOAN TRUST MARP 2005 1 1A1 144A	8/25/2034	6%	111,865
MATADOR RESOURCES CO COMMON STOCK USD.01			1,981,991
MAVENIR SYSTEMS INC COMMON STOCK USD.001			2,415,511
MAXIM INTEGRATED PRODUCT SR UNSECURED 11/18 2.5	11/15/2018	2.5%	10,907,050
MAXIM INTEGRATED PRODUCTS COMMON STOCK USD.001			7,510,799
MAXIMUS INC COMMON STOCK NPV			5,563,855
MAZDA MOTOR CORP COMMON STOCK			191,504
MCDONALD S CORP COMMON STOCK USD.01			12,745,376
MCDONALD S CORP SR UNSECURED 03/18 5.35	3/1/2018	5.35%	3,647,375
MCDONALD S CORP SR UNSECURED 05/15 0.75	5/29/2015	0.75%	10,167,946
MCDONALD S CORP SR UNSECURED 05/19 1.875	5/29/2019	1.88%	414,675
MCDONALD S CORP SR UNSECURED 07/20 3.5	7/15/2020	3.5%	187,520
MCDONALD S CORP SR UNSECURED 07/40 4.875	7/15/2040	4.88%	81,682
MCDONALD S CORP SR UNSECURED 10/17 5.8	10/15/2017	5.8%	1,170,215
MCGRAW HILL FINANCIAL INC COMMON STOCK USD1.			2,184,126
MCKESSON CORP COMMON STOCK USD.01			13,200,099
MCKESSON CORP SR UNSECURED 03/17 5.7	3/1/2017	5.7%	1,449,297
MEAD JOHNSON NUTRITION C SR UNSECURED 11/14 3.5	11/1/2014	3.5%	296,360
MEDA AB A SHS COMMON STOCK NPV			317,628
MEDCO HEALTH SOLUTIONS COMPANY GUAR 09/20 4.125	9/15/2020	4.13%	124,253
MEDIA NUSANTARA CITRA TBK PT COMMON STOCK IDR100.			131,897

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
MEDIATEK INC COMMON STOCK TWD10.			15,327,227
MEDICINES COMPANY COMMON STOCK USD.001			3,610,970
MEDIDATA SOLUTIONS INC COMMON STOCK USD.01			8,537,039
MEDIPAL HOLDINGS CORP COMMON STOCK			499,181
MEDNAX INC COMMON STOCK USD.01			9,879,570
MEDTRONIC INC COMMON STOCK USD.1			12,507,003
MEDTRONIC INC SR UNSECURED 03/15 3	3/15/2015	3%	6,164,874
MEDTRONIC INC SR UNSECURED 03/20 4.45	3/15/2020	4.45%	1,282,224
MEDTRONIC INC SR UNSECURED 03/22 3.125	3/15/2022	3.13%	252,627
MEDUSA MINING LTD COMMON STOCK NPV			93,904
MELCO INTERNATIONAL DEVELOP. COMMON STOCK NPV			515,493
MELIA HOTELS INTERNATIONAL COMMON STOCK EUR.2			496,518
MELLON FUNDING CORP COMPANY GUAR 12/14 5	12/1/2014	5%	156,022
MEN S WEARHOUSE INC/THE COMMON STOCK USD.01			765,894
MERCADOLIBRE INC COMMON STOCK USD.001			211,268
MERCEDES BENZ AUTO LEASE TRUST MBALT 2013 A A3	2/15/2016	0.59%	501,308
MERCEDES BENZ AUTO RECEIVABLES MBART 2012 1 A3	10/17/2016	0.47%	2,215,454
MERCEDES BENZ AUTO RECEIVABLES MBART 2013 1 A3	8/15/2017	0.78%	181,346
MERCEDES BENZ AUTO RECEIVABLES MBART 2013 1 A4	11/15/2019	1.13%	1,001,041
MERCIALYS REIT EUR1.			285,787
MERCK + CO INC COMPANY GUAR 09/17 6	9/15/2017	6%	4,392,899
MERCK + CO INC SR UNSECURED 01/21 3.875	1/15/2021	3.88%	2,562,991
MERCK + CO INC SR UNSECURED 05/16 0.7	5/18/2016	0.7%	7,443,943
MERCK + CO. INC. COMMON STOCK USD.5			23,887,714
MERCK KGAA COMMON STOCK NPV			6,261,446
MEREDITH CORP COMMON STOCK USD1.			2,506,602
MERITAGE HOMES CORP COMMON STOCK USD.01			956,969
MERRILL LYNCH MORTGAGE INVESTO MLMI 1998 C1 A3	11/15/2026	6.72%	1,813,753
MERRILL LYNCH MORTGAGE INVESTO MLMI 2005 A5 A3	6/25/2035	2.48%	11,676,088
MERRILL LYNCH MORTGAGE TRUST MLMT 2005 LC1 AM	1/12/2044	5.31%	288,137
MERRILL LYNCH MORTGAGE TRUST MLMT 2005 MKB2 A4	9/12/2042	5.2%	514,553
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 A4	5/12/2039	5.68%	3,801,637
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 AM	5/12/2039	5.68%	1,455,211
MERRILL LYNCH MORTGAGE TRUST MLMT 2007 C1 A3	6/12/2050	5.86%	204,102
MERRILL LYNCH MORTGAGE TRUST MLMT 2007 C1 A4	6/12/2050	6.05%	299,150
MERRILL LYNCH MORTGAGE TRUST MLMT 2008 C1 A4	2/12/2051	5.69%	156,518
MET LIFE GLOB FUNDING I SECURED 144A 06/15 1.7	6/29/2015	1.7%	5,968,359
MET LIFE GLOB FUNDING I SR SECURED 144A 04/22 3.875	4/11/2022	3.88%	287,385
MET LIFE GLOB FUNDING I SR SECURED 144A 09/15 2.5	9/29/2015	2.5%	2,523,324
MET TRANSPRTN AUTH NY REVENUE MTATRN 11/24 FIXED 5	11/15/2024	5%	1,095,010
MET TRANSPRTN AUTH NY REVENUE MTATRN 11/39 FIXED 6.668	11/15/2039	6.67%	353,778

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
MET WTR DIST OF STHRN CA METWTR 07/40 FIXED 6.947	7/1/2040	6.95%	66,804
METAIR INVESTMENTS LTD COMMON STOCK NPV			241,159
METHANEX CORP COMMON STOCK NPV			781,968
METHANEX CORP COMMON STOCK NPV			1,093,807
METLIFE INC COMMON STOCK USD.01			10,337,542
METLIFE INC JR SUBORDINA 12/66 6.4	12/15/2066	6.4%	4,515,863
METLIFE INC SR UNSECURED 02/14 2.375	2/6/2014	2.38%	4,723,534
METLIFE INC SR UNSECURED 02/19 7.717	2/15/2019	7.72%	842,865
METLIFE INC SR UNSECURED 06/35 5.7	6/15/2035	5.7%	54,607
METLIFE INC SR UNSECURED 09/23 4.368	9/15/2023	4.37%	1,250,585
METLIFE INC SR UNSECURED 12/22 3.048	12/15/2022	3.05%	596,849
METLIFE INSTITUTIONAL FD SECURED 144A 04/15 1.625	4/2/2015	1.63%	3,994,596
MEX BONOS DESARR FIX RT BONDS 06/17 5.	6/15/2017	5%	714,745
MEX BONOS DESARR FIX RT BONDS 06/20 8.	6/11/2020	8%	1,364,919
MEX BONOS DESARR FIX RT BONDS 06/21 6.5	6/10/2021	6.5%	2,130,714
MEX BONOS DESARR FIX RT BONDS 06/22 6.5	6/9/2022	6.5%	2,755,536
MEX BONOS DESARR FIX RT BONDS 12/14 9.5	12/18/2014	9.5%	1,770,344
MEX BONOS DESARR FIX RT BONDS 12/17 7.75	12/14/2017	7.75%	5,682,958
MEX BONOS DESARR FIX RT BONDS 12/18 8.5	12/13/2018	8.5%	5,108,336
MEX BONOS DESARR FIX RT BONDS 12/24 10	12/5/2024	10%	6,992,420
MEXICAN CETES BILLS 01/14 0.00000			1,221,533
MEXICAN CETES BILLS 02/14 0.00000			1,780,860
MEXICAN CETES BILLS 02/14 0.00000			4,332,682
MEXICAN CETES BILLS 03/14 0.00000			4,934,772
MGM CHINA HOLDINGS LTD COMMON STOCK HKD1.			243,195
MGM RESORTS INTL COMPANY GUAR 04/16 6.875	4/1/2016	6.88%	220,000
MGM RESORTS INTL COMPANY GUAR 06/16 7.5	6/1/2016	7.5%	1,568,000
MICHAEL KORS HOLDINGS LTD COMMON STOCK NPV			4,601,887
MICHELIN (CGDE) COMMON STOCK EUR2.			1,219,772
MICRON TECHNOLOGY INC COMMON STOCK USD.1			20,483,014
MICROS SYSTEMS INC COMMON STOCK USD.0125			1,610,593
MICROSOFT CORP COMMON STOCK USD.00000625			55,518,235
MICROSOFT CORP SR UNSECURED 02/16 2.5	2/8/2016	2.5%	508,491
MICROSOFT CORP SR UNSECURED 09/15 1.625	9/25/2015	1.63%	5,104,140
MICROSOFT CORP SR UNSECURED 10/20 3.	10/1/2020	3%	1,819,347
MIDAMERICAN ENERGY HLDGS SR UNSECURED 02/14 5	2/15/2014	5%	482,489
MIDAMERICAN ENERGY HLDGS SR UNSECURED 04/18 5.75	4/1/2018	5.75%	9,394,487
MILLS ESTRUTURAS E SERVICOS COMMON STOCK NPV			159,457
MINERAL DEPOSITS LTD COMMON STOCK NPV			106,939
MINERALS TECHNOLOGIES INC COMMON STOCK USD.1			3,282,525
MIRAE ASSET SECURITIES CO LT COMMON STOCK KRW5000.			84,052

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
MIRVAC GROUP REIT NPV			67,360
MISSISSIPPI ST MSS 11/17 FLOATING VAR	11/1/2017	0.87%	1,403,962
MITSUBISHI ELECTRIC CORP COMMON STOCK			552,590
MITSUBISHI ESTATE CO LTD COMMON STOCK			478,759
MITSUBISHI HEAVY INDUSTRIES COMMON STOCK			445,954
MITSUBISHI TANABE PHARMA COMMON STOCK			207,825
MITSUBISHI UFJ FINANCIAL GRO COMMON STOCK			1,632,902
MITSUI FUDOSAN CO LTD COMMON STOCK			396,128
MITSUI OSK LINES LTD COMMON STOCK			198,430
MIZRAHI TEFAHOT BANK LTD COMMON STOCK ILS.1			595,655
MIZUHO FINANCIAL GROUP INC COMMON STOCK			866,185
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 1 AM	2/12/2039	5.53%	2,196,017
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 2 AM	6/12/2046	5.9%	352,031
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 4 A1A	12/12/2049	5.17%	6,292,025
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 4 A2	12/12/2049	5.11%	107,356
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 4 A3	12/12/2049	5.17%	4,336,628
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 6 A4	3/12/2051	5.49%	384,992
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 9 A4	9/12/2049	5.7%	338,886
MLCC MORTGAGE INVESTORS INC MLCC 2005 1 2A1	4/25/2035	2.18%	711,361
MLCC MORTGAGE INVESTORS INC MLCC 2005 1 2A2	4/25/2035	2.18%	1,347,118
MLCC MORTGAGE INVESTORS INC MLCC 2005 2 3A	10/25/2035	1.17%	917,910
MLP AG COMMON STOCK NPV			278,603
MMC NORILSK NICK VIA MMC SR UNSECURED 144A 10/20 5.55	10/28/2020	5.55%	2,086,875
MMI HOLDINGS LTD COMMON STOCK ZAR.000001			184,013
MOHAWK INDUSTRIES INC COMMON STOCK USD.01			8,215,558
MOLSON COORS BREWING CO COMPANY GUAR 05/17 2.	5/1/2017	2%	306,112
MOLSON COORS BREWING CO COMPANY GUAR 05/22 3.5	5/1/2022	3.5%	235,636
MOLSON COORS BREWING CO COMPANY GUAR 05/42 5.	5/1/2042	5%	48,922
MONADELPHOUS GROUP LTD COMMON STOCK NPV			334,457
MONDELEZ INTERNATIONAL INC A COMMON STOCK NPV			8,477,930
MONDELEZ INTERNATIONAL SR UNSECURED 02/14 6.75	2/19/2014	6.75%	10,279,040
MONDELEZ INTERNATIONAL SR UNSECURED 02/16 4.125	2/9/2016	4.13%	763,314
MONDELEZ INTERNATIONAL SR UNSECURED 02/20 5.375	2/10/2020	5.38%	5,311,521
MONDELEZ INTERNATIONAL SR UNSECURED 11/31 6.5	11/1/2031	6.5%	62,582
MONOLITHIC POWER SYSTEMS INC COMMON STOCK USD.001			1,505,735
MONSANTO CO COMMON STOCK USD.01			26,356,267
MONSANTO CO SR UNSECURED 04/16 2.75	4/15/2016	2.75%	104,253
MONTAGE TECHNOLOGY GROUP LTD COMMON STOCK USD.0125			359,065
MOODY S CORP COMMON STOCK USD.01			2,162,633
MOOG INC CLASS A COMMON STOCK USD1.			3,895,883

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
MORGAN STANLEY BAML TRUST MSBAM 2013 C7 A4	2/15/2046	2.92%	637,042
MORGAN STANLEY BAML TRUST MSBAM 2013 C7 AS	2/15/2046	3.21%	668,238
MORGAN STANLEY BAML TRUST MSBAM 2013 C9 A2	5/15/2046	1.97%	2,919,045
MORGAN STANLEY BAML TRUST MSBAM 2013 C9 AS	5/15/2046	3.46%	293,037
MORGAN STANLEY CAPITAL I TRUST MSC 2005 HQ7 AAB	11/14/2042	5.18%	70,190
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ8 A4	3/12/2044	5.42%	3,203,025
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ9 AM	7/12/2044	5.77%	403,739
MORGAN STANLEY CAPITAL I TRUST MSC 2006 IQ11 AM	10/15/2042	5.67%	194,124
MORGAN STANLEY CAPITAL I TRUST MSC 2006 T21 A3	10/12/2052	5.19%	1,593,651
MORGAN STANLEY CAPITAL I TRUST MSC 2006 T21 AAB	10/12/2052	5.17%	155,408
MORGAN STANLEY CAPITAL I TRUST MSC 2007 HQ11 A31	2/12/2044	5.44%	467,939
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ13 A1A	3/15/2044	5.31%	10,822,266
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ13 A4	3/15/2044	5.36%	3,209,695
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ14 A2	4/15/2049	5.61%	1,976,776
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ15 A4	6/11/2049	6.11%	3,558,681
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T25 A3	11/12/2049	5.51%	552,569
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T27 A1A	6/11/2042	5.65%	11,881,033
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T27 A4	6/11/2042	5.65%	3,752,597
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T27 AAB	6/11/2042	5.65%	34,930
MORGAN STANLEY CAPITAL I TRUST MSC 2011 C3 A3	7/15/2049	4.05%	174,828
MORGAN STANLEY CAPITAL INC MSAC 2005 HE1 M1	12/25/2034	0.85%	9,228,289
MORGAN STANLEY NOTES 04/18 6.625	4/1/2018	6.63%	3,053,945
MORGAN STANLEY REREMIC TRUST MSRR 2009 GG10 A4A 144A	8/12/2045	5.8%	1,958,994
MORGAN STANLEY REREMIC TRUST MSRR 2010 GG10 A4A 144A	8/15/2045	5.8%	18,661,249
MORGAN STANLEY REREMIC TRUST MSRR 2010 HQ4B A7A 144A	4/16/2040	4.97%	761,224
MORGAN STANLEY REREMIC TRUST MSRR 2012 IO AXA 144A	3/27/2051	1%	207,684
MORGAN STANLEY SR UNSECURED 01/15 4.1	1/26/2015	4.1%	543,009
MORGAN STANLEY SR UNSECURED 01/17 5.45	1/9/2017	5.45%	2,461,982
MORGAN STANLEY SR UNSECURED 01/21 5.75	1/25/2021	5.75%	2,941,286
MORGAN STANLEY SR UNSECURED 02/16 1.75	2/25/2016	1.75%	9,243,449
MORGAN STANLEY SR UNSECURED 02/23 3.75	2/25/2023	3.75%	1,746,652
MORGAN STANLEY SR UNSECURED 03/17 4.75	3/22/2017	4.75%	1,991,655
MORGAN STANLEY SR UNSECURED 04/15 6.	4/28/2015	6%	2,763,763
MORGAN STANLEY SR UNSECURED 04/16 3.8	4/29/2016	3.8%	3,728,851
MORGAN STANLEY SR UNSECURED 04/18 2.125	4/25/2018	2.13%	8,446,515
MORGAN STANLEY SR UNSECURED 05/14 6.	5/13/2014	6%	5,258,406
MORGAN STANLEY SR UNSECURED 05/19 7.3	5/13/2019	7.3%	4,614,750
MORGAN STANLEY SR UNSECURED 07/14 2.875	7/28/2014	2.88%	5,951,058
MORGAN STANLEY SR UNSECURED 08/17 6.25	8/28/2017	6.25%	2,974,995
MORGAN STANLEY SR UNSECURED 09/19 5.625	9/23/2019	5.63%	1,761,863
MORGAN STANLEY SR UNSECURED 10/16 5.75	10/18/2016	5.75%	2,344,014

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
MORGAN STANLEY SR UNSECURED 10/16 VAR	10/18/2016	0.7%	783,494
MORGAN STANLEY SR UNSECURED 11/14 4.2	11/20/2014	4.2%	4,606,987
MORGAN STANLEY SR UNSECURED 11/15 3.45	11/2/2015	3.45%	437,181
MORGAN STANLEY SR UNSECURED 12/17 5.95	12/28/2017	5.95%	19,308,588
MORGAN STANLEY SUBORDINATED 04/14 4.75	4/1/2014	4.75%	1,446,408
MORGAN STANLEY SUBORDINATED 05/23 4.1	5/22/2023	4.1%	222,583
MORGAN STANLEY SUBORDINATED 11/22 4.875	11/1/2022	4.88%	174,022
MORNEAU SHEPELL INC COMMON STOCK			245,269
MORTGAGEIT TRUST MHL 2005 3 A1	8/25/2035	0.47%	7,215,036
MOSAIC CO SR UNSECURED 11/33 5.45	11/15/2033	5.45%	106,979
MOSAIC CO/THE COMMON STOCK USD.01			7,669,558
MOTEL 6 TRUST MOTEL 2012 MTL6 A2 144A	10/5/2025	1.95%	3,484,603
MRC GLOBAL INC COMMON STOCK USD.01			2,550,960
MS+AD INSURANCE GROUP HOLDIN COMMON STOCK			510,137
MTR CORP COMMON STOCK NPV			22,712
MTU AERO ENGINES AG COMMON STOCK			1,005,360
MUELLER WATER PRODUCTS INC A COMMON STOCK USD.01			1,264,875
MUENCHENER RUECKVER AG REG COMMON STOCK NPV			1,825,233
MULTIPLAN EMPREENDIMENTOS COMMON STOCK NPV			31,726
MULTIPLUS SA COMMON STOCK NPV			187,694
MUNI ELEC AUTH OF GEORGIA MELPWR 04/57 FIXED 6.637	4/1/2057	6.64%	10,511
MURATA MANUFACTURING CO LTD COMMON STOCK			2,381,542
MYLAN INC COMMON STOCK USD.5			2,403,275
MYLAN INC COMPANY GUAR 144A 06/16 1.8	6/24/2016	1.8%	790,079
MYLAN INC SR UNSECURED 03/19 2.55	3/28/2019	2.55%	227,705
MYLAN INC SR UNSECURED 11/16 1.35	11/29/2016	1.35%	5,606,704
N STAR REAL ESTATE CDO LTD NSTAR 2013 1A A 144A	8/25/2029	2.01%	4,180,749
NABISCO INC SR UNSECURED 06/15 7.55	6/15/2015	7.55%	109,506
NABORS INDUSTRIES INC COMPANY GUAR 02/18 6.15	2/15/2018	6.15%	1,230,483
NABORS INDUSTRIES INC COMPANY GUAR 09/21 4.625	9/15/2021	4.63%	120,141
NABORS INDUSTRIES INC COMPANY GUAR 144A 09/16 2.35	9/15/2016	2.35%	115,149
NAGAILEBEN CO LTD COMMON STOCK			276,141
NAMCO BANDAI HOLDINGS INC COMMON STOCK			646,205
NAMPAK LTD COMMON STOCK ZAR.05			833,407
NASDAQ OMX GROUP/THE COMMON STOCK USD.01			2,161,021
NASPERS LTD N SHS COMMON STOCK ZAR.02			352,858
NATIONAL AUSTRALIA BANK LTD COMMON STOCK NPV			1,153,909
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 04/14 2.25	4/11/2014	2.25%	301,663
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 07/16 3.	7/27/2016	3%	628,008
NATIONAL AUSTRALIA BK LT SR UNSECURED 08/15 1.6	8/7/2015	1.6%	3,606,594
NATIONAL BANK OF CANADA COMMON STOCK NPV			83,191

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
NATIONAL CITY CORP SR UNSECURED 01/15 4.9	1/15/2015	4.9%	9,199,256
NATIONAL INSTRUMENTS CORP COMMON STOCK USD.01			948,112
NATIONAL OILWELL VARCO I SR UNSECURED 12/17 1.35	12/1/2017	1.35%	221,057
NATIONAL RURAL UTIL COOP COLLATERAL T 11/15 1.9	11/1/2015	1.9%	798,635
NATIONAL SEMICONDUCTOR SR UNSECURED 04/15 3.95	4/15/2015	3.95%	865,118
NATIONWIDE MUTUAL INSURA SUBORDINATED 144A 08/39 9.375	8/15/2039	9.38%	35,058
NATIXIS COMMON STOCK EUR1.6			680,333
NATL GRID PLC SR UNSECURED 08/16 6.3	8/1/2016	6.3%	950,273
NAVER CORP COMMON STOCK KRW500.			272,353
NAVITAS EQUIPMENT RECEIVABLES NVTAS 2013 1 A 144A	11/15/2016	1.95%	120,073
NBCUNIVERSAL ENTERPRISE COMPANY GUAR 144A 04/18 VAR	4/15/2018	0.93%	4,240,468
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 01/23 2.875	1/15/2023	2.88%	393,455
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/14 2.1	4/1/2014	2.1%	9,540,537
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/15 3.65	4/30/2015	3.65%	4,128,796
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/16 2.875	4/1/2016	2.88%	3,170,725
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/20 5.15	4/30/2020	5.15%	1,788,394
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/40 6.4	4/30/2040	6.4%	316,148
NCR CORPORATION COMMON STOCK USD.01			1,009,879
NCUA GUARANTEED NOTES NGN 2010 C1 A1	10/29/2020	1.6%	10,259,438
NCUA GUARANTEED NOTES NGN 2010 C1 A2	10/29/2020	2.9%	2,649,540
NCUA GUARANTEED NOTES NGN 2010 R3 3A	12/8/2020	2.4%	660,297
NEC CORP COMMON STOCK			428,429
NEDER WATERSCHAPSBANK SR UNSECURED 01/16 3.375	1/19/2016	3.38%	146,152
NEDER WATERSCHAPSBANK SR UNSECURED REGS 01/18 4.375	1/22/2018	4.38%	469,606
NEDER WATERSCHAPSBANK SR UNSECURED REGS 08/19 1.625	8/23/2019	1.63%	1,385,942
NELNET STUDENT LOAN TRUST NSLT 2013 5A A 144A	1/25/2037	0.8%	12,065,290
NEOGEN CORP COMMON STOCK USD.16			1,614,992
NESTLE SA REG COMMON STOCK CHF.1			10,783,770
NESTLE SA SPONS ADR ADR			9,258,358
NETAPP INC COMMON STOCK USD.001			6,238,881
NETCARE LTD COMMON STOCK ZAR.01			115,081
NETEASE INC ADR ADR USD.0001			13,727,726
NETFLIX INC COMMON STOCK USD.001			19,420,774
NETSUITE INC COMMON STOCK USD.01			4,768,075
NEUSTAR INC CLASS A COMMON STOCK USD.001			2,752,272
NEVADA POWER CO GENL REF MOR 01/15 5.875	1/15/2015	5.88%	474,280
NEVADA POWER CO GENL REF MOR 03/19 7.125	3/15/2019	7.13%	152,093
NEVADA POWER CO GENL REF MOR 08/18 6.5	8/1/2018	6.5%	11,841
NEW JERSEY ST TURNPIKE AUTH NJSTRN 01/25 FIXED 5	1/1/2025	5%	1,439,724
NEW JERSEY ST TURNPIKE AUTH NJSTRN 01/26 FIXED 5	1/1/2026	5%	3,288,630
NEW JERSEY ST TURNPIKE AUTH NJSTRN 01/27 FIXED 5	1/1/2027	5%	3,346,636

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
NEW JERSEY ST TURNPIKE AUTH NJSTRN 01/41 FIXED 7.102	1/1/2041	7.1%	76,406
NEW WORLD DEVELOPMENT COMMON STOCK NPV			44,327
NEW YORK CITY NY MUNI WTR FIN NYCUTL 06/43 FIXED 5.44	6/15/2043	5.44%	150,888
NEW YORK CITY NY MUNI WTR FINA NYCUTL 06/45 FIXED 5	6/15/2045	5%	12,333,530
NEW YORK CITY NY MUNI WTR FINA NYCUTL 06/45 FIXED OID 4	6/15/2045	4%	6,494,400
NEW YORK CITY NY TRANSITIONAL NYCGEN 11/38 FIXED 5.572	11/1/2038	5.57%	153,793
NEW YORK CITY NY TRANSITIONALF NYCGEN 02/35 FIXED OID 5	2/1/2035	5%	115,336
NEW YORK LIFE GLOBAL FDG SECURED 144A 01/15 1.3	1/12/2015	1.3%	2,495,138
NEW YORK LIFE GLOBAL FDG SECURED 144A 02/16 0.8	2/12/2016	0.8%	56,253
NEW YORK LIFE GLOBAL FDG SECURED 144A 05/17 1.65	5/15/2017	1.65%	650,714
NEW YORK LIFE GLOBAL FDG SECURED 144A 07/15 0.75	7/24/2015	0.75%	7,505,789
NEW YORK LIFE GLOBAL FDG SR SECURED 144A 05/15 3.	5/4/2015	3%	3,611,895
NEW YORK LIFE GLOBAL FDG SR SECURED 144A 07/16 2.45	7/14/2016	2.45%	828,007
NEW YORK NY NYC 08/25 FIXED 5	8/1/2025	5%	346,484
NEW YORK NY NYC 12/31 FIXED 6.646	12/1/2031	6.65%	187,054
NEW YORK ST DORM AUTH ST PERSO NYSHGR 09/27 FIXED 5.051	9/15/2027	5.05%	817,680
NEW YORK ST DORM AUTH ST PERSO NYSHGR 12/26 FIXED 5	12/15/2026	5%	244,075
NEW YORK ST DORM AUTH ST PERSO NYSHGR 12/27 FIXED 5	12/15/2027	5%	439,592
NEW YORK ST THRUWAY AUTH PERSO NYSTRN 03/26 FIXED 5	3/15/2026	5%	441,104
NEW YORK ST THRUWAY AUTH PERSO NYSTRN 03/27 FIXED 5	3/15/2027	5%	545,660
NEW YORK ST URBAN DEV CORP REV NYSDEV 03/26 FIXED 5	3/15/2026	5%	1,897,455
NEW YORK ST URBAN DEV CORP REV NYSDEV 03/27 FIXED 5	3/15/2027	5%	1,233,434
NEW YORK ST URBAN DEV CORP REV NYSDEV 03/27 FIXED 5	3/15/2027	5%	3,083,584
NEW YORK ST URBAN DEV CORP REV NYSDEV 03/28 FIXED 5	3/15/2028	5%	3,056,200
NEW YORK ST URBAN DEV CORP REV NYSDEV 03/29 FIXED 5	3/15/2029	5%	5,737,939
NEW YORK TIMES CO A COMMON STOCK USD.1			4,568,973
NEWCREST MINING LTD COMMON STOCK NPV			49,190
NEXON CO LTD COMMON STOCK			121,147
NEXT PLC COMMON STOCK GBP.1			778,631
NEXTERA ENERGY CAPITAL COMPANY GUAR 06/14 1.611	6/1/2014	1.61%	17,884,410
NEXTERA ENERGY CAPITAL COMPANY GUAR 06/15 1.2	6/1/2015	1.2%	4,552,207
NEXTERA ENERGY CAPITAL COMPANY GUAR 09/15 1.339	9/1/2015	1.34%	2,013,320
NEXTERA ENERGY CAPITAL COMPANY GUAR 12/15 7.875	12/15/2015	7.88%	870,302
NHK SPRING CO LTD COMMON STOCK			334,005
NHN ENTERTAINMENT CORP COMMON STOCK KRW500.			30,418
NIAGARA MOHAWK POWER SR UNSECURED 144A 10/14 3.553	10/1/2014	3.55%	3,922,975
NICE SYSTEMS LTD SPONS ADR ADR			2,179,072
NIHON M+A CENTER INC COMMON STOCK			195,623
NIHON PARKERIZING CO LTD COMMON STOCK			584,749
NIKE INC CL B COMMON STOCK NPV			24,464,275

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
NIMBLE STORAGE INC COMMON STOCK USD.001			815,174
NIPPON BUILDING FUND INC REIT			104,809
NIPPON DENKO CO LTD COMMON STOCK			202,074
NIPPON PROLOGIS REIT INC REIT			28,714
NIPPON SHOKUBAI CO LTD COMMON STOCK			685,448
NIPPON TELEGRAPH + TELEPHONE COMMON STOCK			263,869
NIPPON THOMPSON CO LTD COMMON STOCK			704,448
NIPPON YUSEN COMMON STOCK			239,760
NISOURCE FINANCE CORP COMPANY GUAR 01/19 6.8	1/15/2019	6.8%	442,241
NISOURCE FINANCE CORP COMPANY GUAR 02/45 5.65	2/1/2045	5.65%	59,412
NISOURCE FINANCE CORP COMPANY GUAR 03/16 10.75	3/15/2016	10.75%	199,729
NISOURCE FINANCE CORP COMPANY GUAR 03/18 6.4	3/15/2018	6.4%	97,820
NISOURCE FINANCE CORP COMPANY GUAR 07/14 5.4	7/15/2014	5.4%	204,918
NISSAN AUTO LEASE TRUST NALT 2013 A A4	10/15/2018	0.74%	2,029,531
NISSAN AUTO LEASE TRUST NALT 2013 B A2A	1/15/2016	0.57%	1,249,978
NISSAN AUTO RECEIVABLES OWNER NAROT 2011 B A3	2/16/2016	0.95%	6,271,382
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 A A4	7/16/2018	1%	8,465,536
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 B A2	4/15/2015	0.39%	3,026,509
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 B A3	10/17/2016	0.46%	1,000,293
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 A A3	5/15/2017	0.5%	1,843,019
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 A A4	7/15/2019	0.75%	7,061,178
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 B A4	10/15/2019	1.31%	4,011,684
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 C A3	8/15/2018	0.67%	2,155,237
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 01/15 4.5	1/30/2015	4.5%	6,774,278
NISSAN MOTOR ACCEPTANCE UNSECURED 144A 03/16 1	3/15/2016	1%	686,645
NISSAN MOTOR ACCEPTANCE UNSECURED 144A 03/18 1.8	3/15/2018	1.8%	214,787
NKSJ HOLDINGS INC COMMON STOCK			161,355
NMC HEALTH PLC COMMON STOCK GBP.1			1,735,228
NOBLE ENERGY INC SR UNSECURED 03/19 8.25	3/1/2019	8.25%	658,761
NOBLE ENERGY INC SR UNSECURED 12/21 4.15	12/15/2021	4.15%	3,979,324
NOBLE HOLDING INTL LTD COMPANY GUAR 03/17 2.5	3/15/2017	2.5%	449,417
NOMURA HOLDINGS INC COMMON STOCK			310,961
NOMURA HOLDINGS INC SR UNSECURED 01/16 4.125	1/19/2016	4.13%	2,331,624
NOMURA HOLDINGS INC SR UNSECURED 03/15 5	3/4/2015	5%	673,825
NOMURA REAL ESTATE HOLDINGS COMMON STOCK			29,289
NORDEA BANK AB COMMON STOCK NPV			155,286
NORDEA BANK AB SR UNSECURED 144A 01/14 VAR	1/14/2014	1.14%	250,082
NORDEA BANK AB SR UNSECURED 144A 03/15 2.25	3/20/2015	2.25%	4,080,200
NORDEA BANK AB SR UNSECURED 144A 03/17 3.125	3/20/2017	3.13%	2,195,930
NORDEA BANK AB SR UNSECURED 144A 05/16 0.875	5/13/2016	0.88%	2,398,010
NORDEA BANK AB SR UNSECURED 144A 11/14 3.7	11/13/2014	3.7%	2,492,398

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
NORDSTROM INC SR UNSECURED 10/21 4	10/15/2021	4%	41,487
NORFOLK SOUTHERN CORP SR UNSECURED 04/18 5.75	4/1/2018	5.75%	934,240
NORFOLK SOUTHERN CORP SR UNSECURED 05/17 7.7	5/15/2017	7.7%	771,518
NORFOLK SOUTHERN CORP SR UNSECURED 06/19 5.9	6/15/2019	5.9%	2,405,364
NORFOLK SOUTHERN CORP SR UNSECURED 10/42 3.95	10/1/2042	3.95%	21,035
NORTHERN TRUST CORP SR UNSECURED 05/14 4.625	5/1/2014	4.63%	765,920
NORTHERN TRUST RUSSELL 2000 J FUND NUMBER 386 NON LENDING			2,630,388,294
NORTHROP GRUMMAN CORP COMMON STOCK USD1.			5,052,009
NORTHROP GRUMMAN CORP SR UNSECURED 08/19 5.05	8/1/2019	5.05%	1,298,724
NORTHROP GRUMMAN SYSTEMS COMPANY GUAR 02/31 7.75	2/15/2031	7.75%	31,884
NORTHSTAR MORTGAGE TRUST NRF 2012 1 A 144A	8/25/2029	1.39%	4,359,085
NORTHWEST PIPE CO COMMON STOCK USD.01			2,388,509
NOVADAQ TECHNOLOGIES INC COMMON STOCK			1,581,407
NOVARTIS AG ADR ADR			7,591,891
NOVARTIS AG REG COMMON STOCK CHF.5			2,945,831
NOVARTIS CAPITAL CORP COMPANY GUAR 02/14 4.125	2/10/2014	4.13%	5,973,241
NOVARTIS CAPITAL CORP COMPANY GUAR 04/15 2.9	4/24/2015	2.9%	6,236,189
NOVARTIS CAPITAL CORP COMPANY GUAR 09/22 2.4	9/21/2022	2.4%	811,395
NOVARTIS SECS INVEST LTD COMPANY GUAR 02/19 5.125	2/10/2019	5.13%	1,307,887
NOVATEK MICROELECTRONICS COR COMMON STOCK TWD10.			16,374
NOVO NORDISK A/S SPONS ADR ADR			21,799,648
NPS PHARMACEUTICALS INC COMMON STOCK USD.001			7,630,455
NSTAR ELECTRIC CO SR UNSECURED 04/14 4.875	4/15/2014	4.88%	653,042
NTT DOCOMO INC COMMON STOCK			251,106
NUCOR CORP SR UNSECURED 06/18 5.85	6/1/2018	5.85%	685,455
NUFARM LTD COMMON STOCK NPV			479,557
NUFLARE TECHNOLOGY INC COMMON STOCK			385,196
NWS HOLDINGS LTD COMMON STOCK HKD1.			19,818
NXP SEMICONDUCTORS NV COMMON STOCK			24,334,536
NYSE EURONEXT COMPANY GUAR 10/17 2	10/5/2017	2%	6,876,935
OBIC CO LTD COMMON STOCK			446,082
OC OERLIKON CORP AG REG COMMON STOCK CHF20.0			460,837
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/17 1.75	2/15/2017	1.75%	250,860
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/21 4.1	2/1/2021	4.1%	1,485,376
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/22 3.125	2/15/2022	3.13%	1,402,518
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/23 2.7	2/15/2023	2.7%	2,673,169
OCCIDENTAL PETROLEUM COR SR UNSECURED 06/16 4.125	6/1/2016	4.13%	198,993
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2			7,244,718
OCH ZIFF CAPITAL MANAGEMEN A MLP NPV			3,640,800
OHIO POWER COMPANY SR UNSECURED 10/21 5.375	10/1/2021	5.38%	892,563

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
OHIO ST MAJOR NEW STATE INFRAS OHSGEN 12/23 FIXED 5	12/15/2023	5%	1,129,850
OHIO ST OHS 05/21 FIXED 4.534	5/1/2021	4.53%	10,626,200
OHIO ST OHS 05/22 FIXED 4.654	5/1/2022	4.65%	10,587,000
OJI HOLDINGS CORP COMMON STOCK			41,026
OJSC RUSS AGRIC BK(RSHB) SR UNSECURED REGS 01/14 7.125	1/14/2014	7.13%	250,093
OKI ELECTRIC INDUSTRY CO LTD COMMON STOCK			495,505
OKINAWA CELLULAR TELEPHONE COMMON STOCK			175,683
OLD NATIONAL BANCORP COMMON STOCK NPV			3,049,362
OLYMPUS CORP COMMON STOCK			3,016,184
OM GROUP INC COMMON STOCK USD.01			1,946,770
OMNICOM GROUP COMMON STOCK USD.15			6,418,131
OMNICOM GROUP INC COMPANY GUAR 04/16 5.9	4/15/2016	5.9%	463,171
OMRON CORP COMMON STOCK			4,070,258
ONCOR ELECTRIC DELIVERY SR SECURED 01/15 6.375	1/15/2015	6.38%	342,877
ONEOK PARTNERS LP COMPANY GUAR 03/19 8.625	3/1/2019	8.63%	1,818,561
ONEOK PARTNERS LP COMPANY GUAR 10/22 3.375	10/1/2022	3.38%	1,154,492
ONEX CORPORATION COMMON STOCK NPV			399,426
ONO PHARMACEUTICAL CO LTD COMMON STOCK			1,586,043
ONTARIO (PROVINCE OF) SR UNSECURED 02/15 2.95	2/5/2015	2.95%	997,024
ONTARIO (PROVINCE OF) SR UNSECURED 05/15 0.95	5/26/2015	0.95%	579,420
ONTARIO (PROVINCE OF) SR UNSECURED 05/16 2.3	5/10/2016	2.3%	77,595
ONTARIO (PROVINCE OF) SR UNSECURED 06/15 2.7	6/16/2015	2.7%	1,032,890
ONTARIO (PROVINCE OF) SR UNSECURED 09/19 1.65	9/27/2019	1.65%	71,985
ONTARIO (PROVINCE OF) SR UNSECURED 10/17 1.1	10/25/2017	1.1%	3,786,721
OPEN TEXT CORP COMMON STOCK NPV			358,653
OPENTABLE INC COMMON STOCK USD.0001			2,439,516
OPTION ONE MORTGAGE LOAN TRUST OOMLT 2004 3 M1	11/25/2034	0.95%	4,322,637
ORACLE CORP COMMON STOCK USD.01			25,493,537
ORACLE CORP SR UNSECURED 01/16 5.25	1/15/2016	5.25%	6,388,067
ORACLE CORP SR UNSECURED 04/18 5.75	4/15/2018	5.75%	1,242,236
ORACLE CORP SR UNSECURED 07/19 5.	7/8/2019	5%	1,867,942
ORACLE CORP SR UNSECURED 07/23 3.625	7/15/2023	3.63%	138,875
ORACLE CORP SR UNSECURED 07/40 5.375	7/15/2040	5.38%	85,423
ORACLE CORP SR UNSECURED 10/17 1.2	10/15/2017	1.2%	3,827,986
ORACLE CORP SR UNSECURED 10/22 2.5	10/15/2022	2.5%	462,548
ORANGE SA SR UNSECURED 07/14 4.375	7/8/2014	4.38%	11,749,909
ORANGE SA SR UNSECURED 09/15 2.125	9/16/2015	2.13%	422,975
ORBITAL SCIENCES CORP COMMON STOCK USD.01			2,842,600
ORICA LTD COMMON STOCK NPV			388,567
ORION OYJ CLASS B COMMON STOCK EUR.65			523,052
ORIX CORP COMMON STOCK			270,623

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
OSAKA GAS CO LTD COMMON STOCK			149,317
OTP BANK PLC COMMON STOCK HUF100.			41,230
OTSUKA HOLDINGS CO LTD COMMON STOCK			173,541
OVERSEA CHINESE BANKING CORP COMMON STOCK NPV			177,729
OVERSEAS PRIVATE INV COR BONDS 04/17 0.00000	4/23/2017	3.56%	8,437,148
OVERSEAS PRIVATE INV COR US GOVT GUAR 05/30 3.43	5/15/2030	3.43%	8,652,510
OVERSEAS PRIVATE INV COR US GOVT GUAR 07/14 0.00000			2,140,316
OVERSEAS PRIVATE INV COR US GOVT GUAR 09/16 0.00000			5,892,312
OVERSEAS PRIVATE INV COR US GOVT GUAR 11/17 0.00000	11/17/2017	1.5%	7,960,904
OWENS ILLINOIS INC COMMON STOCK USD.01			3,662,620
OXFORD INSTRUMENTS PLC COMMON STOCK GBP.05			605,804
PACCAR FINANCIAL CORP SR UNSECURED 03/17 1.6	3/15/2017	1.6%	262,621
PACCAR FINANCIAL CORP SR UNSECURED 06/15 1.05	6/5/2015	1.05%	332,692
PACCAR FINANCIAL CORP SR UNSECURED 09/14 1.55	9/29/2014	1.55%	201,679
PACIFIC DRILLING SA COMMON STOCK			1,812,915
PACIFIC GAS + ELECTRIC SR UNSECURED 03/34 6.05	3/1/2034	6.05%	343,649
PACIFIC GAS + ELECTRIC SR UNSECURED 06/23 3.25	6/15/2023	3.25%	1,641,043
PACIFIC GAS + ELECTRIC SR UNSECURED 10/18 8.25	10/15/2018	8.25%	1,813,482
PACIFIC GAS + ELECTRIC SR UNSECURED 11/17 5.625	11/30/2017	5.63%	1,144,305
PACIFIC GAS + ELECTRIC SR UNSECURED 11/23 3.85	11/15/2023	3.85%	1,258,194
PACIFICORP 1ST MORTGAGE 01/19 5.5	1/15/2019	5.5%	91,871
PACWEST BANCORP COMMON STOCK NPV			2,799,735
PALO ALTO NETWORKS INC COMMON STOCK USD.0001			6,677,517
PANASONIC CORP COMMON STOCK			794,223
PANDORA MEDIA INC COMMON STOCK USD.0001			12,082,218
PAREXEL INTERNATIONAL CORP COMMON STOCK USD.01			2,624,958
PARKSON RETAIL GROUP LTD COMMON STOCK HKD.02			32,981
PARQUE ARAUCO S.A. COMMON STOCK NPV			288,368
PARTNERS GROUP HOLDING AG COMMON STOCK CHF.01			467,053
PASON SYSTEMS INC COMMON STOCK NPV			583,962
PC FINANCIAL PARTNERSHIP COMPANY GUAR 11/14 5	11/15/2014	5%	683,998
PCCW LTD COMMON STOCK NPV			16,558
PDC ENERGY INC COMMON STOCK USD.01			2,978,830
PEARSON DOL FIN TWO PLC COMPANY GUAR 144A 05/18 6.25	5/6/2018	6.25%	250,950
PEBBLEBROOK HOTEL TRUST REIT USD.01			3,015,618
PENGROWTH ENERGY CORP COMMON STOCK NPV			209,622
PENSKE AUTOMOTIVE GROUP INC COMMON STOCK USD.0001			2,034,530
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 03/16 2.5	3/15/2016	2.5%	12,693,766
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 03/18 3.375	3/15/2018	3.38%	199,906
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 07/14 2.5	7/11/2014	2.5%	301,434
PENSKE TRUCK LEASING/PTL UNSECURED 144A 05/15 3.125	5/11/2015	3.13%	462,816

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
PENTAIR LTD REGISTERED COMMON STOCK USD.167			2,448,158
PEP BOYS MANNY MOE + JACK COMMON STOCK USD1.			1,627,124
PEPSICO INC SR UNSECURED 01/15 3.1	1/15/2015	3.1%	231,178
PEPSICO INC SR UNSECURED 01/20 4.5	1/15/2020	4.5%	1,403,049
PEPSICO INC SR UNSECURED 02/16 0.7	2/26/2016	0.7%	1,924,965
PEPSICO INC SR UNSECURED 03/15 0.75	3/5/2015	0.75%	7,518,915
PEPSICO INC SR UNSECURED 06/18 5.	6/1/2018	5%	1,497,500
PEPSICO INC SR UNSECURED 08/14 0.8	8/25/2014	0.8%	333,848
PEPSICO INC SR UNSECURED 08/15 0.7	8/13/2015	0.7%	9,291,820
PEPSICO INC SR UNSECURED 08/17 1.25	8/13/2017	1.25%	888,380
PEPSICO INC SR UNSECURED 08/21 3	8/25/2021	3%	3,352,818
PEPSICO INC SR UNSECURED 11/18 7.9	11/1/2018	7.9%	617,490
PERKINELMER INC COMMON STOCK USD1.			5,417,622
PERNOD RICARD SA COMMON STOCK EUR1.55			5,219,528
PERNOD RICARD SA SR UNSECURED 144A 01/22 4.45	1/15/2022	4.45%	3,459,515
PERRIGO CO PLC COMMON STOCK NPV			18,971,493
PERRIGO CO PLC COMPANY GUAR 144A 11/16 1.3	11/8/2016	1.3%	5,552,687
PERRIGO CO PLC COMPANY GUAR 144A 11/18 2.3	11/8/2018	2.3%	2,319,516
PERSIMMON PLC COMMON STOCK GBP.1			1,368,356
PERTAMINA PT SR UNSECURED REGS 05/22 4.875	5/3/2022	4.88%	825,750
PERUSAHAAN GAS NEGARA PERSER COMMON STOCK IDR100.			222,831
PETROBRAS GLOBAL FINANCE COMPANY GUAR 05/16 2.	5/20/2016	2%	3,027,603
PETROBRAS INTL FIN CO COMPANY GUAR 01/20 5.75	1/20/2020	5.75%	2,016,720
PETROBRAS INTL FIN CO COMPANY GUAR 01/21 5.375	1/27/2021	5.38%	1,622,554
PETROBRAS INTL FIN CO COMPANY GUAR 01/41 6.75	1/27/2041	6.75%	74,435
PETROBRAS INTL FIN CO COMPANY GUAR 02/15 2.875	2/6/2015	2.88%	2,146,729
PETROBRAS INTL FIN CO COMPANY GUAR 03/19 7.875	3/15/2019	7.88%	407,787
PETROLEO BRASILEIRO SPON ADR ADR			631,670
PETROLEOS MEXICANOS COMPANY GUAR 05/19 8.	5/3/2019	8%	12,100
PETROLEOS MEXICANOS COMPANY GUAR 06/41 6.5	6/2/2041	6.5%	1,154,725
PETRONAS CHEMICALS GROUP BHD COMMON STOCK MYR.1			112,816
PETRONET LNG LTD COMMON STOCK INR10.			256,097
PEYTO EXPLORATION + DEV CORP COMMON STOCK NPV			128,510
PFIZER INC COMMON STOCK USD.05			38,221,339
PFIZER INC SR UNSECURED 01/17 0.9	1/15/2017	0.9%	875,647
PFIZER INC SR UNSECURED 03/15 5.35	3/15/2015	5.35%	5,890,840
PFIZER INC SR UNSECURED 03/19 6.2	3/15/2019	6.2%	5,221,819
PFIZER INC SR UNSECURED 06/23 3.	6/15/2023	3%	42,281
PGE SA COMMON STOCK PLN10.			254,210
PHILIP MORRIS INTERNATIONAL COMMON STOCK NPV			19,163,372
PHILIP MORRIS INTL INC SR UNSECURED 03/14 6.875	3/17/2014	6.88%	765,054

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
PHILIP MORRIS INTL INC SR UNSECURED 03/20 4.5	3/26/2020	4.5%	1,557,117
PHILIP MORRIS INTL INC SR UNSECURED 03/23 2.625	3/6/2023	2.63%	249,045
PHILIP MORRIS INTL INC SR UNSECURED 05/16 2.5	5/16/2016	2.5%	5,884,281
PHILIP MORRIS INTL INC SR UNSECURED 05/18 5.65	5/16/2018	5.65%	258,417
PHILIP MORRIS INTL INC SR UNSECURED 11/21 2.9	11/15/2021	2.9%	2,396,184
PHILLIPS 66 COMPANY GUAR 03/15 1.95	3/5/2015	1.95%	9,758,062
PHOENIX HEALTHCARE GROUP CO COMMON STOCK HKD.00025			2,099,967
PHOENIX SATELLITE TELEVISION COMMON STOCK HKD.1			640,733
PICC PROPERTY + CASUALTY H COMMON STOCK CNY1.			166,113
PIER 1 IMPORTS INC COMMON STOCK USD.001			4,920,379
PIMCO COMMODITIES PLUS PIMCO COMMODITIES FUND 1983			104,341,570
PIMCO FDS PAC INVT MGMT SER ASSET BKD SECS PORTFOLIO			2,945,958
PIMCO FDS PAC INVT MGMT SER SHORT TERM PORTFOLIO INSTL CL			4,223,237
PIMCO FDS SHORT TERM FLTG NAV MUTUAL FUND			111,825,775
PINNACLE FOODS INC COMMON STOCK USD.01			2,652,636
PINNACLE TECHNOLOGY HLDGS COMMON STOCK ZAR.01			284,685
PIRAMAL ENTERPRISES LTD COMMON STOCK INR2.			240,722
PIRELLI + C. COMMON STOCK			297,635
PLAINS ALL AMER PIPELINE SR UNSECURED 01/17 6.125	1/15/2017	6.13%	286,720
PLAINS ALL AMER PIPELINE SR UNSECURED 02/21 5.	2/1/2021	5%	440,325
PLAINS ALL AMER PIPELINE SR UNSECURED 06/22 3.65	6/1/2022	3.65%	687,744
PLAINS ALL AMER PIPELINE SR UNSECURED 06/42 5.15	6/1/2042	5.15%	394,407
PLAINS ALL AMER PIPELINE SR UNSECURED 09/15 3.95	9/15/2015	3.95%	262,903
PLAINS EXPLORATION + PRO COMPANY GUAR 02/23 6.875	2/15/2023	6.88%	122,650
PLAINS EXPLORATION + PRO COMPANY GUAR 11/20 6.5	11/15/2020	6.5%	485,927
PNC BANK NA SR UNSECURED 11/16 1.15	11/1/2016	1.15%	2,666,262
PNC BANK NA SUBORDINATED 11/22 2.7	11/1/2022	2.7%	262,875
PNC FINANCIAL SERVICES GROUP COMMON STOCK USD5.			19,488,096
PNC FUNDING CORP BANK GUARANT 02/15 3.625	2/8/2015	3.63%	11,445,913
PNC FUNDING CORP BANK GUARANT 02/17 5.625	2/1/2017	5.63%	677,102
PNC FUNDING CORP BANK GUARANT 05/14 3.	5/19/2014	3%	2,020,288
PNC FUNDING CORP BANK GUARANT 06/19 6.7	6/10/2019	6.7%	1,045,022
PNC FUNDING CORP BANK GUARANT 08/20 4.375	8/11/2020	4.38%	1,635,692
PNC FUNDING CORP BANK GUARANT 09/15 4.25	9/21/2015	4.25%	3,354,164
PNC FUNDING CORP BANK GUARANT 09/16 2.7	9/19/2016	2.7%	521,532
PNM RESOURCES INC COMMON STOCK NPV			3,029,954
POLAND GOVERNMENT BOND BONDS 09/22 5.75	9/23/2022	5.75%	2,449,738
POLARIS INDUSTRIES INC COMMON STOCK USD.01			589,114
POLSKIE GORNICTWO NAFTOWE I COMMON STOCK PLN1.			124,440

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
POLYONE CORPORATION COMMON STOCK USD.01			3,485,217
PORSCHE AUTOMOBIL HLDG PRF PREFERENCE			1,686,752
PORSCHE INNOVATIVE LEASE OWNER PILOT 2013 1 A2 144A	1/22/2016	0.54%	3,000,369
PORT AUTH OF NEW YORK NEW JE PORTRN 10/62 FIXED 4.458	10/1/2062	4.46%	1,192,632
PORT AUTH OF NEW YORK NEW JE PORTRN 12/24 FIXED 5.859	12/1/2024	5.86%	21,963,264
PORTLAND GENERAL ELECTRIC CO COMMON STOCK NPV			3,971,300
PORTO SEGURO SA COMMON STOCK NPV			499,354
POSCO COMMON STOCK KRW5000.			92,194
POST PROPERTIES INC REIT USD.01			1,422,936
POTASH CORP OF SASKATCHEWAN COMMON STOCK NPV			131,840
POTASH CORP SASKATCHEWAN SR UNSECURED 05/14 5.25	5/15/2014	5.25%	279,718
POTASH CORP SASKATCHEWAN SR UNSECURED 12/17 3.25	12/1/2017	3.25%	547,829
POWER ASSETS HOLDINGS LTD COMMON STOCK HKD1.			131,441
POWER CORP OF CANADA COMMON STOCK NPV			135,318
POWER INTEGRATIONS INC COMMON STOCK USD.001			1,310,933
PPG INDUSTRIES INC COMMON STOCK USD1.67			6,923,159
PPG INDUSTRIES INC SR UNSECURED 01/16 1.9	1/15/2016	1.9%	202,947
PPG INDUSTRIES INC SR UNSECURED 03/18 6.65	3/15/2018	6.65%	3,122,258
PPL CAPITAL FUNDING INC COMPANY GUAR 06/22 4.2	6/15/2022	4.2%	79,853
PPL CORPORATION COMMON STOCK USD.01			1,427,771
PRAXAIR INC SR UNSECURED 08/22 2.2	8/15/2022	2.2%	102,324
PRECISION CASTPARTS CORP COMMON STOCK NPV			11,600,098
PRECISION CASTPARTS CORP SR UNSECURED 01/23 2.5	1/15/2023	2.5%	425,812
PRECISION CASTPARTS CORP SR UNSECURED 12/15 0.7	12/20/2015	0.7%	5,000,600
PREMIER OIL PLC COMMON STOCK GBP.125			316,834
PRESIDENT CHAIN STORE CORP COMMON STOCK TWD10.			291,006
PRESTIGE BRANDS HOLDINGS INC COMMON STOCK USD.01			2,876,888
PRICELINE.COM INC COMMON STOCK USD.008			73,835,409
PRICOA GLOBAL FUNDING 1 SR SECURED 144A 05/18 1.6	5/29/2018	1.6%	145,402
PRICOA GLOBAL FUNDING 1 SR SECURED 144A 06/14 5.45	6/11/2014	5.45%	331,951
PRIME MORTGAGE TRUST PRIME 2004 CL1 2A1	2/25/2019	5%	23,631
PRIME MORTGAGE TRUST PRIME 2005 2 1A1	7/25/2020	4.75%	460,417
PRINCIPAL FINANCIAL GROU COMPANY GUAR 11/17 1.85	11/15/2017	1.85%	330,979
PRINCIPAL LFE GLB FND II SR SECURED 144A 09/15 1.125	9/18/2015	1.13%	5,625,815
PRINCIPAL LFE GLB FND II SR SECURED 144A 10/18 2.25	10/15/2018	2.25%	768,853
PRINCIPAL LFE GLB FND II SR SECURED 144A 12/15 1	12/11/2015	1%	5,087,332
PRINCIPAL LIFE INC FDG SR SECURED 04/15 5.55	4/27/2015	5.55%	6,770,802
PRIVATE EXPORT FUNDING US GOVT GUAR 03/19 4.375	3/15/2019	4.38%	541,025
PRIVATE EXPORT FUNDING US GOVT GUAR 11/22 2.05	11/15/2022	2.05%	345,083
PRIVATEBANCORP INC COMMON STOCK NPV			4,823,962
PROASSURANCE CORP COMMON STOCK USD.01			4,547,424

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
PROCERA NETWORKS INC COMMON STOCK USD.001			1,257,429
PROCTER + GAMBLE CO/THE COMMON STOCK			2,790,735
PROCTER + GAMBLE CO/THE SR UNSECURED 02/19 4.7	2/15/2019	4.7%	1,172,784
PROCTER + GAMBLE CO/THE SR UNSECURED 02/22 2.3	2/6/2022	2.3%	524,856
PROCTER + GAMBLE CO/THE SR UNSECURED 08/16 1.45	8/15/2016	1.45%	2,204,711
PROCTER + GAMBLE CO/THE SR UNSECURED 08/34 5.8	8/15/2034	5.8%	51,911
PROGRESS ENERGY INC SR UNSECURED 01/16 5.625	1/15/2016	5.63%	3,156,720
PROGRESS ENERGY INC SR UNSECURED 03/19 7.05	3/15/2019	7.05%	4,045,258
PROGRESS ENERGY INC SR UNSECURED 04/22 3.15	4/1/2022	3.15%	871,389
PROGRESS ENERGY INC SR UNSECURED 12/19 4.875	12/1/2019	4.88%	1,565,780
PROGRESSIVE CORP COMMON STOCK USD1.			15,331,194
PROS HOLDINGS INC COMMON STOCK USD.001			708,624
PROSPERITY BANCSHARES INC COMMON STOCK USD1.			2,276,652
PROTO LABS INC COMMON STOCK USD.001			3,580,354
PROVINCE OF QUEBEC NOTES 12/21 4.25	12/1/2021	4.25%	200,956
PROVINCE OF QUEBEC SR UNSECURED 12/18 4.5	12/1/2018	4.5%	206,225
PROVINCE OF QUEBEC UNSECURED 02/23 2.625	2/13/2023	2.63%	4,601,910
PRUDENTIAL FINANCIAL INC COMMON STOCK USD.01			6,723,760
PRUDENTIAL FINANCIAL INC SR UNSECURED 01/15 3.875	1/14/2015	3.88%	5,747,733
PRUDENTIAL FINANCIAL INC SR UNSECURED 05/16 3.	5/12/2016	3%	2,108,790
PRYSMIAN SPA COMMON STOCK EUR.1			1,471,811
PSEG POWER LLC COMPANY GUAR 04/20 5.125	4/15/2020	5.13%	32,717
PSEG POWER LLC COMPANY GUAR 09/16 2.75	9/15/2016	2.75%	3,582,882
PSEG POWER LLC COMPANY GUAR 09/21 4.15	9/15/2021	4.15%	81,178
PSEG POWER LLC COMPANY GUAR 12/15 5.5	12/1/2015	5.5%	189,577
PTC INC COMMON STOCK USD.01			2,827,307
PTT EXPLOR + PROD PCL NVDR NVDR THB1.			106,913
PTT GLOBAL CHEMICAL PCL NVDR NVDR THB10.			130,304
PUB SVC ELEC + GAS 1ST MORTGAGE 05/15 2.7	5/1/2015	2.7%	205,805
PUB SVC ELEC + GAS SR SECURED 08/14 0.85	8/15/2014	0.85%	1,078,076
PUB SVC NEW HAMP 1ST MORTGAGE 11/23 3.5	11/1/2023	3.5%	41,123
PUBLIC BANK BHD FOREIGN MKT COMMON STOCK MYR1.			251,148
PUBLIC SERVICE CO OF NEW SR UNSECURED 05/18 7.95	5/15/2018	7.95%	416,034
PUBLIC SERVICE COLORADO 1ST MORTGAGE 09/22 2.25	9/15/2022	2.25%	28,102
PUBLIC SERVICE ENTERPRISE GP COMMON STOCK NPV			788,504
PUBLIC SERVICE OKLAHOMA SR UNSECURED 12/19 5.15	12/1/2019	5.15%	110,786
PVH CORP COMMON STOCK USD1.			4,042,378
PZ CUSSONS PLC COMMON STOCK GBP.01			189,568
QANTAS AIRWAYS LTD COMMON STOCK NPV			445,415
QIWI PLC SPONSORED ADR ADR			532,000
QLIK TECHNOLOGIES INC COMMON STOCK			4,926,284

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
QTEL INTERNATIONAL FIN COMPANY GUAR 144A 10/16 3.375	10/14/2016	3.38%	62,852
QUALCOMM INC COMMON STOCK USD.0001			62,654,006
QUANTA SERVICES INC COMMON STOCK USD.00001			2,705,323
QUEBECOR INC CL B COMMON STOCK NPV			594,744
QUEST DIAGNOSTIC INC COMPANY GUAR 04/16 3.2	4/1/2016	3.2%	103,704
QUEST DIAGNOSTIC INC COMPANY GUAR 11/15 5.45	11/1/2015	5.45%	1,595,208
QUEST DIAGNOSTICS INC COMMON STOCK USD.01			1,812,864
QUINTILES TRANSNATIONAL HOLD COMMON STOCK USD.01			7,880,627
QUNAR CAYMAN ISLANDS LTD ADR ADR USD.001			255,882
QWEST CORP SR UNSECURED 10/14 7.5	10/1/2014	7.5%	262,410
RABOBANK NEDERLAND BANK GUARANT 01/14 1.85	1/10/2014	1.85%	5,794,732
RABOBANK NEDERLAND BANK GUARANT 01/17 3.375	1/19/2017	3.38%	12,397,780
RABOBANK NEDERLAND BANK GUARANT 01/21 4.5	1/11/2021	4.5%	2,759,656
RABOBANK NEDERLAND BANK GUARANT 02/22 3.875	2/8/2022	3.88%	145,790
RABOBANK NEDERLAND BANK GUARANT 10/15 2.125	10/13/2015	2.13%	5,026,307
RABOBANK NEDERLAND SR UNSECURED 144A 03/15 3.2	3/11/2015	3.2%	6,186,738
RABOBANK NEDERLAND SR UNSECURED REGS 03/20 6.875	3/19/2020	6.88%	2,337,414
RADIAN GROUP INC COMMON STOCK USD.001			2,697,414
RAKUTEN INC COMMON STOCK			13,444,403
RALLY SOFTWARE DEVELOPMENT COMMON STOCK USD.0001			336,621
RALPH LAUREN CORP COMMON STOCK USD.01			5,742,056
RAMI LEVI CHAIN STORES HASHI COMMON STOCK ILS.01			393,708
RAMIRENT OYJ COMMON STOCK NPV			716,148
RANDSTAD HOLDING NV COMMON STOCK EUR.1			5,726,094
RAS LAFFAN LNG 3 SR SECURED REGS 09/19 6.75	9/30/2019	6.75%	82,265
RAUBEX GROUP LTD COMMON STOCK ZAR.01			291,765
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD.01			4,989,364
RAYTHEON COMPANY SR UNSECURED 10/20 3.125	10/15/2020	3.13%	1,366,555
RBSGC MORTGAGE PASS THROUGH CE RBSGC 2007 B 1A4	1/25/2037	0.62%	1,473,913
RCI BANQUE SA SR UNSECURED 144A 04/14 VAR	4/11/2014	2.12%	110,336
RCI BANQUE SA SR UNSECURED REGS 04/17 4.25	4/27/2017	4.25%	1,635,605
REALOGY HOLDINGS CORP COMMON STOCK USD.01			2,987,988
REALTEK SEMICONDUCTOR CORP COMMON STOCK TWD10.			200,621
RECKITT BENCKISER GROUP PLC COMMON STOCK GBP.1			5,619,991
RED HAT INC COMMON STOCK USD.0001			7,975,669
RED ROBIN GOURMET BURGERS COMMON STOCK USD.001			5,792,599
REDEFINE PROPERTIES LTD REIT ZAR.001			37,734
REDROW PLC COMMON STOCK GBP.1			695,545
REED ELSEVIER NV COMMON STOCK EUR.07			1,340,239
REED ELSEVIER PLC COMMON STOCK GBP.144397			425,934
REGENERON PHARMACEUTICALS COMMON STOCK USD.001			12,537,182

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
REGIONS FINANCIAL CORP SR UNSECURED 06/15 5.75	6/15/2015	5.75%	372,933
REGIONS FINANCIAL CORP SR UNSECURED 11/14 7.75	11/10/2014	7.75%	664,683
REGUS PLC COMMON STOCK GBP.01			738,840
RELIANCE INDS SPONS GDR 144A GDR			549,814
RELIANCE STEEL + ALUMINUM COMMON STOCK NPV			5,330,414
RENAISSANCERE HOLDINGS LTD COMMON STOCK USD1.			5,743,060
RENAULT SA COMMON STOCK EUR3.81			801,304
RENREN INC ADR ADR USD.001			7,799
REPSOL SA COMMON STOCK EUR1.			200,892
REPUBLIC OF INDONESIA SR UNSECURED REGS 03/14 6.75	3/10/2014	6.75%	3,531,500
REPUBLIC OF INDONESIA SR UNSECURED REGS 03/20 5.875	3/13/2020	5.88%	586,635
REPUBLIC OF SLOVENIA BONDS REGS 05/23 5.85	5/10/2023	5.85%	609,000
REPUBLIC OF SLOVENIA SR UNSECURED 144A 11/16 4.7	11/1/2016	4.7%	4,670,009
REPUBLIC OF SLOVENIA SR UNSECURED REGS 10/22 5.5	10/26/2022	5.5%	1,795,500
REPUBLIC OF SOUTH AFRICA BONDS 12/18 8.	12/21/2018	8%	5,203,281
REPUBLIC OF SOUTH AFRICA BONDS 12/26 10.5	12/21/2026	10.5%	135,007
REPUBLIC OF SOUTH AFRICA SR UNSECURED 05/19 6.875	5/27/2019	6.88%	1,372,500
REPUBLIC SERVICES INC COMPANY GUAR 05/18 3.8	5/15/2018	3.8%	307,149
REPUBLIC SERVICES INC COMPANY GUAR 09/19 5.5	9/15/2019	5.5%	669,515
REPUBLIKA SLOVENIJA SR UNSECURED REGS 03/26 5.125	3/30/2026	5.13%	412,657
REPUBLIKA SLOVENIJA SR UNSECURED REGS 09/24 4.625	9/9/2024	4.63%	266,286
REPUBLIKA SLOVENIJA UNSECURED REGS 01/21 4.375	1/18/2021	4.38%	680,149
RESIDENTIAL ACCREDIT LOANS, IN RALI 2006 QO7 3A2	9/25/2046	0.38%	163,258
RESIDENTIAL ASSET SECURITIES C RASC 2005 AHL2 A2	10/25/2035	0.43%	468,623
RESIDENTIAL FUNDING MTG SEC I RFMSI 2003 S9 A1	3/25/2032	6.5%	5,272
RESOLUTION LTD COMMON STOCK			588,159
RESONA HOLDINGS INC COMMON STOCK			630,318
RESTORATION HARDWARE HOLDING COMMON STOCK USD.0001			4,354,558
REXEL SA COMMON STOCK EUR5.			362,725
REYNOLDS AMERICAN INC COMPANY GUAR 06/17 6.75	6/15/2017	6.75%	6,850,796
REYNOLDS AMERICAN INC COMPANY GUAR 06/18 7.75	6/1/2018	7.75%	409,430
REYNOLDS AMERICAN INC COMPANY GUAR 10/15 1.05	10/30/2015	1.05%	3,120,893
REYNOLDS AMERICAN INC COMPANY GUAR 11/22 3.25	11/1/2022	3.25%	765,024
REYNOLDS GRP ISS/REYNOLD SR SECURED 10/20 5.75	10/15/2020	5.75%	1,428,000
RICOH LEASING CO LTD COMMON STOCK			391,209
RING ENERGY INC COMMON STOCK USD.001			767,356
RINNAI CORP COMMON STOCK			38,961
RIO TINTO FIN USA LTD COMPANY GUAR 05/14 8.95	5/1/2014	8.95%	9,187,973
RIO TINTO FIN USA LTD COMPANY GUAR 09/16 2.25	9/20/2016	2.25%	92,626
RIO TINTO FIN USA LTD COMPANY GUAR 11/20 3.5	11/2/2020	3.5%	929,085

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
RIO TINTO FIN USA PLC 06/16 1.375	6/17/2016	1.38%	4,764,058
RIO TINTO FIN USA PLC COMPANY GUAR 03/22 3.5	3/22/2022	3.5%	127,572
RIO TINTO LTD COMMON STOCK NPV			62,735
RIO TINTO PLC COMMON STOCK GBP.1			5,634,162
RIOCAN REAL ESTATE INVST TR REIT NPV			67,608
RMAC PLC RMAC 2005 NS2X A2C REGS	9/12/2037	0.48%	1,056,911
RMB HOLDINGS LTD COMMON STOCK ZAR.01			310,022
ROBERT HALF INTL INC COMMON STOCK USD.001			7,587,593
ROCHE HOLDING AG GENUSSCHEIN COMMON STOCK NPV			11,500,159
ROCHE HOLDINGS LTD SPONS ADR ADR			3,026,322
ROCK TENN COMPANY CL A COMMON STOCK USD.01			5,702,043
ROCKET FUEL INC COMMON STOCK USD.001			3,380,105
ROCKWOOD HOLDINGS INC COMMON STOCK USD.01			294,008
ROGERS COMMUNICATIONS IN COMPANY GUAR 03/14 5.5	3/15/2014	5.5%	3,233,200
ROGERS COMMUNICATIONS IN COMPANY GUAR 03/15 6.75	3/15/2015	6.75%	283,876
ROGERS COMMUNICATIONS IN COMPANY GUAR 03/15 7.5	3/15/2015	7.5%	5,381,757
ROGERS COMMUNICATIONS IN COMPANY GUAR 03/23 3	3/15/2023	3%	216,782
ROGERS COMMUNICATIONS IN COMPANY GUAR 05/32 8.75	5/1/2032	8.75%	58,340
ROGERS COMMUNICATIONS IN COMPANY GUAR 08/18 6.8	8/15/2018	6.8%	5,098,670
ROGERS COMMUNICATIONS INC B COMMON STOCK NPV			411,705
ROHM + HAAS CO SR UNSECURED 09/17 6	9/15/2017	6%	145,207
ROHM CO LTD COMMON STOCK			302,022
ROLLS ROYCE HOLDINGS SP ADR ADR			7,534,492
ROSETTA RESOURCES INC COMMON STOCK USD.001			3,214,837
ROSNEFT FINANCE SA COMPANY GUAR REGS 03/17 6.625	3/20/2017	6.63%	187,850
ROSNEFT FINANCE SA COMPANY GUAR REGS 07/16 7.5	7/18/2016	7.5%	168,563
ROSNEFT OJSC REG S GDR GDR			218,878
ROVI CORP COMMON STOCK USD.001			4,867,368
ROWAN COMPANIES PLC A COMMON STOCK USD.125			2,634,320
ROYAL BANK OF CANADA COMMON STOCK NPV			692,257
ROYAL BANK OF CANADA COVERED 09/18 1.2	9/19/2018	1.2%	452,811
ROYAL BANK OF CANADA COVERED 10/18 2	10/1/2018	2%	8,893,601
ROYAL BANK OF CANADA SR UNSECURED 01/14 1.125	1/15/2014	1.13%	1,200,379
ROYAL BANK OF CANADA SR UNSECURED 03/16 0.85	3/8/2016	0.85%	4,993,045
ROYAL BANK OF CANADA SR UNSECURED 03/16 VAR	3/8/2016	0.61%	6,512,604
ROYAL BANK OF CANADA SR UNSECURED 07/16 2.3	7/20/2016	2.3%	1,312,898
ROYAL BANK OF CANADA SR UNSECURED 09/16 1.45	9/9/2016	1.45%	3,549,557
ROYAL BANK OF CANADA SR UNSECURED 10/15 0.8	10/30/2015	0.8%	5,383,237
ROYAL BANK OF CANADA SR UNSECURED 12/15 2.625	12/15/2015	2.63%	8,747,009
ROYAL BK OF SCOTLAND PLC BANK GUARANT 01/21 6.125	1/11/2021	6.13%	854,555
ROYAL BK OF SCOTLAND PLC BANK GUARANT 03/15 4.875	3/16/2015	4.88%	104,559

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
ROYAL BK SCOTLND GRP PLC SR UNSECURED 09/15 2.55	9/18/2015	2.55%	2,342,114
ROYAL BK SCOTLND GRP PLC SR UNSECURED 10/19 6.4	10/21/2019	6.4%	1,820,674
ROYAL BK SCOTLND GRP PLC SUBORDINATED 10/14 5	10/1/2014	5%	61,317
ROYAL DUTCH SHELL PLC A SHS COMMON STOCK EUR.07			1,497,256
ROYAL DUTCH SHELL PLC B SHS COMMON STOCK EUR.07			1,140,691
RPM INTERNATIONAL INC COMMON STOCK USD.01			4,773,650
RTI INTERNATIONAL METALS INC COMMON STOCK USD.01			2,350,740
RUSSIA FOREIGN BOND SR UNSECURED 144A 03/30 VAR	3/31/2030	7.5%	749,806
RYDER SYSTEM INC COMMON STOCK USD.5			2,884,798
RYDER SYSTEM INC SR UNSECURED 03/17 2.5	3/1/2017	2.5%	508,683
RYDER SYSTEM INC SR UNSECURED 06/17 3.5	6/1/2017	3.5%	466,653
S.A.C.I. FALABELLA COMMON STOCK NPV			64,389
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/15 1.85	1/15/2015	1.85%	2,879,103
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/17 2.45	1/15/2017	2.45%	204,797
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/22 3.75	1/15/2022	3.75%	602,238
SABMILLER HOLDINGS INC COMPANY GUAR 144A 08/18 VAR	8/1/2018	0.93%	2,009,904
SABMILLER PLC SR UNSECURED 144A 01/14 5.7	1/15/2014	5.7%	7,057,096
SAFEGUARD SCIENTIFICS INC COMMON STOCK USD.1			2,670,222
SAFEWAY INC SR UNSECURED 08/17 6.35	8/15/2017	6.35%	492,291
SAFRAN SA COMMON STOCK EUR.2			261,627
SAIPEM SPA COMMON STOCK EUR1.			1,377,599
SAKAI CHEMICAL INDUSTRY CO COMMON STOCK			142,239
SALAMANDER ENERGY PLC COMMON STOCK GBP.1			105,314
SALESFORCE.COM INC COMMON STOCK USD.001			38,284,806
SALIX PHARMACEUTICALS LTD COMMON STOCK USD.001			3,642,570
SALLY BEAUTY HOLDINGS INC COMMON STOCK USD.01			10,816,294
SAMPO OYJ A SHS COMMON STOCK NPV			1,163,175
SAMSUNG CARD CO COMMON STOCK KRW5000.			151,677
SAMSUNG ELECTR GDR REG S GDR			1,780,078
SAMSUNG ELECTRONICS CO LTD COMMON STOCK KRW5000.			1,794,059
SAMSUNG HEAVY INDUSTRIES COMMON STOCK KRW5000.			149,986
SAN DIEGO GAS + ELECTRIC 1ST MORTGAGE 11/15 5.3	11/15/2015	5.3%	237,945
SANDISK CORP COMMON STOCK USD.001			19,209,453
SANDS CHINA LTD COMMON STOCK USD.01			72,182
SANKYO CO LTD COMMON STOCK			83,060
SANLAM LTD COMMON STOCK ZAR.01			306,257
SANOFI COMMON STOCK EUR2.			944,824
SANOFI SR UNSECURED 03/14 1.625	3/28/2014	1.63%	1,900,806
SANOFI SR UNSECURED 03/16 2.625	3/29/2016	2.63%	722,699
SANOFI SR UNSECURED 04/18 1.25	4/10/2018	1.25%	3,115,565
SANOFI SR UNSECURED 09/14 1.2	9/30/2014	1.2%	231,419

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 1 A3	11/17/2014	1.84%	240,242
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 1 A4	5/15/2017	2.43%	935,183
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 A A3 144A	11/17/2014	1.83%	119,560
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 A A4 144A	6/15/2017	2.39%	2,599,696
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 2 A3	12/15/2015	1.22%	1,001,551
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 3 A3	4/15/2016	1.08%	771,681
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 4 A2	8/17/2015	0.79%	1,470,977
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 5 A3	12/15/2016	0.83%	1,590,329
SANTANDER DRIVE AUTO RECEIVABL SDART 2013 2 A3	9/15/2017	0.7%	9,999,609
SANTANDER DRIVE AUTO RECEIVABL SDART 2013 4 A2	9/15/2016	0.89%	4,258,382
SANTANDER DRIVE AUTO RECEIVABL SDART 2013 5 A3	2/15/2018	0.82%	11,393,365
SANTANDER DRIVE AUTO RECEIVABL SDART 2013 A A3 144A	1/16/2018	1.02%	702,395
SANTANDER HOLDINGS USA SR UNSECURED 08/18 3.45	8/27/2018	3.45%	2,061,583
SANTANDER HOLDINGS USA SR UNSECURED 09/15 3	9/24/2015	3%	3,571,933
SANTANDER INTL DEBT SA BANK GUARANT REGS 03/16 4.625	3/21/2016	4.63%	1,912,203
SAP AG COMMON STOCK NPV			5,092,788
SAPIENT CORPORATION COMMON STOCK USD.01			3,836,560
SARTORIUS STEDIM BIOTECH COMMON STOCK EUR.61			889,887
SASOL LTD COMMON STOCK NPV			328,730
SATO HOLDINGS CORP COMMON STOCK			326,759
SAUDI ELECTRICITY GLOBAL SR UNSECURED 144A 04/43 5.06	4/8/2043	5.06%	180,020
SBERBANK (SB CAP SA) SR UNSECURED 144A 02/22 6.125	2/7/2022	6.13%	1,334,575
SBERBANK (SB CAP SA) SR UNSECURED REGS 07/15 5.499	7/7/2015	5.5%	622,450
SBERBANK SPONSORED ADR ADR			40,400
SBERBANK SPONSORED ADR ADR			1,215,379
SCANA CORPORATION SR UNSECURED 02/22 4.125	2/1/2022	4.13%	97,113
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 08/17 1.25	8/1/2017	1.25%	146,611
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 09/16 1.95	9/14/2016	1.95%	255,064
SCHLUMBERGER INVT SA 12/23 3.65	12/1/2023	3.65%	317,214
SCHLUMBERGER LTD COMMON STOCK USD.01			6,324,190
SCHLUMBERGER OILFIELD UK COMPANY GUAR 144A 01/21 4.2	1/15/2021	4.2%	105,699
SCHNEIDER ELECTRIC SA COMMON STOCK EUR4.			6,187,676
SCHRODERS PLC COMMON STOCK GBP1.0			753,831
SCSK CORP COMMON STOCK			4,196,946
SDL PLC COMMON STOCK GBP.01			200,797
SEAGATE TECHNOLOGY COMMON STOCK USD.00001			18,599,630
SEALED AIR CORP COMMON STOCK USD.1			2,100,885
SEATTLE GENETICS INC COMMON STOCK USD.001			2,263,758
SEAWORLD ENTERTAINMENT INC COMMON STOCK USD.01			2,954,679
SECURITY BANK CORP COMMON STOCK PHP10.			180,407
SECURITY NATIONAL MORTGAGE LOA SNMLT 2007 1A 2A 144A	4/25/2037	0.52%	431,538

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
SEEK LTD COMMON STOCK NPV			183,786
SEGA SAMMY HOLDINGS INC COMMON STOCK			236,869
SEKISUI CHEMICAL CO LTD COMMON STOCK			441,844
SEKISUI HOUSE LTD COMMON STOCK			97,902
SELECTIVE INSURANCE GROUP COMMON STOCK USD2.			2,769,862
SEMBCORP INDUSTRIES LTD COMMON STOCK NPV			39,134
SEMBCORP MARINE LTD COMMON STOCK NPV			42,294
SEMPRA ENERGY SR UNSECURED 03/14 2	3/15/2014	2%	9,755,050
SEMPRA ENERGY SR UNSECURED 10/39 6	10/15/2039	6%	131,815
SEMPRA ENERGY SR UNSECURED 12/23 4.05	12/1/2023	4.05%	99,731
SEMTECH CORP COMMON STOCK USD.01			1,744,320
SENIOR PLC COMMON STOCK GBP.1			449,270
SENSIENT TECHNOLOGIES CORP COMMON STOCK USD.1			2,677,819
SERVICENOW INC COMMON STOCK USD.001			15,864,756
SEVEN + I HOLDINGS CO LTD COMMON STOCK			322,135
SHELL INTERNATIONAL FIN COMPANY GUAR 03/14 4	3/21/2014	4%	251,985
SHELL INTERNATIONAL FIN COMPANY GUAR 03/20 4.375	3/25/2020	4.38%	789,297
SHELL INTERNATIONAL FIN COMPANY GUAR 06/15 3.1	6/28/2015	3.1%	11,305,608
SHELL INTERNATIONAL FIN COMPANY GUAR 08/23 3.4	8/12/2023	3.4%	68,226
SHELL INTERNATIONAL FIN COMPANY GUAR 08/43 4.55	8/12/2043	4.55%	24,384
SHELL INTERNATIONAL FIN COMPANY GUAR 09/19 4.3	9/22/2019	4.3%	1,002,948
SHENGUAN HOLDINGS GROUP LTD COMMON STOCK HKD.01			215,086
SHENZHEN EXPRESSWAY CO H COMMON STOCK CNY1.			287,167
SHENZHOU INTERNATIONAL GROUP COMMON STOCK HKD.1			615,947
SHIMAMURA CO LTD COMMON STOCK			243,908
SHIMAO PROPERTY HOLDINGS LTD COMMON STOCK HKD.1			51,536
SHIN ETSU CHEMICAL CO LTD COMMON STOCK			3,756,263
SHINHAN FINANCIAL GROUP LTD COMMON STOCK KRW5000.			239,335
SHINKO ELECTRIC INDUSTRIES COMMON STOCK			476,217
SHIONOGI + CO LTD COMMON STOCK			7,397,174
SHIP HEALTHCARE HOLDINGS INC COMMON STOCK			213,762
SHIRE PLC COMMON STOCK GBP.05			482,565
SHOPPERS DRUG MART CORP COMMON STOCK NPV			1,414,085
SHUTTERFLY INC COMMON STOCK USD.0001			1,098,866
SHUTTERSTOCK INC COMMON STOCK USD.01			2,168,442
SIEMENS AG REG COMMON STOCK NPV			259,678
SIEMENS FINANCIERINGSMAT COMPANY GUAR 144A 10/16 5.75	10/17/2016	5.75%	450,722
SIERRA PACIFIC POWER CO GENL REF MOR 05/16 6.	5/15/2016	6%	524,651
SIGNATURE BANK COMMON STOCK USD.01			4,640,544
SIHUAN PHARMACEUTICAL HLDGS COMMON STOCK HKD.01			461,379
SIKA AG BR COMMON STOCK CHF.6			620,401

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
SILENUS (EUROP LOAN COND N25)P EURO 25X A REGS	5/15/2019	0.37%	61,878
SILGAN HOLDINGS INC COMMON STOCK USD.01			2,150,912
SILICON LABORATORIES INC COMMON STOCK USD.0001			2,120,203
SILICONWARE PRECISION INDS COMMON STOCK TWD10.			107,504
SIMON PROPERTY GROUP LP SR UNSECURED 01/14 4.9	1/30/2014	4.9%	280,913
SIMON PROPERTY GROUP LP SR UNSECURED 02/15 4.2	2/1/2015	4.2%	136,910
SIMON PROPERTY GROUP LP SR UNSECURED 02/20 5.65	2/1/2020	5.65%	267,190
SIMON PROPERTY GROUP LP SR UNSECURED 05/14 6.75	5/15/2014	6.75%	13,141,415
SIMON PROPERTY GROUP LP SR UNSECURED 05/16 6.1	5/1/2016	6.1%	220,860
SIMON PROPERTY GROUP LP SR UNSECURED 06/15 5.1	6/15/2015	5.1%	95,846
SIMON PROPERTY GROUP LP SR UNSECURED 09/17 2.15	9/15/2017	2.15%	202,760
SIMON PROPERTY GROUP LP SR UNSECURED 12/16 5.25	12/1/2016	5.25%	298,853
SIMPSON MANUFACTURING CO INC COMMON STOCK USD.01			2,846,391
SINA CORP COMMON STOCK USD.133			9,932,233
SINGAPORE AIRLINES LTD COMMON STOCK NPV			115,428
SINGAPORE EXCHANGE LTD COMMON STOCK NPV			46,000
SINGAPORE TECH ENGINEERING COMMON STOCK NPV			59,591
SINGAPORE TELECOMMUNICATIONS COMMON STOCK NPV			63,482
SINGAPORE TELECOMMUNICATIONS COMMON STOCK NPV			1,350,832
SINO BIOPHARMACEUTICAL COMMON STOCK HKD.025			365,449
SINO LAND CO COMMON STOCK HKD1.			(66)
SINOFERT HOLDINGS LTD COMMON STOCK HKD.1			217,428
SINOPAC FINANCIAL HOLDINGS COMMON STOCK TWD10.			117,092
SINOPEC SHANGHAI PETROCHEM H COMMON STOCK CNY1.			379,651
SIRONA DENTAL SYSTEMS INC COMMON STOCK USD.01			2,379,780
SISTEMA JSFC REG S SPONS GDR GDR			632,860
SJM HOLDINGS LTD COMMON STOCK NPV			280,587
SK HOLDINGS CO LTD COMMON STOCK KRW5000.			414,450
SK HYNIX INC COMMON STOCK KRW5000.			8,841,624
SK TELECOM CO LTD ADR ADR			408,692
SKANDINAVISKA ENSKILDA BAN A COMMON STOCK NPV			520,979
SKANDINAVISKA ENSKILDA COVERED REGS 10/17 2.625	10/16/2017	2.63%	1,757,147
SKANDINAVISKA ENSKILDA SR UNSECURED 144A 03/18 1.75	3/19/2018	1.75%	392,830
SKF AB B SHARES COMMON STOCK SEK2.5			678,493
SLC AGRICOLA SA COMMON STOCK NPV			227,411
SLC STUDENT LOAN TRUST SLCLT 2009 AA A 144A	6/15/2033	4.75%	1,388,494
SLH OPEN POSITION NET PAYABLE SLHOPNTL0			(469,063)
SLM CORP SR UNSECURED 01/14 VAR	1/27/2014	0.54%	739,111
SLM CORP SR UNSECURED 01/16 6.25	1/25/2016	6.25%	810,000
SLM CORP SR UNSECURED 05/14 5.375	5/15/2014	5.38%	915,750
SLM CORP SR UNSECURED 06/18 8.45	6/15/2018	8.45%	81,550

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
SLM CORP SR UNSECURED 06/19 4.875	6/17/2019	4.88%	597,872
SLM CORP SR UNSECURED 09/15 3.875	9/10/2015	3.88%	2,677,413
SLM STUDENT LOAN TR 03 7 SLM STUDENT LOAN TR 03 7 REGS	12/15/2033	0.83%	845,636
SLM STUDENT LOAN TRUST SLMA 2003 11 A6 144A	12/15/2025	0.54%	2,181,579
SLM STUDENT LOAN TRUST SLMA 2004 B A2	6/15/2021	0.45%	8,544,094
SLM STUDENT LOAN TRUST SLMA 2006 5 A5	1/25/2027	0.35%	2,616,154
SLM STUDENT LOAN TRUST SLMA 2006 B A4	3/15/2024	0.42%	868,298
SLM STUDENT LOAN TRUST SLMA 2007 2 A2	7/25/2017	0.24%	224,863
SLM STUDENT LOAN TRUST SLMA 2007 A A4A	12/16/2041	0.48%	632,833
SLM STUDENT LOAN TRUST SLMA 2008 9 A	4/25/2023	1.74%	26,601,814
SLM STUDENT LOAN TRUST SLMA 2012 6 A3	5/26/2026	0.93%	1,501,041
SLM STUDENT LOAN TRUST SLMA 2013 5 A2	10/26/2020	0.57%	9,999,190
SLM STUDENT LOAN TRUST SLMA 2013 6 A3	6/26/2028	0.9%	1,790,043
SMALL BUSINESS ADMINISTRATION SBAP 1999 20L 1	12/1/2019	7.19%	100,383
SMALL BUSINESS ADMINISTRATION SBAP 2005 20B 1	2/1/2025	4.63%	1,982,764
SMALL BUSINESS ADMINISTRATION SBAP 2008 20F 1	6/1/2028	5.68%	650,661
SMALL BUSINESS ADMINISTRATION SBIC 2008 10A 1	3/10/2018	5.47%	2,995,344
SMITH + NEPHEW PLC COMMON STOCK USD.2			4,018,154
SMITHS GROUP PLC COMMON STOCK GBP.375			4,033,774
SNAAC AUTO RECEIVABLES TRUST SNAAC 2013 1A A 144A	7/16/2018	1.14%	68,738
SOCIETE BIC SA COMMON STOCK EUR3.82			726,135
SOCIETE GENERALE SA COMMON STOCK EUR1.25			1,213,282
SODASTREAM INTERNATIONAL LTD COMMON STOCK			922,063
SOFTBANK CORP COMMON STOCK			1,032,872
SOLARCITY CORP COMMON STOCK USD.0001			794,060
SOLARWINDS INC COMMON STOCK USD.001			2,347,352
SOLERA HOLDINGS INC COMMON STOCK USD.01			7,429,800
SONIC CORP COMMON STOCK USD.01			2,736,149
SONOVA HOLDING AG REG COMMON STOCK CHF.05			2,131,354
SOUFUN HOLDINGS LTD ADR ADR			17,350,189
SOUTH CAROLINA STUDENT LOAN CO SCSLC 2008 1 A2	3/1/2018	0.79%	1,350,021
SOUTHERN CAL EDISON 1ST REF MORT 10/23 3.5	10/1/2023	3.5%	877,145
SOUTHERN CO SR UNSECURED 05/14 4.15	5/15/2014	4.15%	7,214,967
SOUTHERN CO SR UNSECURED 09/16 1.95	9/1/2016	1.95%	6,431,304
SOUTHERN COPPER CORP COMMON STOCK USD.01			43,065
SOUTHERN NATURAL GAS SR UNSECURED 144A 04/17 5.9	4/1/2017	5.9%	302,584
SOUTHERN POWER CO SR UNSECURED 09/41 5.15	9/15/2041	5.15%	39,160
SOUTHWEST GAS CORP COMMON STOCK USD1.			3,079,802
SOUTHWESTERN ENERGY CO COMMON STOCK USD.01			7,934,828
SPAREBANK 1 SR BANK ASA COMMON STOCK NOK25.			482,648
SPARK INFRASTRUCTURE GROUP MISC. NPV			555,524

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
SPARTAN STORES INC COMMON STOCK NPV			2,506,594
SPECTRA ENERGY CAPITAL COMPANY GUAR 03/20 5.65	3/1/2020	5.65%	149,183
SPECTRA ENERGY CAPITAL COMPANY GUAR 04/18 6.2	4/15/2018	6.2%	293,350
SPECTRA ENERGY CAPITAL COMPANY GUAR 08/14 5.668	8/15/2014	5.67%	205,947
SPECTRA ENERGY CAPITAL COMPANY GUAR 10/19 8.	10/1/2019	8%	89,337
SPECTRA ENERGY PARTNERS SR UNSECURED 03/24 4.75	3/15/2024	4.75%	907,269
SPIRIT AEROSYSTEMS HOLD CL A COMMON STOCK USD.01			233,618
SPIRIT AIRLINES INC COMMON STOCK USD.0001			2,161,516
SPIRIT ISSUER PLC SR SECURED 12/27 6.582	12/28/2027	6.58%	1,259,950
SPLUNK INC COMMON STOCK USD.001			6,810,347
SPRINGCASTLE SPV SCFT 2013 1A A 144A	4/3/2021	3.75%	240,721
SPRINGLAND INTERNATIONAL HOL COMMON STOCK HKD.01			261,926
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2012 2A A 144A	10/25/2057	2.22%	799,259
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2012 3A A 144A	12/25/2059	1.57%	360,412
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2013 1A A 144A	6/25/2058	1.27%	390,926
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2013 2A M1 144A	12/25/2065	3.52%	305,838
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2013 2A M2 144A	12/25/2065	4.48%	295,445
SPROUTS FARMERS MARKET INC COMMON STOCK USD.001			3,513,078
SPS COMMERCE INC COMMON STOCK USD.001			2,482,053
ST JUDE MEDICAL INC COMMON STOCK USD.1			7,448,249
ST JUDE MEDICAL INC SR UNSECURED 01/16 2.5	1/15/2016	2.5%	4,102,956
ST JUDE MEDICAL INC SR UNSECURED 04/23 3.25	4/15/2023	3.25%	877,004
STADSHYPOTEK AB COVERED 144A 10/19 1.875	10/2/2019	1.88%	240,950
STANDARD CHARTERED PLC COMMON STOCK USD.5			5,873,390
STANDARD CHARTERED PLC SR UNSECURED 144A 11/14 5.5	11/18/2014	5.5%	3,516,498
STANLEY BLACK + DECKER INC COMMON STOCK USD2.5			3,788,234
STAPLES INC COMMON STOCK USD.0006			2,161,199
STARBUCKS CORP COMMON STOCK USD.001			5,254,168
STARBUCKS CORP SR UNSECURED 12/16 0.875	12/5/2016	0.88%	4,996,339
STARHUB LTD COMMON STOCK NPV			20,387
STATE BANK INDIA/LONDON SR UNSECURED 144A 07/15 4.5	7/27/2015	4.5%	226,421
STATE BANK OF INDI GDR REG S GDR			148,304
STATE STR BK TR CO INVT FDS US INDX NL SF CL A (CMLH1)			3,419,488,453
STATE STR BK + TR CO INVT FDS MUTUAL FUND			3,039,247,945
STATE STR BK + TR CO INVT FDS S+P 500 FLAGSHIP NON LENDING			8,094,868,970
STATE STREET CORP COMMON STOCK USD1.			5,094,000
STATE STREET CORP JR SUB DEBS 03/18 4.956	3/15/2018	4.96%	2,940,079
STATE STREET CORP SR UNSECURED 03/16 2.875	3/7/2016	2.88%	3,409,091
STATE STREET CORP SR UNSECURED 05/14 4.3	5/30/2014	4.3%	1,407,243
STATE STREET CORP SUB NOTES 05/23 3.1	5/15/2023	3.1%	39,052
STATOIL ASA 11/18 1	11/8/2018	0.7%	2,110,011

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
STATOIL ASA 11/18 1.95	11/8/2018	1.95%	2,383,475
STATOIL ASA 11/20 2.9	11/8/2020	2.9%	65,568
STATOIL ASA COMPANY GUAR 01/23 2.45	1/17/2023	2.45%	54,691
STATOIL ASA COMPANY GUAR 04/19 5.25	4/15/2019	5.25%	2,550,067
STEVEN MADDEN LTD COMMON STOCK USD.0001			2,348,712
STHREE PLC COMMON STOCK GBP.01			576,780
STOCKLAND REIT NPV			83,914
STOREBRAND ASA COMMON STOCK NOK5.			299,859
STRATASYS LTD COMMON STOCK			3,619,691
STRIPS 02/20 0.00000	2/15/2020	0.01%	4,362,040
STRIPS 02/21 0.00000	2/15/2021	0.01%	6,966,328
STRIPS 02/23 0.00000	2/15/2023	0.01%	2,490,420
STRIPS 02/29 0.00000			801,203
STRIPS 05/20 0.00000	5/15/2020	0.01%	3,099,225
STRIPS 05/27 0.00000			1,036,614
STRIPS 05/30 0.00000			1,044,153
STRIPS 08/21 0.00000	8/15/2021	0.01%	5,583,724
STRIPS 11/16 0.00000			3,179,391
STRIPS 11/21 0.00000	11/15/2021	0.01%	5,024,429
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 1 4A1	2/25/2034	2.91%	22,812
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 16 1A2	11/25/2034	2.47%	1,325,285
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 4 3A2	4/25/2034	2.5%	44,380
STRUCTURED ASSET INVESTMENT LO SAIL 2004 2 A4	3/25/2034	0.87%	638,049
STRUCTURED ASSET MORTGAGE INVE SAMI 2003 AR4 A1	1/19/2034	0.87%	1,609,794
STRUCTURED ASSET MORTGAGE INVE SAMI 2004 AR1 1A1	3/19/2034	0.87%	364,801
STRUCTURED ASSET MORTGAGE INVE SAMI 2005 AR5 A3	7/19/2035	0.42%	3,045,687
STRUCTURED ASSET MORTGAGE INVE SAMI 2006 AR5 2A1	5/25/2046	0.38%	2,244,080
STRUCTURED ASSET SECURITIES CO SASC 2003 22A 3A	6/25/2033	2.62%	678,756
STRUCTURED ASSET SECURITIES CO SASC 2003 26A 3A5	9/25/2033	2.45%	2,182,628
STRUCTURED ASSET SECURITIES CO SASC 2003 31A 2A7	10/25/2033	2.5%	5,309,730
STRUCTURED ASSET SECURITIES CO SASC 2003 34A 3A3	11/25/2033	2.51%	1,691,452
STRUCTURED ASSET SECURITIES CO SASC 2005 GEL2 A	4/25/2035	0.45%	337,650
STRUCTURED ASSET SECURITIES CO SASC 2005 GEL4 M1	8/25/2035	0.69%	1,309,864
STRUCTURED ASSET SECURITIES CO SASC 2005 RF3 1A 144A	6/25/2035	0.52%	1,064,210
STRYKER CORP COMMON STOCK USD.1			4,450,167
SUEZ ENVIRONNEMENT CO COMMON STOCK EUR4.			597,267
SULZER AG REG COMMON STOCK CHF.01			773,097
SUMITOMO MITSUI BANKING BANK GUARANT 07/23 3.95	7/19/2023	3.95%	403,217
SUMITOMO MITSUI BANKING COMPANY GUAR 07/15 1.35	7/18/2015	1.35%	5,040,215
SUMITOMO MITSUI BANKING SR UNSECURED 144A 01/14 1.95	1/14/2014	1.95%	200,080

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
SUMITOMO MITSUI BANKING SR UNSECURED 144A 01/16 3.1	1/14/2016	3.1%	830,162
SUMITOMO MITSUI BANKING SR UNSECURED 144A 07/14 1.9	7/22/2014	1.9%	11,277,414
SUMITOMO MITSUI BANKING SR UNSECURED 144A 07/15 3.15	7/22/2015	3.15%	1,137,467
SUMITOMO MITSUI FINANCIAL GR COMMON STOCK			1,531,554
SUMITOMO MITSUI TR BK LT COMPANY GUAR 144A 03/18 1.8	3/28/2018	1.8%	486,281
SUMITOMO MITSUI TRUST HOLDIN COMMON STOCK			137,044
SUMITOMO REALTY + DEVELOPMEN COMMON STOCK			199,039
SUN HUNG KAI PROPERTIES COMMON STOCK HKD.5			114,159
SUN LIFE FINANCIAL INC COMMON STOCK NPV			494,381
SUNAC CHINA HOLDINGS LTD COMMON STOCK HKD.1			297,817
SUNCOR ENERGY INC COMMON STOCK NPV			1,111,066
SUNCOR ENERGY INC SR UNSECURED 12/34 5.95	12/1/2034	5.95%	54,442
SUNCORP GROUP LTD COMMON STOCK NPV			367,482
SUNDRUG CO LTD COMMON STOCK			541,654
SUNNY OPTICAL TECH COMMON STOCK HKD.1			3,377,611
SUNPOWER CORP COMMON STOCK USD.001			7,586,645
SUNTRUST BANK SUBORDINATED 04/15 VAR	4/1/2015	0.55%	3,303,589
SUNTRUST BANKS INC SR UNSECURED 01/17 3.5	1/20/2017	3.5%	85,173
SUNTRUST BANKS INC SR UNSECURED 04/16 3.6	4/15/2016	3.6%	315,995
SUNTRUST BANKS INC SR UNSECURED 11/18 2.35	11/1/2018	2.35%	164,126
SUPERIOR ENERGY SERVICES INC COMMON STOCK USD.001			4,608,852
SURGUTNEFTEGAS SP ADR ADR			235,388
SURUGA BANK LTD COMMON STOCK			484,487
SUZUKEN CO LTD COMMON STOCK			307,764
SUZUKI MOTOR CORP COMMON STOCK			166,820
SVB FINANCIAL GROUP COMMON STOCK USD.001			1,827,710
SVENSKA CELLULOSA AB SCA B COMMON STOCK NPV			1,515,135
SVENSKA HANDELSBANKEN AB SR UNSECURED 01/19 2.5	1/25/2019	2.5%	1,027,934
SWATCH GROUP AG/THE UNSP ADR ADR			5,699,344
SWEDBANK HYPOTEK AB COVERED 10/16 3.625	10/5/2016	3.63%	1,115,610
SWEDISH MATCH AB COMMON STOCK NPV			1,002,668
SWIFT TRANSPORTATION CO COMMON STOCK USD.001			4,073,603
SWIRE PACIFIC LTD A COMMON STOCK NPV			88,167
SWISS LIFE HOLDING AG REG COMMON STOCK CHF5.1			594,323
SWISS RE AG COMMON STOCK CHF.1			3,000,151
SWPC108J7 CDS USD P V 03MEVENT	9/20/2015	1%	(400,000)
SWPC108J7 CDS USD R F 1.00000	9/20/2015	1%	400,725
SWPC334S3 CDS USD P V 00MEVENT	6/20/2017	1%	(400,000)
SWPC334S3 CDS USD R F 1.00000	6/20/2017	1%	407,377
SWPC376Z6 CDS USD P V 03MEVENT SOVEREIGN	9/20/2015	1%	(100,000)
SWPC376Z6 CDS USD R F 1.00000 SOVEREIGN	9/20/2015	1%	100,181

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
SWPC459S2 CDS USD P V 03MEVENT CORPORATE	6/20/2017	1%	(600,000)
SWPC459S2 CDS USD R F 1.00000 CORPORATE	6/20/2017	1%	607,866
SWPC479Z2 CDS USD P V 03MEVENT SOVEREIGN	9/20/2014	1%	(200,000)
SWPC479Z2 CDS USD R F 1.00000 SOVEREIGN	9/20/2014	1%	200,702
SWPC670U0 CDS USD P V 03MEVENT 2 CCPCDX	12/20/2017	1%	(5,100,000)
SWPC670U0 CDS USD R F 1.00000 1 CCPCDX	12/20/2017	1%	5,209,000
SWPC712W6 CDS USD P V 03MEVENT 2 CCPCDX ICE	12/20/2017	1%	(4,200,000)
SWPC712W6 CDS USD R F 1.00000 1 CCPCDX ICE	12/20/2017	1%	4,288,985
SWPC714W4 CDS USD P V 03MEVENT 2 CCPCDX	6/20/2017	1%	(5,300,000)
SWPC714W4 CDS USD R F 1.00000 1 CCPCDX	6/20/2017	1%	5,413,987
SWPC749W3 CDS USD P V 03MEVENT CORPORATE	3/20/2018	1%	(800,000)
SWPC749W3 CDS USD R F 1.00000 CORPORATE	3/20/2018	1%	815,131
SWPC784L3 CDS USD P V 00MEVENT	6/20/2016	1%	(300,000)
SWPC784L3 CDS USD R F 1.00000	6/20/2016	1%	304,399
SWPC789Z7 CDS USD P V 03MEVENT SOVEREIGN	9/20/2014	1%	(100,000)
SWPC789Z7 CDS USD R F 1.00000 SOVEREIGN	9/20/2014	1%	100,391
SWPC790Z4 CDS USD P V 03MEVENT SOVEREIGN	9/20/2014	1%	(200,000)
SWPC790Z4 CDS USD R F 1.00000 SOVEREIGN	9/20/2014	1%	200,782
SWPC792Z2 CDS USD P V 03MEVENT SOVEREIGN	9/20/2014	1%	(400,000)
SWPC792Z2 CDS USD R F 1.00000 SOVEREIGN	9/20/2014	1%	401,563
SWPC801Z1 CDS USD P V 03MEVENT SOVEREIGN	9/20/2014	1%	(200,000)
SWPC801Z1 CDS USD R F 1.00000 SOVEREIGN	9/20/2014	1%	200,702
SWPC804Z8 CDS USD P V 03MEVENT SOVEREIGN	9/20/2014	1%	(400,000)
SWPC804Z8 CDS USD R F 1.00000 SOVEREIGN	9/20/2014	1%	401,404
SWPC969Z9 CDS USD P V 03MEVENT BRC MYC 2 CCPCDX	12/20/2018	1%	(10,500,000)
SWPC969Z9 CDS USD R F 1.00000 BRC MYC 1 CCPCDX	12/20/2018	1%	10,687,816
SWPC971Z5 CDS USD P V 00MEVENT XM2001D18U0500XXI ICE	12/20/2018	1%	(8,400,000)
SWPC971Z5 CDS USD R F 5.00000 ICE CDX EM20	12/20/2018	5%	9,252,532
SWU0023W0 IRS MXN P V 00MTIIE 2	9/2/2022	3.79%	(435,209)
SWU0023W0 IRS MXN R F 6.75000	9/2/2022	6.75%	439,499
SWU003MT4 IRS EUR P V 01MEONIA	9/18/2014	1%	(126,220,174)
SWU003MT4 IRS EUR R F .12500	9/18/2014	0.13%	126,263,121
SWU005NE1 IRS EUR P V 06MEURIB SWUV05NE3 CCPVANILLA	3/19/2019	1%	(7,440,927)
SWU005NE1 IRS EUR R F 1.50000 SWU005NE1 CCPVANILLA	3/19/2019	1.5%	7,495,254
SWU0307U1 IRS EUR P V 06MEURIB MYC IRS P V 06MEURIB CME CCP	3/21/2017	0.26%	(2,438,971)
SWU0307U1 IRS EUR R F 2.00000 MYC IRS R F 2.00000 CME CCP	3/21/2017	2%	2,533,403
SWU0326U8 IRS EUR P V 06MEURIB CME	9/15/2015	0.33%	(2,204,719)
SWU0326U8 IRS EUR R F 2.00000 CME	9/15/2015	2%	2,262,026
SWU036GK0 IRS BRL P V 00MCETIP GLM IRS BRL P V 00MCETIP	1/2/2015	1%	(8,477,270)
SWU036GK0 IRS BRL R F 9.94000 GLM IRS BRL R F 9.94000	1/2/2015	9.94%	8,678,131
SYDNEY AIRPORT MISC. NPV			29,747

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
SYMANTEC CORP COMMON STOCK USD.01			7,022,124
SYMANTEC CORP SR UNSECURED 09/15 2.75	9/15/2015	2.75%	1,284,121
SYNAPTICS INC COMMON STOCK USD.001			3,688,147
SYNCHRONOSS TECHNOLOGIES INC COMMON STOCK USD.0001			2,451,112
SYNGENTA AG ADR ADR			10,536,092
SYNNEX TECHNOLOGY INTL CORP COMMON STOCK TWD10.			171,403
SYNTHOMER PLC COMMON STOCK GBP.1			420,251
SYSMEX CORP COMMON STOCK			460,853
T MOBILE US INC COMMON STOCK USD.0001			10,904,578
T+D HOLDINGS INC COMMON STOCK			173,309
TABLEAU SOFTWARE INC CL A COMMON STOCK USD.0001			2,253,391
TAHOE RESOURCES INC COMMON STOCK			350,905
TAISEI CORP COMMON STOCK			209,200
TAISHIN FINANCIAL HOLDING COMMON STOCK TWD10.			117,481
TAIWAN CEMENT COMMON STOCK TWD10.			130,354
TAIWAN SEMICONDUCTOR MANUFAC COMMON STOCK TWD10.			10,923,985
TAIWAN SEMICONDUCTOR SP ADR ADR			11,904,230
TAKARA LEBEN CO LTD COMMON STOCK			245,581
TAKASHIMAYA CO LTD COMMON STOCK			567,804
TAKEDA PHARMACEUTICAL SR UNSECURED 144A 03/15 1.031	3/17/2015	1.03%	8,291,258
TAL INTERNATIONAL GROUP INC COMMON STOCK USD.001			2,873,235
TALISMAN ENERGY SR UNSECURED 02/37 5.85	2/1/2037	5.85%	33,818
TALISMAN ENERGY SR UNSECURED 02/38 6.25	2/1/2038	6.25%	40,674
TALISMAN ENERGY SR UNSECURED 05/15 5.125	5/15/2015	5.13%	231,255
TARGET CORP COMMON STOCK USD.0833			7,789,170
TARGET CORP SR UNSECURED 05/17 5.375	5/1/2017	5.38%	337,216
TATA MOTORS LTD SPON ADR ADR USD.1			406,560
TATE + LYLE PLC COMMON STOCK GBP.25			246,797
TATNEFT SPONSORED ADR ADR			280,497
TATTS GROUP LTD COMMON STOCK NPV			407,111
TAURON POLSKA ENERGIA SA COMMON STOCK PLN5.			62,902
TAV HAVALIMANLARI HOLDING AS COMMON STOCK TRY1.			459,883
TAYLOR WIMPEY PLC COMMON STOCK GBP.01			787,071
TBA WESTERN/LEHMAN RECEIVABLE LBI LEHESC R(LEH ESCROW REC)			800,331
TCI COMMUNICATIONS INC SR UNSECURED 08/15 8.75	8/1/2015	8.75%	449,864
TD AMERITRADE HOLDING CO COMPANY GUAR 12/14 4.15	12/1/2014	4.15%	330,387
TDC A/S COMMON STOCK DKK1.			220,753
TEAM HEALTH HOLDINGS INC COMMON STOCK USD.01			7,893,815
TECAN GROUP AG REG COMMON STOCK CHF.1			555,407
TECHTRONIC INDUSTRIES CO COMMON STOCK NPV			924,230
TECK RESOURCES LIMITED COMPANY GUAR 01/17 3.15	1/15/2017	3.15%	155,305

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
TECK RESOURCES LIMITED COMPANY GUAR 01/21 4.5	1/15/2021	4.5%	163,205
TECK RESOURCES LIMITED COMPANY GUAR 02/18 2.5	2/1/2018	2.5%	120,725
TECK RESOURCES LTD CLS B COMMON STOCK NPV			512,664
TECO FINANCE INC COMPANY GUAR 03/16 4	3/15/2016	4%	593,754
TEGMA GESTAO LOGISTICA COMMON STOCK NPV			196,079
TELECOM ITALIA CAPITAL COMPANY GUAR 06/14 6.175	6/18/2014	6.18%	163,600
TELEFONICA BRASIL ADR ADR NPV			244,094
TELEFONICA EMISIONES SAU COMPANY GUAR 02/16 3.992	2/16/2016	3.99%	1,809,836
TELEKOMUNIKASI INDONESIA PER COMMON STOCK IDR50.			224,805
TELEPERFORMANCE COMMON STOCK EUR2.5			43,275
TELIASONERA AB COMMON STOCK NPV			158,842
TELSTRA CORP LTD COMMON STOCK NPV			707,721
TENAGA NASIONAL BHD COMMON STOCK MYR1.			649,690
TENCENT HOLDINGS LTD COMMON STOCK HKD.0001			19,540,197
TENN VALLEY AUTHORITY SR UNSECURED 01/48 4.875	1/15/2048	4.88%	204,343
TENN VALLEY AUTHORITY SR UNSECURED 02/21 3.875	2/15/2021	3.88%	1,135,126
TENN VALLEY AUTHORITY SR UNSECURED 07/17 5.5	7/18/2017	5.5%	606,912
TENN VALLEY AUTHORITY SR UNSECURED 09/39 5.25	9/15/2039	5.25%	1,515,586
TENNECO INC COMMON STOCK USD.01			2,177,945
TERADATA CORP COMMON STOCK USD.01			9,721,213
TERANGA GOLD CORP CDI RECEIPT NPV			22,099
TESARO INC COMMON STOCK USD.0001			166,644
TESCO PLC SR UNSECURED 144A 12/14 2.	12/5/2014	2%	5,822,421
TESLA MOTORS INC COMMON STOCK USD.001			25,250,306
TETRA TECHNOLOGIES INC COMMON STOCK USD.01			2,444,684
TEVA PHARM FIN IV BV COMPANY GUAR 11/21 3.65	11/10/2021	3.65%	78,466
TEVA PHARMA FIN II/III COMPANY GUAR 06/15 3.	6/15/2015	3%	175,446
TEVA PHARMACEUT FIN BV COMPANY GUAR 11/16 2.4	11/10/2016	2.4%	514,434
TEVA PHARMACEUTICAL SP ADR ADR			9,047,699
TEXAS CAPITAL BANCSHARES INC COMMON STOCK USD.01			5,706,539
TEXAS EASTERN TRANSMISSI SR UNSECURED 144A 09/17 6	9/15/2017	6%	794,368
TEXAS INSTRUMENTS INC COMMON STOCK USD1.			25,235,077
TEXAS INSTRUMENTS INC SR UNSECURED 05/14 1.375	5/15/2014	1.38%	1,003,627
TEXAS INSTRUMENTS INC SR UNSECURED 05/16 2.375	5/16/2016	2.38%	155,481
TEXAS INSTRUMENTS INC SR UNSECURED 08/15 0.45	8/3/2015	0.45%	4,169,117
TEXAS ST TXS 06/18 FLOATING VAR	6/1/2018	0.57%	5,596,455
TEXTRON INC SR UNSECURED 03/15 6.2	3/15/2015	6.2%	1,522,267
TEXTRON INC SR UNSECURED 12/17 5.6	12/1/2017	5.6%	210,420
TEXTURA CORP COMMON STOCK USD.001			1,867,807
TEXWINCA HOLDINGS LTD COMMON STOCK HKD.05			113,702
TGS NOPEC GEOPHYSICAL CO ASA COMMON STOCK NOK.25			331,309

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
THALES SA COMMON STOCK EUR3.			1,117,449
THERMO FISHER SCIENTIFIC INC COMMON STOCK USD1.			7,017,277
THERMO FISHER SCIENTIFIC SR UNSECURED 02/19 2.4	2/1/2019	2.4%	1,694,082
THERMO FISHER SCIENTIFIC SR UNSECURED 03/16 3.2	3/1/2016	3.2%	8,963,029
THERMO FISHER SCIENTIFIC SR UNSECURED 06/15 5.	6/1/2015	5%	243,580
THERMO FISHER SCIENTIFIC SR UNSECURED 08/16 2.25	8/15/2016	2.25%	107,381
THERMO FISHER SCIENTIFIC SR UNSECURED 08/21 3.6	8/15/2021	3.6%	792,834
THK CO LTD COMMON STOCK			938,703
THOMSON REUTERS CORP COMMON STOCK NPV			162,570
THOMSON REUTERS CORP SR UNSECURED 02/17 1.3	2/23/2017	1.3%	5,392,110
THOMSON REUTERS CORP SR UNSECURED 09/21 3.95	9/30/2021	3.95%	104,608
THORNBURG MORTGAGE SECURITIES TMST 2007 4 2A1	9/25/2037	6.13%	1,166,420
THORNBURG MORTGAGE SECURITIES TMST 2007 4 3A1	9/25/2037	6.1%	1,207,328
TIAA SEASONED COMMERCIAL MORTG TIAAS 2007 C4 A1A	8/15/2039	5.56%	4,907,992
TIMAH PERSERO TBK PT COMMON STOCK IDR50.			94,659
TIME DOTCOM BHD COMMON STOCK MYR.5			265,749
TIME WARNER CABLE INC COMPANY GUAR 02/14 8.25	2/14/2014	8.25%	453,864
TIME WARNER CABLE INC COMPANY GUAR 02/19 8.75	2/14/2019	8.75%	220,676
TIME WARNER CABLE INC COMPANY GUAR 02/21 4.125	2/15/2021	4.13%	260,635
TIME WARNER CABLE INC COMPANY GUAR 04/19 8.25	4/1/2019	8.25%	3,479,370
TIME WARNER CABLE INC COMPANY GUAR 05/17 5.85	5/1/2017	5.85%	3,724,734
TIME WARNER CABLE INC COMPANY GUAR 06/39 6.75	6/15/2039	6.75%	517,936
TIME WARNER CABLE INC COMPANY GUAR 09/41 5.5	9/1/2041	5.5%	132,578
TIME WARNER CABLE INC COMPANY GUAR 11/40 5.875	11/15/2040	5.88%	579,581
TIME WARNER INC COMMON STOCK USD.01			15,428,409
TIME WARNER INC COMPANY GUAR 01/22 4.	1/15/2022	4%	405,053
TIME WARNER INC COMPANY GUAR 03/21 4.75	3/29/2021	4.75%	2,463,319
TIME WARNER INC COMPANY GUAR 07/15 3.15	7/15/2015	3.15%	3,625,972
TIME WARNER INC COMPANY GUAR 11/16 5.875	11/15/2016	5.88%	293,325
TIMKEN CO COMMON STOCK NPV			2,230,335
TJX COMPANIES INC COMMON STOCK USD1.			7,721,208
TK CORPORATION COMMON STOCK KRW500.			185,326
TO-BE-ANNOUNCED SECURITIES			331,504
TOHO CO LTD COMMON STOCK			354,306
TOKIO MARINE HOLDINGS INC COMMON STOCK			244,132
TOKYO ELECTRIC POWER CO INC COMMON STOCK			407,776
TOKYO ELECTRON LTD COMMON STOCK			104,124
TOKYO GAS CO LTD COMMON STOCK			335,132
TOKYO OHKA KOGYO CO LTD COMMON STOCK			524,242
TOKYO TATEMONO CO LTD COMMON STOCK			355,606
TOKYU CORP COMMON STOCK			304,524

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
TOKYU FUDOSAN HOLDINGS CORP COMMON STOCK			63,108
TOLL HOLDINGS LTD COMMON STOCK			167,562
TORONTO DOMINION BANK COMMON STOCK NPV			734,925
TORONTO DOMINION BANK COVERED 144A 03/17 1.5	3/13/2017	1.5%	404,280
TORONTO DOMINION BANK SR UNSECURED 07/16 2.5	7/14/2016	2.5%	518,637
TORONTO DOMINION BANK SR UNSECURED 09/16 1.5	9/9/2016	1.5%	3,036,852
TOTAL CAPITAL CANADA LTD COMPANY GUAR 07/23 2.75	7/15/2023	2.75%	29,562
TOTAL CAPITAL INTL SA COMPANY GUAR 01/16 0.75	1/25/2016	0.75%	8,834,148
TOTAL CAPITAL INTL SA COMPANY GUAR 01/23 2.7	1/25/2023	2.7%	525,793
TOTAL CAPITAL INTL SA COMPANY GUAR 02/17 1.5	2/17/2017	1.5%	87,159
TOTAL CAPITAL INTL SA COMPANY GUAR 02/22 2.875	2/17/2022	2.88%	1,402,660
TOTAL CAPITAL INTL SA COMPANY GUAR 06/17 1.55	6/28/2017	1.55%	176,038
TOTAL CAPITAL INTL SA COMPANY GUAR 08/16 1.	8/12/2016	1%	310,523
TOTAL CAPITAL SA COMPANY GUAR 06/15 3.	6/24/2015	3%	327,317
TOTAL CAPITAL SA COMPANY GUAR 08/18 2.125	8/10/2018	2.13%	34,132
TOTAL SA COMMON STOCK EUR2.5			1,050,485
TOTO LTD COMMON STOCK			269,626
TOUNG LOONG TEXTILE MANUF CO COMMON STOCK TWD10.			313,084
TOWER BERSAMA INFRASTRUCTURE COMMON STOCK IDR100.			419,630
TOWERS WATSON + CO CL A COMMON STOCK USD.01			624,651
TOYO SEIKAN GROUP HOLDINGS L COMMON STOCK			668,426
TOYO SUISAN KAISHA LTD COMMON STOCK			90,196
TOYODA GOSEI CO LTD COMMON STOCK			207,205
TOYOTA AUTO RECEIVABLES OWNER TAOT 2010 C A4	12/15/2014	1.09%	180,567
TOYOTA AUTO RECEIVABLES OWNER TAOT 2011 B A3	6/15/2015	0.68%	1,027,443
TOYOTA AUTO RECEIVABLES OWNER TAOT 2012 A A3	2/16/2016	0.75%	914,117
TOYOTA AUTO RECEIVABLES OWNER TAOT 2012 B A2	2/17/2015	0.36%	2,262,955
TOYOTA AUTO RECEIVABLES OWNER TAOT 2013 A A2	9/15/2015	0.37%	8,138,671
TOYOTA AUTO RECEIVABLES OWNER TAOT 2013 A A3	1/17/2017	0.55%	457,988
TOYOTA AUTO RECEIVABLES OWNER TAOT 2013 B A2	2/15/2016	0.48%	2,752,225
TOYOTA AUTO RECEIVABLES OWNER TAOT 2013 B A4	1/15/2019	1.46%	505,023
TOYOTA MOTOR CORP SPON ADR ADR			292,608
TOYOTA MOTOR CORP COMMON STOCK			1,508,720
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/16 2.8	1/11/2016	2.8%	209,003
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/17 2.05	1/12/2017	2.05%	357,697
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/23 2.625	1/10/2023	2.63%	876,247
TOYOTA MOTOR CREDIT CORP SR UNSECURED 05/16 VAR	5/17/2016	0.53%	5,716,256
TOYOTA MOTOR CREDIT CORP SR UNSECURED 06/15 3.2	6/17/2015	3.2%	363,980
TOYOTA MOTOR CREDIT CORP SR UNSECURED 09/16 2	9/15/2016	2%	822,887
TOYOTA MOTOR CREDIT CORP SR UNSECURED 10/17 1.25	10/5/2017	1.25%	2,768,326
TOYOTA MOTOR CREDIT CORP SR UNSECURED 10/18 2.	10/24/2018	2%	219,936

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
TOYOTA MOTOR CREDIT CORP SR UNSECURED 11/14 1.25	11/17/2014	1.25%	403,324
TRANS CANADA PIPELINES SR UNSECURED 01/15 4.875	1/15/2015	4.88%	7,726,115
TRANS CANADA PIPELINES SR UNSECURED 01/16 0.75	1/15/2016	0.75%	3,191,987
TRANS CANADA PIPELINES SR UNSECURED 03/15 0.875	3/2/2015	0.88%	6,443,677
TRANS CANADA PIPELINES SR UNSECURED 06/15 3.4	6/1/2015	3.4%	1,402,568
TRANS CANADA PIPELINES SR UNSECURED 08/18 6.5	8/15/2018	6.5%	276,567
TRANS CANADA PIPELINES SR UNSECURED 08/38 7.25	8/15/2038	7.25%	82,365
TRANSDIGM GROUP INC COMMON STOCK USD.01			2,930,564
TRANSFORCE INC COMMON STOCK NPV			356,612
TRANSNEFT(TRANS CAP INV) SR UNSECURED REGS 08/18 8.7	8/7/2018	8.7%	267,487
TRANSOCEAN INC COMPANY GUAR 10/17 2.5	10/15/2017	2.5%	469,926
TRANSOCEAN INC COMPANY GUAR 11/15 4.95	11/15/2015	4.95%	535,620
TRANSOCEAN INC COMPANY GUAR 11/20 6.5	11/15/2020	6.5%	114,194
TRANSOCEAN INC COMPANY GUAR 12/16 5.05	12/15/2016	5.05%	2,614,756
TRANSOCEAN INC COMPANY GUAR 12/21 6.375	12/15/2021	6.38%	775,363
TRAVELERS COS INC SR UNSECURED 05/18 5.8	5/15/2018	5.8%	1,543,614
TRAVELERS COS INC SR UNSECURED 06/16 6.25	6/20/2016	6.25%	787,308
TRAVELERS COS INC/THE COMMON STOCK NPV			7,349,132
TRAVIS PERKINS PLC COMMON STOCK GBP.1			2,317,839
TREASURY BILL 05/14 0.00000	5/29/2014	0.01%	102,976
TREASURY BILL 06/14 0.00000	6/26/2014	0.01%	330,867
TREASURY BILL 10/14 0.00000	10/16/2014	0.01%	259,850
TREASURY WINE ESTATES LTD COMMON STOCK			429,729
TREEHOUSE FOODS INC COMMON STOCK USD.01			2,429,775
TREX COMPANY INC COMMON STOCK USD.01			840,632
TRICAN WELL SERVICE LTD COMMON STOCK NPV			337,175
TRILOGY ENERGY CORP COMMON STOCK NPV			293,534
TRIPADVISOR INC COMMON STOCK USD.001			2,758,239
TRIUMPH GROUP INC COMMON STOCK USD.001			1,586,820
TRYG A/S COMMON STOCK DKK25.			371,425
TSUTSUMI JEWELRY CO LTD COMMON STOCK			79,060
TSY 1 7/8 2022 I/L GILT BONDS REGS 11/22 1.875	11/22/2022	1.88%	5,613,587
TSY INFL IX N/B 01/21 1.125	1/15/2021	1.13%	53,865,159
TSY INFL IX N/B 01/22 0.125	1/15/2022	0.13%	68,731,806
TSY INFL IX N/B 01/23 0.125	1/15/2023	0.13%	10,608,076
TSY INFL IX N/B 01/25 2.375	1/15/2025	2.38%	2,478,260
TSY INFL IX N/B 01/29 2.5	1/15/2029	2.5%	10,738,702
TSY INFL IX N/B 02/43 0.625	2/15/2043	0.63%	3,882,224
TSY INFL IX N/B 04/18 0.125	4/15/2018	0.13%	7,935,153
TSY INFL IX N/B 04/29 3.875	4/15/2029	3.88%	350,482
TSY INFL IX N/B 07/20 1.25	7/15/2020	1.25%	320,819

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
TSY INFL IX N/B 07/22 0.125	7/15/2022	0.13%	60,514,452
TSY INFL IX N/B 07/23 0.375	7/15/2023	0.38%	34,265,912
TTK PRESTIGE LTD COMMON STOCK INR10.			304,032
TUI TRAVEL PLC COMMON STOCK GBP.001			1,263,081
TULLOW OIL PLC COMMON STOCK GBP.1			112,735
TURK HAVA YOLLARI AO COMMON STOCK TRY1.			337,530
TURKIYE IS BANKASI C COMMON STOCK TRY1.			49,004
TVA PRIN STRIP BONDS 06/35 0.00000			106,053
TWITTER INC COMMON STOCK USD.000005			2,305,530
TYCO ELECTRONICS GROUP S COMPANY GUAR 10/17 6.55	10/1/2017	6.55%	423,427
TYCO INTERNATIONAL FINAN COMPANY GUAR 01/19 8.5	1/15/2019	8.5%	582,652
TYCO INTERNATIONAL LTD COMMON STOCK CHF6.7			5,771,866
TYSON FOODS INC COMPANY GUAR 04/16 6.6	4/1/2016	6.6%	279,064
UAL 2009 2A PASS THRU TR PASS THRU CE 07/18 9.75	7/15/2018	9.75%	394,007
UBI BANCA SCPA COMMON STOCK EUR2.5			1,383,383
UBIQUITI NETWORKS INC COMMON STOCK			745,241
UBS AG REG COMMON STOCK CHF.1			5,031,310
UBS AG STAMFORD CT SR UNSECURED 01/14 VAR	1/28/2014	1.24%	280,244
UBS AG STAMFORD CT SR UNSECURED 01/15 3.875	1/15/2015	3.88%	10,082,154
UBS AG STAMFORD CT SR UNSECURED 04/18 5.75	4/25/2018	5.75%	7,146,611
UBS AG STAMFORD CT SR UNSECURED 12/17 5.875	12/20/2017	5.88%	459,010
UBS AG STAMFORD CT SUBORDINATED 07/16 5.875	7/15/2016	5.88%	1,445,513
UBS AG STAMFORD CT SUBORDINATED 08/22 7.625	8/17/2022	7.63%	1,145,315
UBS BAMLL TRUST UBSBM 2012 WRM A 144A	6/10/2030	3.66%	148,209
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2012 C2 A4	5/10/2063	3.53%	146,490
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2012 C4 AS 144A	12/10/2045	3.32%	741,324
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2013 C5 XA 144A	3/10/2046	1.15%	1,206,198
UBS COMMERCIAL MORTGAGE TRUST UBSCM 2012 C1 XA 144A	5/10/2045	2.33%	148,642
UCB SA COMMON STOCK NPV			4,876,073
UDG HEALTHCARE PLC COMMON STOCK EUR.05			210,357
UDG HEALTHCARE PLC COMMON STOCK EUR.05			234,335
UIL HOLDINGS CORP COMMON STOCK NPV			2,843,475
UIL HOLDINGS CORPORATION SR UNSECURED 10/20 4.625	10/1/2020	4.63%	112,030
UK TSY 1.75 2022 BONDS REGS 09/22 1.75	9/7/2022	1.75%	7,414,349
ULTIMATE SOFTWARE GROUP INC COMMON STOCK USD.01			8,118,208
ULTRA CLEAN HOLDINGS INC COMMON STOCK USD.001			1,046,239
UMW HOLDINGS BHD COMMON STOCK MYR.5			395,066
UNDER ARMOUR INC CLASS A COMMON STOCK USD.000333			4,690,716
UNI PRESIDENT ENTERPRISES CO COMMON STOCK TWD10.			509,946
UNIBAIL RODAMCO SE REIT EUR5.			454,515
UNICREDIT SPA COMMON STOCK NPV			331,526

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
UNILEVER CAPITAL CORP COMPANY GUAR 02/21 4.25	2/10/2021	4.25%	1,077,769
UNILEVER INDONESIA TBK PT COMMON STOCK IDR10.			111,093
UNILEVER PLC COMMON STOCK GBP.0311			462,548
UNION BANK NA SR UNSECURED 09/16 1.5	9/26/2016	1.5%	5,309,514
UNION PACIFIC CORP SR UNSECURED 01/15 4.875	1/15/2015	4.88%	310,237
UNION PACIFIC CORP SR UNSECURED 01/23 2.95	1/15/2023	2.95%	138,633
UNION PACIFIC CORP SR UNSECURED 02/14 5.125	2/15/2014	5.13%	140,748
UNION PACIFIC CORP SR UNSECURED 02/16 7.	2/1/2016	7%	491,585
UNION PACIFIC CORP SR UNSECURED 02/21 4.	2/1/2021	4%	537,388
UNION PACIFIC CORP SR UNSECURED 05/14 5.375	5/1/2014	5.38%	357,334
UNION PACIFIC CORP SR UNSECURED 07/22 4.163	7/15/2022	4.16%	699,573
UNITED CONTINENTAL HOLDINGS COMMON STOCK USD.01			73,958
UNITED INTERNET AG REG SHARE COMMON STOCK NPV			1,555,638
UNITED KINGDOM GILT BONDS REGS 09/23 2.25	9/7/2023	2.25%	7,893,937
UNITED NATURAL FOODS INC COMMON STOCK USD.01			5,394,155
UNITED OVERSEAS BANK LTD COMMON STOCK NPV			252,336
UNITED PARCEL SERVICE CL B COMMON STOCK USD.01			8,744,758
UNITED PARCEL SERVICE SR UNSECURED 01/21 3.125	1/15/2021	3.13%	4,230,070
UNITED PARCEL SERVICE SR UNSECURED 04/19 5.125	4/1/2019	5.13%	1,791,403
UNITED PARCEL SERVICE SR UNSECURED 10/17 1.125	10/1/2017	1.13%	1,317,065
UNITED PARCEL SERVICE SR UNSECURED 10/22 2.45	10/1/2022	2.45%	68,919
UNITED RENTALS INC COMMON STOCK USD.01			5,908,766
UNITED TECHNOLOGIES CORP COMMON STOCK USD1.			19,546,174
UNITED TECHNOLOGIES CORP PREFERRED STOCK 08/15 7.5			611,490
UNITED TECHNOLOGIES CORP SR UNSECURED 02/19 6.125	2/1/2019	6.13%	147,551
UNITED TECHNOLOGIES CORP SR UNSECURED 05/15 4.875	5/1/2015	4.88%	396,302
UNITED URBAN INVESTMENT CORP REIT			40,306
UNITEDHEALTH GROUP INC COMMON STOCK USD.01			28,954,883
UNITEDHEALTH GROUP INC SR UNSECURED 02/18 6	2/15/2018	6%	479,455
UNITEDHEALTH GROUP INC SR UNSECURED 02/21 4.7	2/15/2021	4.7%	561,892
UNITEDHEALTH GROUP INC SR UNSECURED 03/16 5.375	3/15/2016	5.38%	191,558
UNITEDHEALTH GROUP INC SR UNSECURED 03/19 1.625	3/15/2019	1.63%	5,017,095
UNITEDHEALTH GROUP INC SR UNSECURED 03/23 2.875	3/15/2023	2.88%	632,744
UNITEDHEALTH GROUP INC SR UNSECURED 08/14 5	8/15/2014	5%	205,630
UNITEDHEALTH GROUP INC SR UNSECURED 10/15 0.85	10/15/2015	0.85%	4,346,329
UNITEDHEALTH GROUP INC SR UNSECURED 10/17 1.4	10/15/2017	1.4%	380,139
UNITEDHEALTH GROUP INC SR UNSECURED 11/21 3.375	11/15/2021	3.38%	987,661
UNITEDHEALTH GROUP INC SR UNSECURED 11/37 6.625	11/15/2037	6.63%	36,296
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/12 FIXED 4.858	5/15/2112	4.86%	5,499,196
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/45 FIXED 5.946	5/15/2045	5.95%	309,137
UOA DEVELOPMENT BHD COMMON STOCK MYR.05			220,978

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
UOL GROUP LTD COMMON STOCK NPV			19,610
URBAN OUTFITTERS INC COMMON STOCK USD.0001			1,810,480
US BANCORP COMMON STOCK USD.01			2,708,012
US BANCORP SR UNSECURED 05/14 4.2	5/15/2014	4.2%	3,042,258
US BANCORP SR UNSECURED 07/15 2.45	7/27/2015	2.45%	3,084,321
US BANCORP SR UNSECURED 11/16 2.2	11/15/2016	2.2%	3,639,231
US BANK NA SUBORDINATED 02/14 6.3	2/4/2014	6.3%	2,376,605
US BANK NA SUBORDINATED 10/14 4.95	10/30/2014	4.95%	259,511
US SILICA HOLDINGS INC COMMON STOCK USD.01			1,617,155
US TREASURY N/B 01/15 0.25	1/15/2015	0.25%	4,203,444
US TREASURY N/B 01/15 2.25	1/31/2015	2.25%	8,075,901
US TREASURY N/B 01/16 0.375	1/15/2016	0.38%	76,030,261
US TREASURY N/B 01/16 2.	1/31/2016	2%	16,524,992
US TREASURY N/B 01/17 0.875	1/31/2017	0.88%	10,024,394
US TREASURY N/B 01/17 3.125	1/31/2017	3.13%	7,109,262
US TREASURY N/B 01/18 0.875	1/31/2018	0.88%	22,669,477
US TREASURY N/B 02/14 1.25	2/15/2014	1.25%	9,002,289
US TREASURY N/B 02/14 1.875	2/28/2014	1.88%	2,005,624
US TREASURY N/B 02/15 0.25	2/15/2015	0.25%	4,903,445
US TREASURY N/B 02/15 0.25	2/28/2015	0.25%	6,178,859
US TREASURY N/B 02/15 2.375	2/28/2015	2.38%	39,715,136
US TREASURY N/B 02/15 4	2/15/2015	4%	9,381,798
US TREASURY N/B 02/16 2.125	2/29/2016	2.13%	37,417,072
US TREASURY N/B 02/17 0.875	2/28/2017	0.88%	3,099,758
US TREASURY N/B 02/18 0.75	2/28/2018	0.75%	4,186,790
US TREASURY N/B 02/18 3.5	2/15/2018	3.5%	9,933,469
US TREASURY N/B 02/19 1.375	2/28/2019	1.38%	24,974,063
US TREASURY N/B 02/20 1.25	2/29/2020	1.25%	15,524,912
US TREASURY N/B 02/20 8.5	2/15/2020	8.5%	7,993,023
US TREASURY N/B 02/22 2	2/15/2022	2%	2,870,677
US TREASURY N/B 02/36 4.5	2/15/2036	4.5%	1,223,922
US TREASURY N/B 03/14 1.25	3/15/2014	1.25%	7,016,408
US TREASURY N/B 03/15 0.25	3/31/2015	0.25%	80,263,880
US TREASURY N/B 03/15 0.375	3/15/2015	0.38%	62,498,889
US TREASURY N/B 03/16 0.375	3/15/2016	0.38%	24,561,575
US TREASURY N/B 03/16 2.25	3/31/2016	2.25%	2,495,813
US TREASURY N/B 03/16 2.375	3/31/2016	2.38%	4,172,500
US TREASURY N/B 03/17 1.	3/31/2017	1%	2,004,376
US TREASURY N/B 03/18 0.75	3/31/2018	0.75%	2,428,905
US TREASURY N/B 03/18 2.875	3/31/2018	2.88%	84,793,760
US TREASURY N/B 04/14 0.25	4/30/2014	0.25%	13,706,960

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
US TREASURY N/B 04/14 1.25	4/15/2014	1.25%	6,546,154
US TREASURY N/B 04/15 2.5	4/30/2015	2.5%	5,975,131
US TREASURY N/B 04/16 2.	4/30/2016	2%	10,345,310
US TREASURY N/B 04/16 2.625	4/30/2016	2.63%	524,531
US TREASURY N/B 04/17 3.125	4/30/2017	3.13%	5,995,063
US TREASURY N/B 04/18 0.625	4/30/2018	0.63%	4,050,375
US TREASURY N/B 04/18 2.625	4/30/2018	2.63%	2,204,179
US TREASURY N/B 05/14 0.25	5/31/2014	0.25%	10,005,860
US TREASURY N/B 05/14 1.	5/15/2014	1%	15,049,800
US TREASURY N/B 05/15 2.125	5/31/2015	2.13%	30,910,986
US TREASURY N/B 05/15 4.125	5/15/2015	4.13%	3,954,777
US TREASURY N/B 05/16 1.75	5/31/2016	1.75%	14,359,472
US TREASURY N/B 05/17 0.625	5/31/2017	0.63%	24,955,107
US TREASURY N/B 05/17 2.75	5/31/2017	2.75%	1,164,625
US TREASURY N/B 05/17 4.5	5/15/2017	4.5%	3,916,942
US TREASURY N/B 05/18 1.	5/31/2018	1%	17,386,172
US TREASURY N/B 05/21 8.125	5/15/2021	8.13%	18,964,869
US TREASURY N/B 05/23 1.75	5/15/2023	1.75%	90,133
US TREASURY N/B 05/30 6.25	5/15/2030	6.25%	1,736,515
US TREASURY N/B 05/37 5.	5/15/2037	5%	357,000
US TREASURY N/B 05/43 2.875	5/15/2043	2.88%	(567,328)
US TREASURY N/B 06/14 0.25	6/30/2014	0.25%	500,391
US TREASURY N/B 06/14 0.75	6/15/2014	0.75%	2,005,782
US TREASURY N/B 06/14 2.625	6/30/2014	2.63%	708,695
US TREASURY N/B 06/15 0.375	6/30/2015	0.25%	140,455,142
US TREASURY N/B 06/15 1.875	6/30/2015	1.88%	94,366,418
US TREASURY N/B 06/16 0.5	6/15/2016	0.38%	328,311,097
US TREASURY N/B 06/16 1.5	6/30/2016	1.5%	120,612,126
US TREASURY N/B 06/18 1.375	6/30/2018	1.25%	136,743,545
US TREASURY N/B 07/14 0.125	7/31/2014	0.13%	1,800,211
US TREASURY N/B 07/14 0.625	7/15/2014	0.63%	5,175,311
US TREASURY N/B 07/14 2.625	7/31/2014	2.63%	11,362,747
US TREASURY N/B 07/15 1.75	7/31/2015	1.75%	3,069,960
US TREASURY N/B 07/16 0.625	7/15/2016	0.63%	24,530,625
US TREASURY N/B 07/16 1.5	7/31/2016	1.5%	11,250,932
US TREASURY N/B 07/17 0.5	7/31/2017	0.5%	1,664,273
US TREASURY N/B 07/18 1.375	7/31/2018	1.38%	592,325,308
US TREASURY N/B 07/19 0.875	7/31/2019	0.88%	9,374,036
US TREASURY N/B 08/14 0.25	8/31/2014	0.25%	5,504,725
US TREASURY N/B 08/14 0.5	8/15/2014	0.5%	37,387,431
US TREASURY N/B 08/14 2.375	8/31/2014	2.38%	19,898,796

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
US TREASURY N/B 08/15 0.25	8/15/2015	0.25%	7,996,872
US TREASURY N/B 08/15 0.375	8/31/2015	0.38%	127,048,200
US TREASURY N/B 08/15 4.25	8/15/2015	4.25%	2,127,734
US TREASURY N/B 08/16 1	8/31/2016	1%	83,677,188
US TREASURY N/B 08/17 0.625	8/31/2017	0.63%	6,363,406
US TREASURY N/B 08/17 1.875	8/31/2017	1.88%	54,921,067
US TREASURY N/B 08/19 3.625	8/15/2019	3.63%	25,289,825
US TREASURY N/B 08/20 2.125	8/31/2020	2.25%	35,114,277
US TREASURY N/B 08/21 8.125	8/15/2021	8.13%	8,207,915
US TREASURY N/B 08/27 6.375	8/15/2027	6.38%	5,510,420
US TREASURY N/B 08/43 3.625	8/15/2043	3.63%	3,919,156
US TREASURY N/B 09/14 0.25	9/15/2014	0.25%	162,439,416
US TREASURY N/B 09/14 0.25	9/30/2014	0.25%	200,164
US TREASURY N/B 09/15 0.25	9/15/2015	0.25%	9,991,800
US TREASURY N/B 09/15 0.25	9/30/2015	0.25%	5,994,612
US TREASURY N/B 09/16 1.	9/30/2016	1%	11,094,534
US TREASURY N/B 09/16 3.	9/30/2016	3%	2,125,624
US TREASURY N/B 09/17 0.625	9/30/2017	0.63%	16,034,711
US TREASURY N/B 09/17 1.875	9/30/2017	1.88%	43,324,233
US TREASURY N/B 09/18 1.375	9/30/2018	1.38%	104,732,767
US TREASURY N/B 10/14 0.25	10/31/2014	0.25%	500,430
US TREASURY N/B 10/14 0.5	10/15/2014	0.5%	1,303,656
US TREASURY N/B 10/15 0.25	10/15/2015	0.25%	2,996,133
US TREASURY N/B 10/15 0.25	10/31/2015	0.25%	29,528,425
US TREASURY N/B 10/15 1.25	10/31/2015	1.25%	2,033,124
US TREASURY N/B 10/16 0.625	10/15/2016	0.63%	37,798,994
US TREASURY N/B 10/16 1.	10/31/2016	1%	110,929,300
US TREASURY N/B 10/16 3.125	10/31/2016	3.13%	102,904,470
US TREASURY N/B 10/17 0.75	10/31/2017	0.75%	7,069,500
US TREASURY N/B 10/17 1.875	10/31/2017	1.88%	2,460,000
US TREASURY N/B 10/18 1.25	10/31/2018	1.25%	85,392,056
US TREASURY N/B 10/20 1.75	10/31/2020	1.75%	9,210,000
US TREASURY N/B 11/14 0.25	11/30/2014	0.25%	62,055,676
US TREASURY N/B 11/14 0.375	11/15/2014	0.38%	51,999,337
US TREASURY N/B 11/14 2.125	11/30/2014	2.13%	53,509,401
US TREASURY N/B 11/15 0.25	11/30/2015	0.25%	5,489,044
US TREASURY N/B 11/15 0.375	11/15/2015	0.38%	13,557,940
US TREASURY N/B 11/15 1.375	11/30/2015	1.38%	138,701,050
US TREASURY N/B 11/16 0.625	11/15/2016	0.63%	39,793,379
US TREASURY N/B 11/16 0.875	11/30/2016	0.88%	5,016,015

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
US TREASURY N/B 11/16 2.75	11/30/2016	2.75%	2,114,218
US TREASURY N/B 11/16 4.625	11/15/2016	4.63%	9,357,300
US TREASURY N/B 11/16 7.5	11/15/2016	7.5%	2,978,905
US TREASURY N/B 11/17 0.625	11/30/2017	0.63%	25,798,500
US TREASURY N/B 11/18 1.25	11/30/2018	1.25%	23,094,818
US TREASURY N/B 11/20 2.	11/30/2020	2%	38,455,668
US TREASURY N/B 11/20 2.625	11/15/2020	2.63%	7,723,500
US TREASURY N/B 11/21 2.	11/15/2021	2%	1,145,344
US TREASURY N/B 11/21 8.	11/15/2021	8%	3,208,733
US TREASURY N/B 11/23 2.75	11/15/2023	2.75%	60,712,119
US TREASURY N/B 11/40 4.25	11/15/2040	4.25%	372,477
US TREASURY N/B 12/14 0.125	12/31/2014	0.13%	5,598,253
US TREASURY N/B 12/14 2.625	12/31/2014	2.63%	6,862,790
US TREASURY N/B 12/15 0.25	12/31/2015	0.25%	776,884,101
US TREASURY N/B 12/15 0.25	12/15/2015	0.25%	38,913,147
US TREASURY N/B 12/15 2.125	12/31/2015	2.13%	1,551,563
US TREASURY N/B 12/16 0.625	12/15/2016	—%	113,624,884
US TREASURY N/B 12/16 0.875	12/31/2016	0.88%	13,980,523
US TREASURY N/B 12/16 3.25	12/31/2016	3.25%	7,079,015
US TREASURY N/B 12/17 0.75	12/31/2017	0.75%	488,906
US TREASURY N/B 12/18 1.5	12/31/2018	—%	42,674,444
US TREASURY N/B 12/19 1.125	12/31/2019	1.13%	6,233,390
US TREASURY N/B 12/20 2.375	12/31/2020	2.38%	6,883,010
USAA AUTO OWNER TRUST USAOT 2012 1 A3	8/15/2016	0.43%	1,275,946
USINAS SIDER MINAS GER PF A PREFERENCE			168,647
UTI WORLDWIDE INC COMMON STOCK NPV			2,634,000
VAIL RESORTS INC COMMON STOCK USD.01			2,542,398
VALE OVERSEAS LIMITED COMPANY GUAR 01/17 6.25	1/23/2017	6.25%	44,365
VALE OVERSEAS LIMITED COMPANY GUAR 11/36 6.875	11/21/2036	6.88%	30,983
VALE OVERSEAS LIMITED COMPANY GUAR 11/39 6.875	11/10/2039	6.88%	31,033
VALE SA SP PREF ADR ADR NPV			63,045
VALEANT PHARMACEUTICALS INTE COMMON STOCK NPV			2,933,709
VALEANT PHARMACEUTICALS INTE COMMON STOCK NPV			469,158
VALERO ENERGY CORP COMPANY GUAR 06/17 6.125	6/15/2017	6.13%	535,890
VALSPAR CORP COMMON STOCK USD.5			484,059
VANTIV INC CL A COMMON STOCK USD.00001			3,631,124
VEDANTA RESOURCES PLC COMMON STOCK USD.1			155,971
VENTAS REALTY LP COMPANY GUAR 09/16 1.55	9/26/2016	1.55%	6,329,598
VENTAS REALTY LP/CAP CRP COMPANY GUAR 02/18 2	2/15/2018	2%	3,932,020
VENTAS REALTY LP/CAP CRP COMPANY GUAR 11/15 3.125	11/30/2015	3.13%	311,997
VERICREST OPPORTUNITY LOAN TRA VOLT 2013 NPL4 A1 144A	11/25/2053	4%	96,970

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
VERICREST OPPORTUNITY LOAN TRA VOLT 2013 NPL5 A1 144A	4/25/2055	3.63%	484,831
VERIFONE SYSTEMS INC COMMON STOCK USD.01			4,575,492
VERISIGN INC COMMON STOCK USD.001			12,996,172
VERIZON COMMUNICATIONS INC COMMON STOCK USD.1			6,117,930
VERIZON COMMUNICATIONS SR UNSECURED 02/16 5.55	2/15/2016	5.55%	1,028,005
VERIZON COMMUNICATIONS SR UNSECURED 03/14 1.95	3/28/2014	1.95%	11,272,251
VERIZON COMMUNICATIONS SR UNSECURED 04/16 3.	4/1/2016	3%	11,981,818
VERIZON COMMUNICATIONS SR UNSECURED 04/19 6.35	4/1/2019	6.35%	1,034,343
VERIZON COMMUNICATIONS SR UNSECURED 04/21 4.6	4/1/2021	4.6%	3,543,917
VERIZON COMMUNICATIONS SR UNSECURED 09/16 2.5	9/15/2016	2.5%	11,481,936
VERIZON COMMUNICATIONS SR UNSECURED 09/18 3.65	9/14/2018	3.65%	3,345,062
VERIZON COMMUNICATIONS SR UNSECURED 09/20 4.5	9/15/2020	4.5%	1,433,488
VERIZON COMMUNICATIONS SR UNSECURED 09/23 5.15	9/15/2023	5.15%	30,804,223
VERIZON COMMUNICATIONS SR UNSECURED 09/33 6.4	9/15/2033	6.4%	1,244,431
VERIZON COMMUNICATIONS SR UNSECURED 09/43 6.55	9/15/2043	6.55%	233,992
VERIZON COMMUNICATIONS SR UNSECURED 11/14 1.25	11/3/2014	1.25%	1,508,741
VERIZON COMMUNICATIONS SR UNSECURED 11/15 0.7	11/2/2015	0.7%	2,493,025
VERIZON COMMUNICATIONS SR UNSECURED 11/16 2.	11/1/2016	2%	102,036
VERIZON COMMUNICATIONS SR UNSECURED 11/18 8.75	11/1/2018	8.75%	133,076
VERIZON COMMUNICATIONS SR UNSECURED 11/22 2.45	11/1/2022	2.45%	2,319,342
VERIZON MARYLAND LLC COMPANY GUAR 06/33 5.125	6/15/2033	5.13%	42,665
VERMILION ENERGY INC COMMON STOCK			93,892
VERTEX PHARMACEUTICALS INC COMMON STOCK USD.01			11,508,476
VESEY STREET INV TRUST I COMPANY GUAR 09/16 VAR	9/1/2016	4.4%	934,128
VFC LLC VFCP 2013 1 A 144A	3/20/2026	3.13%	195,327
VIACOM INC CLASS B COMMON STOCK USD.001			20,016,581
VIACOM INC SR UNSECURED 02/15 1.25	2/27/2015	1.25%	2,512,450
VIACOM INC SR UNSECURED 03/23 3.25	3/15/2023	3.25%	903,062
VIACOM INC SR UNSECURED 04/16 6.25	4/30/2016	6.25%	730,372
VIACOM INC SR UNSECURED 04/17 3.5	4/1/2017	3.5%	301,250
VIACOM INC SR UNSECURED 06/22 3.125	6/15/2022	3.13%	364,897
VIACOM INC SR UNSECURED 09/14 4.375	9/15/2014	4.38%	1,487,817
VIACOM INC SR UNSECURED 09/19 5.625	9/15/2019	5.63%	915,545
VIACOM INC SR UNSECURED 09/23 4.25	9/1/2023	4.25%	1,716,422
VIACOM INC SR UNSECURED 12/16 2.5	12/15/2016	2.5%	82,735
VIASAT INC COMMON STOCK USD.0001			285,997
VIPSHOP HOLDINGS LTD ADS ADR USD.0001			1,897,444
VIRGIN MEDIA SECURED FIN SR SECURED REGS 04/21 6.	4/15/2021	6%	1,701,796
VIRGINIA ELEC + POWER CO SR UNSECURED 01/18 1.2	1/15/2018	1.2%	84,460
VISA INC CLASS A SHARES COMMON STOCK USD.0001			83,201,424
VMWARE INC CLASS A COMMON STOCK USD.01			8,715,327

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
VNESHECONOMBANK(VEB) SR UNSECURED 144A 02/17 5.375	2/13/2017	5.38%	1,236,908
VNESHECONOMBANK(VEB) SR UNSECURED 144A 11/17 5.45	11/22/2017	5.45%	149,982
VNO MORTGAGE TRUST VNDO 2012 6AVE A 144A	11/15/2030	3%	687,192
VODAFONE GROUP PLC COMMON STOCK USD.1142857			2,110,188
VODAFONE GROUP PLC SP ADR ADR			28,405,406
VODAFONE GROUP PLC SR UNSECURED 02/16 0.9	2/19/2016	0.9%	2,368,262
VODAFONE GROUP PLC SR UNSECURED 02/17 5.625	2/27/2017	5.63%	783,079
VODAFONE GROUP PLC SR UNSECURED 06/14 4.15	6/10/2014	4.15%	457,179
VODAFONE GROUP PLC SR UNSECURED 09/17 1.25	9/26/2017	1.25%	342,013
VODAFONE GROUP PLC SR UNSECURED 11/15 3.375	11/24/2015	3.38%	229,876
VOLCANO CORP COMMON STOCK USD.001			1,573,200
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2011 1 A4	9/20/2017	1.98%	1,011,410
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2012 1 A4	7/20/2018	1.15%	1,227,910
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2012 2 A3	1/20/2017	0.46%	2,511,447
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2013 1 A2	1/20/2016	0.37%	7,369,738
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2013 2 A3	4/20/2018	1.11%	9,978,790
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 03/15 1.625	3/22/2015	1.63%	9,253,249
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 03/17 2.375	3/22/2017	2.38%	512,955
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 11/16 1.125	11/18/2016	1.13%	1,940,091
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 11/17 1.6	11/20/2017	1.6%	197,497
VTB BANK (VTB CAPITAL SA SR UNSECURED 144A 05/18 6.875	5/29/2018	6.88%	152,768
VTB BANK OJSC GDR REG S DEPOSITORY RECEIPT			232,550
WABCO HOLDINGS INC COMMON STOCK USD.01			5,702,681
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2004 C11 A5	1/15/2041	5.22%	426,295
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C17 AJ	3/15/2042	5.22%	458,643
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C20 AMFX	7/15/2042	5.18%	753,462
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C22 A4	12/15/2044	5.29%	521,605
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C23 A4	1/15/2045	5.42%	276,522
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C23 A5	1/15/2045	5.42%	538,618
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C25 A5	5/15/2043	5.72%	7,141,867
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C27 A3	7/15/2045	5.77%	702,441
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C28 A2	10/15/2048	5.5%	111,153
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C28 A4	10/15/2048	5.57%	6,785,261
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C29 A1A	11/15/2048	5.3%	16,032,144
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A3	12/15/2043	5.25%	1,113,079
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A5	12/15/2043	5.34%	1,154,688
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 AM	12/15/2043	5.38%	936,114
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C31 APB	4/15/2047	5.45%	701,532
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C34 A3	5/15/2046	5.68%	1,112,863
WACHOVIA BANK NA SUBORDINATED 02/15 4.875	2/1/2015	4.88%	3,137,100
WACHOVIA BANK NA SUBORDINATED 11/14 4.8	11/1/2014	4.8%	3,956,662

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
WACHOVIA BANK NA SUBORDINATED 11/14 VAR	11/3/2014	0.62%	952,607
WACHOVIA BANK NA SUBORDINATED 11/17 6.	11/15/2017	6%	1,240,443
WACHOVIA CAP TRUST III LIMITD GUARA 03/49 VAR	3/29/2049	5.57%	2,333,250
WACHOVIA CORP SUBORDINATED 08/14 5.25	8/1/2014	5.25%	451,962
WACHOVIA CORP SUBORDINATED 10/16 5.625	10/15/2016	5.63%	10,232,880
WADDELL + REED FINANCIAL A COMMON STOCK USD.01			3,464,384
WAGEWORKS INC COMMON STOCK USD.001			2,410,292
WAL MART STORES INC SR UNSECURED 02/18 5.8	2/15/2018	5.8%	4,379,690
WAL MART STORES INC SR UNSECURED 04/16 0.6	4/11/2016	0.6%	2,062,000
WAL MART STORES INC SR UNSECURED 04/17 5.375	4/5/2017	5.38%	534,128
WAL MART STORES INC SR UNSECURED 05/14 3.2	5/15/2014	3.2%	3,537,891
WAL MART STORES INC SR UNSECURED 07/15 2.25	7/8/2015	2.25%	359,259
WAL MART STORES INC SR UNSECURED 07/20 3.625	7/8/2020	3.63%	1,288,858
WALGREEN CO COMMON STOCK USD.078125			27,910,096
WALGREEN CO SR UNSECURED 03/15 1	3/13/2015	1%	251,028
WALSIN LIHWA CORP COMMON STOCK TWD10.			52,606
WALT DISNEY CO/THE COMMON STOCK USD.01			17,136,062
WALT DISNEY COMPANY/THE SR UNSECURED 08/21 2.75	8/16/2021	2.75%	597,758
WALT DISNEY COMPANY/THE SR UNSECURED 12/14 0.875	12/1/2014	0.88%	2,662,068
WALT DISNEY COMPANY/THE SR UNSECURED 12/15 0.45	12/1/2015	0.45%	2,497,443
WALT DISNEY COMPANY/THE SR UNSECURED 12/17 1.1	12/1/2017	1.1%	6,358,651
WAMU MORTGAGE PASS THROUGH CER WAMU 2002 AR2 A	2/27/2034	2.2%	4,183,626
WAMU MORTGAGE PASS THROUGH CER WAMU 2004 AR14 A1	1/25/2035	2.44%	2,190,728
WAMU MORTGAGE PASS THROUGH CER WAMU 2004 AR2 A	4/25/2044	1.55%	455,099
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR13 A1A1	10/25/2045	0.46%	2,006,682
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR2 2A1A	1/25/2045	0.47%	3,871,564
WAMU MORTGAGE PASS THROUGH CER WAMU 2006 AR13 2A	10/25/2046	2.46%	606,900
WARSAW STOCK EXCHANGE COMMON STOCK PLN1.			163,665
WARTSILA OYJ ABP COMMON STOCK NPV			639,922
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 AR1 2A	2/25/2033	2.09%	33,136
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 MS2 3A1	3/25/2018	5%	326,093
WASHINGTON ST WAS 08/20 FIXED 5	8/1/2020	5%	4,385,770
WASTE CONNECTIONS INC COMMON STOCK USD.01			1,512,870
WASTE MANAGEMENT INC COMPANY GUAR 03/15 6.375	3/11/2015	6.38%	213,006
WASTE MANAGEMENT INC COMPANY GUAR 03/18 6.1	3/15/2018	6.1%	4,343,390
WASTE MANAGEMENT INC COMPANY GUAR 03/21 4.6	3/1/2021	4.6%	772,461
WASTE MANAGEMENT INC COMPANY GUAR 06/20 4.75	6/30/2020	4.75%	396,905
WASTE MANAGEMENT INC COMPANY GUAR 09/16 2.6	9/1/2016	2.6%	309,651
WEATHERFORD BERMUDA COMPANY GUAR 03/19 9.625	3/1/2019	9.63%	1,053,588
WEATHERFORD BERMUDA COMPANY GUAR 04/22 4.5	4/15/2022	4.5%	70,441
WEATHERFORD BERMUDA COMPANY GUAR 09/20 5.125	9/15/2020	5.13%	515,644

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
WEATHERFORD INTL LLC COMPANY GUAR 06/17 6.35	6/15/2017	6.35%	226,103
WELLPOINT INC SR UNSECURED 01/16 5.25	1/15/2016	5.25%	3,524,790
WELLPOINT INC SR UNSECURED 01/18 1.875	1/15/2018	1.88%	8,291,180
WELLPOINT INC SR UNSECURED 01/23 3.3	1/15/2023	3.3%	298,628
WELLPOINT INC SR UNSECURED 02/17 2.375	2/15/2017	2.38%	3,717,136
WELLPOINT INC SR UNSECURED 05/22 3.125	5/15/2022	3.13%	4,689
WELLPOINT INC SR UNSECURED 06/17 5.875	6/15/2017	5.88%	4,393,252
WELLPOINT INC SR UNSECURED 08/20 4.35	8/15/2020	4.35%	502,033
WELLPOINT INC SR UNSECURED 09/15 1.25	9/10/2015	1.25%	1,767,199
WELLPOINT INC SR UNSECURED 12/14 5.	12/15/2014	5%	104,285
WELLS FARGO + CO COMMON STOCK USD1.666			15,626,226
WELLS FARGO + COMPANY SR UNSECURED 01/18 1.5	1/16/2018	1.5%	3,263,779
WELLS FARGO + COMPANY SR UNSECURED 01/19 2.15	1/15/2019	2.15%	74,765
WELLS FARGO + COMPANY SR UNSECURED 02/15 1.25	2/13/2015	1.25%	16,495,068
WELLS FARGO + COMPANY SR UNSECURED 03/22 3.5	3/8/2022	3.5%	155,041
WELLS FARGO + COMPANY SR UNSECURED 04/18 VAR	4/23/2018	0.87%	11,271,902
WELLS FARGO + COMPANY SR UNSECURED 04/21 4.6	4/1/2021	4.6%	263,094
WELLS FARGO + COMPANY SR UNSECURED 05/17 2.1	5/8/2017	2.1%	3,809,747
WELLS FARGO + COMPANY SR UNSECURED 06/16 VAR	6/15/2016	3.68%	1,565,174
WELLS FARGO + COMPANY SR UNSECURED 07/15 1.5	7/1/2015	1.5%	7,605,465
WELLS FARGO + COMPANY SR UNSECURED 10/15 VAR	10/28/2015	0.44%	8,996,102
WELLS FARGO + COMPANY SR UNSECURED 12/17 5.625	12/11/2017	5.63%	2,808,178
WELLS FARGO + COMPANY SUBORDINATED 02/23 3.45	2/13/2023	3.45%	2,538,493
WELLS FARGO + COMPANY SUBORDINATED 08/23 4.125	8/15/2023	4.13%	123,231
WELLS FARGO + COMPANY SUBORDINATED 144A 01/24 4.48	1/16/2024	4.48%	10,326,715
WELLS FARGO BANK NA SUBORDINATED 05/16 VAR	5/16/2016	0.45%	1,485,984
WELLS FARGO COMMERCIAL MORTGAG WFCM 2013 LC12 A4	7/15/2046	4.22%	360,290
WELLS FARGO COMMERCIAL MORTGAG WFCM 2013 LC12 C	7/15/2046	4.44%	2,154,081
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 AA A1	12/25/2034	2.62%	1,249,478
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 EE 2A1	12/25/2034	2.63%	1,486,183
WELLS FARGO MORTGAGE BACKED SE WFMBS 2005 1 1A1	1/25/2020	4.75%	328,749
WELLS FARGO MORTGAGE BACKED SE WFMBS 2005 13 A1	11/25/2020	5%	332,859
WELLS FARGO MORTGAGE BACKED SE WFMBS 2006 AR8 2A3	4/25/2036	2.63%	427,076
WELLS FARGO REREMIC TRUST WFRR 2012 IO A 144A	8/20/2021	1.75%	966,049
WESCO AIRCRAFT HOLDINGS INC COMMON STOCK USD.001			1,626,464
WESCO INTERNATIONAL INC COMMON STOCK USD.01			4,007,080
WESFARMERS LTD COMMON STOCK NPV			263,959
WEST CORP COMMON STOCK USD.001			2,018,235
WEST JAPAN RAILWAY CO COMMON STOCK			182,218
WESTERN ALLIANCE BANCORP COMMON STOCK USD.0001			8,354,818
WESTERN DIGITAL CORP COMMON STOCK USD.01			27,325,223

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
WESTERN ENERGY SERVICES CORP COMMON STOCK NPV			580,856
WESTERN UNION CO COMMON STOCK USD.01			4,829,051
WESTFIELD GROUP REIT NPV			225,820
WESTFIELD RETAIL TRUST REIT			94,790
WESTPAC BANKING CORP COMMON STOCK NPV			694,638
WESTPAC BANKING CORP COVERED 144A 11/18 1.85	11/26/2019	1.85%	10,199,109
WESTPAC BANKING CORP SR UNSECURED 01/16 0.95	1/12/2016	0.95%	180,308
WESTPAC BANKING CORP SR UNSECURED 08/15 3.	8/4/2015	3%	1,064,869
WESTPAC BANKING CORP SR UNSECURED 09/15 1.125	9/25/2015	1.13%	4,954,146
WESTPAC BANKING CORP SR UNSECURED 12/15 3.	12/9/2015	3%	1,601,859
WEX INC COMMON STOCK USD.01			6,535,485
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2011 C3 A1 144A	3/15/2044	1.99%	741,303
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2011 C3 A2 144A	3/15/2044	3.24%	867,299
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2013 C11 A5	3/15/2045	3.07%	379,016
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2013 C11 AS	3/15/2045	3.31%	539,076
WHARF HOLDINGS LTD COMMON STOCK HKD1.			335,975
WHEELOCK + CO LTD COMMON STOCK HKD.5			193,415
WHITEWAVE FOODS CO CL A COMMON STOCK USD.01			3,143,927
WHITING PETROLEUM CORP COMMON STOCK USD.001			2,258,255
WHOLE FOODS MARKET INC COMMON STOCK NPV			9,602,151
WI TREASURY N/B 02/16 0.375	2/15/2016	0.38%	47,855,070
WIENERBERGER AG COMMON STOCK NPV			339,851
WILEY (JOHN) + SONS CLASS A COMMON STOCK USD1.			2,539,200
WILLIAM HILL PLC COMMON STOCK GBP.1			679,325
WILLIAMS PARTNERS LP SR UNSECURED 02/15 3.8	2/15/2015	3.8%	258,280
WILMAR INTERNATIONAL LTD COMMON STOCK NPV			105,639
WING HANG BANK LTD COMMON STOCK NPV			677,050
WIPRO LTD ADR ADR			642,090
WISC ELEC POWER SR UNSECURED 12/15 6.25	12/1/2015	6.25%	496,564
WISCONSIN ENERGY CORP COMMON STOCK USD.01			3,551,106
WIX.COM LTD COMMON STOCK ILS.01			646,790
WM COVERED BOND PROGRAM COVERED REGS 09/14 4.375	9/16/2014	4.38%	391,161
WM COVERED BOND PROGRAM COVERED REGS 11/16 4.	11/26/2016	4%	581,000
WM WRIGLEY JR CO SR UNSECURED 144A 10/16 1.4	10/21/2016	1.4%	3,602,449
WM WRIGLEY JR CO SR UNSECURED 144A 10/17 2.	10/20/2017	2%	1,396,111
WM WRIGLEY JR CO SR UNSECURED 144A 10/18 2.4	10/21/2018	2.4%	1,659,758
WM WRIGLEY JR CO SR UNSECURED 144A 10/19 2.9	10/21/2019	2.9%	773,552
WNS HOLDINGS LTD ADR ADR USD.16			4,602,196
WOOD GROUP (JOHN) PLC COMMON STOCK GBP.042857			773,743
WOODSIDE FINANCE LTD COMPANY GUAR 144A 05/21 4.6	5/10/2021	4.6%	733,048
WOODSIDE PETROLEUM LTD COMMON STOCK NPV			397,215

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
WOODWARD INC COMMON STOCK USD.00292			2,143,670
WOOLWORTHS HOLDINGS LTD COMMON STOCK ZAR.0015			543,681
WOOLWORTHS LTD COMMON STOCK NPV			603,368
WOORI FINANCE HOLDINGS CO COMMON STOCK KRW5000.			121,740
WORKDAY INC CLASS A COMMON STOCK USD.001			11,905,685
WORLD FINANCIAL NETWORK CREDIT WFNMT 2013 B A	3/16/2020	0.91%	7,034,723
WORLD OMNI AUTO RECEIVABLES TR WOART 2011 B A3	8/15/2016	0.96%	1,025,928
WORLD OMNI AUTO RECEIVABLES TR WOART 2012 A A4	8/15/2018	0.85%	2,208,111
WORLD OMNI AUTO RECEIVABLES TR WOART 2013 A A2	5/16/2016	0.43%	6,200,186
WORLD OMNI AUTO RECEIVABLES TR WOART 2013 A A4	7/15/2019	0.87%	5,241,931
WORLD OMNI AUTO RECEIVABLES TR WOART 2013 B A2	11/15/2016	0.48%	2,549,975
WORLEYPARSONS LTD COMMON STOCK NPV			83,114
WPP FINANCE (UK) COMPANY GUAR 09/14 8	9/15/2014	8%	629,857
WPP PLC COMMON STOCK GBP.1			7,257,357
WSFS FINANCIAL CORP COMMON STOCK USD.01			2,885,279
WYETH LLC COMPANY GUAR 04/17 5.45	4/1/2017	5.45%	1,375,730
WYNN MACAU LTD COMMON STOCK HKD.001			130,855
XCEL ENERGY INC SR UNSECURED 05/16 0.75	5/9/2016	0.75%	2,365,879
XCEL ENERGY INC SR UNSECURED 07/36 6.5	7/1/2036	6.5%	71,482
XEBIO CO LTD COMMON STOCK			290,205
XEROX CORPORATION SR UNSECURED 02/15 4.25	2/15/2015	4.25%	4,868,650
XEROX CORPORATION SR UNSECURED 03/16 6.4	3/15/2016	6.4%	198,952
XEROX CORPORATION SR UNSECURED 03/17 2.95	3/15/2017	2.95%	549,225
XEROX CORPORATION SR UNSECURED 05/14 8.25	5/15/2014	8.25%	205,360
XEROX CORPORATION SR UNSECURED 05/21 4.5	5/15/2021	4.5%	77,197
XLIT LTD COMPANY GUAR 09/14 5.25	9/15/2014	5.25%	412,281
XOOM CORP COMMON STOCK USD.0001			1,191,881
XSTRATA FINANCE CANADA COMPANY GUAR 144A 10/15 2.05	10/23/2015	2.05%	4,374,981
XSTRATA FINANCE CANADA COMPANY GUAR 144A 10/17 VAR	10/25/2017	2.7%	2,022,702
XSTRATA FINANCE CANADA COMPANY GUAR 144A 11/16 5.8	11/15/2016	5.8%	462,742
XTO ENERGY INC SR UNSECURED 06/15 5.3	6/30/2015	5.3%	803,855
XTO ENERGY INC SR UNSECURED 08/17 6.25	8/1/2017	6.25%	577,014
XYLEM INC COMMON STOCK			1,830,340
YAHOO INC COMMON STOCK USD.001			24,686,537
YAMAHA CORP COMMON STOCK			98,452
YAMANA GOLD INC COMMON STOCK NPV			34,485
YAMAZEN CORP COMMON STOCK			389,068
YANDEX NV A COMMON STOCK EUR.01			4,550,815
YANGZIJIANG SHIPBUILDING COMMON STOCK NPV			138,904
YELP INC COMMON STOCK USD.000001			12,393,763
YUE YUEN INDUSTRIAL HLDG COMMON STOCK HKD.25			120,208

Security Name	Maturity Date	Coupon Rate	Fair Value (In Dollars)
YUM BRANDS INC COMMON STOCK NPV			3,303,401
ZHEJIANG EXPRESSWAY CO H COMMON STOCK CNY1.			193,377
ZHUZHOU CSR TIMES ELECTRIC H COMMON STOCK CNY1.			422,505
ZIGGO NV COMMON STOCK			494,581
ZIMMER HOLDINGS INC COMMON STOCK USD.01			3,830,109
ZIMMER HOLDINGS INC SR UNSECURED 11/14 1.4	11/30/2014	1.4%	4,347,959
ZOETIS INC SR UNSECURED 02/16 1.15	2/1/2016	1.15%	3,225,657
ZOETIS INC SR UNSECURED 02/23 3.25	2/1/2023	3.25%	884,209
ZOETIS INC W/I COMMON STOCK USD.01			151,028
ZULILY INC CL A COMMON STOCK USD.0001			750,380
ZUMTOBEL AG COMMON STOCK NPV			104,786
TOTAL			$44,043,301,868
*LOANS TO MEMBERS (Interest from 2% to 10% through December, 2033)			$714,084,103
*Party-in-interest